   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1996

                                                      REGISTRATION NO. 333-06737
================================================================================
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 4

                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                  UNDER THE
                            SECURITIES ACT OF 1933

                           ------------------------

                                HOMESIDE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         6162                    59-3387041
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

                            ------------------------

                              7301 BAYMEADOWS WAY
                             JACKSONVILLE, FL 32256
                                 (904) 281-3000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                 ROBERT J. JACOBS, VICE PRESIDENT AND SECRETARY
                                 HOMESIDE, INC.
                              7301 BAYMEADOWS WAY
                             JACKSONVILLE, FL 32256
                                 (904) 281-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                               MARY ELLEN O'MARA
                          HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-6600

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1996

PROSPECTUS

                                 $200,000,000
                                HOMESIDE, INC.
               OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF
        11 1/4% SERIES B SENIOR SECURED SECOND PRIORITY NOTES DUE 2003
              FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING
            11 1/4% SENIOR SECURED SECOND PRIORITY NOTES DUE 2003

    HomeSide, Inc. (the "Issuer") hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of its 11 1/4% Series B Senior Secured Second Priority Notes due 2003 (the "Exchange Notes") for $200,000,000 in aggregate principal amount of its outstanding 11 1/4% Senior Secured Second Priority Notes due 2003 (the "Initial Notes"; and together with the Exchange Notes, the "Notes").

    The terms of the Exchange Notes are identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided in the next paragraph below) and are issued without any covenant upon the Issuer regarding registration. The Exchange Notes will be issued under the same indenture governing the Initial Notes. For a complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." There will be no cash proceeds to the Issuer from this offer. The Initial Notes and the Exchange Notes are secured by a second priority lien on the stock of the Issuer's wholly owned direct and indirect subsidiaries, HomeSide Holdings, Inc. ("HHI") and HomeSide Lending, Inc. ("HLI").

    The Initial Notes were originally issued and sold on May 14, 1996 (the "Issue Date"), in a transaction (the "Offering") not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon the interpretations by the Staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuer believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal (as defined herein) states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

    The Initial Notes and the Exchange Notes constitute issues of securities with no established trading market. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of the Initial Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuer will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes held by them. No assurance can be given as to the liquidity of the trading market for either the Initial Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on          , 1996, unless extended
(the "Expiration Date"). The date of acceptance for exchange for the Initial Notes (the "Exchange Date") will be the first business day following the Expiration Date. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

    Interest on the Exchange Notes shall accrue from May 14, 1996 or from the last May 15 or November 15 (an "Interest Payment Date") on which interest was paid on the Initial Notes so surrendered.

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS          , 1996

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     For further information with respect to the Issuer and the Notes, reference is made to such Registration Statement. A copy of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Issuer intends, and is required by the terms of the Indenture dated as of May 14, 1996 (the "Indenture") between the Issuer and The Bank of New York, as trustee, under which the Notes are issued, to furnish the holders of the Notes with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.
                            ------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.
                            ------------------------

     UNTIL             , ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless otherwise referred to herein or the context otherwise requires, references to "HomeSide" shall mean HomeSide, Inc., a Delaware corporation, and its consolidated subsidiaries, including HomeSide Lending, Inc. ("HLI") formerly known as BancBoston Mortgage Corporation, and HomeSide Holdings, Inc. ("HHI"), formerly known as Barnett Mortgage Company. Both BancBoston Mortgage Corporation and Barnett Mortgage Company operated on a fiscal year end of December 31. HomeSide was formed in December 1995, but had no operations prior to its acquisition of BancBoston Mortgage Corporation on March 15, 1996, which was accounted for as a purchase transaction. HomeSide intends to adopt a February 28 year end. Accordingly, unless otherwise stated, all 1996 interim financial information for HLI is for the period ended March 15, 1996 and all interim financial information for HHI is for the period January 1, 1996 to May 30, 1996 and April 1, 1996 to May 30, 1996. All combined or pro forma financial information for HomeSide as of or for the period ended May 31, 1996 has been prepared using HomeSide information as of or for the period ended May 31, 1996 and HHI information as of or for the period April 1, 1996 to May 30, 1996. However, all information for HomeSide presented as of or for the period ended March 31, 1996 has been prepared by combining information for HLI for the period ended March 15, 1996 with information for HomeSide for the period from March 16, 1996 to March 31, 1996. HomeSide's executive offices are located at 7301 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 281-3000.


                                  THE COMPANY

     HomeSide is one of the largest full-service mortgage banking companies in the United States, emphasizing wholesale mortgage originations and low cost mortgage servicing. For the year ended
December 31, 1995 and the three months ended March 31, 1996, HLI originated approximately $8.9 billion and $4.2 billion of mortgage loans, respectively, including co-issue production, and serviced a loan portfolio of $41.6 billion and $44.2 billion, respectively, at the end of such periods. For 1995, HLI was ranked as the 9th largest originator of residential mortgage loans (including co-issue volume) and as the 16th largest servicer of residential mortgage loans, according to National Mortgage News, and as the 5th largest wholesale originator of mortgage loans (including co-issue volume) according to Wholesale Access. The Issuer acquired HHI, a full-service mortgage banking company engaged in the origination, sale and servicing of mortgage loans secured by residential properties, on May 31, 1996. For 1995, HHI was ranked as the 15th largest originator of residential mortgage loans and as the 19th largest servicer of residential mortgage loans, according to National Mortgage News. In 1995, and the three months ended March 31, 1996, HHI reported total mortgage production of approximately $5.8 billion and $1.5 billion, respectively, and had a servicing portfolio of $33.4 billion at December 31, 1995 and $33.0 billion at March 31, 1996. HHI grew substantially over the past two years primarily through the acquisition of two mortgage banking companies. See "Business -- Acquisition of HHI".

     HomeSide, Inc. was formed on December 11, 1995 to acquire HLI (the "HLI Acquisition"), the mortgage banking subsidiary of The First National Bank of Boston ("Bank of Boston" or "BKB"). On March 15, 1996, HomeSide completed the HLI Acquisition. On May 31, 1996, HomeSide acquired HHI, the mortgage banking subsidiary of Barnett Banks, Inc. ("Barnett") (the "HHI Acquisition"). Upon the HHI Acquisition, the Issuer contributed all of the stock of HLI to HHI, whereupon HLI became a wholly-owned subsidiary of HHI. All of HHI's servicing portfolio was transferred to HLI, with the exception of HHI's GNMA loans, which it retained. All of HHI's former subsidiaries, except Honolulu Mortgage Company, Inc. ("Honolulu Mortgage"), were merged with and into HLI.

     The combined originations and servicing of HLI and HHI would have been $14.7 billion and $75.0 billion, respectively, for the year ended and at December 31, 1995 and $5.7 billion and $77.2 billion, respectively, for the three months ended and at March 31, 1996. HomeSide, pro forma for the HHI Acquisition, would have ranked as the 5th largest mortgage loan originator and the 7th largest mortgage loan servicer in the United States for 1995 based on data published by National Mortgage News.

     HomeSide expects that the acquisition and integration of HHI will allow it to realize improved economies of scale in servicing costs, increase its productivity by converting to HHI's proprietary servicing software system and expand and diversify its variable cost origination channels. HomeSide is in the process of
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                                        3
consolidating servicing operations and converting to HHI's proprietary servicing software system. Once this conversion is completed, this system is expected to increase HomeSide's servicing capacity to accommodate approximately twice the number of loans in the combined portfolio of HLI and HHI. HomeSide has exclusive access through a correspondent relationship to Bank of Boston retail and Barnett retail and broker origination channels for an initial term of five years, subject to certain limitations. The combined origination and servicing operations of HLI and HHI are expected to enhance HomeSide's national presence and increase its visibility to consumers and mortgage market participants.

     Homeside's business consists primarily of:

     - Mortgage production: the origination and purchase of residential single family mortgage loans through all major channels including correspondents (including BKB and Barnett), mortgage brokers, co-issue partners, telemarketing, affinity programs and retail branches;

     - Secondary marketing: the sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed or issued by governmental or quasi-governmental agencies or as whole loans to investors; and

     - Servicing: the administration, collection and remittance of monthly mortgage principal and interest payments, the collection and payment of property taxes and insurance premiums and the management of certain loan default activities.

     HomeSide's business strategy is focused on building its origination and servicing business to benefit from the economies of scale inherent in the business through growth in its wholesale and retail origination channels, as well as by selected acquisitions of servicing portfolios and mortgage banking companies. Consistent with this growth strategy, HomeSide typically retains the right to service the loans it originates and purchases servicing rights in bulk from other mortgage lenders or on an individual (loan-by-loan) basis from correspondents or mortgage brokers. Management believes that HLI has been one of the nation's most efficient mortgage servicers based on industry surveys of direct cost per loan and loans serviced per employee. HomeSide plans to continue to pursue economies of scale and productivity improvements in both origination and servicing, relying on, among other things, a high degree of automation, outsourcing of selected labor intensive functions, which enables it to maintain a low fixed cost base, and an emphasis on quality control.

     As with HomeSide, HHI's servicing strategy has been to build its mortgage servicing portfolio to benefit from economies of scale. Through an acquisition strategy, HHI succeeded in building a production network and servicing portfolio national in scope. Primarily an originator of FNMA/FHLMC loans, HHI's servicing portfolio consisted predominantly of conventional servicing. In addition, HHI maintained a proprietary servicing software system which HomeSide believes is more efficient and cost effective than HomeSide's system. HHI's portfolio was fully converted to the proprietary system by the end of 1995. See "Business -- Acquisition of HHI -- Servicing Integration".

     Ownership. Thomas H. Lee Equity Fund III, L.P. (the "Fund") and certain affiliates of Thomas H. Lee Company (collectively, "THL") and Madison Dearborn Capital Partners, L.P. ("MDP") collectively own approximately 33% of HomeSide; Bank of Boston and Siesta Holdings, Inc., an affiliate of Barnett ("Siesta"), each own approximately 33% and management of HomeSide and other unaffiliated investors own the remainder.

     Recent Results of Risk Management Activities. The value of HomeSide's servicing portfolio is subject to volatility in the event of unanticipated changes in the speed of prepayments by mortgagors. As interest rates decrease, prepayments by mortgagors increase as homeowners seek to refinance their mortgages, reducing expected future cash flows from servicing revenues on those prepaid mortgages. Conversely, as interest rates increase, prepayments by mortgagors decrease as fewer homeowners refinance, increasing expected future cash flows from servicing revenues. Since the value of servicing rights is based on the net present value of future cash flows, the value of the portfolio increases in a rising interest rate environment and decreases in a declining interest rate environment. HomeSide employs a hedging program which uses risk management contracts designed to offset changes in the value of the servicing portfolio resulting from changes in interest rates and prepayments.

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     To date, option contracts on U.S. Treasury bond futures have been used to manage interest rate risk on HomeSide's mortgage servicing rights. The option contracts used by HomeSide have characteristics such that they tend to increase in value as interest rates decline. Conversely, these option contracts tend to decline in value as interest rates rise. Accordingly, changes in value of these contracts will tend to move inversely with changes in value of HomeSide's mortgage servicing rights.

     HLI recognized a gain on risk management contracts of $108.7 million in 1995, of which $86.5 million was unrealized. During the first quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, through the date of the HLI Acquisition in March 1996, HLI recognized a loss on risk management contracts of $128.8 million, which included a reversal of such $86.5 million unrealized gain recognized during 1995. In both 1995 and 1996, changes in the value of HomeSide's mortgage servicing rights substantially offset the gain and loss on the risk management contracts. However, such changes in value were not fully recorded in the financial statements of HomeSide because servicing rights are recorded at the lower of amortized cost or market value.


     From March 15, 1996 to July 31, 1996, long-term interest rates continued to increase. Accordingly, the risk management contracts declined in value by $28.2 million from March 15, 1996 to May 31, 1996 and an additional $7.5 million during the period from June 1, 1996 to July 31, 1996. These changes in value were substantially offset by increases in the value of mortgage servicing rights. For additional information regarding HomeSide's risk management activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HomeSide" and Notes 3, 10 and 11 of "Notes to Consolidated Financial Statements" for HomeSide.

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                                        5

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                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  The Issuer is offering to exchange (the "Exchange
                             Offer") up to $200,000,000 aggregate principal amount of 11 1/4% Series B Senior Secured Second Priority Notes due 2003 (the "Exchange Notes") for $200,000,000 aggregate principal amount of its outstanding 11 1/4% Senior Secured Second Priority Notes due 2003 (the "Initial Notes"; and together with the Exchange Notes, the "Notes"). The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided herein -- see "The Exchange
                             Offer -- Terms of the Exchange" and " -- Terms and Conditions of the Letter of Transmittal"), and are not subject to any covenant regarding registration under the Securities Act. The Initial Notes and the Exchange Notes are secured by a second priority lien on the stock of the Issuer's wholly owned direct and indirect subsidiaries, HHI and HLI.

INTEREST PAYMENTS..........  Interest on the Exchange Notes shall accrue from
                             May 14, 1996 or from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered.

MINIMUM CONDITION..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1996, unless
                             extended.

EXCHANGE DATE..............  The date of acceptance for exchange of the Initial
                             Notes will be the first business day following the Expiration Date.

CONDITIONS OF THE EXCHANGE
  OFFER....................  The obligation of the Issuer to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer". The Issuer reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Otherwise, all tenders are irrevocable. Any Initial Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING
INITIAL NOTES..............  See "The Exchange Offer -- How to Tender".

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange of Initial Notes for Exchange Notes should be treated as a "non-event" for Federal income tax purposes. See "Income Tax
                             Considerations".
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                                        6

EFFECTS ON HOLDERS OF
INITIAL NOTES..............  As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Issuer will have fulfilled a covenant contained in the terms of the Initial Notes and the Registration Rights Agreement as amended (the "Registration Rights Agreement") dated May 14, 1996 between the Issuer, HHI and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Smith Barney Inc. and Friedman, Billings, Ramsey & Co., Inc. (collectively, the "Initial Purchasers") and, accordingly, there will be no increase in the interest rate on the Initial Notes pursuant to the terms of the Registration Rights Agreement, the Initial Notes or the Indenture. The holders of the Initial Notes will have no further registration rights under the Registration Rights Agreement with respect to the Initial Notes. Holders of the Initial Notes who do not tender their Notes in the Exchange Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer. All untendered and tendered but unaccepted Initial Notes will continue to be subject to the restrictions on transfer provided for in the Initial Notes and in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

                          TERMS OF THE EXCHANGE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of the Initial Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes except as noted above and except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes".

     Terms capitalized below have the meanings ascribed to them in "Description of the Exchange Notes".

NOTES OFFERED..............  $200,000,000 principal amount of 11 1/4% Series B
                             Senior Secured Second Priority Notes due 2003.

MATURITY DATE..............  May 15, 2003.

INTEREST PAYMENT DATES.....  May 15 and November 15 of each year, commencing
                             November 15, 1996.

OPTIONAL REDEMPTION........  The Exchange Notes are redeemable at the option of the Issuer, in whole or in part, at any time, on or after May 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to May 15, 1999, the Issuer may redeem up to 35% of the principal amount of the Notes originally issued with the net proceeds of one or more Equity Offerings at 111.25% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least

                             $75 million in aggregate principal amount of the Notes remain outstanding after such redemption.

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Issuer to purchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes -- Certain Covenants -- Purchase of Notes Upon a Change of Control".

SECURITY...................  The Exchange Notes will be secured by a second priority lien on (i) the capital stock of HHI owned by the Issuer and (ii) the capital stock of HLI owned by HHI. HHI is a direct wholly-owned subsidiary of the Issuer and HLI is a direct wholly-owned subsidiary of HHI. See "Description of the Exchange Notes -- Security" and "The Acquisitions".

RANKING....................  The Exchange Notes will be senior secured obligations of the Issuer, ranking pari passu in right of payment with the Issuer's existing and future unsubordinated indebtedness. As of May 31, 1996, the aggregate outstanding principal amount of senior indebtedness of the Issuer was approximately $2,101.5 million. Of this amount, $1,901.5 million represented the guarantee by the Issuer of the indebtedness of its subsidiaries under the Bank Credit Agreement (as defined). Currently the Issuer has no indebtedness other than the Initial Notes and the foregoing guaranty.

                             In addition, the business operations of the Issuer are conducted through its subsidiaries and, accordingly, the Exchange Notes will be effectively subordinated to the obligations of such subsidiaries. As of May 31, 1996, the Issuer's subsidiaries had approximately $1,923.1 million of indebtedness outstanding. Subject to certain limitations, the Issuer and its subsidiaries may incur additional indebtedness in the future. See "Risk Factors -- Substantial Leverage and Ability to Service Debt; Need to Refinance Notes" and "Debt Restrictions; Compliance with Certain Covenants; Asset Encumbrances" and "Description of the Exchange Notes -- Certain Covenants -- Limitation on Indebtedness".

CERTAIN COVENANTS..........  The Indenture contains certain covenants, including, but not limited to, the following: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) limitation on dividend and other payment restrictions affecting subsidiaries; and (viii) restrictions on consolidations, mergers and transfers of all or substantially all of the assets of the Issuer to another person. See "Description of the Exchange Notes -- Certain Covenants" and "Consolidation, Merger and Sale of Assets".

USE OF PROCEEDS............  There will not be any proceeds from the Exchange
                             Offer. The net proceeds from the sale of the Initial Notes were used as follows: (i) $90 million to repay all principal on the Bridge Loan (as defined), (ii) $87.5 million to finance a portion of the cash consideration paid to Barnett in the HHI Acquisition and to pay certain fees and expenses

- --------------------------------------------------------------------------------
                             related thereto and (iii) the remainder to repay borrowings under HomeSide's former credit facility.

ABSENCE OF MARKET
  FOR THE EXCHANGE NOTES...  The Exchange Notes will be new securities for which there is currently no trading market. Although the Issuer has been advised by the Initial Purchasers that, following the completion of the Exchange Offer, the Initial Purchasers presently intend to make a market in the Exchange Notes, the Initial Purchasers are under no obligation to do so and may discontinue any market making activities at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Issuer does not intend to apply for listing of the Exchange Notes on any securities exchange or through the National Association of Securities Dealers Automated Quotation System.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the Exchange Notes.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                    HOMESIDE

                         SUMMARY FINANCIAL INFORMATION

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



     The summary unaudited pro forma consolidated financial information for HomeSide set forth below has been derived from the unaudited pro forma consolidated financial information included elsewhere in this Prospectus and gives effect to the HHI Acquisition and the HLI Acquisition by the Issuer as though such transactions occurred on January 1, 1995 for income statement data.
The summary pro forma consolidated income statement information for the period ended May 31, 1996 is presented for the period March 16, 1996 to May 31, 1996 for HomeSide and for the period April 1, 1996 to May 30, 1996 for HHI. The unaudited pro forma consolidated financial information does not purport to represent what HomeSide's results of operations would have been if the HLI
Acquisition and the HHI Acquisition had actually been completed as of the dates indicated and is not intended to project HomeSide's financial position or results of operations for any future period. The following summary financial information should be read in conjunction with the historical financial statements of HomeSide, HLI and HHI and the unaudited pro forma consolidated financial information for HomeSide and the related notes thereto included elsewhere in this Prospectus.



                                                                         PRO FORMA HOMESIDE FOR THE HLI
                                                                       ACQUISITION AND THE HHI ACQUISITION
                                                                       -----------------------------------
                                                                          YEAR ENDED         PERIOD ENDED
                                                                       DECEMBER 31, 1995     MAY 31, 1996
                                                                       -----------------     -------------
                                                                              (DOLLARS IN MILLIONS)
UNAUDITED STATEMENTS OF OPERATIONS DATA:
Revenues:
Mortgage servicing revenues..........................................       $ 301.5             $  62.1
Gain on risk management contracts....................................         108.7(a)               --(b)
Amortization of mortgage servicing rights............................        (172.8)              (26.2)
                                                                             ------              ------
  Net servicing revenue..............................................         237.4                35.9
Interest income......................................................          66.9                19.3
Interest expense.....................................................         (72.4)              (19.9)
                                                                             ------              ------
  Net interest revenue...............................................          (5.5)                (.6)
Net mortgage origination revenue.....................................           0.7                11.8
Other income.........................................................           0.7                 0.1
                                                                             ------              ------
         Total revenues..............................................         233.3                47.2
         Total operating expenses....................................         144.1                35.6
                                                                             ------              ------
Income before income taxes...........................................          89.2                11.6
Income tax expense...................................................          36.5                 4.7
                                                                             ------              ------
Net income...........................................................       $  52.7             $   6.9
                                                                             ======              ======
SELECTED OPERATING DATA:
EBITDA(c)............................................................       $ 358.1             $  53.0
Ratio of EBITDA to total other interest expense......................           5.1x                3.2x
Ratio of earnings to fixed charges...................................          1.68x               1.35x
Pro forma cash flows (used in) provided by operating activities......       ($219.9)            $ 101.1
Pro forma cash flows used in investing activities....................         327.0               385.9
Pro forma cash flows provided by financing activities................         545.7               544.5
Volume of loans originated and acquired..............................         4,652               4,762
Loan servicing portfolio (at period end).............................        74,966              78,391
Loan servicing portfolio (average)...................................        69,953              77,763
Weighted average interest rate (at period end).......................          8.01%               7.93%
Weighted average servicing fee (average for period)..................         0.351%              0.360%


- ---------------

(a) The non-cash portion of gain on risk management contracts was $86.5 million pro forma HomeSide for the HLI Acquisition and HHI Acquisition for the year ended December 31, 1995.

- --------------------------------------------------------------------------------

(b) See Note 3 of HomeSide's May 31, 1996 financial statements for a description of HomeSide's hedge accounting policy.

(c) EBITDA represents earnings before total other interest expense, taxes, depreciation and amortization, including amortization of mortgage servicing rights. Total other interest expense excludes interest expense to fund mortgage loans held for sale of $70.0 million and $16.8 million for the year ended December 31, 1995 and quarter ended May 31, 1996, respectively. Depreciation and amortization, excluding amortization of mortgage servicing rights, was $12.7 million and $2.1 million, respectively, for these periods. In addition to EBITDA, other major elements of cash flows from investing and financing activities are important in determining available cash flow. Pro forma cash flows used in operating activities totalled $219.9 million for the period ended December 31, 1995 and pro forma cash flows provided by operating activities totalled $101.1 million for the period ended May 31, 1996. EBITDA includes substantially all expenditures for operating expenses.

    Pro forma cash flows used in investing activities were $327.0 million and $385.9 million for the periods ended December 31, 1995 and May 31, 1996, respectively. Significant adjustments to EBITDA from investing activities include the value of originated mortgage servicing rights (OMSR), cash purchases and proceeds from risk management contracts, and the purchase of mortgage servicing rights. Revenue from OMSR represents a future cash flow stream and therefore should be excluded from the determination of the current period's cash flow. OMSR totalled $13.5 million and $10.7 million for the year ended December 31, 1995 and quarter ended May 31, 1996, respectively. During the year ended December 31, 1995, risk management contracts were marked to market at the end of each period and the change in value was included in net income as gain on risk management contracts. The non-cash portion of gain on risk management contracts was $86.5 million proforma HomeSide for the HLI Acquisition and HHI Acquisition for the year ended December 31, 1995. Net cash proceeds from risk management contracts totalled $27.1 million for the year ended December 31, 1995, and $41.0 million in cash expenditures was excluded from net income for the quarter ended May 31, 1996. The Company also purchases mortgage servicing rights which totalled $214.6 million and $89.2 million for the year ended December 31, 1995 and quarter ended May 31, 1996, respectively. A portion of the available financing under the Bank Credit Agreement is based upon the market value of mortgage servicing rights. Both OMSR and purchases of mortgage servicing rights increase the available cash flow under the Bank Credit Agreement.

    The Bank Credit Agreement represents the major source of financing for cash flows. Pro forma cash flow provided by financing activities totalled $545.7 million and $544.5 million for the periods ended December 31, 1995 and May 31, 1996, respectively. Unused line of credit, calculated with reference to available collateral and over-all borrowing limits, totalled approximately $225.0 million and $356.0 million proforma HomeSide for the HLI Acquisition and HHI Acquisition for the year ended December 31, 1995 and quarter ended May 31, 1996, respectively.

    Management believes that the presentation of EBITDA facilitates the reader's evaluation of the Company's debt service capacity, and that EBITDA is a generally recognized statistic for performing such evaluations. EBITDA should not be considered as an alternative to net income as an indicator of the Issuer's operating performance or to cash flow as a measure of liquidity, but rather to provide additional information related to the Issuer's ability to service debt.

- --------------------------------------------------------------------------------

                                     HOMESIDE
                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                FIRST QUARTER -- MARCH 16, 1996 TO MAY 31, 1996

     The following table sets forth summary historical financial information for HomeSide for the period March 16, 1996 to May 31, 1996. Such financial information should be read in conjunction with HomeSide's consolidated financial statements, pro forma financial information and related notes included elsewhere in this Prospectus.


                                                                       FOR THE PERIOD FROM
                                                                          MARCH 16, 1996
                                                                         TO MAY 31, 1996
                                                                      ----------------------
                                                                      (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
Mortgage servicing fees.............................................        $    41,485
Amortization of mortgage servicing rights...........................            (16,442)
                                                                            -----------
Net servicing revenue...............................................             25,043
Interest income.....................................................             12,719
Interest expense....................................................            (14,962)
                                                                            -----------
Net interest revenue................................................             (2,243)
Net mortgage origination revenue....................................             10,810
Other income........................................................                107
                                                                            -----------
Total revenues......................................................             33,717
Expenses:
Salaries and employee benefits......................................             11,480
Occupancy and equipment.............................................              1,846
Servicing losses on investor-owned loans............................              3,938
Other expenses......................................................              5,345
                                                                            -----------
Total expenses......................................................             22,609
Income before income taxes..........................................             11,108
Income tax expense..................................................              4,554
                                                                            -----------
Net income..........................................................        $     6,554
                                                                            ===========
SELECTED OPERATING DATA:
Volume of loans originated and acquired (a).........................        $ 3,990,934
Loan servicing portfolio (at period end) (a), (b)...................        $78,391,496
Loan servicing portfolio (average) (a), (b).........................        $44,718,020
Weighted average interest rate (at period end) (a)..................               7.86%
Weighted average servicing fee (average for period) (a).............              0.389%
SELECTED BALANCE SHEET DATA (AT PERIOD END):
Mortgage loans held for sale........................................        $   974,484
Mortgage servicing rights...........................................          1,235,708
Total assets........................................................          2,666,771
Warehouse credit facility...........................................            954,994
Long term debt......................................................          1,168,059
Total liabilities...................................................          2,301,817
Total stockholders' equity..........................................            364,954


- ---------------

(a) Period information is for the period March 1, 1996 to May 31, 1996 and period end information is at May 31, 1996.

(b) HomeSide's loan servicing portfolio includes HHI's loan servicing portfolio of $33.1 billion acquired on May 31, 1996. The average balance of HomeSide's loan servicing portfolio was calculated exclusive of HHI's servicing portfolio.

- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                                      HLI
                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table sets forth summary historical financial information for HLI (formerly BancBoston Mortgage Corporation). Such financial information should be read in conjunction with the consolidated financial statements, pro forma financial information and related notes included elsewhere in this Prospectus.

                                                                                                  FOR THE THREE   FOR THE PERIOD
                                                                                                      MONTHS         JANUARY 1,
                                                  YEARS ENDED DECEMBER 31,                             ENDED          1996 TO
                             -------------------------------------------------------------------     MARCH 31,        MARCH 15,
                                1991          1992          1993          1994          1995           1995             1996
                             -----------   -----------   -----------   -----------   -----------   -------------  --------------
                                                                    (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
Mortgage servicing fees....  $    92,362   $   105,890   $   111,822   $   140,491   $   173,038     $    43,657     $    38,977
Gain (loss) on risk
  management contracts.....           --            --         6,688        (6,702)      108,702           3,612        (128,795)
Amortization of mortgage
  servicing rights.........      (37,213)      (73,908)     (112,492)      (66,801)     (108,013)        (23,103)         (7,245)
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
  Net servicing revenue....       55,149        31,982         6,018        66,988       173,727          24,166         (97,063)
Interest income............       41,252        46,865        50,156        31,585        24,324           4,122           8,423
Interest expense...........      (27,686)      (38,855)      (44,199)      (33,952)      (27,128)         (6,079)        (10,089)
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
  Net interest revenue.....       13,566         8,010         5,957        (2,367)       (2,804)         (1,957)         (1,666)
Net mortgage origination
  revenue (expense)........        6,508         1,123         6,173         4,983         3,417          (1,083)          7,638
Gain on sales of servicing
  rights...................       12,034        14,769           651        10,862        10,230           4,285              --
Other income...............           52            17            50           147           511              13             253
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
        Total revenues.....       87,309        55,901        18,849        80,613       185,081          25,424         (90,838)
Expenses:
  Salaries and employee
    benefits...............       27,328        30,053        33,096        40,370        45,381          11,696          10,287
  Occupancy and equipment..        7,809         7,788         7,966         9,012        10,009           2,358           2,041
  Servicing losses on
    investor-owned loans...        2,880         8,138         2,770         7,177         9,981             733           5,560
  Real estate acquired.....        1,195         1,124         1,600           253         1,054             218             291
  Other expenses...........       17,552        20,461        22,058        19,326        21,896           4,713           7,377
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
        Total expenses.....       56,764        67,564        67,490        76,138        88,321          19,718          25,556
                             -----------   -----------   -----------   -----------   -----------     -----------     -----------
Income (loss) before income
  taxes and cumulative
  effects of changes in
  accounting principles....  $    30,545   $   (11,663)  $   (48,641)  $     4,475   $    96,760     $     5,706     $  (116,394)
                             ===========   ===========   ===========   ===========   ===========     ===========     ===========
Net income (loss)..........  $    18,377   $    (7,834)  $   (85,185)  $     5,405   $    58,826     $     3,429     $   (73,861)
                             ===========   ===========   ===========   ===========   ===========     ===========     ===========
SELECTED OPERATING DATA:
Volume of loans originated
  and acquired.............  $ 5,196,996   $ 9,705,875   $13,682,761   $14,473,000   $ 9,567,521     $ 1,181,642     $ 4,187,603(a)
Loan servicing portfolio
  (at period end)..........   20,600,569    23,705,642    27,999,100    37,971,200    41,555,354      37,800,120      44,158,163(a)
Loan servicing portfolio
  (average)................   19,663,100    22,153,100    25,852,400    33,178,600    39,283,700      38,099,730      43,158,072(a)
Weighted average interest
  rate (at period end).....         9.65%         9.05%         8.07%         7.91%         7.97%           7.90%           7.92%(a)
Weighted average servicing
  fee (average for
  period)..................        0.400%        0.390%        0.372%        0.389%        0.383%          0.384%          0.380%(a)
SELECTED BALANCE SHEET
  DATA (AT PERIOD END):
Mortgage loans held for
  sale.....................  $   507,776   $   495,455   $   607,506   $   271,215   $   388,436     $    70,978     $   641,465
Mortgage servicing
  rights...................      296,393       337,307       281,727       431,148       551,338         414,974         542,862
Total assets...............    1,034,269     1,073,686     1,193,583     1,006,887     1,254,303         858,001       1,512,902
Note payable to parent.....      748,827       799,992     1,019,011       779,021       966,000         648,499       1,256,000
Total liabilities..........      818,890       866,141     1,071,223       879,122     1,067,712         726,807       1,400,172
Total stockholders'
  equity...................      215,379       207,545       122,360       127,765       186,591         131,194         112,730

- ---------------
(a) Period information is for the period January 1, 1996 to March 31, 1996 and period end information is at March 31, 1996.

- --------------------------------------------------------------------------------

                                      HHI
                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table sets forth summary historical financial information for HHI (formerly known as Barnett Mortgage Company). Such financial information should be read in conjunction with the consolidated financial statements, pro forma financial information and related notes included elsewhere in this Prospectus.

                                                                                               FOR THE
                                                                                                THREE          FOR THE
                                                 YEARS ENDED DECEMBER 31,                    MONTHS ENDED    PERIOD APRIL
                                  -------------------------------------------------------      JUNE 30,       1, 1996 TO
                                   1991        1992        1993      1994(A)     1995(B)         1995        MAY 30, 1996
                                  -------    --------    --------    --------    --------    ------------    ------------
                                                                  (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Mortgage origination revenue:
 Mortgage origination fees.....   $    --    $     --    $    358    $  3,276    $ 17,104      $  3,469        $  1,646
 Gain (loss) on sales of loans,
   net.........................     3,184       8,187       5,688         692     (13,920)          995          (3,383)
                                             ----------  ----------  ----------  ----------
                                                   --          --          --          --
                                  --------                                                   ---------- --
                                      ---
      Total mortgage
        origination revenue....     3,184       8,187       6,046       3,968       3,184         4,464          (1,737)
Interest income (expense):
 Interest income...............       765         657         855       3,460      27,264         4,420           5,638
 Interest expense,
   substantially all to
   affiliates..................      (568)       (531)     (1,415)     (4,911)    (20,427)       (6,766)         (3,480)
                                             ----------  ----------  ----------  ----------
                                                   --          --          --          --
                                  --------                                                   ---------- --
                                      ---
      Net interest income
        (expense)..............       197         126        (560)     (1,451)      6,837        (2,346)          2,158
Mortgage servicing revenue:
 Mortgage servicing income.....    10,143      13,427      20,560      27,130      83,502        22,439          15,709
 Mortgage servicing income from
   affiliates..................     6,986      16,143      18,326      20,017      25,057         6,407           5,464
 Amortization of capitalized
   mortgage servicing rights...    (2,453)     (6,013)    (11,547)    (17,783)    (48,282)      (12,124)         (8,456)
 Gain on sales of servicing....        --          --          --          --       9,096            --              --
                                             ----------  ----------  ----------  ----------
                                                   --          --          --          --
                                  --------                                                   ---------- --
                                      ---
      Net mortgage servicing
        revenue................    14,676      23,557      27,339      29,364      69,373        16,722          12,717
Other income...................     2,860       7,750       6,296       4,492       2,592         6,203           1,678
                                             ----------  ----------  ----------  ----------
                                                   --          --          --          --
                                  --------                                                   ---------- --
                                      ---
      Total revenues...........    20,917      39,620      39,121      36,373      81,986        25,043          14,816
Expenses:
 Salaries and benefits.........     7,778      13,698      13,914      17,474      53,070        14,301          10,402
 General and administrative....    10,349      11,401      12,432      14,924      41,849        12,119           6,816
 Affiliate profit sharing......     1,699      12,471      10,774       3,534       6,242            --              --
 Occupancy and equipment.......     1,091       1,167       1,810       2,702       5,960         2,424           1,569
 Amortization of goodwill......        --          --          --         259       4,840         1,673             928
                                             ----------  ----------  ----------  ----------
                                                   --          --          --          --
                                  --------                                                   ---------- --
                                      ---
      Total expenses...........    20,917      38,737      38,930      38,893     111,961        30,517          19,715
                                             ----------  ----------  ----------  ----------
                                                   --          --          --          --
                                  --------                                                   ---------- --
                                      ---
Income (loss) before income
 taxes.........................   $     0    $    883    $    191    $ (2,520)   $(29,975)       (5,474)         (4,899)
                                  =========== ============ ============ ============ ============ ============
Net income (loss)..............   $   (34)   $     17    $    104    $ (2,058)   $(20,386)     $ (3,356)       $ (3,985)
                                  =========== ============ ============ ============ ============ ============
SELECTED OPERATING DATA
 (DOLLARS IN MILLIONS):
Volume of loans originated and
 acquired......................   $ 1,945    $  3,507    $  3,360    $  3,410    $  5,767      $  1,330        $    982
Loan servicing portfolio (at
 period end)...................    10,034      11,524      13,085      18,411      33,411        33,070              (d)
Loan servicing portfolio
 (average).....................     9,639      10,779      12,305      15,748      30,669        32,839          33,057
Weighted average interest rate
 (at period end)(c)............        --          --        7.34%       7.44%       8.05%         7.98%             (d)
Weighted average servicing fee
 (average for period)(c).......        --          --       0.259%      0.261%      0.299%        0.301%          0.346%
SELECTED BALANCE SHEET DATA (AT
 PERIOD END):
Mortgage loans held for sale...   $    --    $     --    $     --    $183,914    $465,880      $331,184              (e)
Mortgage servicing rights......    12,959      25,458      48,941      92,461     250,788       259,796              (e)
Total assets...................    42,082      61,166      96,186     359,472     994,630       857,046              (e)
Notes payable..................    16,107      20,325      63,329     248,214     653,056       503,000              (e)
Total liabilities..............    22,676      38,541      69,930     274,570     762,802       612,311              (e)
Total stockholders' equity.....    19,406      22,625      26,257      84,902     231,828       244,735              (e)


                                 FOR THE SIX
                                 MONTHS ENDED    FOR THE PERIOD
                                   JUNE 30,      JANUARY 1, 1996
                                     1995        TO MAY 30, 1996
                                 ------------    ---------------

CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Mortgage origination revenue:
 Mortgage origination fees.....    $  6,005         $   7,288
 Gain (loss) on sales of loans,
   net.........................       1,514               482

      Total mortgage
        origination revenue....       7,519             7,770
Interest income (expense):
 Interest income...............       7,003            14,216
 Interest expense,
   substantially all to
   affiliates..................      (9,685)           (9,574)

      Net interest income
        (expense)..............      (2,682)            4,642
Mortgage servicing revenue:
 Mortgage servicing income.....      35,723            38,833
 Mortgage servicing income from
   affiliates..................      12,503            13,626
 Amortization of capitalized
   mortgage servicing rights...     (20,475)          (25,467)
 Gain on sales of servicing....          --                --

      Net mortgage servicing
        revenue................      27,751            26,992
Other income...................       7,054             1,740

      Total revenues...........      39,642            41,144
Expenses:
 Salaries and benefits.........      23,433            25,173
 General and administrative....      20,403            20,748
 Affiliate profit sharing......          --                --
 Occupancy and equipment.......       3,941             3,720
 Amortization of goodwill......       2,226             2,324

      Total expenses...........      50,003            51,965

Income (loss) before income
 taxes.........................     (10,361)          (10,821)

Net income (loss)..............    $ (7,484)        $  (8,343)

SELECTED OPERATING DATA
 (DOLLARS IN MILLIONS):
Volume of loans originated and
 acquired......................    $  2,886         $   2,538
Loan servicing portfolio (at
 period end)...................      33,070                (d)
Loan servicing portfolio
 (average).....................      28,153            33,182
Weighted average interest rate
 (at period end)(c)............        7.98%               (d)
Weighted average servicing fee
 (average for period)(c).......       0.299%            0.337%
SELECTED BALANCE SHEET DATA (AT
 PERIOD END):
Mortgage loans held for sale...    $331,184                (e)
Mortgage servicing rights......     259,796                (e)
Total assets...................     857,046                (e)
Notes payable..................     503,000                (e)
Total liabilities..............     612,311                (e)
Total stockholders' equity.....     244,735                (e)

- ---------------
(a) Includes operations of Loan America since its acquisition in October 1994.
(b) Includes operations of BancPLUS since its acquisition in February 1995.
(c) Information not available for 1991 and 1992.
(d) Barnett Mortgage Company was acquired by HomeSide on May 31, 1996 and, accordingly, its servicing portfolio is included in HomeSide's servicing portfolio as of May 31, 1996.

(e) Barnett Mortgage Company was acquired by HomeSide on May 31, 1996 and, accordingly, all of its assets and liabilities are included in the consolidated balance sheet of HomeSide, Inc. as of May 31, 1996.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be carefully considered before investing in the Exchange Notes offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

     HomeSide has significant debt service obligations. As of May 31, 1996, the Issuer had aggregate outstanding indebtedness of approximately $2,101.5 million, of which $1,901.5 million represented the guarantee by the Issuer of the indebtedness of its subsidiaries under the Bank Credit Agreement, and its subsidiaries had aggregate outstanding indebtedness of approximately $1,923.1 million and $598.5 million of additional availability under the Bank Credit Agreement. See "Capitalization." HomeSide may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness.

     The degree to which HomeSide is leveraged could have important consequences to holders of the Exchange Notes, including the following: (i) HomeSide's ability to grow will depend on its ability to obtain additional financing in the future for originating loans, investment in servicing rights, working capital, capital expenditures and general corporate purposes or other purposes, and that ability may be impaired; (ii) a substantial portion of HomeSide's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness thereby reducing the funds available to finance operations;
(iii) HomeSide may be more highly leveraged than certain of its competitors, which may place HomeSide at a competitive disadvantage and make it more vulnerable to economic downturns; and (iv) the Issuer's ability to refinance the Exchange Notes in order to pay the principal of the Exchange Notes at maturity or upon a Change of Control may be adversely affected.

     HomeSide's ability to satisfy its interest payment obligations under its indebtedness will depend largely on its future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control, including levels of interest rates. There can be no assurance that HomeSide will be able to generate sufficient cash flow to service its interest payment obligations under its indebtedness.

NEED TO REFINANCE DEBT

     All amounts owing under the Bank Credit Agreement will become due prior to the time the principal payments on the Exchange Notes will become due and such amounts will need to be refinanced. Furthermore, the Issuer does not expect to be able to repay the principal amount of the Exchange Notes at maturity and accordingly will need to refinance the Exchange Notes, or repay the Exchange Notes with the proceeds of an equity offering, at or prior to their maturity. To the extent that HomeSide is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to curtail its origination activities and/or sell significant portions of its servicing portfolio, which would have a material adverse effect on HomeSide's business and results of operations. Among the factors that will affect the Issuer's ability to effect an offering of its capital stock or refinance the Exchange Notes are financial market conditions and the value and performance of the Issuer at the time of such offering or refinancing. There can be no assurance that any such offering or refinancing can be successfully completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI -- Liquidity and Capital Resources" and "Description of Bank Credit Agreement".

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

     The Issuer is a holding company and does not have any material assets other than ownership of capital stock of its subsidiaries. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Issuer's subsidiaries, including indebtedness under the Bank Credit Agreement. As of May 31, 1996, the Issuer's subsidiaries had aggregate outstanding indebtedness of approximately $1,923.1 million and $598.5 million of additional availability under the Bank Credit Agreement for future borrowings. The Issuer and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.

     Any right of the Issuer to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the Exchange Notes to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. The obligations of the Issuer's subsidiaries under the Bank Credit Agreement are secured by substantially all of their respective assets, including mortgage loans held for sale and loan servicing rights, and are guaranteed by the Issuer. Additionally, the Bank Credit Agreement is secured by a first priority pledge of all the capital stock of HHI owned by the Issuer and all of the capital stock of HLI owned by HHI. See "Description of Bank Credit Agreement".

LIMITATION ON THE PAYMENT OF FUNDS TO ISSUER BY SUBSIDIARIES

     The Issuer's cash flow, and consequently its ability to service debt, including the Exchange Notes, is dependent upon the earnings of its subsidiaries and the payment of funds by its subsidiaries to the Issuer in the form of loans, dividends or otherwise. The Issuer's operating subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes or to make any funds available therefor. In addition, the payment of funds by the subsidiaries to the Issuer is subject to restrictions under such subsidiaries' debt instruments. Under the Bank Credit Agreement, the Issuer's subsidiaries will be permitted to pay dividends to the Issuer equal to the semi-annual interest payments due on the Exchange Notes; provided that upon a notice of a default or event of default under the Bank Credit Agreement, the Issuer's subsidiaries will be prohibited from paying such dividends until the earlier of the 180th day following such notice and the date such default or event of default is cured or waived. Accordingly, repayment of the Exchange Notes may depend upon the ability of the Issuer to effect an offering of capital stock or to refinance the Exchange Notes prior to maturity.

DEBT RESTRICTIONS; COMPLIANCE WITH CERTAIN COVENANTS; ASSET ENCUMBRANCES

     The Indenture and the Bank Credit Agreement will impose restrictions that affect, among other things, the ability of the Issuer and its subsidiaries, as the case may be, to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments and otherwise enter into certain transactions outside the ordinary course of business. The Bank Credit Agreement also requires the Issuer's subsidiaries to maintain specified financial ratios and meet certain financial tests. Although such subsidiaries are currently in compliance with covenants and restrictions contained in the Bank Credit Agreement, their ability to continue to comply may be affected by events beyond their control. See "Impact of Changes in Interest Rates; Results of Risk Management Activities" and "Loan Delinquencies and Defaults on Loans" below. The breach of any of these covenants or restrictions could result in a default under the Bank Credit Agreement. In the event of any such default, the lenders under the Bank Credit Agreement could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, or cease making additional revolving loans. In connection with the Bank Credit Agreement, the Issuer's subsidiaries have granted the lenders thereunder a first priority lien on substantially all of their respective assets. If such subsidiaries were unable to repay such amounts in the event of a default under the Bank Credit Agreement, the lenders thereunder could foreclose upon the assets pledged to secure the Bank Credit Agreement and the holders of the Exchange Notes might not be able to receive any payments until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness under the Bank Credit Agreement was discharged or paid in full. Moreover, since the security interest of the Exchange Notes in the stock of certain subsidiaries of the Issuer is a second priority security interest, there may not be sufficient funds available after payment to the lenders under the Bank Credit Agreement holding the first priority security interest to pay all, or any, of the principal amount of the Exchange Notes.

IMPACT OF CHANGES IN INTEREST RATES; RESULTS OF RISK MANAGEMENT ACTIVITIES

     Changes in interest rates can have a variety of effects on HomeSide's business. In particular, changes in interest rates affect the volume of loan originations and acquisitions, the interest rate spread on loans held for sale, the amount of gain or loss on the sale of loans and the value of HomeSide's servicing portfolio.

     During periods of declining interest rates, HomeSide typically experiences an increase in loan originations because of increased home purchases and, particularly, increased refinancing activity. During 1990 to 1993, a period of generally declining interest rates, refinancing activity as a percentage of total originations increased from 13% in 1990 to 55% in 1993. In contrast, refinancing activity decreased to 32% of total originations in 1994 and 25% in 1995 as the result of generally increasing interest rates. Increases in interest rates may adversely affect refinancing activity, which could have an adverse effect on HomeSide's origination revenues.

     HomeSide's loans held for sale are generally funded by borrowings under its revolving warehouse credit line. HomeSide's net warehouse interest income is the difference between the interest income it earns on loans held for sale (generally based on long-term interest rates) and the interest it pays on its borrowings (generally based on short-term interest rates). To the extent this spread narrows or if the yield curve inverts, HomeSide's results of operations could be adversely affected.

     Gain or loss on sales of mortgage loans may result from changes in interest rates from the time the interest rate on the customer's loan application is established to the time HomeSide sells the loan. To manage interest rate risk HomeSide uses a hedging strategy that is designed to minimize the negative effect of changes in interest rates on loans that have closed and loans for which interest rate commitments have been given that are expected to close. HomeSide then enters into forward sale commitments and option contracts with FNMA, FHLMC and the private investors to whom HomeSide sells loans based on this analysis. The actual number of loans that close may differ from the estimate, in particular due to changes in interest rates. The resultant mismatching of commitments to originate loans and commitments to deliver loans may have an adverse effect on results of operations.

     In addition, the value of HomeSide's servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. In periods of declining interest rates, the economic advantages to borrowers of refinancing mortgage loans increase, and increases in the rate of mortgage loan prepayments reduce the period during which HomeSide receives servicing income from such loans. HomeSide capitalizes the cost of the acquisition of servicing rights from third parties and began in 1996 to capitalize servicing rights on loans that it originates. Since the value of servicing rights is based upon the net present value of future cash flows, if the rate of prepayment of the related loans exceeds the rate assumed by HomeSide, due to a significant reduction in interest rates or otherwise, the value of the servicing portfolio will decrease and accelerated amortization of servicing rights may become necessary. Interest rate changes can also adversely affect the ability to sell or the proceeds of a sale of servicing rights to a third party. While HomeSide has established a hedging program designed to protect the value of its servicing portfolio from declines in economic value, the results of such hedging depend on a variety of factors, including the relationship between mortgage rates and Treasury securities, the hedge instruments used and other factors.


     HLI recognized a gain on risk management contracts of $108.7 million in 1995, of which $86.5 million was unrealized. During the first quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, through the date of the acquisition of HLI in March 1996, HLI recognized a loss on risk management contracts of $128.8 million, which included a reversal of such $86.5 million unrealized gain recognized during 1995. From March 15, 1996 to July 31, 1996, long-term interest rates continued to increase. Accordingly, the risk management contracts declined in value by $28.2 million from March 15, 1996 to May 31, 1996 and an additional $7.5 million during the period from June 1, 1996 to July 31, 1996. In both 1995 and 1996, changes in the value of HomeSide's mortgage servicing rights substantially offset the gain and loss on the risk management contracts. However, such changes in value were not fully recorded in the financial statements of HomeSide because servicing rights are recorded at the lower of amortized cost or market value.


LOAN DELINQUENCIES AND DEFAULTS ON LOANS

     HomeSide's profitability may be negatively impacted by economic downturns as the frequency of loan defaults tends to increase. From the time that HomeSide funds the loans it originates to the time it sells the loans (generally 10 to 40 days), HomeSide is generally at risk for any loan defaults. Once HomeSide sells the loans it originates, the risk of loss from loan defaults and foreclosure generally passes to the purchaser or insurer of the loans. In connection therewith, HomeSide typically makes certain representations and warranties to the purchasers and insurers of loans and to the purchasers of servicing rights. Such representa-tions and warranties generally relate to the origination and servicing of loans in substantial conformance with state and federal laws and applicable investor guidelines. If a loan defaults and there has been a breach of these representations and warranties, HomeSide becomes liable for the unpaid principal and interest on the defaulted mortgage loan. In such a case, HomeSide may be required to repurchase the loan and bear the subsequent loss, if any. Historically, the impact of loans repurchased by HomeSide as the result of such breaches of representations and warranties has not been material. However, the number and amount of loans repurchased in the future could increase due to the high volume of loans which HomeSide originates and sells. Accordingly, HomeSide believes that future provisions relating to loan repurchases may be necessary as loan origination volume increases. See "Business -- HLI -- Secondary Marketing".

     HomeSide is also affected by loan delinquencies and defaults on loans that it services. Under certain types of servicing contracts, particularly contracts to service loans that have been pooled or securitized, the servicer must forward all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. The servicer will be reimbursed, subject to certain limitations with respect to FHA/VA loans, by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of such reimbursement is typically uncertain. In the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted loans. HomeSide also foregoes servicing income from the time such loan becomes delinquent until foreclosure when, if any proceeds are available, such amounts may be recovered.

     HomeSide periodically incurs losses attributable to servicing Federal Housing Administration ("FHA") and Veterans Administration ("VA") loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. HLI's servicing losses on investor-owned loans totaled $2.8 million, $7.2 million and $10.0 million for the years ended 1993, 1994 and 1995, respectively, and $5.6 million for the period January 1, 1996 to March 15, 1996, primarily representing losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection. HomeSide has experienced minimal losses from FHA loans. In respect of VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and amounts recovered at the foreclosure sale. HomeSide's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry. There can be no assurance that HomeSide's servicing losses on investor-owned loans will not be greater in the future.

OPERATIONS AS AN INDEPENDENT COMPANY

     Prior to the consummation of the HLI Acquisition, HLI had been a wholly-owned subsidiary of BKB, and prior to the HHI Acquisition, HHI was a wholly-owned subsidiary of Barnett. Each has engaged in various intercompany transactions and arrangements with, and was provided certain administrative services by, its parent. As a former subsidiary of a national bank and a bank holding company, HLI and HHI, respectively, have benefitted from their ability to finance certain acquisitions, their loan production funding and to a lesser extent, their capital expenditure and working capital requirements, through borrowings from their respective parents. Following the consummation of the HLI Acquisition, certain arrangements, including all borrowing arrangements, with BKB were terminated or modified and, following the consummation of the HHI Acquisition, such arrangements with Barnett were similarly terminated or modified. See "Certain Relationships and Related Transactions". Accordingly, HomeSide can no longer rely on such entities and there can be no assurances that it will be able to successfully operate as an independent company.

CONCENTRATION OF OWNERSHIP

     THL and MDP, collectively, currently own approximately 33% of HomeSide; each of BKB and Siesta owns approximately 33%. In addition, THL, MDP, BKB and Siesta (the "Investors") have entered into an Amended and Restated Shareholder Agreement that provides for the designation of directors, requires super-majority consent for certain actions by the Board of Directors of HomeSide and other matters. As a result of their percentage ownership of HomeSide and such agreement, the Investors as a group will be able to effectively control the affairs and policies of HomeSide. Certain decisions concerning the operations or financial structure of HomeSide may present conflicts of interest between the owners of HomeSide's capital stock and the holders of the Exchange Notes. See "Certain Relationships and Related Transactions".

GENERAL INTEGRATION/SYSTEMS CONVERSION RISK

     The ability of HomeSide to realize significant benefits from the HHI Acquisition, including improved economies of scale in servicing costs and increased productivity, will depend on its ability to integrate HHI's operations effectively and to convert to the HHI servicing software system. Difficulties or delays in such integration and conversion could adversely affect HomeSide's operating and financial results.

COMPETITION

     The mortgage banking business is highly competitive. HomeSide competes with other mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions in every aspect of its business, including funding and purchasing loans from mortgage brokers, purchasing loans from correspondents and acquiring loan servicing rights and origination capabilities. HomeSide competes with mortgage banking companies and other financial institutions that have substantially greater financial resources, greater operating efficiencies and longer operating histories than HomeSide. To the extent that market pricing becomes more competitive, HomeSide may be unable to achieve its planned level of originations or consummate acquisitions of servicing rights at a satisfactory cost. Retail mortgage banking companies have direct access to borrowers and generally are able to sell their loans to the same entities that purchase HomeSide's loans. HomeSide depends primarily on mortgage brokers and correspondents for originating new loans. Competitors also seek to establish relationships with mortgage brokers and correspondents, who are not obligated by contract or otherwise to continue to do business with HomeSide.

REGULATION, POSSIBLE CHANGES AND RELATED MATTERS

     HomeSide's mortgage banking business is subject to the rules and regulations of the Department of Housing and Urban Development ("HUD"), FHA, VA, FNMA, FHLMC, GNMA and other regulatory agencies with respect to originating, processing, underwriting, selling, securitizing and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on HomeSide, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Moreover, lenders such as HomeSide are required annually to submit audited financial statements to FNMA, FHLMC and GNMA and to comply with each regulatory entity's own financial requirements. HomeSide's business is also subject to examination by FNMA, FHLMC and GNMA and state regulatory agencies at all times to assure compliance with applicable regulations, policies and procedures.

     Mortgage origination activities are subject to the provisions of various Federal and state statutes including, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act, and the regulations promulgated thereunder, which prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Many of the aforementioned regulatory requirements are designed to protect the interests of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicers, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions.

     HomeSide's net income reflects a reduction in interest expense on its borrowings with depository institutions for custodial balances placed with such institutions. Net income could be adversely affected to the extent that proposed revisions of applicable bank regulations cause these escrow accounts to be recharacterized as demand deposit accounts, thereby requiring reserves to be established with Federal Reserve Banks, which would reduce the amount of the credit. Other regulatory changes or interpretations if applied retroactively to change the ability of HomeSide to receive credit for escrow balances would adversely affect HomeSide.

     In addition, certain states require that interest be paid to mortgagors on funds deposited by them in escrow to cover mortgage-related payments such as property taxes and insurance premiums. Federal legislation has in the past been introduced that would, if ever enacted, revise current escrow regulations and establish a uniform interest payment requirement in all states. If such federal legislation were enacted or if other states enact legislation relating to payment of, or increases in the rate of, interest on escrow balances, or if such legislation were retroactively applied to loans in HomeSide's servicing portfolio, HomeSide's earnings would be adversely affected.

     Prior to the HLI Acquisition, HLI was a wholly-owned operating subsidiary of a national bank, and subject to substantially all of the regulations and restrictions applicable to a national bank. Prior to the HHI Acquisition, HHI was a wholly-owned subsidiary of a bank holding company. During the period that BKB or Barnett, or any of their subsidiaries, retains a material ownership interest in HomeSide, HomeSide and its subsidiaries (i) will continue to be under the jurisdiction, supervision, and examining authority of the Office of the Comptroller of the Currency ("OCC"), and (ii) may only engage in activities that are part of, or incidental to, the business of banking. The OCC has specifically ruled that mortgage banking is a proper incident to the business of banking.

     In recent years, the mortgage banking industry has been subject to class action lawsuits which allege violations of federal and state laws and regulations, including the propriety of collecting various fees and charges and the calculation of escrow amounts. Class action lawsuits may continue to be filed in the future against the mortgage banking industry generally. See "Business -- Litigation".

     There are various other state and local laws and regulations affecting HomeSide's operations. HomeSide is licensed in those states that require licensing to originate, purchase and/or service mortgage loans. Conventional mortgage operations may also be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes.

CONTINUATION OF FEDERAL PROGRAMS; AVAILABILITY OF ACTIVE SECONDARY MARKET

     HomeSide's ability to sell mortgage loans and mortgage-backed securities is largely dependent upon the continuation of programs of FNMA, FHLMC and private investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities. HomeSide's continued eligibility to participate in such programs is also a necessary element to the ability to sell mortgage loans. Although HomeSide is not aware of any proposed discontinuation of, or significant reduction in, the various programs of FNMA, FHLMC, or private investors, any such discontinuation or reduction in the operation of such programs could have a material adverse effect on HomeSide's operations. HomeSide expects that it will continue to remain eligible to participate in such programs but any significant impairment of such eligibility could also materially and adversely affect its operations.

     The requirements of loans accepted under such programs may be changed from time to time by the sponsoring entity. The profitability of participating in specific programs may vary depending on a number of factors, including the administrative costs to HomeSide of originating and purchasing qualifying loans.

     There can be no assurance that HomeSide will be successful in effecting the sale of mortgage loans at the historic price or volume levels in any particular future periods. Any significant change in the secondary market level of activity or underwriting criteria of FNMA, FHLMC or private investors could have a material adverse effect on the gain or loss on sales of mortgage loans recorded by HomeSide and therefore on HomeSide's results of operations.

FRAUDULENT CONVEYANCE

     The net proceeds from the sale of the Initial Notes were used to repay indebtedness under the short term promissory notes of the Issuer dated March 15, 1996, issued in favor of Merrill Lynch Capital Corporation (the "Bridge Loan"), to finance a portion of the cash consideration paid to Barnett in the HHI Acquisition and to repay borrowings under HomeSide's former credit facility. Borrowings under the Bridge Loan were used to finance a portion of the cash consideration paid to BKB in connection with the HLI Acquisition. The obligations of the Issuer incurred under the Indenture and the Notes, including the second priority security interest in the collateral created thereunder, may be subject to review under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Issuer. The requirements for establishing a fraudulent conveyance or revocatory transfer vary depending on the law of the jurisdiction which is being applied. If under relevant fraudulent conveyance statutes a court were to find that, at the time the Notes were issued, (i) the Issuer issued the Notes or granted the security interest in the collateral with the intent of hindering, delaying or defrauding current or future creditors of the Issuer, or
(ii) (a) the Issuer received less than reasonably equivalent value or fair consideration for issuing the Notes or granting such security interest and (b) the Issuer (A) was insolvent or was rendered insolvent by reason of the issuance of the Notes, (B) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, indebtedness beyond its ability to pay as such indebtedness matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, the judgment is unsatisfied after the final judgment), such court could avoid or subordinate the Notes to presently existing and future indebtedness of the Issuer, avoid the granting of the security interest in the collateral and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however the Issuer would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it is incurring indebtedness beyond its ability to pay as such indebtedness matures.

     The Issuer believes that at the time of issuance of the Notes it will have received reasonably equivalent value or fair consideration for issuing the Notes and granting the security interest in the Collateral and that it (i) will be (a) neither insolvent nor rendered insolvent thereby for purposes of the foregoing standards, (b) in possession of sufficient capital to meet its obligations as such obligations mature or become due and to operate its businesses effectively and (c) incurring obligations within its ability to pay such obligations as they mature or become due and (ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. No assurance can be given, however, that a court passing on such issues would reach the same conclusions.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON RESALE

     There is no existing market for the Exchange Notes and there can be no assurances as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, HomeSide's operating results and the market for similar securities. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Issuer does not intend to apply for listing of the Exchange Notes offered hereby on any securities exchange or through the National Association of Securities Dealers Automated Quotation System.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of Initial Notes set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not anticipate registering the Initial Notes under the Securities Act. Holders of the Initial Notes who do not tender their Notes in the Exchange Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Initial Notes were originally issued and sold on May 14, 1996. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Initial Notes, the Issuer agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which the Exchange Notes would be offered in exchange for Initial Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit the Issuer to effect such an exchange offer, the Issuer agreed, at its cost, to file a shelf registration statement covering resales of the Initial Notes (the "Resale Registration Statement") and to have such Resale Registration Statement declared effective and kept effective for a period of three years from the effective date thereof. In the event that (i) the Issuer fails to file the Exchange Offer Registration Statement, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Resale Registration Statement is not declared effective by the Commission, in each case within specified time periods, the interest rate borne by the Notes shall increase, which interest will accrue and be payable in cash until completion of such filing, declaration of effectiveness or completion of such exchange. See "Registration Rights Agreement".

     The sole purpose of the Exchange Offer is to fulfill obligations of the Issuer with respect to the foregoing agreement. Following the consummation of the Exchange Offer, the Issuer does not currently anticipate registering any untendered Initial Notes under the Securities Act and will not be obligated to do so.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the carrying value of the Initial Notes that are exchanged. Therefore, no gain or loss will be recorded in HomeSide's financial statements as a result of the transaction.

TERMS OF THE EXCHANGE

     The Issuer hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Initial Notes, for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and the holders of the Exchange Notes (as well as remaining holders of any Initial Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Registration Rights Agreement". The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes".

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

     Interest on the Exchange Notes shall accrue from May 14, 1996 or from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered.

     Tendering holders of the Initial Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 5:00 p.m. New York City time, on        , 1996, unless
the Issuer, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Issuer, shall expire. The Issuer reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to The Bank of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Initial Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date will be the first business day following the Expiration Date. The Issuer expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Initial Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuer and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, the Issuer will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable. Unless the Issuer terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuer will exchange the Exchange Notes for the Initial Notes on the Exchange Date.

HOW TO TENDER

     The tender to the Issuer of Initial Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of an Initial Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Initial Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date, (ii) complying with the procedure for book entry transfer described below or (iii) complying with the guaranteed delivery procedures described below.

     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company ("DTC") (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of Initial Notes), the signature of such signer need not be guaranteed. In any other case. the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The method of delivery of Initial Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Initial Notes.

     The Exchange Agent will request that DTC establish an account with respect to the Initial Notes for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Participant may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Initial Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Initial Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against such Participant.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Initial Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuer may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Initial Notes is received by the Exchange Agent, (ii) a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility is received by the Exchange Agent, or (iii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes will be determined by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of the counsel of the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Initial Notes. None of the Issuer, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Initial Notes for exchange (the "Transferor") exchanges, assigns and transfers the Initial Notes to the Issuer and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Initial Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Initial Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that, when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Initial Notes or transfer ownership of such Initial Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Initial Notes by the Issuer and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the Registration Rights Agreement and that the Issuer shall have no further obligations or liabilities thereunder. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Initial Notes, the Transferor certifies that it is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Initial Notes to be withdrawn, the certificate numbers of Initial Notes to be withdrawn, the principal amount of Initial Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Initial Notes exchanged, and the name of the registered holder of such Initial Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Initial Notes being withdrawn. The Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of Initial Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purpose of the Exchange Offer, the Issuer shall be deemed to have accepted for exchange validly tendered Initial Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Initial Notes for the purpose of receiving Exchange Notes from the Issuer and causing the Initial Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by the Exchange Agent promptly after acceptance of the tendered Initial Notes. Initial Notes not accepted for exchange by the Issuer will be returned without expense to the tendering holders promptly following the Expiration Date or, if the Issuer terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to issue Exchange Notes in respect of any properly tendered Initial Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Initial Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Issuer, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Issuer, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer.

     In addition, the Issuer will not accept for exchange any Initial Notes tendered and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     The Issuer expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Issuer of properly tendered Initial Notes). In addition, the Issuer may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occur. Moreover, regardless of whether either of such conditions has occurred, the Issuer may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Issuer and may be waived by the Issuer, in whole or in part, if, in its reasonable judgment, such waiver is not disadvantageous to holders of the Initial Notes.

Any determination made by the Issuer concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Issuer has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuer will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuer. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuer may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuer by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Issuer will have fulfilled a covenant contained in the terms of the Initial Notes, the Indenture and the Registration Rights Agreement. Holders of the Initial Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Initial Notes". All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

     The Issuer may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Initial Notes which are not tendered pursuant to the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the capitalization of HomeSide as of May 31, 1996. The information in this table should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this Prospectus. Excess cash resulting from the HHI Acquisition was used to repay a portion of the servicing secured credit facility subsequent to May 31, 1996. At
June 30, 1996, the balance of the servicing secured credit facility was $825.9 million.


                                                                              AT MAY 31, 1996
                                                                              ---------------
                                                                                (DOLLARS IN
                                                                                 MILLIONS)
Short-term debt:
  Warehouse credit facility.............................................          $  955.0
                                                                                  ========
Long-term debt:
  Servicing secured credit facility.....................................          $  946.5
  Notes.................................................................             200.0
  Other.................................................................              21.6
                                                                                  --------
          Total long-term debt..........................................           1,168.1
Stockholders' equity
  Class A voting common stock, par value $.01 per share, authorized
     2,500,000 shares, issued and outstanding 2,045,717 shares..........                --
  Class B non-voting common stock, par value $.01 per share, authorized
     5,714 shares, issued and outstanding 5,714 shares..................                --
  Class C non-voting common stock, par value $1.00 per share, authorized
     5,714 shares, issued and outstanding 5,714 shares..................                --
  Additional paid-in capital............................................             360.0
  Retained earnings.....................................................               6.6
                                                                                  --------
                                                                                     366.6
          Less: Notes received in payment for capital stock.............              (1.6)
                                                                                  --------
               Total stockholders' equity...............................             365.0
                                                                                  --------
               Total capitalization.....................................          $1,533.1
                                                                                  ========

                        UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

     The unaudited pro forma consolidated financial information set forth below which is based upon management's assumptions and includes adjustments as described in the notes which follow, should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. The Unaudited Pro Forma Consolidated Income Statement set forth below gives effect to the HLI Acquisition and the HHI Acquisition and the issuance of $200.0 million principal amount of the Initial Notes as though such transactions occurred on January 1, 1995. Results of operations for the quarter ended May 31, 1996 are included for the period March 16, 1996 to May 31, 1996 for HomeSide and the period April 1, 1996 to May 30, 1996 for HHI. Results of operations for the year ended December 31, 1995 include the results of HLI and HHI for the twelve months ended December 31, 1995. The unaudited pro forma consolidated financial information does not purport to represent the results that actually would have occurred if the acquisition of HLI or the acquisition of HHI or the issuance of the Initial Notes had in fact occurred on such date or to project the results that may be achieved in the future.


               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                         QUARTER ENDED MAY 31, 1996(A)


                                                                           HHI ACQUISITION        PRO FORMA
                                         HOMESIDE             HHI           AND OFFERING        HOMESIDE, HHI
                                       HISTORICAL(A)     HISTORICAL(A)     ADJUSTMENTS(B)      AND THE OFFERING
                                       -------------     -------------     ---------------     ----------------
Revenues:
  Mortgage servicing fees............      $ 41.5            $20.6               $  --              $ 62.1
  Amortization of mortgage servicing
     rights..........................       (16.4)            (8.3)               (1.5)(c)           (26.2)
                                           ------            -----              ------              ------
          Net servicing revenue......        25.1             12.3                (1.5)               35.9
  Interest income....................        12.7              4.9                 1.7(d)             19.3
  Interest expense...................       (15.0)            (3.5)               (1.4)(d)           (19.9)
                                           ------            -----              ------              ------
          Net interest revenue.......        (2.3)             1.4                 0.3                (0.6)
  Net mortgage origination revenue...        10.8              5.0                (4.0)(e)            11.8
  Other income.......................         0.1              0.7                (0.7)(f)             0.1
                                           ------            -----              ------              ------
          Total revenue..............        33.7             19.4                (5.9)               47.2
Expenses:
  Salaries and employee benefits.....        11.5             10.4                (5.5)(g)            16.4
  Occupancy and equipment............         1.8              1.6                (1.2)(h)             2.2
  Servicing losses on investor-owned
     loans...........................         3.9               --                  --                 3.9
  Other expenses.....................         5.4             12.2                (4.5)(i)            13.1
                                           ------            -----              ------              ------
          Total expenses.............        22.6             24.2               (11.2)               35.6
Income before income taxes...........        11.1             (4.8)                5.3                11.6
Income tax expense...................         4.5             (0.9)                1.1(j)              4.7
                                           ------            -----              ------              ------
Net income...........................      $  6.6            $(3.9)             $  4.2              $  6.9
                                           ======            =====              ======              ======


- ---------------
(a) Reflects HomeSide's and HHI's historical consolidated financial statements for the period March 16, 1996 to May 31, 1996 for HomeSide and for the period April 1, 1996 to May 30, 1996 for HHI. Pro forma adjustments to the historical financial statements have been completed in a manner consistent with the calendar periods of the related financial statements of HomeSide and HHI, respectively.

(b) Reflects pro forma adjustments related to the HHI Acquisition and proceeds from the offering of $200.0 million of notes as if such offering occurred on March 16, 1996. The adjustments reflect the application of purchase accounting to the HHI Acquisition and, as a result, the assets and liabilities have been adjusted to reflect the allocation of the purchase price.

(c) Amortization was increased by $1.5 million to reflect the allocation of the HHI purchase price to mortgage servicing rights.

(d) In 1996, HHI sold loans held for sale as participations to an affiliate of Barnett. The funding source will be replaced with the Bank Credit Agreement. Consequently, interest income was increased by $1.7 million to adjust for interest income passed to the participations.

     Interest expense was reduced to reflect the Bank Credit Agreement. Also reflects the reversal of interest expense of $1.4 million on $90.0 million of bridge financing outstanding March 16, 1996 to May 15, 1996 and records incremental interest expense of $3.6 million on the $200 million of notes as if the issuance occurred on March 16, 1996 instead of May 15, 1996. A portion of the proceeds from the offering were used to pay-off the bridge financing.

        Bank Credit Agreement................................................  $  .8
        Reversal on interest on $90 million bridge financing.................    1.4
        Interest expense on $200 million of notes............................   (3.6)
                                                                               -----
                  Net increase in interest expense...........................  $(1.4)
                                                                               =====

     Pro Forma interest expense is comprised of the following components:

        Warehouse interest expense..........................................  $(15.9)
        Interest credit on escrow deposits..................................    12.8
        Other interest expense
          Servicing secured interest expense................................    (9.2)
          Other interest expense............................................    (7.6)
                                                                              ------
        Total other interest expense........................................   (16.8)
                                                                              ------
                  Total interest expense....................................  $ 19.9
                                                                              ======

(e) Origination revenue of $4.0 million generated by the loan production units retained by Barnett was eliminated.

(f) Barnett is retaining mortgage loans held for investment. The interest earned on these loans of $0.7 million has been eliminated.

(g) Salaries and employee benefits of $5.5 million for mortgage loan production units retained by Barnett were eliminated. The personnel associated with these positions were retained by Barnett.

(h) Occupancy and equipment expenses of $1.2 million for loan production units retained by Barnett have been eliminated. The assets and operations associated with these functions were retained by Barnett.

(i) Expenses have been reduced for mortgage loan production units retained by Barnett. Other expenses have been adjusted to reflect amortization of debt issuance costs.

        Decrease in other expenses for loan production units retained by
          Barnett............................................................  $(3.8)
        Elimination of goodwill amortization.................................   (1.0)
        Amortization of debt issuance costs..................................    0.3
                                                                               -----
                  Net decrease in other expenses.............................  $(4.5)
                                                                               =====

(j) Adjusts income tax expense for HomeSide's expected effective income tax rate.

- ---------------

Note: Numbers may not total or agree to financial statements due to rounding.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1995

                                                                 PRO FORMA                                         PRO FORMA
                                                   HLI           HOMESIDE                          HLI           HOMESIDE FOR
                                               ACQUISITION      FOR THE HLI                    ACQUISITION      THE HLI AND HHI
                                    HLI        AND OFFERING   ACQUISITION AND       HHI        AND OFFERING    ACQUISITIONS AND
                               HISTORICAL(A)  ADJUSTMENTS(B)   THE OFFERING    HISTORICAL(A)  ADJUSTMENTS(C)     THE OFFERING
                               -------------  --------------  ---------------  -------------  --------------  -------------------
Revenues:
Mortgage servicing fees.......    $ 173.0                         $ 173.0         $ 108.6         $ 19.9(m)         $ 301.5
Gain on risk management
  contracts...................      108.7             --            108.7              --             --(n)           108.7
Amortization of mortgage
  servicing rights............     (108.0)        $ (7.7)(d)       (115.7)          (48.3)          (8.8)(o)         (172.8)
                               -------------     -------      ---------------  -------------     -------           --------
Net servicing revenue.........      173.7           (7.7)           166.0            60.3           11.1              237.4
Interest income...............       24.3            5.4(e)          29.7            27.3            9.9(p)            66.9
Interest expense..............      (27.1)         (11.0)(f)        (38.1)          (20.4)         (13.9)(q)          (72.4)
                               -------------     -------      ---------------  -------------     -------           --------
Net interest revenue..........       (2.8)          (5.6)            (8.4)            6.9           (4.0)              (5.5)
Net mortgage origination
  revenue.....................        3.4           (2.9)(g)          0.5             3.2           (3.0)(r)            0.7
Gain on sales of servicing
  rights......................       10.2          (10.2)(h)           --             9.1           (9.1)(s)             --
Other income..................        0.5             --              0.5             2.5           (2.3)(t)            0.7
                               -------------     -------      ---------------  -------------     -------           --------
Total revenue.................      185.0          (26.4)           158.6            82.0           (7.3)             233.3
Expenses:
Salaries and employee
  benefits....................       45.4           (5.8)(i)         39.6            53.1          (21.5)(u)           71.2
Occupancy and equipment.......       10.0           (6.4)(j)          3.6             6.0           (4.2)(v)            5.4
Servicing losses on
  investor-owned loans........       10.0             --             10.0              --             --               10.0
Real estate acquired..........        1.1             --              1.1              --             --                1.1
Other expenses................       21.8            3.3(k)          25.1            52.9          (21.6)(w)           56.4
                               -------------     -------      ---------------  -------------     -------           --------
Total expenses................       88.3           (8.9)            79.4           112.0          (47.3)             144.1
Income before income tax
  expense.....................       96.7          (17.5)            79.2           (30.0)          40.0               89.2
Income tax expense............       37.9           (7.8)(l)         30.1            (9.6)          16.0(x)            36.5
                               -------------     -------      ---------------  -------------     -------           --------
Net income....................    $  58.8         $ (9.7)         $  49.1         $ (20.4)        $ 24.0            $  52.7(y)
                               ============   ==============  ==============   ============   ==============  ===================

- ---------------
(a) Reflects HLI's and HHI's historical consolidated income statements for the year ended December 31, 1995 subject to certain reclassifications to conform with the pro forma income statement presentation. For HHI, amortization of goodwill and affiliate profit sharing amounts have been reclassified to conform with this pro forma presentation.

(b) Reflects pro forma adjustments related to HomeSide's initial capitalization and the HLI Acquisition, including related financing and proceeds from $112.5 million of the Notes. The remaining proceeds of the Offering were held in escrow pending completion of the HHI Acquisition. The adjustments reflect the application of purchase accounting to the HLI Acquisition and, as a result, the assets and liabilities have been adjusted to reflect the allocation of the purchase price.

(c) Reflects pro forma adjustments related to the HHI Acquisition, including related financing and proceeds from the incremental $87.5 million of the Notes. The adjustments reflect the application of purchase accounting to the HHI Acquisition and, as a result, the assets and liabilities have been adjusted to reflect the allocation of the purchase price.

(d) Amortization of mortgage servicing rights was increased by $7.7 million to reflect the allocation of the HLI purchase price to servicing rights.

(e) In 1995, HLI sold loans held for sale as participations to an affiliate of Bank of Boston. This funding source was replaced with the Bank Credit Agreement. Consequently, interest income has been increased by $13.3 million to adjust for interest income passed to the participations. Bank of Boston retained mortgage loans held for investment. The interest earned on these loans of $7.9 million has been eliminated.

(f) Reflects the Bank Credit Agreement, issuance of $112.5 million of the Notes, and new capital structure. The Bank Credit Agreement also replaced the funding of loans held for sale as participations to an affiliate of Bank of Boston. Consequently, interest expense has been increased by $10.3 million.

     The income earned on the escrow deposit accounts associated with the loan servicing portfolio reduces interest expense. Before the HLI Acquisition, these deposits were held at Bank of Boston and earned a higher benefit than would have been earned had they been held by an independent party. Reduction of $2.6 million is based on the benefit that would have been received from an independent party.

             New Bank Credit Agreement and capital structure..............    $ 14.6
             Issuance of $112.5 million of the Notes......................     (12.7)
             Participations to affiliate of Bank of Boston................     (10.3)
             Reduced benefit from escrow deposits.........................      (2.6)
                                                                               -----
                                                                              $(11.0)
                                                                               =====

     Pro Forma interest expense is comprised of the following components:

             Warehouse interest expense...................................    $(24.8)
             Interest credit on escrow deposits...........................      32.1
             Other interest expense
               Servicing secured interest expense.........................     (31.3)
               Other interest expense.....................................     (14.1)
                                                                               -----
             Total other interest expense.................................     (45.4)
                                                                               -----
                       Total interest expense.............................    $(38.1)
                                                                               =====

(g) Mortgage origination revenue of $2.9 million generated by the branches retained by Bank of Boston was eliminated.

(h) Mortgage servicing rights were adjusted to fair value as part of the purchase accounting adjustments. Therefore no gain on sales would have been recognized since the proceeds received on the sales would have been equal to the cost basis of the mortgage servicing rights.

(i) The salaries and employee benefits incurred at the retail branches and the loan processing center retained by Bank of Boston of $5.8 million have been eliminated. The personnel associated with these positions were retained by Bank of Boston.

(j) Occupancy expenses for the retail branches and the loan processing center retained by Bank of Boston of $6.4 million have been eliminated. The assets and operations associated with these functions were retained by Bank of Boston.

(k) Reflects amortization of debt issuance and Offering costs of $3.6 million and elimination of goodwill amortization of $0.3 million.

(l) Adjusts income tax expense for the HLI Acquisition and Offering Adjustments and HomeSide's expected effective rate.

(m) BancPLUS was acquired by HHI on February 28, 1995. Income for the period January 1, 1995 through February 28, 1995 was added to reflect the period BancPLUS was not owned by HHI. Also, servicing fee income was increased to reflect the new agreement on servicing fee rates paid on Barnett's mortgage loan portfolio.

             Period BancPLUS not owned by HHI................................  $ 9.9
             Servicing fee income............................................   10.0
                                                                               -----
                  Net increase in mortgage servicing revenues................  $19.9
                                                                               =====

(n) At HHI, risk management contracts were not in place throughout 1995 and no gains were recognized in income to offset the decline in the value of the mortgage servicing rights and accelerated amortization due to changes in interest rates. No adjustments have been included to reflect the results of a risk management program had once been in place at HHI. After the HHI Acquisition, HomeSide extended its risk management practices to the combined servicing portfolio.

(o) Amortization of mortgage servicing rights was increased to reflect the period from January 1, 1995 through February 28, 1995 during which BancPLUS was not owned by HHI. Amortization was also increased to reflect the allocation of the HHI purchase price to mortgage servicing rights.

             Amortization for BancPLUS during period not owned by HHI........  $(2.9)
             Increased amortization..........................................   (5.9)
                                                                               -----
                  Net increase in amortization of mortgage servicing
                    rights...................................................  $(8.8)
                                                                               =====

(p) In 1995, HHI sold loans held for sale as participations to an affiliate of Barnett. This funding source will be replaced with the Bank Credit Agreement. Consequently, interest income was increased to adjust for interest income passed to the participations. Income for the period January 1, 1995 through February 28, 1995 was added to reflect the period BancPLUS was not owned by BMC. Barnett is retaining mortgage loans held for investment. The interest earned on these loans has been eliminated.

        Interest income on participations...................................  $  9.6
        Period BancPLUS not owned by HHI....................................     1.4
        Elimination of interest income on mortgage loans held for
          investment........................................................    (1.1)
             Net increase in warehouse interest income......................  $  9.9
                                                                              ======

(q) Reflects the Bank Credit Agreement, issuance of $87.5 million of the Notes and the new capital structure.

     Interest expense for the period January 1, 1995 through February 28, 1995 was added to reflect the period BancPLUS was not owned by BMC.

     The income earned on the escrow deposit accounts associated with the loan servicing portfolio reduces interest expense. Before the HHI Acquisition, these deposits were held at Barnett and earned a higher benefit than would have been earned had they been held by an independent party. Reduction of $0.6 million is based on the benefit that would have been received from an independent party.

             New Bank Credit Agreement and capital structure................  $ (1.6)
             Issuance of $87.5 million of the Notes.........................    (9.8)
             Period BancPLUS not owned by HHI...............................    (1.9)
             Reduced benefit from escrow deposits...........................    (0.6)
                                                                              ------
                                                                              $(13.9)
                                                                              ======

     Pro Forma interest expense is comprised of the following components:

        Warehouse interest expense........................................    $(40.9)
        Interest credit on escrow deposits................................      31.2
        Other interest expense
             Servicing secured interest expense...........................     (14.8)
             Other interest expense.......................................      (9.8)
                                                                               -----
        Total other interest expense                                            24.6
                                                                               -----
                  Total interest expense..................................    $ 34.3
                                                                               =====

(r) Origination revenue of $3.0 million generated by the loan production units retained by Barnett was eliminated.

(s) Mortgage servicing rights were adjusted to fair value as part of the purchase accounting adjustments. Because the proceeds received on the sales would have been equal to the adjusted carrying value of the mortgage servicing rights, no gain on sales would have been recognized.

(t) Other income of $2.3 million generated by the branches retained by Barnett was eliminated.

(u) Salaries and employee benefits for the period January 1, 1995 through February 28, 1995 were added to reflect the period BancPLUS was not owned by HHI. Salaries and employee benefits for mortgage loan production units retained by Barnett were eliminated.

             Period BancPLUS not owned by HHI...............................  $  5.6
             Decrease in salaries and employee benefits for loan production
              units retained by Barnett.....................................   (27.1)
                                                                              ------
             Net decrease in salaries and employee benefits.................  $(21.5)
                                                                              ======

(v) Occupancy and equipment expenses of $4.2 million for loan production units retained by Barnett have been eliminated.

(w) Expenses have been reduced for mortgage loan production units retained by Barnett. Other expenses for the period January 1, 1995 through February 28,
     1995 were added to reflect the period BancPLUS was not owned by HHI. Other expenses have been adjusted to reflect amortization of debt issuance costs and amortization of goodwill.

             Decrease in other expenses for loan production units retained by Barnett....................................................  $(25.8)
             Period BancPLUS not owned by HHI -- other expenses.............     3.9
             Amortization of debt issuance costs............................     2.0
             Adjustment to amortization of goodwill.........................    (1.7)
                                                                              ------
                  Net decrease in other expenses............................  $(21.6)
                                                                              ======

(x) Adjusts income tax expense for the HHI Acquisition and Offering Adjustments and HomeSide's expected effective rate.

(y) The pro forma financial statements for the year ended December 31, 1995 have been prepared under the accounting policies used by HLI and HHI during that period. Effective January 1, 1996, HLI and HHI prospectively adopted SFAS 122, "Accounting for Mortgage Servicing Rights." This statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of originated mortgage servicing rights (OMSR) is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Also, the new statement requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.


     Had this statement been adopted January 1, 1995, net mortgage origination revenue would have increased by $10.6 million and $2.8 million for pro forma HLI and pro forma HHI, respectively, for the effect on income of recording OMSR. If these provisions of SFAS 122 were applied to the pro forma financial statements for the year ended December 31, 1995, additional amortization of mortgage servicing rights of $45.0 million and $10.0 million would have been recorded for pro forma HLI and pro forma HHI, respectively, due to the interest rate environment during 1995. As a result of the above adjustments, pro forma HomeSide for the HLI Acquisition and the Offering net income would have been $27.8 million and pro forma HomeSide for the HLI and HHI Acquisitions and the Offering net income would have been $28.1 million for the year ended December 31, 1995.

- ---------------
Note: Numbers may not total or agree to financial statements due to rounding.

                     SELECTED CONSOLIDATED FINANCIAL INFORMATION

               SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HOMESIDE

     The selected consolidated financial information of HomeSide set forth below is for its first quarter of operations (March 16, 1996 to May 31, 1996) should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of HomeSide included elsewhere in this Prospectus.
See also "Unaudited Pro Forma Consolidated Financial Information." The consolidated operating results for the period March 16, 1996 to May 31, 1996 and the consolidated balance sheet data at May 31, 1996 are unaudited but, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the period ended May 31, 1996 are not necessarily indicative of results to be expected for the full year.


                                                                              FOR THE PERIOD
                                                                              MARCH 16, 1996
                                                                             TO MAY 31, 1996
                                                                             ---------------
                                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
Mortgage servicing fees.................................................       $     41,485
Amortization of mortgage servicing rights...............................            (16,442)
                                                                              -------------
Net servicing revenue...................................................             25,043
Interest income.........................................................             12,719
Interest expense........................................................            (14,962)
                                                                              -------------
Net interest revenue....................................................             (2,243)
Net mortgage origination revenue........................................             10,810
Other income............................................................                107
                                                                              -------------
Total revenues..........................................................             33,717
Expenses:
Salaries and employee benefits..........................................             11,480
Occupancy and equipment.................................................              1,846
Servicing losses on investor-owned loans................................              3,938
Other expenses..........................................................              5,345
                                                                              -------------
Total expenses..........................................................             22,609
Income before income taxes..............................................             11,108
Income tax expense......................................................              4,554
                                                                               ------------
Net income..............................................................       $      6,554
                                                                               ============
SELECTED OPERATING DATA:
Volume of loans originated and acquired (a).............................       $  3,990,934
Loan servicing portfolio (at period end) (a), (b).......................       $ 78,391,496
Loan servicing portfolio (average) (a), (b).............................       $ 44,718,020
Weighted average interest rate (at period end) (a)......................              7.86%
Weighted average servicing fee (average for period) (a).................             0.389%
Ratio of earnings to fixed charges......................................               1.73x
SELECTED BALANCE SHEET DATA (AT PERIOD END):
Mortgage loans held for sale............................................       $    974,484
Mortgage servicing rights...............................................          1,235,708
Total assets............................................................          2,666,771
Warehouse credit facility...............................................            954,994
Long term debt..........................................................          1,168,059
Total liabilities.......................................................          2,301,817
Total stockholders' equity..............................................            364,954


- ---------------
(a) Period information is for the period March 1, 1996 to May 31, 1996 and period end information is at May 31, 1996.

(b) HomeSide's loan servicing portfolio includes HHI's loan servicing portfolio of $33.1 billion acquired on May 31, 1996. The average balance of HomeSide's loan servicing portfolio was calculated exclusive of HHI's servicing portfolio.


               SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HLI

    The selected consolidated financial information of HLI (formerly BancBoston Mortgage Corporation) set forth below has been derived from the audited financial statements of HLI and the related notes thereto. The selected consolidated financial information should be read in conjunction with HLI's Consolidated Financial Statements and the Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI" included elsewhere in this Prospectus. See also "Unaudited Pro Forma Consolidated Financial Information."

                                                YEARS ENDED DECEMBER 31,                       FOR THE THREE     FOR THE PERIOD
                            ----------------------------------------------------------------    MONTHS ENDED     JANUARY 1, 1996
                               1991         1992         1993         1994          1995       MARCH 31, 1995   TO MARCH 15, 1996
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
                                                 (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
Mortgage servicing fees.... $    92,362  $   105,890  $   111,822  $   140,491   $   173,038    $     43,657       $    38,977
Gain (loss) on risk
  management contracts.....          --           --        6,688       (6,702)      108,702           3,612          (128,795)
Amortization of mortgage
  servicing rights.........     (37,213)     (73,908)    (112,492)     (66,801)     (108,013)        (23,103)           (7,245)
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
  Net servicing revenue....      55,149       31,982        6,018       66,988       173,727          24,166           (97,063)
Interest income............      41,252       46,865       50,156       31,585        24,324           4,122             8,423
Interest expense...........     (27,686)     (38,855)     (44,199)     (33,952)      (27,128)         (6,079)          (10,089)
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
  Net interest revenue.....      13,566        8,010        5,957       (2,367)       (2,804)         (1,957)           (1,666)
Net mortgage origination
  revenue (expense)........       6,508        1,123        6,173        4,983         3,417          (1,083)            7,638
Gain on sales of servicing
  rights...................      12,034       14,769          651       10,862        10,230           4,285                --
Other income...............          52           17           50          147           511              13               253
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
        Total revenues.....      87,309       55,901       18,849       80,613       185,081          25,424           (90,838)
Expenses:
  Salaries and employee
    benefits...............      27,328       30,053       33,096       40,370        45,381          11,696            10,287
  Occupancy and
    equipment..............       7,809        7,788        7,966        9,012        10,009           2,358             2,041
  Servicing losses on
    investor-owned loans...       2,880        8,138        2,770        7,177         9,981             733             5,560
  Real estate acquired.....       1,195        1,124        1,600          253         1,054             218               291
  Other expenses...........      17,552       20,461       22,058       19,326        21,896           4,713             7,377
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
        Total expenses.....      56,764       67,564       67,490       76,138        88,321          19,718            25,556
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
Income (loss) before income
  taxes and cumulative
  effects of changes in
  accounting principles....      30,545      (11,663)     (48,641)       4,475        96,760           5,706          (116,394)
Income tax expense
  (benefit) before
  cumulative effects of
  changes in accounting
  principles...............      12,168       (3,829)     (17,284)       2,525        37,934           2,277           (42,533)
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
Income (loss) before
  cumulative effects of
  changes in accounting
  principles...............      18,377       (7,834)     (31,357)       1,950        58,826           3,429           (73,861)
  Change in purchased
    mortgage servicing
    rights (PMSR) valuation
    method, net of tax.....          --           --      (59,921 (a)          --          --             --                --
  Change in accounting for
    income taxes...........          --           --        6,093(b)          --          --              --                --
  Change in accounting for
    mortgage servicing fee
    income, net of tax.....          --           --           --        3,455(c)          --             --                --
                            -----------  -----------  -----------  -----------   -----------   --------------   -----------------
Net income (loss).......... $    18,377  $    (7,834) $   (85,185) $     5,405   $    58,826    $      3,429       $   (73,861)
                             ==========   ==========   ==========   ==========    ==========   ==============   =================
SELECTED OPERATING DATA:
Volume of loans originated
  and acquired............. $ 5,196,996  $ 9,705,875  $13,682,761  $14,473,000   $ 9,567,521       1,181,642       $ 4,187,603(e)
Loan servicing portfolio
  (at period end)..........  20,600,569   23,705,642   27,999,100   37,971,200    41,555,354      37,800,120        44,158,163(e)
Loan servicing portfolio
  (average)................  19,663,100   22,153,100   25,852,400   33,178,600    39,283,700      38,099,730        43,158,072(e)
Weighted average interest
  rate (at period end).....        9.65%        9.05%        8.07%        7.91%         7.97%           7.90%             7.92%(e)
Weighted average servicing
  fee (average for
  period)..................       0.400%       0.390%       0.372%       0.389%        0.383%          0.384%            0.380%(e)
Ratio of earnings to fixed
  charges..................        2.06x          --(d)          --(d)        1.13x        4.40x          1.88x             --(d)
SELECTED BALANCE SHEET DATA
  (AT PERIOD END):
Mortgage loans held for
  sale..................... $   507,776  $   495,455  $   607,506  $   271,215   $   388,436    $     70,978       $   641,465
Mortgage servicing
  rights...................     296,393      337,307      281,727      431,148       551,338         414,974           542,862
Total assets...............   1,034,269    1,073,686    1,193,583    1,006,887     1,254,303         858,001         1,512,902
Note payable to parent.....     748,827      799,992    1,019,011      779,021       966,000         648,499         1,256,000
Long term debt.............      14,483       14,339       14,180       14,007        13,816          13,961            13,790
Total liabilities..........     818,890      866,141    1,071,223      879,122     1,067,712         726,807         1,400,172
Total stockholders'
  equity...................     215,379      207,545      122,360      127,765       186,591         131,194           112,730

- ---------------
(a) On January 1, 1993, HLI changed its method of accounting for PMSR to conform to the accounting rules adopted in 1993 by the banking regulators. Under these new rules, the carrying value of PMSR is recorded at the lesser of amortized cost or the discounted cash flows from servicing the underlying mortgages. Previously, this valuation was performed on an undiscounted basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements.

(b) On January 1, 1993, HLI adopted SFAS No. 109, "Accounting for Income Taxes," which principally affects accounting for deferred taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements.

(c) On January 1, 1994, HLI changed its method of recognizing servicing fee income to the accrual method. Previously, these fees were recorded as income when the payments were received. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements.

(d) Fixed charges exceeded income before income taxes, cumulative effects of changes in accounting principles and fixed charges by $11.7 million and $48.6 million in 1992 and 1993, respectively, and $116.4 million for the period January 1, 1996 to March 15, 1996.

(e) Period information is for the period January 1, 1996 to March 31, 1996 and period end information is at March 31, 1996.

               SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HHI

     The selected consolidated financial information of HHI (formerly Barnett Mortgage Company) set forth below has been derived from the audited financial statements of HHI and the related notes thereto. The selected consolidated financial information should be read in conjunction with HHI's Consolidated Financial Statements and the Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HHI" included elsewhere in this Prospectus. See also "Unaudited Pro Forma Consolidated Financial Information."

                                                                                     FOR THE PERIOD  FOR THE SIX   FOR THE PERIOD
                               YEARS ENDED DECEMBER 31,               FOR THE THREE  APRIL 1, 1996   MONTHS ENDED    JANUARY 1,
                  --------------------------------------------------  MONTHS ENDED     TO MAY 30,      JUNE 30,     1996 TO MAY
                   1991      1992       1993     1994(A)    1995(B)   JUNE 30, 1995       1996           1995         30, 1996
                  -------   -------   --------   --------   --------  -------------  --------------  ------------  --------------
                                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED
  STATEMENTS OF
  OPERATIONS
  DATA:
Mortgage
  Origination
  Revenue:
  Mortgage
    origination
    fees......... $    --   $    --   $    358   $  3,276   $ 17,104    $   3,469       $  1,646       $  6,005       $  7,288
  Gain (loss) on
    sales of
    loans, net...   3,184     8,187      5,688        692    (13,920)         995         (3,383)         1,514            482
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
        Total
         mortgage
      origination
       revenue...   3,184     8,187      6,046      3,968      3,184        4,464         (1,737)         7,519          7,770
Interest Income
  (expense):
  Interest
    income.......     765       657        855      3,460     27,264        4,420          5,638          7,003         14,216
  Interest
    expense,
    substantially
    all to
    affiliates...    (568)     (531)    (1,415)    (4,911)   (20,427)      (6,766)        (3,480)        (9,685)        (9,574)
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
        Net
         interest
          income
     (expense)...     197       126       (560)    (1,451)     6,837       (2,346)         2,158         (2,682)         4,642
Mortgage
  Servicing
  Revenue:
  Mortgage
    servicing
    income.......  10,143    13,427     20,560     27,130     83,502       22,439         15,709         35,723         38,833
  Mortgage
    servicing
    income from
    affiliates...   6,986    16,143     18,326     20,017     25,057        6,407          5,464         12,503         13,626
  Amortization of
    capitalized
    mortgage
    servicing
    rights.......  (2,453)   (6,013)   (11,547)   (17,783)   (48,282)     (12,124)        (8,456)       (20,475)       (25,467)
  Gain on sales
    of
    servicing....      --        --         --         --      9,096           --             --             --             --
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
    Net mortgage
      servicing
      revenue....  14,676    23,557     27,339     29,364     69,373       16,722         12,717         27,751         26,992
Other Income.....   2,860     7,750      6,296      4,492      2,592        6,203          1,678          7,054          1,740
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
        Total
      revenues...  20,917    39,620     39,121     36,373     81,986       25,043         14,816         39,642         41,144
Expenses:
  Salaries and
    benefits.....   7,778    13,698     13,914     17,474     53,070       14,301         10,402         23,433         25,173
  General and
administrative...  10,349    11,401     12,432     14,924     41,849       12,119          6,817         20,403         20,748
  Affiliate
    profit
    sharing......   1,699    12,471     10,774      3,534      6,242
  Occupancy and
    equipment....   1,091     1,167      1,810      2,702      5,960        2,424          1,569          3,941          3,720
  Amortization of
    goodwill.....      --        --         --        259      4,840        1,673            928          2,226          2,324
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
        Total
      expenses...  20,917    38,737     38,930     38,893    111,961       30,517         19,715         50,003         51,965
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
Income (loss)
  before income
  taxes..........       0       883        191     (2,520)   (29,975)      (5,474)        (4,899)       (10,361)       (10,821)
Income tax
  provision
  (benefit)......      34       359         87       (462)    (9,589)      (2,118)          (914)        (2,877)        (2,478)
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
Income (loss)
  before changes
  in accounting
  principles.....     (34)      524        104     (2,058)   (20,386)          --             --             --             --
Cumulative effect
  of changes in
  accounting
  principles.....      --      (507)(c)       --       --         --           --             --             --             --
                  -------   -------   --------   --------   --------     --------       --------       --------       --------
Net income
  (loss)......... $   (34)  $    17   $    104   $ (2,058)  $(20,386)   $  (3,356)      $ (3,985)      $ (7,484)      $ (8,343)
                  =======   =======   ========   ========   ========     ========       ========       ========       ========
SELECTED
  OPERATING DATA
  (DOLLARS IN
  MILLIONS):
Volume of loans
  originated and
  acquired....... $ 1,945   $ 3,507   $  3,360   $  3,410   $  5,767    $   1,330       $    982       $  2,886       $  2,538
Loan servicing
  portfolio (at
  period end)....  10,034    11,524     13,085     18,411     33,411       33,070             (e)        33,070             (e)
Loan servicing
  portfolio
  (average)......   9,639    10,779     12,305     15,748     30,669       32,839         33,057         28,153         33,182
Weighted average
  interest rate
  (at period
  end)(d)........      --        --       7.34%      7.44%      8.05%        7.98%            (e)          7.98%            (e)
Weighted average
  servicing fee
  (average for
  period)(d).....      --        --      0.259%     0.261%     0.299%       0.301%         0.346%         0.299%         0.337%
Ratio of earnings to fixed charges...    1.00x    2.10x     1.10x     --(e)     --(e)          (f)          (f)         (f)
SELECTED BALANCE
  SHEET DATA (AT
  PERIOD END):
Mortgage loans
  held for
  sale........... $    --   $    --   $     --   $183,914   $465,880    $ 331,184             (g)       331,184             (g)
Mortgage
  servicing
  rights.........  12,959    25,458     48,941     92,461    250,788      259,796             (g)       259,796             (g)
Total assets.....  42,082    61,166     96,186    359,472    994,630      857,046             (g)       857,046             (g)
Notes payable....  16,107    20,325     63,329    248,214    653,056      503,000             (g)       503,000             (g)
Total
  liabilities....  22,676    38,541     69,930    274,570    762,802      612,311             (g)       612,311             (g)
Total
  stockholder's
  equity.........  19,406    22,625     26,257     84,902    231,828      244,735             (g)       244,735             (g)

- ---------------
(a) Includes Loan America since its acquisition in October 1994.
(b) Includes BancPLUS since its acquisition in February 1995.
(c) In 1992, HHI adopted two new accounting standards. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," changed HHI's accounting for income taxes to the asset/liability method from the deferred method previously required by Accounting Principles Board Opinion No. 11. HHI also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that the projected future cost of providing postretirement health care and other benefits be recognized during the periods employees provide services to earn those benefits. Prior to adopting SFAS No. 106, these costs were expensed as incurred. HHI adopted both of these changes on a prospective basis effective January 1, 1992. As permitted under SFAS No. 106, HHI chose to immediately recognize the transition obligation for postretirement benefits other than pensions in net income for 1992 rather than on a delayed basis over the remaining average service period of active plan members.
(d) Information not available for 1991 and 1992.
(e) HHI was acquired by HomeSide on May 31, 1996 and, accordingly, its servicing portfolio is included in HomeSide's servicing portfolio as of May 31, 1996.
(f) Fixed charges exceeded income before income taxes, cumulative effects of changes in accounting principles and fixed charges by $2.5 million and $30.0 million in 1994 and 1995, respectively, $4.9 million for the period April 1, 1996 to May 30, 1996, $5.5 million for the three months ended June 30, 1995, $10.8 million for the period January 1, 1996 to May 30, 1996 and $10.4 million for the six months ended June 30, 1995.
(g) HHI was acquired by HomeSide on May 31, 1996 and, accordingly, all of its assets and liabilities are included in the consolidated balance sheet of HomeSide, Inc. as of May 31, 1996.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS -- HOMESIDE

                          MARCH 16, 1996 TO MAY 31, 1996

   GENERAL

     HomeSide is a holding company, owning 100% of the outstanding common stock of HHI, which in turn owns 100% of the outstanding common stock of HLI. HomeSide was formed on December 11, 1995 by an investor group, consisting of Thomas H. Lee Company and its affiliates and Madison Dearborn Partners, and signed a definitive stock purchase agreement with Bank of Boston for the purpose of acquiring certain assets and liabilities of the mortgage banking business owned by Bank of Boston. The transaction closed on March 15, 1996 and HomeSide began operations on March 16, 1996 through its operating subsidiary, HLI, formerly known as BancBoston Mortgage Corporation.

     On May 31, 1996, pursuant to a stock purchase agreement, Barnett sold certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems to HomeSide. Barnett received cash and an affiliate also purchased an ownership interest in HomeSide. For more information on these acquisitions see Note 4 of Notes to Consolidated Financial Statements. Barnett Mortgage Company was subsequently renamed HHI and all of its assets and liabilities acquired by HomeSide, except for servicing rights on GNMA loans, were transferred to HLI.

     HomeSide has adopted a February 28 fiscal year end. The consolidated financial statements of HomeSide have been prepared for the period March 16, 1996 to May 31, 1996 to coincide with the end of the Company's first fiscal quarter. HomeSide did not have any operations prior to March 16, 1996. Results of operations for the period ended May 31, 1996 do not include the results of operations of Barnett Mortgage Company (now HHI), which was acquired by HomeSide on May 31, 1996. Because the HHI Acquisition took place on May 31, 1996, the assets and liabilities related to this acquisition are included in HomeSide's balance sheet. The purchase method of accounting was used for both the HLI and HHI acquisitions and, accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values at the date of acquisition.

     As noted above, the assets acquired and liabilities assumed by HomeSide in each of the acquisitions were recorded at their estimated fair values as of the date of acquisition. As a result, HomeSide's operating results are not directly comparable to HLI and HHI historical operating results for periods prior to their acquisition due, in part, to different balance sheet valuations (estimated fair value as compared to historical cost). Also, as part of the HLI Acquisition, the New England retail branches of the former BancBoston Mortgage Corporation were retained by Bank of Boston and, accordingly, retail origination activity for HomeSide is expected to be less of a focus than it was for the former BancBoston Mortgage Corporation. Comparative financial statements for periods prior to March 16, 1996 are not presented along with the first quarter financial statements of HomeSide due to a lack of comparability between HomeSide and the former BancBoston Mortgage Corporation and Barnett Mortgage Company prior to their acquisitions by HomeSide.

     Unless otherwise noted, for purposes of the Management's Discussion and Analysis of Financial Condition and Results of Operations, HomeSide's income statement information for the first quarter of fiscal 1997 pertains to the period March 16, 1996 to May 31, 1996. HomeSide's production and mortgage servicing statistics include HLI's results for the period March 1, 1996 to March 15, 1996 and HomeSide's activity for the period March 16, 1996 to May 31, 1996. Inclusion of the HLI statistics with HomeSide's for this period is helpful for comparing HomeSide's current results with historical periods of HLI (prior to its acquisition by HomeSide).

RESULTS OF OPERATIONS

Summary

     During the quarter ended May 31, 1996, long-term interest rates continued the increase that began in February 1996. This increase in long term interest rates resulted in a slight decrease in the volume of loans produced by HomeSide during the first quarter of fiscal 1997 as compared to HLI's loan production during the three months ended March 31, 1996. During the first quarter of fiscal 1997, HomeSide's production was $4.0 billion as compared to $4.2 billion by HLI during the three months ended March 31, 1996. Both of these production volumes were above the $1.2 billion of production generated by the former BancBoston Mortgage Corporation during the three months ended May 31, 1995. The lower production levels during the three months ended May 31, 1995 were the result of a higher long-term interest rate environment which had an impact on the number of loans refinanced.

     HomeSide's strategy is to build its mortgage servicing portfolio and benefit from the economies of scale inherent in the business. At May 31, 1996, HomeSide's servicing portfolio was $78.4 billion, $33.1 billion of which was acquired in the HHI Acquisition on May 31, 1996. HLI's servicing portfolio at March 31, 1996 and May 31, 1995 was $44.2 billion and $38.7 billion, respectively. The number of loans being serviced at May 31, 1996 by HomeSide and at March 31, 1996 and May 31, 1995 by HLI were 984,000, 534,000 and 488,000, respectively. HomeSide has one servicing site located in Jacksonville, Florida while the former Barnett Mortgage Company had three servicing sites located in Jacksonville, Florida; San Antonio, Texas; and Honolulu, Hawaii. HomeSide plans to integrate the existing HomeSide portfolio of loans with the former HHI portfolio of loans in stages based on the capacity and capabilities of each servicing site of HomeSide and HHI. Barnett retained the former Barnett Mortgage Company servicing facility in Jacksonville and it is expected that the consolidation of the Jacksonville servicing operation will have a minimal impact on future liquidity and results of operations.


     HomeSide reported net income of $6.6 million during the first quarter of 1996. Net income for the quarter was primarily comprised of net servicing revenue of $25.1 million and net mortgage origination revenue of $10.8 million. These revenues were partially offset by operating expenses of $22.6 million, net interest expense of $2.2 million and income taxes of $4.5 million.


Net Servicing Revenue


     During the first quarter of fiscal 1997, HomeSide had net servicing revenue of $25.1 million. Net servicing revenue during the first quarter of fiscal 1997 was comprised of mortgage servicing fees of $41.5 million, offset by mortgage servicing rights amortization of $16.4 million. Mortgage servicing fees generally range from 0.25% to 0.50% of the declining principal balances of the loans per annum. HomeSide's weighted average servicing fee during the first quarter 1997 was 0.389%. Amortization of mortgage servicing rights is recorded over the estimated servicing period in proportion to estimated servicing revenue.


Risk Management Activities

     HomeSide has a risk management program designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayment speeds, which are primarily influenced by declines in interest rates. When loans prepay faster than anticipated, the cash flow HomeSide expects to receive from servicing such loans is reduced. Since the value of mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase.

     During the period ended May 31, 1996, HomeSide purchased options on U.S. Treasury bond futures to protect a significant portion of the market value of its mortgage servicing portfolio from a decline in value. The option contracts used by HomeSide have characteristics such that they tend to increase in value as interest rates decline. Conversely, these option contracts tend to decline in value as interest rates rise. Accordingly, changes in value of these contracts will tend to move inversely with changes in value of HomeSide's mortgage servicing rights.


     The option contracts are designated as hedges on the purchase date and such designation must be at a level at least as specific as the level at which mortgage servicing rights are evaluated for impairment. The option contracts are marked-to-market with changes in market value deferred and recognized as an adjustment to the cost of the related mortgage servicing right asset being hedged. As a result, any changes in market value that are deferred are amortized and evaluated for impairment in the same manner as the related mortgage servicing rights. Effectiveness of HomeSide's hedging activity can be measured by the correlation between changes in the value of the option and changes in the value of HomeSide's mortgage servicing rights. This correlation is assessed on a quarterly basis to ensure that high correlation is maintained over the term of the hedging program. During the period presented, HomeSide has experienced a high measure of correlation between changes in the value of mortgage servicing rights and the option contracts. However, in periods of rising interest rates, the increase in value of mortgage servicing rights may outpace the decline in value of the option contracts since the loss on the options is limited to the premium paid.


     At May 31, 1996, HomeSide had losses on its option contracts of $31.3 million, which were included in the basis of HomeSide's mortgage servicing rights portfolio at May 31, 1996. The fair value of these contracts was $27.7 million, which was equal to its carrying amount since the options are marked-to-market at each reporting date. Of the $31.3 million of losses included in the basis of HomeSide's mortgage servicing rights portfolio, $4.4 million was realized from the settlement of option contracts during the period. HomeSide's future cash needs as they relate to its hedging program will be influenced by such factors as long-term interest rates, loan production levels and growth in the mortgage servicing portfolio. See "Liquidity and Capital Resources" for further discussion of HomeSide's sources and uses of cash. See Note 3 of Notes to Consolidated Financial Statements for a description of HomeSide's hedge accounting policy. See Notes 10 and 11 of Notes to Consolidated Financial Statements for additional fair value disclosures with respect to HomeSide's risk management contracts.


Net Interest Expense

     Net interest expense was $2.2 million during the first quarter of fiscal 1997. Net interest expense was comprised of interest income of $12.7 million, which was more than offset by interest expense of $15.0 million on the Company's borrowings. Interest expense of $2.3 million during the quarter was incurred on $200.0 million of 11.25% notes issued on May 15, 1996 and $90.0 million of bridge financing that was obtained on March 15, 1996. The bridge financing was repaid with a portion of the proceeds from the 11.25% notes.

Net Mortgage Origination Revenue

     Net mortgage origination revenue was $10.8 million during the first quarter of fiscal 1997. Net mortgage origination revenue is comprised of fees earned on the origination of mortgage loans, gains and losses on the sale of loans, gains and losses resulting from hedges of secondary marketing activity and fees charged to correspondents for the review of loan documents. Net mortgage origination revenue also includes the present value of gains from excess mortgage servicing receivables and income associated with originated mortgage servicing rights. Loan production for the three months ended May 31, 1996 was $4.0 billion. HomeSide's primary origination activities during the first quarter of fiscal 1997 were through correspondent and co-issue channels. HomeSide expects these channels to continue to be the primary loan origination sources in the future.

Salaries and Employee Benefits

     Salaries and employee benefits expense was $11.5 million during the first quarter of fiscal 1997. As of May 31, 1996, HomeSide had approximately 1,100 full time equivalent employees, not including approximately 1,200 full time equivalent employees that were acquired along with HHI's mortgage servicing operations on May 31, 1996. The salaries and benefits expense for the first quarter of fiscal 1997 does not reflect the acquisition of HHI. In future periods this expense will reflect the increased infrastructure and size of the loan servicing portfolio resulting from this acquisition.

Occupancy and Equipment Expense

     Occupancy and equipment expense was $1.8 million during the first quarter of fiscal 1997. Occupancy and equipment expense primarily includes rental expense, repairs and maintenance costs, certain computer software expenses and depreciation of HomeSide's premises and equipment. The acquisition of HHI is expected to increase occupancy and equipment expense.

Servicing Losses on Investor-Owned Loans

     Servicing losses on investor-owned loans was $3.9 million for the quarter ended May 31, 1996. Servicing losses on investor-owned loans primarily represents anticipated losses attributable to servicing FHA and VA loans for investors. These amounts include actual losses for final disposition of loans, accrued interest for which payment has been denied, and estimates for potential losses based on HomeSide's experience as a servicer of government loans.

     Included in the balance of accounts payable and accrued liabilities as of May 31, 1996 is a reserve for estimated servicing losses on investor owned loans of $15.8 million. The reserve has been established for potential losses related to the mortgage servicing portfolio. Increases to the reserve are charged to earnings as servicing losses on investor owned loans. The reserve is decreased for actual losses incurred related to the mortgage servicing portfolio. HomeSide's historical loss experience on VA loans generally has been consistent with industry experience.

Other Expense

     Other expense was $5.4 million for the first quarter of fiscal 1997. Other expense consists mainly of professional fees, communications expense, advertising and public relations and certain loan origination expenses. The level of other expense will fluctuate in part based upon the level of HomeSide's mortgage servicing portfolio and loan production volumes. Both of these factors are expected to increase in future periods largely as the result of the acquisition of HHI.

Provision for Income Taxes


     HomeSide's provision for income taxes was $4.5 million during the first quarter of fiscal 1997, which represents an effective income tax rate of 41.0 % for the quarter.


LIQUIDITY AND CAPITAL RESOURCES

Overview

     HomeSide's primary sources of cash are revenues earned from the servicing of mortgage loans, and cash generated from the origination and sale of mortgage loans, as well as borrowings under HomeSide's line of credit discussed below. HomeSide anticipates that these sources of cash will be sufficient to meet its liquidity needs and, accordingly, HomeSide does not currently anticipate that it will make sales of servicing rights to any significant degree for purposes of generating cash. HomeSide's primary uses of cash are to fund loan originations and purchases, purchase bulk servicing rights, repay its line of credit and pay general corporate expenses.

Operations

     Net cash used in operations was $128.3 million for the first quarter of fiscal 1997. The primary uses of cash in operations were to fund loan originations and pay corporate expenses. These uses of cash were partially offset by cash provided from servicing fee income, loan sales and principal repayments. Cash flows from loan originations are dependent upon current economic conditions and the level of long-term interest rates. Decreases in long-term interest rates generally result in higher loan refinancing activity which results in higher cash demands to meet increased loan production levels. Cash needs in times of increased production are primarily met through borrowings and loan sales.

Investing

     Net cash used in investing activities was $363.2 million during the first quarter of fiscal 1997. Cash used in investing activities was primarily used for the purchase and origination of mortgage servicing rights and the purchase of risk management contracts as part of the Company's hedging program for mortgage servicing rights. During the quarter ended May 31, 1996, HomeSide also used cash of $133.2 million and $106.1 million to purchase certain mortgage banking operations of Bank of Boston and Barnett, respectively (see Note 4 of

Notes to Consolidated Financial Statements). Future uses of cash for investing activities will be dependent on the mortgage origination market and the Company's hedging needs. HomeSide is not able to estimate the timing and amount of cash uses for future acquisitions of other mortgage banking entities, if such acquisitions were to occur.

Financing

     During the first quarter of fiscal 1997, HomeSide had $749.9 million of net cash provided by financing activities. The primary sources of cash from financing activities during the quarter were $152.7 million from the issuance of common stock of HomeSide, the issuance of $200.0 million of 11.25% notes due 2003 (Notes) and increases in the Company's line of credit borrowings. Cash used in financing activities was used to repay a $90.0 million bridge loan and for the payment of debt issuance costs related to the Notes and a new bank credit facility.

     The issuance of bridge financing, Notes and common stock are isolated events that are not expected to recur on a regular basis in future periods. The bridge financing was used to finance a portion of the HLI Acquisition and was repaid with a portion of the proceeds from the Notes. The Notes were issued on May 15, 1996, pay interest semiannually at 11.25% and are due May 15, 2003. Proceeds of $87.5 million were held in escrow until the close of the HHI Acquisition and an additional $6.5 million were used to pay underwriting fees. The proceeds from common stock issuances were received upon the close of the HLI Acquisition on March 15, 1996. Additional proceeds were received upon the issuance of stock as part of the HHI Acquisition on May 31, 1996. For additional information regarding the Notes and the issuance of common stock, see Notes 6 and 7 of Notes to Consolidated Financial Statements.

     Cash from financing activities was also provided by a $1.5 billion three year senior secured revolving credit facility that was entered into on March 15, 1996 and replaced with a $2.5 billion three year senior secured revolving credit facility on May 31, 1996. The $2.5 billion line of credit is secured by primarily all of the assets of HomeSide and is comprised of a servicing secured credit facility, which is capped at $950 million, and a warehouse loan commitment. Drawings under the line of credit bear interest at rates per annum, based on, at HomeSide's option (A) the highest of (i) the lead bank's prime rate, (ii) the secondary market rate of certificates of deposit plus 1.0%, and
(iii) the federal funds rate in effect from time to time plus 0.5%, or (B) a eurodollar rate. Cash provided by the Company's line of credit facility is the result of borrowings needed to finance loan origination activity. In periods of higher loan origination activity, cash needs are greater and, accordingly, HomeSide must borrow under the credit facility in order to meet production demand. In periods of reduced loan demand, proceeds from loan sales can be used to pay down the credit facility. In future periods, it is expected that cash financing needs will primarily be met from drawings on the credit facility as opposed to further issuances of notes or common stock.

     HomeSide does not expect to pay dividends for the foreseeable future.

     During the first quarter of fiscal 1997, net cash used in operations and in investing activities was $128.3 million and $363.1 million respectively, while cash provided by financing activities was $749.8 million, resulting in a net increase in cash of $258.4 million. HomeSide expects that to the extent cash generated from operations is inadequate to meet its liquidity needs, those needs can be met through financing from its credit facility. Accordingly, HomeSide does not currently anticipate that it will make sales of servicing rights to any significant degree for the purpose of generating cash. Nevertheless, in addition to its cash and loans held for sale balances, HomeSide's servicing rights portfolio provides a potential source of funds to meet liquidity requirements, especially in periods of rising interest rates when loan origination volume slows. Future cash needs are highly dependent on future loan production and servicing results, which are influenced by changes in long-term interest rates.

New Accounting Standard

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125). This Statement, among other things, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. FAS 125 requires that after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. FAS 125 also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. In addition, servicing assets and other retained interests in the transferred assets must be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values. The Statement requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. This Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management has not yet evaluated the impact of this Standard on the results of operations or financial condition of HomeSide, however, the effect of this Statement is expected to be immaterial.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS -- HLI

                       JANUARY 1, 1996 TO MARCH 15, 1996
                                      AND
                       JANUARY 1, 1995 TO MARCH 31, 1995

GENERAL

     On March 15, 1996, the HLI Acquisition was consummated. On May 31, 1996, the HHI Acquisition was consummated. See "The Acquisitions".

     The interim financial statements of HLI have been prepared for the period January 1, 1996 to March 15, 1996 to coincide with the closing of the HLI Acquisition. Results of operations for periods subsequent to March 15, 1996 will be included in future financial statements of HomeSide. Results of operations for the three months ended March 31, 1995 have been presented for comparative purposes. Unless otherwise noted, for purposes of the Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI, references to the first quarter 1996 pertain to the period January 1, 1996 to March 15, 1996. The Management's Discussion and Analysis of Financial Condition and Results of Operations for the first quarter of 1996 and 1995 should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 1995 appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI" the term "HLI" means HLI prior to the closing of the HLI Acquisition.

  Summary

     Long-term interest rates declined through mid-February 1996, the continuation of a trend which began in 1995. This decline led to an increase in loan production to $4.2 billion during the first quarter of 1996 from $1.2 billion during the first quarter of 1995, and resulted in growth in HLI's servicing portfolio, which increased from $41.6 billion at December 31, 1995 to $44.2 billion at March 31, 1996. Beginning in late February and continuing through March 1996, long-term interest rates increased and negatively impacted HLI's results of operations for the first quarter. HLI reported a net loss of $73.9 million during the first quarter of 1996, compared to net income of $3.4 million in the first quarter of 1995. The decrease in net income was primarily due to losses on HLI's risk management contracts of $128.8 million during the first quarter of 1996 as a result of increasing interest rates in late February and March 1996.

  Net Servicing Revenue

     Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of unpaid principal balance ("UPB") and are collected from the monthly remittances of the borrower before being paid to the investor. HLI is one of the largest servicers of government insured and guaranteed loans. These loans receive a higher servicing fee as compared to conventional loans to compensate for the additional risks associated with FHA/VA loans (see "-- Servicing Losses on Investor-Owned Loans").

     During the first quarter of 1996, HLI had servicing expenses in excess of servicing revenues ("net servicing expense") of $97.1 million, as compared to servicing revenues in excess of servicing expenses ("net servicing revenue") of $24.2 million in the first quarter of 1995. The net servicing expense in 1996 was primarily due to losses on HLI's risk management contracts. Excluding the effect of risk management contracts, net servicing revenue increased from $20.6 million in the first quarter 1995 to $31.7 million in the first quarter 1996. In the first quarter of 1995, HLI recorded gains on risk management contracts of $3.6 million. Due to an increase in long-term interest rates in late February and early March 1996, HLI experienced losses on risk management contracts of $128.8 million during the quarter. Changes in the value of HLI's mortgage servicing rights substantially offset the loss on risk management contracts. However, such changes in value were not fully recorded in the financial statements of HLI because servicing rights are recorded at the lower of amortized cost or market value.

     The decrease in net servicing revenue was partially offset by a reduction in amortization of mortgage servicing rights from $23.1 million in the first quarter of 1995 to $7.2 million in the first quarter of 1996. The reduction in amortization was due to the increase in long-term interest rates noted above, which had a favorable effect on prepayment estimates used in calculating HLI's periodic amortization expense. Since mortgage servicing rights are amortized over the expected period of service fee revenues, a reduction in prepayment activity typically results in a longer amortization period and, accordingly, lower amortization expense for each reporting period. Amortization charges are highly dependent upon the level of prepayments during the period and the change in prepayment expectations, which are significantly influenced by the direction and level of long-term interest rate movements.

  Risk Management Activities

     HLI has a risk management program designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayments speeds, which are primarily influenced by declines in interest rates. When loans prepay faster than anticipated, the cash flow HLI expects to receive from servicing such loans is reduced. The value of mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loans. Therefore, the value of the servicing portfolio declines as prepayments increase.

     To implement its risk management objectives, HLI purchases risk management contracts that are designed to increase in value when long-term interest rates decline, or when prepayment speeds increase above a specified level. During the period ended March 15, 1996, HLI purchased options on U.S. Treasury bond futures to protect a significant portion of the market value of its mortgage servicing portfolio from a decline in value. The option contracts used by HLI have characteristics such that they tend to increase in value as interest rates decline. Conversely, these option contracts tend to decline in value as interest rates rise. Accordingly, changes in value of these contracts will tend to move inversely with changes in value of HLI's mortgage servicing rights. For a discussion of the results of HLI's risk management activities for the period ended March 15, 1996, see the previous subsection titled "Net Servicing Revenue."

  Net Interest Expense

     Net interest expense represents interest earned on warehouse loans and on mortgage loans held for investment purposes, less interest expense incurred to fund such loans and certain other assets including mortgage servicing rights. Net interest expense decreased from $2.0 million in the first quarter of 1995 to $1.7 million in the first quarter of 1996, primarily due to an increase in long-term interest rates during February and March 1996 without a corresponding increase in short term interest rates on its credit facility. This increase in long-term interest rates had a positive impact on HLI's interest spread, which is the difference between interest revenue and interest expense, by increasing HLI's yield on its loans held for sale. The increase in interest income was impacted by an increase in the average balance of HLI's loans held for sale from $124.6 million during the first quarter of 1995 to $535.6 million during the first quarter of 1996. An increase in the average balance of loans held for sale, therefore, increased HLI's interest revenue during the first quarter of 1996 as compared to 1995. Interest expense was incurred on HLI's credit facility with Bank of Boston, which is primarily influenced by short-term interest rates. For the periods presented, interest earned on loans held for sale was less than interest expense on borrowings, thereby creating net interest expense for HLI.

  Net Mortgage Origination Revenue (Expense)

     Net mortgage origination revenue (expense) increased from ($1.1) million in the first quarter of 1995 to $7.6 million in the first quarter of 1996. The following table sets forth HLI's origination activity for the three months ended March 31, 1995 and 1996:

                                                                   FIRST      FIRST
                                                                   QUARTER    QUARTER
                                                                    1995       1996
                                                                   ------     ------
                                                                      (DOLLARS IN
                                                                   MILLIONS)
          Correspondent..........................................  $  314     $2,031
          Co-issue(a)............................................     755      1,597
          Broker.................................................      28        191
                                                                   ------     ------
          Total wholesale........................................   1,097      3,819
          Retail.................................................      85        368
                                                                   ------     ------
          Total production.......................................  $1,182     $4,187
                                                                   ======     ======

- ---------------

(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent UPB of mortgage debt to which the acquired servicing rights relate.

     The increase in net origination revenue during the first quarter of 1996 was partially due to the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122) as of January 1, 1996, which had the effect of increasing net mortgage origination revenue by $2.1 million. In previous periods, the cost of mortgage servicing rights on a loan originated by HLI was included in the basis of the related loan. SFAS 122 requires that the cost of an originated loan that is sold with servicing retained be allocated between the loan sold and the servicing rights retained. Consequently, the cost basis of loans originated in 1996 by HLI was lower than the basis that would have been recorded prior to the adoption of SFAS 122 and resulted in additional gain on the sale of loans. The remaining increase was due to increases in origination income resulting from higher loan production volumes.

  Gain on Sales of Servicing Rights

     Gain on sales of servicing rights during the first quarter of 1995 were $4.3 million. The gain was due to the sale of servicing rights on loans with a principal balance of $1.1 billion. There were no sales of servicing rights during the first quarter of 1996, since the factors that would have made such a sale advantageous were not present. HLI's decision to sell mortgage servicing rights depends on a variety of factors, including the available markets and current prices for such servicing rights and the working capital requirements of HLI. The likelihood of future sales of mortgage servicing rights, or the profitability on such sales, cannot be predicted.

  Salaries and Employee Benefits

     Salaries and employee benefits decreased $1.4 million, or 12.1%, from $11.7 million in the first quarter of 1995 to $10.3 million in the first quarter of 1996. Direct loan origination costs, principally salary and employee benefit costs, are included in the cost basis of the mortgage loans and, therefore, they are not recognized until the sale of the loans. Including these capitalized loan costs, salaries and employee benefits increased $0.7 million, or 5.8%, from $12.8 million in the first quarter of 1995 to $13.5 million in the first quarter of 1996. The increase reflects general salary and benefit increases as compared to the first quarter of 1995 and a slight increase in the number of full-time equivalent employees from 1,117 as of March 31, 1995 to approximately 1,120 as of March 15, 1996.

  Occupancy and Equipment Expense

     Occupancy and equipment expense decreased $0.4 million, from $2.4 million for the first quarter of 1995 to $2.0 million for the first quarter of 1996. The decrease is primarily due to a decline in equipment repair and maintenance expenses in the first quarter of 1996 as compared to the first quarter of 1995.

  Servicing Losses on Investor-Owned Loans

     Servicing losses on investor-owned loans increased from $0.7 million in the first quarter of 1995 to $5.6 million in the first quarter of 1996. The increase is primarily due to a change in the VA's method of calculating the amount it will guarantee on any loan, coupled with planned military base closings in California that may have an impact on the performance of certain VA loans serviced by HLI. The increase in the VA marketing rate effectively represents a potential increase in HLI's exposure on properties conveyed to the VA. HLI analyzed the effect of these factors on the level of its reserve for estimated servicing losses and recorded a higher provision in the first quarter of 1996 in order to bring the reserve to an acceptable level.

  Real Estate Owned Expense

     Real estate owned expense is incurred from foreclosed properties on which HLI has taken title and includes declines in the value of the property, as well as the incurrence of property holding and maintenance costs. Real estate owned expense increased from $0.2 million in the first quarter of 1995 to $0.3 million in the first quarter of 1996. The change was due to an increase in the average balance of real estate owned from $1.2 million during the first quarter of 1995 to $2.6 million during the first quarter of 1996.

  Other Expense

     Other expense increased $2.7 million, from $4.7 million during the first quarter of 1995 to $7.4 million in the first quarter of 1996. The increase was the result of a $0.5 million increase in communications expense and a $0.4 million increase in loan expense, coupled with a decrease in expense credits resulting from a decline in early pool buyout activity in 1996. These increases are reflective of the increase in HLI's servicing portfolio, $44.2 billion at March 31, 1996 as compared to $37.8 billion at March 31, 1995, and higher loan production levels in the first quarter of 1996 as compared to the first quarter of 1995.

  Provision for (benefit from) Income Taxes

     HLI's benefit from income taxes was $42.5 million during the first quarter of 1996 as compared to a provision for income taxes of $2.3 million in the first quarter of 1995. The change in HLI's income tax provision is the result of a decline in pre-tax income during the first quarter of 1996 as compared to the first quarter of 1995, and a decrease in the effective tax rate from 39.9% during the first quarter of 1995 to 36.5% during the first quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     HLI's primary sources of cash are revenues earned from the servicing of mortgage loans and cash generated from the origination and sale of mortgage loans, as well as borrowings under HLI's line of credit. HLI has entered into a new credit facility (see "-- Post-Acquisition Financing" below). HLI anticipates that these sources of cash will be sufficient to meet its liquidity needs and accordingly, does not currently anticipate that it will make sales of servicing rights to any significant degree for the purpose of generating cash. HLI's primary uses of cash are to fund loan originations and purchases, purchase bulk servicing rights, repay its line of credit and pay general corporate expenses.

  Operations

     Net cash used in operations was $112.5 million for the first quarter of 1996 as compared to net cash provided by operations of $197.6 million for the first quarter of 1995. The decrease in net cash provided by operating activities was principally the result of a $453.3 million increase in net cash used in the origination and purchase of loans held for sale. This is evidenced by the increase in loan production from $1.2 billion during the first quarter of 1995 to $4.2 billion during the first quarter of 1996. The increase in cash used in loan production activities was partially offset by a $62.6 million increase in collection of accounts and mortgage claims receivable.

  Investing

     Net cash used in investing activities increased $83.7 million to $155.1 million in the first quarter of 1996 from $71.4 million during the first quarter of 1995. The increase in cash used in investing activities was due to a $53.2 million increase in cash used for the purchase and origination of mortgage servicing rights and a $66.7 million increase in the purchase of risk management contracts. These increases were the result of higher loan production levels and an increasing loan servicing portfolio. The increases noted above were partially offset by a $40.0 million decrease in net originations of loans held for investment.

  Financing

     During the first quarter of 1996, HLI had $290.0 million of net cash provided by financing activities as compared to net cash used in financing activities of $130.6 million during the first quarter of 1995. During the first quarter of 1995, HLI had net repayments on its line of credit with Bank of Boston of $130.5 million, as opposed to net borrowings of $290.0 million during the first quarter of 1996. The level of borrowings is highly dependent on loan production and servicing activity. As loan production and servicing increases, HLI draws more from its credit line, and conversely, as production and servicing levels decrease, HLI is able to use excess cash to pay down the credit line. The net borrowings for the first quarter of 1996, therefore, are the result of increased loan production and held for sale balances as compared to the first quarter of 1995.

  Post Acquisition Financing

     In connection with the HLI Acquisition, HomeSide entered into a $1.5 billion three year senior secured revolving credit facility maturing on March 15, 1999 that replaced the former line of credit with BKB. In connection with the HHI Acquisition, HLI, together with its wholly-owned subsidiary, Honolulu Mortgage, entered into a $2.5 billion three year senior secured revolving credit facility maturing on May 31, 1999 that replaced the line of credit entered into by HLI on March 15, 1996 in connection with the HLI Acquisition and HHI's former line of credit with Barnett. The new facility is comprised of a $2.5 billion warehouse commitment and a $950 million servicing commitment sublimit and is funded by independent third party financial institutions. HLI's and Honolulu Mortgage's total borrowing capacity under the new facility is $2.5 billion, with the servicing commitment portion capped at $950 million. The new credit facility provides financing for HLI's and Honolulu Mortgage's ongoing operations, including the origination and servicing of residential mortgage loans, other working capital and general corporate purposes. The facility is secured primarily by all of HLI's and Honolulu Mortgage's assets. See "Description of Bank Credit Agreement".

     On May 14, 1996, the Issuer issued $200 million of the Initial Notes. The Notes mature May 15, 2003 and pay interest semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. The Notes are redeemable at the option of the Issuer, in whole or in part, at any time on or after May 15, 2001, at certain pre-set redemption prices. Upon issuance, $90.0 million of the proceeds were used to pay-off bridge financing incurred in the HLI Acquisition, $87.5 million was placed into escrow pending completion of the HHI Acquisition, $6.5 million was used to pay underwriting expenses and the remaining $16.0 million was used to repay borrowings under HLI's former credit facility. The $87.5 million was released from escrow on May 31, 1996 concurrently with the completion of the HHI Acquisition.

     HLI also has a mortgage note payable with interest at 9.50% maturing in 2017. HomeSide's main office building is pledged as collateral for such note, and certain restrictions and/or penalties apply with respect to HLI's ability to refinance this note.

     For the period January 1, 1996 through March 15, 1996 net cash used in operating activities and in investing activities was $112.4 million and $155.1 million, respectively, while cash provided by financial activities amounted to $289.9 million, resulting in a net increase in cash of $22.3 million. HLI expects that to the extent cash generated from operations is inadequate to meet its liquidity needs, those needs can be met through financing from its credit facility. Accordingly, HLI does not currently anticipate that it will make sales of servicing rights to any significant degree for the purpose of generating cash. Nevertheless, in addition to its cash and loans held for sale balances, HLI's servicing rights portfolio provides a potential source of funds to meet liquidity requirements, especially in periods of rising interest rates when loan origination volume slows.

Future cash needs are highly dependent on future loan production and servicing results, which are influenced by changes in long-term interest rates.

                      THREE YEARS ENDED DECEMBER 31, 1995

GENERAL

     Prior to March 15, 1996, HLI was a wholly-owned subsidiary of Bank of Boston, a subsidiary of Bank of Boston Corporation ("BKBC"). In December 1995, Bank of Boston signed an agreement to sell HLI to HomeSide, Inc. At the closing of the HLI Acquisition, Bank of Boston received cash and approximately a 45% equity interest in HomeSide, Inc. Also at the closing of the HLI Acquisition, THL and MDP collectively acquired approximately a 55% interest in HomeSide, Inc.

     On March 4, 1996, HomeSide, Inc. signed an agreement to acquire from Barnett all of the outstanding stock of HHI. At the closing of the HHI Acquisition, certain assets and liabilities of HHI were retained by Barnett, including those assets of HHI and its subsidiaries (other than Honolulu Mortgage) associated with the loan origination or production activities of such entities. Upon closing of the HHI Acquisition, Barnett received cash and Siesta, an affiliate of Barnett, acquired an ownership interest in HomeSide, Inc. such that each of (i) Siesta, (ii) BKB, and (iii) THL and MDP collectively, own approximately a 33% interest in HomeSide, Inc.

     On June 1, 1995, HLI purchased certain assets and assumed certain liabilities of Bell Mortgage Company ("Bell Mortgage"), a privately-held mortgage origination company located in Minneapolis, Minnesota. The acquisition of Bell Mortgage was accounted for under the purchase method of accounting. Results of operations of Bell Mortgage are included in the 1995 consolidated financial statements from the date of acquisition. See Note 16 of Notes to Consolidated Financial Statements for further discussion.

     HLI operates as a full-service mortgage banking firm emphasizing wholesale mortgage originations and low cost mortgage servicing. Servicing activities represent HLI's primary revenue source. HLI also generates revenue, to a lesser extent, from mortgage loan origination fees. HLI incurs expenses for amortization of mortgage servicing rights, interest on its line of credit and general corporate activities.

RESULTS OF OPERATIONS

     For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HLI" the term "HLI" means HLI prior to the closing of the HLI Acquisition.

  Summary

     HLI reported net income of $58.8 million in 1995, $5.4 million in 1994 and a net loss of $85.2 million in 1993. Net income in 1994 included an after tax positive effect of $3.5 million from a change in the accounting for mortgage servicing fee income. The net loss in 1993 includes an after tax charge of $59.9 million for a change in HLI's method of valuing purchased mortgage servicing rights, which was partially offset by an after tax benefit of $6.1 million resulting from the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as of January 1, 1993. Prior to the effect of the adjustments noted above, HLI had income of $58.8 million in 1995, $2.0 million in 1994 and a loss of $31.4 million in 1993. See Notes 2 and 10 of Notes to Consolidated Financial Statements for further discussion of HLI's accounting changes.

     The increase in net income in 1995 as compared to 1994 was primarily due to factors that resulted from a decrease in interest rates coupled with growth in HLI's servicing portfolio. The lower interest rate environment resulted in a gain related to HLI's risk management activities in 1995 as compared to a loss in 1994. See "-- Risk Management Activities." HLI also benefited from a 9% increase in its residential servicing portfolio from $38.0 billion at December 31, 1994 to $41.6 billion at December 31, 1995. The increases were partially offset, however, by higher mortgage servicing rights amortization charges as a result of increased servicing volumes and higher prepayment activity in 1995. The loss before the cumulative effect of changes in accounting principles in 1993 was primarily due to unscheduled mortgage servicing rights amortization that resulted from a declining interest rate environment.

  Net Servicing Revenue

     Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of unpaid principal balance ("UPB") and are collected from the monthly remittances of the borrower before being paid to the investor. HLI is one of the largest servicers of government insured and guaranteed loans. These loans receive a higher servicing fee as compared to conventional loans to compensate for the additional risks associated with FHA/VA loans (see "-- Servicing Losses on Investor-Owned Loans").

     The following table sets forth the composition of HLI's servicing portfolio by UPB:

                                                             AT DECEMBER 31,(A)
                                                    ------------------------------------
                                                      1993          1994          1995
                                                    --------      --------      --------
                                                           (DOLLARS IN MILLIONS)
        FHA/VA....................................  $ 12,524      $ 15,695      $ 19,880
        Conventional..............................    14,130        20,113        21,041
                                                     -------       -------       -------
                  Total...........................  $ 26,654      $ 35,808      $ 40,921
                                                     =======       =======       =======

- ---------------

(a) Excludes loans purchased not yet on servicing system.

     Net servicing revenue increased from $67.0 million to $173.7 million, an increase of $106.7 million or 159.3%, from 1994 to 1995. This increase was comprised of a $115.4 million rise in gain on risk management contracts and a $32.5 million increase in mortgage servicing fees, offset by a $41.2 million increase in amortization of mortgage servicing rights. The gain on risk management contracts resulted primarily from a decline in interest rates in the fourth quarter of 1995 and was substantially offset by a related decrease in the economic value of the servicing portfolio, which was not reflected in earnings for the period. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in the HLI's average servicing portfolio during 1995. Average servicing fees decreased slightly from 0.389% in 1994 to 0.383% in 1995.

     At December 31, 1995, HLI serviced approximately 510,000 loans, including loans purchased not yet on HLI's servicing system, with UPB of $41.6 billion, compared to approximately 484,000 loans with UPB of $38.0 billion at December 31, 1994, an increase of $3.6 billion, or 9.5%. The average servicing volume increased from $33.2 billion in 1994 to $39.3 billion in 1995, an increase of $6.1 billion or 18.4%. Growth in HLI's servicing portfolio has been primarily generated by wholesale loan production, which includes correspondent, co-issue and broker channels. HLI also purchases servicing rights in bulk from other mortgage servicing entities. Bulk purchases totalled $2.3 billion, $5.5 billion and $0.7 billion in 1993, 1994 and 1995, respectively.

     In addition to growth in the servicing portfolio, an increase in late fee income contributed to the rise in mortgage servicing revenue during 1995. Late fees are included in the consolidated statement of operations as a component of mortgage servicing revenue. HLI instituted efforts to improve the collection of ancillary fee income during the year which contributed to an increase in late fee charges collected from $10.5 million in 1994 to $14.4 million in 1995. Late fee income also increased as a result of increases in HLI's servicing portfolio and average loan balance. The higher average loan balance translates into higher loan payments on which late fees are based. There was little or no change in the rate on which late fees were computed during 1995 as compared to 1994.

     Net servicing revenue increased from $6.0 million to $67.0 million from 1993 to 1994, an increase of $61 million. This increase was comprised of a $28.7 million growth in mortgage servicing revenue and a $45.7 million decrease in amortization of mortgage servicing rights, offset by a $13.4 million reduction in gain on risk management contracts. The growth in servicing revenue was due to an increase in HLI's average servicing portfolio from 1993 to 1994, as a result of loan production and an increase in the average servicing fee rate from 0.372% to 0.389%. At December 31, 1993, HLI serviced approximately 368,000 loans with UPB of $28.0 billion, including loans purchased not yet on HLI's servicing system, compared to approximately 484,000 loans with UPB of $38.0 billion at December 31, 1994, an increase of $10.0 billion, or 35.7%. The average servicing volume was $33.2 billion in 1994, as compared to $25.9 billion in 1993. The decrease in amortization of $45.7 million was due to an increase in interest rates during 1994 which reduced refinancing activities below the levels of 1993 and helped to reduce prepayments on HLI's servicing portfolio. High loan prepayment activity shortens the estimated life of the associated mortgage servicing right and, accordingly, accelerates the rate of mortgage servicing amortization. The slower prepayment activity during 1994 increased the value of HLI's servicing rights and reduced the amount of amortization required in 1994 as compared to 1993.

  Risk Management Activities

     HLI has a risk management program designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayment speeds, which are primarily influenced by declines in interest rates. When loans prepay faster than anticipated, the cash flow HLI expects to receive from servicing such loans is reduced. Since the value of the mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase. Prior to 1994, risk management of the mortgage servicing rights value was principally conducted by BKB as part of a consolidated risk management program. Through the third quarter of 1995, BKB continued to manage a portion of the risk associated with the servicing portfolio.

     To implement its risk management objectives, HLI purchases risk management contracts that increase in value when long-term interest rates decline, or when prepayment speeds increase above a specified level. During 1994 and 1995, HLI purchased options on long-term United States Treasury bond futures to protect a significant portion of the market value of its mortgage servicing portfolio from a decline in value. The value of HLI's risk management position is designed to perform inversely with changes in value of mortgage servicing rights due to the effects of the changes in interest rates. The options were marked to market at each reporting date with changes in value reported in revenues. HLI recognized a gain on risk management contracts of $108.7 million in 1995. While the value of the servicing portfolio declined, the full effect of such decline was not reflected in HLI's financial results because its value exceeded its book value. Due to a rising interest rate environment, HLI experienced a $6.7 million loss related to its risk management contracts in 1994. In 1993, the decline in the value of mortgage servicing rights substantially exceeded gains on risk management contracts realized by HLI. The value of the servicing rights was included in BKB's consolidated risk management program.

     HLI recognized a gain on risk management contracts of $108.7 million in 1995, of which $86.5 million was unrealized. During the first quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, through the date of the sale of HLI in March 1996, HLI recognized a loss on risk management contracts of $128.8 million, which included a reversal of such $86.5 million unrealized gain recognized during 1995. In 1995 and 1996, changes in the value of HLI's mortgage servicing rights substantially offset the gain and loss on the risk management contracts. However, such changes in value were not fully recorded in the financial statements of HLI because servicing rights are recorded at the lower of amortized cost or market value.

  Net Interest Revenue/Expense

     Net interest revenue represents interest earned on warehouse loans and on mortgage loans held for investment purposes, less interest expense incurred to fund such loans and certain other assets, including mortgage servicing rights. HLI's net interest position was negatively impacted by a compression of its net interest spread from 3.60% in 1993 to 2.57% in 1994 and 1.49% in 1995. In addition, HLI's net interest revenue and expense position is affected by the volume of loan originations, which have a direct effect on interest earned on warehouse loans and interest paid on borrowings. During periods of reduced production volume, HLI will have lower average balances of interest earning loans and interest bearing warehouse debt. The entire mortgage loan origination industry experienced a decline in production from 1993 to 1995. As reported by FNMA, United States total residential mortgage originations declined from $1,020 billion in 1993 to $769 billion in 1994 and $654 billion in 1995.

     During 1995 and 1994, HLI incurred net interest expense of $2.8 million and $2.4 million, respectively. Interest revenue decreased $7.3 million during 1995 primarily as a result of a decrease in the average rate earned on warehouse loans from 9.52% in 1994 to 7.78% in 1995. The reduction in interest revenue on warehouse loans was partially offset by a $2.1 million increase in interest earned on mortgage loans held for investment and a decrease in interest expense of $6.8 million resulting from a decline in the average rate paid on HLI's borrowings from 7.14% in 1994 to 6.89% in 1995.

     HLI earned $6.0 million of net interest revenue during 1993 as compared to $2.4 million of net interest expense in 1994. The change from 1993 to 1994 was comprised of a decrease in interest revenue of $18.6 million partially offset by a reduction in interest expense of $10.2 million. The decrease in interest income was due to a decrease in the average balance of warehouse loans from $529.7 million in 1993 to $272.0 million in 1994. The impact of decreased average balances was partially mitigated by an increase in the average rate earned on warehouse loans from 8.84% in 1993 to 9.52% in 1994 and a $2.2 million increase in interest revenue on mortgage loans held for investment. The decrease in interest expense from 1993 to 1994 was due to a reduction in borrowings on the warehouse line of credit as a result of weaker loan production during 1994.

  Net Mortgage Origination Revenue

     HLI maintains various loan origination channels, including correspondent flow and co-issue, brokered, telemarketing, affinity programs and retail branches. Additionally, HLI purchases servicing rights in bulk from time to time. HLI has continued to deemphasize its retail branch network in favor of wholesale production. By primarily relying on wholesale originations, HLI avoids high fixed costs in periods of lower market volumes as well as the high start-up costs associated with entering new markets through retail expansion. This shift to a more variable cost structure is expected to continue as HLI actively reduces its retail production network. In connection with the sale of HLI, Bank of Boston agreed to retain its retail production facilities in New England, and HLI has sold or closed most of its remaining retail branches.

     The following table sets forth HLI's origination activity:

                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1993         1994         1995
                                                          --------      -------      -------
                                                                (DOLLARS IN MILLIONS)
    Wholesale:
         Correspondent..................................  $  4,955      $ 3,364      $ 3,778
         Co-Issue(a)....................................     2,860        4,285        3,901
         Broker.........................................     1,431          498          291
                                                            ------      -------      -------
              Total wholesale...........................     9,246        8,147        7,970
    Retail..............................................     2,125          788          915
                                                            ------      -------      -------
              Total production..........................  $ 11,371      $ 8,935      $ 8,885
                                                            ======      =======      =======

- ---------------
(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent the UPB of mortgage debt to which the acquired servicing rights relate.

     Through its correspondent production channel, HLI buys loans from approximately 500 financial intermediaries. Co-issue loan production is the purchase of servicing rights from a correspondent subject to contracts to deliver specified volumes on a monthly or quarterly basis. Under its broker program, HLI funds loans at closing from a network of approximately 450 mortgage brokers nationwide.

     Net mortgage origination revenue includes gains and losses from sales of mortgage loans, deferred origination fees and expenses (see "- Salaries and Employee Benefits") and the gains from excess servicing rights. Net mortgage origination revenue decreased from $5.0 million in 1994 to $3.4 million in 1995, or 31.4%, and from $6.2 million in 1993 to $5.0 million in 1994, or 19.0%.

     During 1995 and 1994, HLI's loan production, excluding co-issue volume, was $5.0 billion and $4.7 billion, respectively. The majority of these loans were purchased through HLI's correspondent channel.

     The decrease in net mortgage origination revenue from 1993 to 1994 was due to a decrease in mortgage production during 1994. Loan production volume decreased from $8.5 billion in 1993 to $4.7 billion in 1994, or 44.7%. The declining interest rate environment in 1993 prompted a record number of homeowners to refinance existing mortgages.

  Gain on Sales of Servicing Rights

     Gain on sales of servicing rights decreased $0.7 million from $10.9 million in 1994 to $10.2 million in 1995 and increased $10.2 million from $0.7 million in 1993. HLI sold servicing rights on loans of $1.9 billion, $0.8 billion and $0.5 billion during 1995, 1994 and 1993, respectively. The sales of servicing rights during 1994 consisted of primarily retail originated loans, for which a servicing right asset was not recognized, and therefore there was little or no basis in the servicing rights sold. The servicing rights sales in 1995 consisted of a higher percentage of servicing on purchased loans, which had a higher basis because servicing rights on purchased loans are capitalized. Since gain on sales of servicing rights is determined as the excess of proceeds from the sale over HLI's cost basis in the asset, gains will tend to be higher on sales of servicing rights with little or no cost basis, as was the case for the sales in 1994. HLI's decision to sell mortgage servicing rights depends on a variety of factors, including the available markets and current prices for such servicing rights and the working capital requirements of HLI. The likelihood of future sales of mortgage servicing rights, or the profitability on such sales, cannot be predicted. HomeSide anticipates that the sale of servicing rights by HLI will not be a significant component of its business strategy in the future.

  Salaries and Employee Benefits

     Salaries and employee benefits increased from $40.4 million in 1994 to $45.4 million in 1995, or 12.4%, and from $33.1 million in 1993 to $40.4 million in 1994, or 22.1%. Direct loan origination costs, principally salary and employee benefit costs, are included in the cost basis of the mortgage loans and, therefore, they are not recognized until the sale of the loans. Including these capitalized costs, salaries and employee benefits increased from $51.5 million to $56.5 million from 1994 to 1995, or 9.7% and decreased from $56.2 million to $51.5 million from 1993 to 1994, or 8.3%.

     The $5.0 million increase, including capitalized costs, in 1995 over 1994 included a $3.9 million increase in salaries and a $1.1 million increase in benefits. The salary and benefit increases were the result of a larger production staff needed to support HLI's growing servicing portfolio. Loan production headcount grew from 498 full time equivalent ("FTE") employees at December 31, 1994 to 523 FTE employees at December 31, 1995. The increases to salaries and benefits were partially offset by the outsourcing of certain default administration and tax payment administration activities during 1995. HLI determined that the performance of these services on a contracted basis was more cost effective than maintaining the personnel and infrastructure necessary to carry out these functions in-house.

     The decrease in salaries and benefits from 1993 to 1994 was due to a reduction of loan production during 1994 and lower incentive compensation expenses. Loan production headcount fell from 806 at December 31, 1993 to 498 at December 31, 1994. The decrease in salaries and employee benefits due to reduced loan demand was partially offset by the assumption of certain risk management functions formerly provided by BKB and an increased staff required to service a larger portfolio.

  Occupancy and Equipment Expense

     Occupancy and equipment expense increased from $9.0 million in 1994 to $10.0 million in 1995, or 11.1%, due primarily to the acquisition of Bell Mortgage and the larger servicing operations.

     Occupancy and equipment expense increased from $8.0 million in 1993 to $9.0 million in 1994, or 13.1%. This increase included a leasehold reserve of $0.3 million recorded in December 1994 for the planned closing of certain broker branches that were subsequently closed during 1995.

  Servicing Losses on Investor-Owned Loans

     HLI periodically incurs losses attributable to servicing FHA and VA loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. Servicing losses on investor-owned loans totaled $2.8 million, $7.2 million and $10.0 million for the years ended 1993, 1994 and 1995, respectively, primarily representing losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection. HLI has experienced minimal losses from FHA loans. In respect of VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and the amounts recovered at the foreclosure sale. HLI's historical loss experience on VA loans has generally been consistent with industry experience.

     In 1995 and 1994, HLI recorded provisions in excess of actual foreclosure losses. Management believes that HLI has an adequate level of reserve based on its servicing volume, portfolio composition, credit quality and historical loss rates, as well as estimated future losses. For an analysis of changes in the reserve for estimated servicing losses on investor-owned loans for each of the three years ended December 31, 1995, see Note 4 of Notes to Consolidated Financial Statements of HLI.

  Real Estate Owned Expense

     Real estate owned expense increased from $0.3 million in 1994 to $1.1 million in 1995, and decreased from $1.6 million in 1993 to $0.3 million in 1994. Real estate owned expense is incurred from foreclosed properties on which HLI has taken title and includes declines in the value of the property, as well as the incurrence of property holding and maintenance costs. The change in real estate owned expense in 1995 was due primarily to an increase in the average balance of real estate owned from $1.4 million in 1994 to $1.6 million in 1995. The decrease from 1993 to 1994 is due to a decline in the average balance of real estate owned from $3.4 million in 1993 to $1.4 million in 1994. As part of the HLI Acquisition, BKB retained all real estate owned.

  Other Expense

     Other expense increased from $19.3 million to $21.9 million, or 13.3%, from 1994 to 1995 and decreased from $22.1 million to $19.3 million, or 12.4%, from 1993 to 1994. The increase in other expense from 1994 to 1995 included increases of $1.1 million in advertising and public relations, $1.0 million in contracted services, $0.9 million in software costs and $0.6 million in communication expenses. These increases were partially offset by a $0.7 million reduction in loan related expenses. The increase in advertising and public relations expense was due to a $1.0 million major advertising campaign carried out during 1995 in addition to normal advertising activity. Contracted services increased due to an increase in bank service charges for loan payment processing, which increased with the rise in HLI's servicing volume. Software costs increased as HLI continued to expand and redesign its computer platform in order to deliver more efficient and reliable service. The increase in communications expense was due to higher telephone postage and delivery expenses resulting from higher loan production levels.

     The decline in other expense from 1993 to 1994 was principally due to a $2.0 million increase in gains from the disposition of foreclosed property. Gains and losses on the sale of foreclosed property are netted and included as a component of other expense. Gains and losses on the disposition of foreclosed property result from the difference between the amount received in satisfaction of the borrower's obligation upon sale of the property and the amount at which the property was recorded on HLI's books at the time of the sale. Gains and losses on the disposition of real estate fluctuate based on regional and national market conditions at the time each property is being marketed.

  Provision for Income Taxes

     HLI recorded a provision for income taxes of $37.9 million and $2.5 million for 1995 and 1994, respectively, and an income tax benefit of $17.3 million in 1993. The effective income tax rate was 39.2%, 56.4% and 35.5% for 1995, 1994 and 1993, respectively. The difference between these rates and the statutory federal tax rate is primarily due to state income taxes, net of federal tax benefit, and the effect on deferred taxes of a change in the federal statutory rate in 1993. The changes in the provisions for, and benefit from, income taxes is the result of variances in HLI's pre-tax income and loss for each of the years presented. For additional information regarding income taxes, refer to
Note 10 of Notes to Consolidated Financial Statements of HLI.

  Accounting Changes

     Effective January 1, 1993, HLI elected to change its method of valuing mortgage servicing rights from an undiscounted basis to a discounted basis to conform its financial reporting to the regulatory accounting rules adopted by bank regulators in 1993. HLI also adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" on January 1, 1993. On January 1, 1994, HLI changed its method of accounting for mortgage servicing fees from the cash basis to the accrual basis. See Notes 2 and 10 of Notes to Consolidated Financial Statements for further discussion of HLI's accounting changes. See
"-- Liquidity and Capital Resources -- New Accounting Standard" for a discussion of Statement of Financial Accounting Standards No. 122, -- "Accounting for Mortgage Servicing Rights," which was adopted by HLI in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     HLI's primary sources of cash are revenues earned from the servicing of mortgage loans, sales of mortgage loans and servicing rights and borrowings under HLI's warehouse line of credit. HLI has entered into a new credit facility (see "-- Post Acquisition Financing"). HomeSide anticipates that cash provided by servicing and sales of mortgage loans and borrowings will be sufficient to meet its liquidity needs and, accordingly, does not anticipate that sales of servicing rights will be a significant component of its business strategy in the future. HLI's primary uses of cash are to fund loan originations and purchases, purchase bulk servicing rights, repay its warehouse line of credit and pay general corporate expenses. HLI had a net increase (decrease) in cash of ($4.8 million), $0.3 million and ($0.8 million) in 1995, 1994 and 1993, respectively.

  Operations

     Net cash provided by (used in) operating activities was ($65.9 million) in 1995, $394.6 million in 1994, and ($110.2 million) in 1993. The decrease in cash provided by operating activities from 1994 to 1995 was attributable to cash needed to meet growth in loan origination volume coupled with a reduction in proceeds on sales of mortgage loans. The increase in cash provided by operating activities from 1993 to 1994 was due to a reduction in loan demand during 1994, which diminished HLI cash needs for funding loan production.

  Investing

     Cash used in investing activities was $125.7 million in 1995, $154.2 million in 1994 and $109.5 million in 1993. The decrease in cash used in investing activities from 1994 to 1995 was comprised primarily of a $36.8 million increase in proceeds from risk management contracts and a $17.8 million increase in proceeds from sales of mortgage servicing rights. These cash inflows were partially offset by a $29.0 million increase in purchases of mortgage servicing rights. The increase in proceeds from risk management contracts was a result of a decline in interest rates during 1995 that increased the value of HLI's risk management contracts and, accordingly, the proceeds received by HLI upon settlement. The increase in proceeds from sales of mortgage servicing rights was principally due to an increase in sales activity in 1995 as compared to 1994. HLI sold servicing rights of $1.9 billion in 1995 as compared to $0.8 billion in 1994. The increase in cash used to purchase mortgage servicing rights during 1995 is related to an increase in mortgage loans purchased through

HLI's warehouse channels as a result of declining interest rates that increased loan production across the industry.

     The increase in cash used in investing activities in 1994 as compared to 1993 was comprised of a $39.4 million increase in purchases of mortgage servicing rights and a $16.3 million decrease in proceeds from risk management contracts. The decreases in cash flow were partially mitigated by a $10.2 million increase in proceeds from the sale of mortgage servicing rights. The increase in cash used to purchase mortgage servicing rights was part of HLI's overall strategy to increase its servicing portfolio and benefit from economies of scale. The decrease in proceeds from risk management contracts was a result of an increase in interest rates during 1994 which negatively impacted the value of the contracts. The increase in proceeds from the sale of mortgage servicing rights from 1993 to 1994 was due to an improvement in the market for mortgage servicing rights during 1994. The low interest rate environment in 1993 depressed the value of the mortgage servicing right market since loans were being prepaid with a higher frequency.

  Financing

     Cash provided by (used in) financing activities was $186.8 million in 1995, ($240.2 million) in 1994 and $218.9 million in 1993. Prior to the HLI Acquisition, the primary source and use of cash related to financing activities was attributable to the line of credit with Bank of Boston. This line of credit was used to fund the origination and purchase of mortgage loans until the loans were sold to investors. The proceeds of such sales were typically used to pay down the related warehouse debt with any excess retained by HLI. Maximum borrowings under the line of credit were $1.25 billion. The higher level of borrowings in 1995 and 1993 were indicative of higher loan production and purchase volumes during these years as compared to 1994.

  Impact of Inflation

     Inflation affects HLI primarily through its effect on interest rates since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. See "Risk Factors -- Impact of Changes in Interest Rates".

  New Accounting Standard

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights." This Statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets, which results in an increase in mortgage origination revenues. The value of originated mortgage servicing rights is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Also, the Statement requires that capitalized servicing rights be evaluated for impairment based on the fair value of these rights. For the purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this Statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. HLI adopted this statement effective January 1, 1996.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS -- HHI

                  FOR THE PERIOD APRIL 1, 1996 TO MAY 30, 1996
                      AND THREE MONTHS ENDED JUNE 30, 1995

GENERAL

     HHI, based in Jacksonville, Florida, is the wholly-owned mortgage banking subsidiary of Barnett and operates as a full service mortgage banking company, engaged in the origination, sale and servicing of first mortgage loans secured by residential properties. On March 4, 1996, Barnett entered into an agreement to sell HHI to HomeSide, Inc. ("HomeSide"). Under the terms of the sale, HomeSide acquired HHI's and its subsidiaries' servicing portfolio and servicing platform, its proprietary mortgage servicing software, and Honolulu Mortgage Company ("Honolulu Mortgage"), a full service mortgage banking company in Honolulu, Hawaii.

     HHI acquired Loan America Financial Corporation ("Loan America" or "LAFC"); a wholesale mortgage banking company with a $4.0 billion servicing portfolio in October 1994. Headquartered in Miami, Florida, Loan America originates loans through brokers in twelve states. The acquisition of Loan America represented HHI's first entry into the wholesale origination business.

     In February 1995, HHI acquired BancPLUS Financial Corporation ("BPFC"); a full service mortgage company with a $13.9 billion servicing portfolio. Headquartered in San Antonio, Texas, BancPLUS Mortgage Company ("BancPLUS"), a wholly-owned subsidiary of BPFC, was primarily a retail originator with thirty-six branch offices in seventeen states. HHI's acquisition of BPFC also included Honolulu Mortgage, with its $1.7 billion servicing portfolio.

     The BancPLUS and Loan America acquisitions were accounted for as purchases and, accordingly, their results are only included in HHI's results since the dates of their acquisitions.


     On May 31, 1996, Barnett Banks, Inc. (the "parent") sold certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems to HomeSide, as discussed above. Barnett received cash and an ownership interest in HomeSide. As a result of the acquisition of HHI by HomeSide, HHI ceased to operate as a separate Company and operations for periods subsequent to that date will be included in the results of operations of HomeSide, Inc. Accordingly, statement of operations data does not include periods subsequent to May 30, 1996. Comparative information in the prior year is presented through June 30, 1995 because this was the end of HHI's 1995 second quarter. Reasons for variances which are not attributed solely to differences in the number of months in the periods presented have been discussed where appropriate. Reasons for variances due to differences in the number of months in the periods presented have been noted where applicable.


RESULTS OF OPERATIONS

     HHI reported a net loss of $4.0 million for the period April 1, 1996 to May 30, 1996 and a net loss of $3.4 million for the quarter ended June 30, 1995. The period April 1, 1996 to May 30, 1996 loss was mainly attributable to servicing hedging costs, while the second quarter 1995 loss was attributable to costs associated with the BancPLUS acquisition.

NET SERVICING REVENUE

     HHI's revenues are primarily earned from servicing mortgage loans for investors. Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of UPB and are collected from the monthly remittances of the borrower before being paid to the investor. Mortgage servicing income also includes late charges for delinquent customer payments.

     The following table sets forth the composition of HHI's servicing portfolio.

                                                                           AT MAY 30,
                                                                              1996
                                                                           ----------
                                                                          (DOLLARS IN
                                                                           MILLIONS)
          FHA/VA.........................................................   $  5,588
          Conventional...................................................     27,494
                                                                            --------
                    Total................................................   $ 33,082
                                                                            ========

     Net servicing revenue was $12.7 million for the period April 1, 1996 to May 30, 1996 and $16.7 million for the three months ended June 30, 1995. Mortgage servicing fees are earned for servicing mortgage loans owned by investors. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in the servicing portfolio related to the BancPLUS acquisition. The average servicing fee increased from 0.307% at June 30, 1995 to 0.337% at May 30, 1996.

     At May 30, 1996, before the acquisition by HomeSide, HHI serviced approximately 440,000 loans with UPB of $33.1 billion, compared to approximately 446,000 loans with UPB of $33.1 billion at June 30, 1995 and approximately 243,000 loans with UPB of $18.4 billion at December 31, 1994. Growth in HHI's servicing portfolio has been primarily generated from the acquisition of BancPLUS.


SERVICING VALUES


     HHI's operating results can be affected by changes in the economic value of its mortgage servicing portfolio due to increases in prepayment speeds, which are primarily influenced by interest rates. When loans prepay faster than anticipated, the estimated future cash flow HHI expected to receive from servicing such loans is reduced. Since the value of the mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase.


     During second quarter 1995, hedging of the mortgage servicing rights value was handled by Barnett as part of its overall risk management program. During this period, no hedges were specifically implemented for risk management of mortgage servicing rights. During fourth quarter 1995, Barnett and HHI evaluated the risks, benefits and costs related to servicing hedges and in December 1995 commenced a partial hedging program which continued into the second quarter of 1996. The results of HHI's hedging activities did not have a material effect on its financial statements for the periods presented.


SECONDARY MARKETING GAIN/LOSS


     Gains or losses on the sales of loans result primarily from two factors. First, HHI may make a loan to a borrower at a price (i.e., interest rate and discount) which is higher or lower than its would receive if it immediately sold the loan in the secondary market. HHI adjusts the pricing on its loans depending on competitive pressure.


     Second, gains or losses may result from changes in interest rates which result in changes in the market value of the loans, or commitments to purchase loans, from the time the price commitment is given to the borrower until the time that the loan is sold to investors. HHI uses sophisticated modeling tools to provide information to hedge this latter interest rate risk. HHI uses forward delivery contracts for mortgage-backed securities and whole loan sales as hedging instruments. There is close correlation of risk as the borrower's loan is used to satisfy the forward delivery contract. HHI's secondary marketing activities are generally negatively impacted during periods of high interest rate volatility and periods when there is a significant overall change in the direction of interest rates.


     HHI had losses on the sale of loans of $3.4 million for the period April 1, 1996 to May 30, 1996, compared to gain on sales of loans of $1.0 million for the three months ended June 30, 1995. The losses incurred during the period April 1, 1996 to May 30, 1996 were due to an increase in long-term interest rates, which negatively impacted the market value of loans in HHI's pipeline, and competitive pricing pressures.

NET INTEREST REVENUE/EXPENSE

     HHI recorded net interest expense of $2.3 million and net interest revenue of $2.2 million for the second quarter ended June 30, 1995 and the period April 1, 1996 to May 30, 1996, respectively. HHI's net interest results are derived from interest earned on warehouse loans originated by the BancPLUS and Loan America branches, less interest expense incurred to fund such loans. The interest expense, following the acquisition of BancPLUS on February 28, 1995, was incurred at a rate reduced by the benefit for the escrow balances maintained in the Barnett banks for the servicing portfolio.

NET MORTGAGE ORIGINATION REVENUE

     HHI has built a multi-channel production network as part of its strategy to become a national participant in the mortgage banking business. HHI maintains several channels, including Barnett's retail bank franchise, a national retail network obtained from BancPLUS, a national wholesale broker group obtained from the Loan America traditional correspondent business and production from Honolulu Mortgage. This varied production base is designed to provide flexibility, allowing HHI to shift production focus to the most attractive source given specific market conditions.

     The following table sets forth HHI origination activity:

                                                 THREE MONTHS ENDED     FOR THE PERIOD APRIL 1, 1996
                                                   JUNE 30, 1995              TO MAY 30, 1996
                                                 ------------------     ----------------------------
                                                                (DOLLARS IN MILLIONS)
     Barnett bank branch retail................        $  516                       $418
     BancPLUS retail(a)........................           143                        131
     Loan America broker(a)....................           251                        302
     Honolulu Mortgage(a)......................            76                         59
     Correspondent.............................           344                         72
                                                       ------                       ----
          Total Production.....................        $1,330                       $982
                                                       ======                       ====

- ---------------

(a) Since date of acquisition by HHI.


     Net mortgage origination revenue includes origination fees received from borrowers, gains and losses from mortgage sales, and capitalized originated mortgage servicing rights ("OMSR"). OMSR income results from the January 1, 1996 implementation of SFAS 122. The requirements of SFAS 122 are discussed in Note 3 to the interim financial statements. Net mortgage origination revenue was $4.5 million for the second quarter 1995 compared to net mortgage origination expense of $1.7 million for the period April 1, 1996 to May 30, 1996. The decrease was attributable to a $10.2 million decline in gain on sale of loans, offset by a $5.9 million increase in OMSR income. The decline in gains on sales of loans, excess servicing gains and pricing subsidies was due to an increase in loan origination and sales from the second quarter 1995 compared to the period April 1, 1996 to May 30, 1996. This volume increase was due to additional loan origination channels resulting from the acquisition of BancPLUS.

SALARIES AND EMPLOYEE BENEFITS

     Salaries and employee benefits decreased from $14.3 million during second quarter 1995 to $10.4 million during the period April 1, 1996 to May 30, 1996. The decline is due to the comparison of the two months data versus three months data, which is a result of the sale of HHI to HomeSide on May 31, 1996.

OCCUPANCY AND EQUIPMENT EXPENSE

     Occupancy and equipment expense decreased from $2.4 million to $1.6 million from second quarter 1995 to the period April 1, 1996 to May 30, 1996. The decline is due to the comparison of the two months data versus three months data, which is a result of the sale of HHI to HomeSide on May 31, 1996.

GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expenses decreased from $12.1 million to $6.8 million from second quarter 1995 to the period April 1, 1996 to May 30, 1996. The decline is due to the comparison of the two months data versus three months data, which is a result of the sale of HHI to HomeSide on May 31, 1996.

PROVISION FOR INCOME TAXES

     HHI's results of operations are included in Barnett's consolidated income tax return. HHI's income tax provision and related asset or liability are computed based on income tax rates as if HHI filed a separate income tax return. Pursuant to a tax-sharing agreement with Barnett, HHI is reimbursed for the tax effect of current operating losses utilized in the consolidated return.

     During second quarter 1995, HHI recorded a benefit for income taxes of $2.1 million compared to a tax benefit of $0.9 million for the period April 1, 1996 to May 30, 1996. For further information regarding the reconciliation between statutory federal tax rate and the effective tax rate, refer to Note 4 of Notes to Consolidated Financial Statements of HHI for the year ended December 31, 1995.

 THE PERIOD JANUARY 1, 1996 TO MAY 30, 1996 AND SIX MONTHS ENDED JUNE 30, 1995

RESULTS OF OPERATIONS

     During the six-month period ended June 30, 1995, HHI experienced significant growth in loan servicing and production through its acquisition of BancPLUS. From December 31, 1994 to May 30, 1996, the servicing portfolio increased by 80% and production volume increased by 13% from the six months ended June 30, 1995 to the period January 1, 1996 to May 30, 1996.

     HHI reported a net loss of $8.3 million for the period January 1, 1996 to May 30, 1996 and a net loss of $7.5 million for the six months ended June 30, 1995. The loss for the first five months of 1996 was mainly attributable to servicing hedging costs, while the loss for the first six months of 1995 was attributable to costs associated with the BancPLUS acquisition.

     Net servicing revenue was $27.8 million for the first six months of 1995 compared to $27.0 million for the period January 1, 1996 to May 30, 1996. Mortgage servicing fees are earned for servicing mortgage loans owned by investors. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in the servicing portfolio related to the BancPLUS acquisition. The average servicing fee increased from 0.307% at June 30, 1995 to 0.337% at May 30, 1996.

  Net Interest Revenue/Expense

     HHI recorded net interest expense of $2.7 million and net interest revenue of $4.6 million for the six months ended June 30, 1995 and the period January 1, 1996 to May 30, 1996, respectively. HHI's net interest results are derived from interest earned on warehouse loans originated by the BancPLUS and Loan American branches, less interest expense incurred to fund such loans. The interest expense, following the acquisition of BancPLUS on February 28, 1995, was incurred at a rate reduced by the benefit for the escrow balances maintained in the Barnett banks for the servicing portfolio.

  Net Mortgage Origination Revenue

     The following table sets forth HHI's origination activity:

                                                          SIX MONTHS
                                                             ENDED
                                                         ------------    FOR THE PERIOD JANUARY 1,
                                                         JUNE 30, 1995     1996 TO MAY 30, 1996
                                                         -------------   -------------------------
                                                                   (DOLLARS IN MILLIONS)
     Barnett bank branch retail........................      $1,053                $  955
     BancPLUS retail(a)................................         335                   323
     Loan America broker(a)............................         629                   680
     Honolulu Mortgage(a)..............................         159                   142
     Correspondent.....................................         710                   438
                                                             ------                ------
               Total production........................      $2,886                $2,538
                                                             ======                ======

- ---------------

(a) Since date of acquisition by HHI.


     Net mortgage origination revenue includes origination fees received from borrowers, gains and losses from mortgage sales, and capitalized originated mortgage servicing rights ("OMSR"). OMSR income results from the January 1, 1996 implementation of SFAS 122. The requirements of SFAS 122 are discussed in Note 3 to the interim financial statements. Net mortgage origination revenue increased from $7.5 million to $7.8 million from the first six months of 1995 to the period January 1, 1996 to May 30, 1996. This volume increase was due to additional loan origination volume resulting from the acquisition of BancPLUS.

  Salaries and Employee Benefits

     Salaries and employee benefits increased from $23.4 million during the first six months of 1995 to $25.2 million during the period January 1, 1996 to May 30, 1996. The salary and benefit increased was the result of an increase in loan origination activity from the first six months of 1995 versus the period January 1, 1996 to May 30, 1996. For the first six months of 1995, origination volume was $2,250 million versus $2,538 million for the period January 1, 1996 to May 30, 1996.

  Occupancy and Equipment Expense

     Occupancy and equipment expense decreased from $3.9 million to $3.7 million for the first six months of 1995 compared to the period January 1, 1996 to May 30, 1996.

  General and Administrative Expense

     General and administrative expenses increased from $20.4 million to $20.7 from the first six months of 1995 to the period January 1, 1996 to May 30, 1996.

  Provision for Income Taxes

     During the first six months of 1995, HHI recorded a benefit for income taxes of $2.9 million compared to a tax benefit of $2.5 million for the period January 1, 1996 to May 30, 1996. For further information regarding the reconciliation between the statutory federal tax rate and the effective tax rate, refer to Note 4 of Notes to Consolidated Financial Statements of HHI for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     HHI's primary sources of cash are revenues earned from the servicing of mortgage loans, sales of mortgage loans and servicing rights, which historically have offered a high measure of liquidity, and borrowings under HHI's line of credit. HHI's primary uses of cash are to fund loan originations and purchases, repay its lines of credit and pay general corporate expenses. HHI had a net increase in cash of $9.6 million for the six months ended June 30, 1995 and a net decrease in cash of $3.8 million for the period January 1, 1996 to May 30, 1996.

  Operations

     Net cash used in operating activities was $57.0 million for the six months ended June 30, 1995 and net cash provided by operating activities was $211.0 million for the period January 1, 1996 to May 30, 1996. The cash used in operating activities during the first six months of 1995 was attributable to cash needed to meet growth in loan origination volume which related to the acquisition of BancPLUS in February 1995. The cash provided from operating activities for the period January 1, 1996 to May 30, 1996 was attributable to an increase in loan sales.

  Investing

     Cash used in investing activities was $171.5 million the first six months of 1995, primarily due to the acquisition of BancPLUS, and $9.3 million for the period January 1, 1996 to May 30, 1996, primarily due to an increased servicing portfolio.

  Financing

     Cash provided by financing activities was $238.2 million during the first six months of 1995 compared to cash used in financing activities of $205.4 million for the period January 1, 1996 to May 30, 1996. The primary sources and uses of cash related to financing activities are the lines of credit with Barnett and its affiliates, to which some of HHI's assets are pledged as collateral. These lines of credit are used to fund the origination and purchase of mortgage loans until the loans are sold to investors. The proceeds of such sales are typically used to pay down the related warehouse debt with any excess retained by HHI. There was a net increase of $70.8 million in the lines of credit for the six months ended June 30, 1995. Additionally, cash provided as capital contributions from Barnett were $167.3 million for the six months ended June 30, 1995 and $28.2 million for the period January 1, 1996 to May 30, 1996, respectively. The 1995 contribution was to fund the acquisition of BancPLUS and the 1996 contribution was primarily to fund servicing hedging activities.

                      THREE YEARS ENDED DECEMBER 31, 1995

GENERAL

     Prior to May 31, 1996, HHI was a wholly-owned mortgage banking subsidiary of Barnett and a full service mortgage banking company, engaged in the origination, sale and servicing of first mortgage loans secured by residential properties. On March 4, 1996, Barnett entered into an agreement to sell HHI to the Issuer. At the closing of the HHI Acquisition, the Issuer acquired HHI's and its subsidiaries' $33.4 billion servicing portfolio and servicing platform, its proprietary mortgage servicing software and Honolulu Mortgage Company ("Honolulu Mortgage"), a full service mortgage banking company in Honolulu, Hawaii.

     HHI acquired Loan America Financial Corporation ("Loan America" or "LAFC"), a wholesale mortgage banking company with a $4.0 billion servicing portfolio in October 1994. Headquartered in Miami, Florida, Loan America originated loans through brokers in twelve states. The acquisition of Loan America represented HHI's first entry into the wholesale origination business.

     In February 1995, HHI acquired BancPLUS Financial Corporation ("BPFC"), a full service mortgage company with a $13.9 billion servicing portfolio. Headquartered in San Antonio, Texas, BancPLUS Mortgage Company ("BancPLUS"), a wholly-owned subsidiary of BPFC, was primarily a retail originator with thirty-six branch offices in seventeen states. HHI's acquisition of BPFC also included Honolulu Mortgage, with its $1.7 billion servicing portfolio.

     The BancPLUS and Loan America acquisitions were accounted for as purchases and, accordingly, their results are only included in HHI's results since the dates of their acquisitions. On May 31, 1996, BPFC was merged into BancPLUS, which in turn was merged, together with Loan America, into HLI.

     In connection with the HHI Acquisition, HHI transferred all of its servicing rights to HLI, except for the servicing of GNMA loans, which it retained. HomeSide currently believes that HHI will not in the future acquire any additional servicing rights.

RESULTS OF OPERATIONS

     For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HHI" the term "HHI" means HHI and its subsidiaries prior to the closing of the HHI Acquisition.

     During 1993, 1994 and 1995, HHI experienced significant growth through its acquisitions of BancPLUS and Loan America. From 1993 to 1995, the servicing portfolio increased by 155% and production volumes increased by 72%.

     HHI reported a net loss of $20.4 million in 1995, a net loss of $2.1 million in 1994 and net income of $0.1 million in 1993. The net loss in 1995 was mainly attributable to costs associated with the BancPLUS acquisition and secondary market losses, partially offset by a $9.1 million gain on the sales of servicing rights.

  Net Servicing Revenue

     HHI's revenues were primarily earned from servicing mortgage loans for investors. Servicing activities include collection of mortgage principal, interest and escrow payments; remitting these payments to investors; and maintaining records of loans and escrows. Servicing fees are typically expressed as a percentage of UPB and are collected from the monthly remittances of the borrower before being paid to the investor. Mortgage servicing income also includes late charges assessed for delinquent customer payments.

     The following table sets forth the composition of HHI's servicing portfolio:

                                                                AT DECEMBER 31,
                                                         -----------------------------
                                                          1993       1994       1995
                                                          ----       ----       ----
                                                             (DOLLARS IN MILLIONS)
          FHA/VA.......................................  $ 1,032    $ 1,082    $ 6,023
          Conventional.................................   12,053     17,329     27,388
                                                         -------    -------    -------
                    Total..............................  $13,085    $18,411    $33,411
                                                         =======    =======    =======

     Net servicing revenue increased from $29.4 million to $69.4 million, or 136% from 1994 to 1995. This increase was comprised of a $9.1 million increase in gain on the sales of servicing and a $61.4 million growth in mortgage servicing fees, offset by a $30.5 million increase in amortization of mortgage servicing rights. Mortgage servicing fees are earned for servicing mortgage loans owned by investors. The cost of acquiring the right to service mortgage loans originated by others is capitalized and amortized as a reduction of servicing fee revenue over the estimated servicing period. The increases in mortgage servicing fees and amortization of mortgage servicing rights were primarily due to growth in HHI's servicing portfolio during 1995. The average servicing fee increased from 0.259% in 1993 to 0.261% in 1994 and to 0.277% in 1995.

     At December 31, 1995, HHI serviced approximately 446,000 loans with UPB of $33.4 billion, compared to approximately 243,000 loans with UPB of $18.4 billion at December 31, 1994. Growth in HHI's servicing portfolio was primarily generated from the acquisition of BancPLUS.

     The 1995 gain on the sales of servicing is a result of two servicing sales totalling $1.2 billion of UPB. There were no servicing sale gains during 1994 or 1993. HHI's decision to sell mortgage servicing rights depended on a variety of factors, including the available markets and current prices for such servicing rights and the working capital requirements of HHI.

     Net servicing revenue increased from $27.3 million in 1993 to $29.4 million in 1994, or 8%. This increase was partially due to the acquisition of Loan America and its $4.0 billion servicing portfolio in October 1994. At December 31, 1993, HHI serviced approximately 193,000 loans with UPB of $13.1 billion.

  Risk Management Activities

     HHI has actively monitored and managed risk of loss related to the value of its mortgage servicing portfolio and its origination and subsequent sale of loans into the secondary market.

     Servicing Values

     HHI's operating results have been affected by changes in the economic value of its mortgage servicing portfolio due to increases in prepayment speeds, which are primarily influenced by interest rates. When loans prepay faster than anticipated, the estimated cash flow HHI expected to receive from servicing such loans is reduced. Since the value of the mortgage servicing rights is based on the present value of the cash flows to be received over the life of the loan, the value of the servicing portfolio declines as prepayments increase.

     During 1993, 1994 and most of 1995, hedging of the mortgage servicing rights value was handled by Barnett as part of its overall risk management program. During this period, no hedges were specifically implemented for risk management of mortgage servicing rights. During 1995, Barnett and HHI evaluated the risks, benefits and costs related to servicing hedges and in December 1995 commenced a partial hedging program. While the market value of HHI's servicing portfolio declined, such decline was not reflected in HHI's financial results because its market value exceeded its book value.

     Secondary Marketing Gain/Loss

     Gains or losses on the sales of loans result primarily from two factors. First, HHI may have made a loan to a borrower at a price (i.e., interest rate and discount) which is higher or lower than it would have received if it immediately sold the loan in the secondary market. HHI adjusted the pricing on its loans depending on competitive pressure. Generally, prior to the acquisition of Loan America at the end of 1994 and BancPLUS in the beginning of 1995, HHI priced its loans based on interest rate levels prevalent in the secondary market. After the acquisition of those companies, HHI began aggressively competing in national markets where pricing below the secondary market often occurred, especially for loans sourced through wholesale brokers. Price competition intensified in 1994 due to the sharp decline in origination volumes and industry overcapacity and aggressive price pressure continued through 1995.

     Second, gains or losses may result from changes in interest rates which result in changes in the market value of the loans, or commitments to purchase loans, from the time the price commitment is given to the borrower until the time that the loan is sold to investors. HHI has employed sophisticated modelling tools to provide information to hedge this latter interest rate risk. HHI has employed forward delivery contracts for mortgage-backed securities and whole loan sales as hedging instruments. There is close correlation of risk as the borrower's loan was used to satisfy the forward delivery contract. HHI's secondary marketing activities have been generally negatively impacted during periods of high interest rate volatility and periods when there is a significant overall change in the direction of interest rates, both of which occurred in 1994 and 1995. Additionally, during the period following the integration of BancPLUS' secondary marketing operations during 1995, the magnitude of the conversion task caused a temporary operational delay in selling borrowers' loans into the secondary market, reducing the normally close correlation of loans to forward delivery contracts. This condition had an additional temporary negative impact on results from sales of mortgages.

  Net Interest Revenue/Expense

     In 1995, HHI recorded net interest revenue of $6.8 million, an increase from net interest expense of $1.5 million in 1994. The net interest revenue was mainly derived from interest earned on warehouse loans originated by the BancPLUS and Loan America branches, less interest expense incurred to fund such loans. The interest expense for 1995 was incurred at a rate reduced by the benefit for the escrow balances maintained in the Barnett banks for the servicing portfolio. Prior to 1995, when the primary origination source was the Barnett bank branches, HHI's net interest revenue was comprised of interest income on a small portfolio of mortgage loans that HHI held for investment purposes, offset by interest expense on a line of credit from Barnett to fund servicing acquisitions and servicing advances since Barnett banks held loans until they were sold by HHI.

  Net Mortgage Origination Revenue

     HHI has built a multi-channel production network as part of its strategy to become a national participant in the mortgage banking business. Until the HHI Acquisition, HHI maintained several channels, including Barnett's retail bank franchise, a national retail network obtained from BancPLUS, a national wholesale broker group obtained from the Loan America, traditional correspondent business and production from Honolulu Mortgage. This varied production base was designed to provide flexibility, allowing HHI to shift production focus to the most attractive source given specific market conditions. The following table sets forth HHI's origination activity:

                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                             1993      1994      1995
                                                            ------    ------    ------
                                                              (DOLLARS IN MILLIONS)
          Barnett bank branch retail......................  $3,360    $2,559    $1,932
          BancPLUS retail(a)..............................      --        --       606
          Loan America broker(a)..........................      --       401     1,386
          Honolulu Mortgage(a)............................      --        --       244
          Correspondent...................................      --       450     1,599
                                                            ------    ------    ------
               Total production...........................  $3,360    $3,410    $5,767
                                                            ======    ======    ======

- ---------------
(a) Since date of acquisition by HHI.

     Net mortgage origination revenue includes origination fees received from borrowers and gains and losses from sales of mortgage loans. Net mortgage origination revenue decreased from $4.0 million to $3.2 million, or 20% from 1994 to 1995. The decrease was comprised of a $14.6 million decrease in gains on sales of loans, offset by a $13.8 million increase in loan origination fees. The decline in gains on sales of loans, excess servicing gains and pricing subsidies was due to an increase in loan originations and sales over 1994. This volume increase was driven by the acquisitions of BancPLUS and Loan America. Prior to October 1994, the primary source of loan originations was the Barnett bank retail network, and related origination fees were recognized by such banks. The BancPLUS acquisition in February 1995 resulted in HHI collecting and recording the origination fee income for loans originated through these channels. Net mortgage origination revenue decreased from $6.0 million to $4.0 million, or 33%, from 1993 to 1994. The acquisition of Loan America in late 1994 resulted in a $3.0 million increase in origination fees from 1993; however, this was offset by a $5.0 million decrease in gain on the sale of loans.

  Salaries and Employee Benefits

     Salaries and employee benefits increased from $17.5 million in 1994 to $53.1 million in 1995 and increased from $13.9 million in 1993 to $17.5 million in 1994. The salary and benefit increases were the result of additional employees assumed in the 1994 Loan America and 1995 BancPLUS acquisitions. Total employee headcount grew from 464 FTE employees at December 31, 1993 to 555 FTE employees at December 31, 1994 to 1,341 FTE employees at December 31, 1995. The increase in the 1995 headcount was net of approximately 200 job eliminations resulting from the consolidation of the administrative and operational functions of the three mortgage companies that occurred throughout the year.

  Occupancy and Equipment Expense

     Occupancy and equipment expense increased from $2.7 million in 1994 to $6.0 million in 1995 due to the increases in rental and depreciation expense related to assets and production offices acquired in the acquisition of BancPLUS in February 1995.

     Occupancy and equipment expense increased from $1.8 million in 1993 to $2.7 million in 1994 due to the increases in rental and depreciation expense related to assets and production offices acquired in the acquisition of Loan America in October 1994.

  General and Administrative Expense

     General and administrative expenses increased from $14.9 million in 1994 to $41.8 million in 1995, and increased from $12.4 million in 1993 to $14.9 million in 1994. The increases in both 1995 and 1994 were largely a result of the acquisition of Loan America and BancPLUS.

  Provision for Income Taxes

     HHI's results of operations are included in Barnett's consolidated income tax return. HHI's income tax provision and related asset or liability are computed based on income tax rates as if HHI filed a separate income tax return. Pursuant to a tax-sharing agreement with Barnett, HHI is reimbursed for the tax effect of current operating losses utilized in the consolidated return.

     In 1995, HHI recorded a benefit for income taxes of $9.6 million compared to a tax benefit of $0.5 million for 1994. The increased benefit was attributable to the significantly higher operating loss reported in 1995. Comparatively, a tax provision of $0.1 million was recorded in 1993 due to the reported $0.2 million net income before income taxes. For additional information regarding the reconciliation between the statutory federal tax rate and the effective tax rate, refer to Note 4 of Notes to Consolidated Financial Statements of HHI.

LIQUIDITY AND CAPITAL RESOURCES

  Overview

     Prior to the HHI Acquisition, HHI's primary sources of cash were revenues earned from the servicing of mortgage loans, sales of mortgage loans and servicing rights, which historically have offered a high measure of liquidity, and borrowings under HHI's lines of credit. Prior to the HHI Acquisition, HHI's primary uses of cash are to fund loan originations and purchases, repay its lines of credit and pay general corporate expenses. HHI had a net increase of cash of $11.1 million and $2.4 million in 1995 and 1994, respectively.

  Operations

     Net cash used in operating activities was $185.5 million in 1995, $39.0 million in 1994 and $6.3 million in 1993. The increase in cash used in operating activities from 1994 to 1995 was attributable to cash needed to meet growth in loan origination volume which was related to the acquisition of BancPLUS, a full year impact of the October 1994 acquisition of Loan America, and increased correspondent business. The $32.7 million increase from 1993 to 1994 was similarly attributable to increased loan origination volume from Loan America in the fourth quarter of 1994 and the first time entry into the correspondent business.

  Investing

     Cash used in investing activities was $182.3 million in 1995, $83.3 million in 1994 and $36.3 million in 1993. The increase in cash used is primarily due to the cost of the acquisitions of BancPLUS in 1995 and Loan America in 1994. The increase in cash used to purchase BancPLUS and Loan America was part of HHI's overall strategy to increase its servicing portfolio and nationwide loan originations.

  Financing

     Cash provided by financing activities was $378.9 million in 1995, $124.8 million in 1994 and $43.0 million in 1993. Prior to the HHI Acquisition, the primary source and use of cash related to financing activities was attributable to the lines of credit with Barnett and its affiliates. The net increase in the lines of credit with Barnett was $211.7 million in 1995, $65.0 million in 1994, and $43.0 million in 1993. The higher level of borrowings in 1995 and 1994 are indicative of increasingly higher loan production and purchase volumes during these years.

     Additionally, cash provided as capital contributions from Barnett increased from $0 in 1993 to $59.8 million in 1994 and $167.2 in 1995. These contributions were provided primarily for the acquisitions of BancPLUS in 1995 and Loan America in 1994.

  Impact of Inflation

     Inflation has affected HHI primarily through its effect on interest rates since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. See "Risk Factors -- Impact of Changes in Interest Rates".

  New Accounting Standard

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights." This Statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets, which results in an increase in mortgage origination revenues. The value of originated mortgage servicing rights is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Also, the Statement requires that capitalized servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this Statement are stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. HHI adopted this Statement effective January 1, 1996. The actual effect of implementing this Statement on HHI's financial position and results of operations will depend on factors determined at the end of a reporting period, including the amount and mix of originated and purchased production, the level of interest rates and market estimates of future prepayment rates.

                               INDUSTRY OVERVIEW

INTRODUCTION

     Mortgage banking is a specialized branch of the financial services industry which primarily involves (1) originating and purchasing mortgage loans ("origination" and/or "production"); (2) selling the originated mortgages to third parties either as mortgage-backed securities or as whole loans ("secondary marketing"); (3) servicing of mortgage loans on behalf of the ultimate purchasers, which includes the collection and disbursement of payments of mortgage principal and interest and the collection of payments of taxes and insurance premiums to pay property taxes and insurance premiums and the performance of other attendant administrative functions (collectively, "servicing"); and (4) the purchase and sale of the rights to service mortgage loans.

     Mortgage bankers originate loans generally through two channels: wholesale and retail. Wholesale origination involves the origination of mortgage loans from sources other than homeowners, including mortgage brokers and other mortgage lenders. Retail origination typically includes (i) networks of retail loan offices with sales staff that solicit business from homeowners, realtors, builders, and other real estate professionals, (ii) centers that use telemarketing, direct mail, and advertising to market loans directly to home buyers or homeowners, (iii) affinity and co-branding partnerships, and (iv) corporate relocations. Once originated, mortgage bankers hold the loans temporarily ("warehousing") until they are sold, typically earning an interest spread equal to the difference between the loan rate and the cost of financing. Each loan is sold either excluding or including the associated right to service the loan ("servicing retained" or "servicing released," respectively).

     Mortgage bankers rely mainly on short-term borrowings, such as warehouse lines, to finance the origination of mortgages that are then typically sold. Mortgage bankers also borrow on a longer term basis to finance their servicing assets and working capital requirements. Revenues consist primarily of those related to servicing and, to a lesser extent, fees and interest spreads from originations. The major expenses of a mortgage banker include costs of financing, operating costs related to origination and servicing and the amortization of mortgage servicing rights.

     Mortgage bankers typically seek to retain the rights to service the loans they originate and to acquire rights to service additional loans in order to generate recurring fee income. The purchase and sale of servicing rights can occur on a loan by loan basis ("flow") or on a portfolio (group of loans) basis ("bulk" or "mini-bulk"). Prices for servicing rights are typically stated as a multiple of the servicing fee or as a percentage of the outstanding UPB for a group of mortgage loans. Values of servicing portfolios are determined on the basis of the present value of the servicing fee income stream (net of servicing costs) expected to be received over the estimated life of the loans. The assets of a mortgage banking company consist primarily of loans in warehouse and the value of the servicing rights purchased ("purchased mortgage servicing rights" or "PMSR") or originated ("originated mortgage servicing rights" or "OMSR").

MORTGAGE MARKET

     Mortgage bankers operate in the second largest debt market in the world, exceeded only by the United States national debt. One to four family residential mortgage debt in the United States grew to over $3.6 trillion in 1995 from $1.7 trillion in 1985, approximately a 8% compounded annual growth rate. Management believes that the industry category of one to four family residential mortgage debt is relevant to HomeSide as that is the industry category on which substantially all of HomeSide's business is based.

     Over the past five years mortgage bankers have emerged as the dominant players in the United States' mortgage origination and servicing business. Mortgage bankers held market shares of 55% and 41%, respectively, of the United States' residential mortgage origination and servicing markets in 1995, up from 35% and 37% in 1990. The bulk of the remaining origination and servicing market share is held by commercial banks and thrifts. The mortgage bankers' market share improvement began in the late 1980s and early 1990s when the thrift industry, historically the largest provider of residential mortgage loans, experienced serious financial difficulties. Mortgage bankers expanded market share not only by supplanting thrifts as the primary mortgage originators and servicers in the marketplace but also by purchasing the mortgage banking operations and assets of certain of these entities. Mortgage bankers gained additional momentum and increased their market share during the decline in interest rates in the early 1990s.

     Although mortgage loan demand is affected by a number of factors, including economic conditions, demographics and consumer confidence, it is most heavily influenced by interest rates and correlates inversely with interest rate movements. When mortgage rates dropped below 10% in 1990, mortgagors began to seek mortgages at lower interest rates, resulting in a growing refinancing boom that lasted through 1993.

                    TOTAL RESIDENTIAL MORTGAGE ORIGINATIONS

                                                     PURPOSE OF MORTGAGE(B)
                                                  -----------------------------
                                                    PURCHASE      REFINANCING         FIXED         ADJUSTABLE
                                                  (% OF TOTAL)    (% OF TOTAL)    RATE(B)(C)(E)   RATE(B)(D)(E)
                                  TOTAL           ------------   --------------   -------------   --------------
                             ORIGINATIONS(A)
                          ---------------------
                          (DOLLARS IN BILLIONS)
1985......................           $290               82%            18%            12.42%           10.04%
1986......................            499               68             32             10.18             8.42
1987......................            507               71             29             10.20             7.82
1988......................            446               82             18             10.33             7.90
1989......................            453               81             19             10.32             8.80
1990......................            458               87             13             10.13             8.36
1991......................            562               70             30              9.25             7.10
1992......................            894               52             48              8.40             5.63
1993......................          1,020               45             55              7.33             4.59
1994......................            769               68             32              8.36             5.33
1995......................            636               75             25               N/A              N/A

- ---------------
(a) Source: FNMA
(b) Sources: Board of Governors of the Federal Reserve System; FHLMC; Federal Home Loan Bank of San Francisco.
(c) 30-year conventional contract loan rate with 20% down payment.
(d) 1-year Treasury-indexed conventional contract loan rate with 20% down payment.
(e) Figures are annual averages of monthly data.

SECONDARY MORTGAGE MARKETS

     The secondary mortgage market and its evolution have been significantly influenced by two government-sponsored enterprises, the Federal National Mortgage Association ("FNMA" or "Fannie Mae") and the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac"), and one government agency, the Government National Mortgage Association ("GNMA" or "Ginnie Mae") (collectively, the "Agencies"). Through these entities, the United States government provides support and liquidity to the market for residential mortgage debt.

     Mortgage originators sell their loans directly to FNMA and FHLMC either as whole loans or, more typically, as pools of loans used to collateralize mortgage-backed securities ("MBS") issued or guaranteed by these entities. Similarly, the originators can issue MBS collateralized by pools of loans that are guaranteed by GNMA. In order to effect these sales or obtain these guarantees, the originator must underwrite its loans to conform ("conforming loans") with standards established by FNMA or FHLMC or by the Federal Housing Administration ("FHA") or Veterans Administration ("VA") in the case of GNMA. All loans other than FHA and VA loans ("government loans") are considered conventional loans. Loans with principal balances exceeding Agency guidelines ("jumbo loans"), currently in excess of $207,000, are sold to private investors or aggregated into pools and sold as MBS.

     The role of the Agencies has grown substantially over the past ten years. In 1994, FNMA, FHLMC, and GNMA mortgage-backed securities accounted for, in the aggregate, $1.4 trillion, or 42.0% of total residential mortgage debt outstanding, approximately a fivefold increase from $287 billion ten years earlier. The mortgage banking industry relies heavily on these Agencies to provide liquidity.

     There are a number of other participants in the market that primarily purchase MBS. These participants include institutional investors such as life insurance companies, pension funds and mutual funds. More recently, investors that purchase pools of loans to collateralize MBS issued in their own name ("private investor securities") have entered the market. The development of the private investor securities market has provided mortgage bankers the liquidity essential to effect the sale of the loans the mortgage banker originates that do not conform ("non-conforming") to Agency guidelines.

MORTGAGE BANKING MARKET CHARACTERISTICS

     The mortgage banking market is highly fragmented. Despite the market share growth of the industry as a whole, no single company controls or dominates the market. In 1995 the largest originator represented 5.2% of the market and the largest servicer represented 3.7%, while the top 25 originators and servicers represented 38.1% and 39.1% of their markets, respectively.

                        TOP 10 ORIGINATORS AND SERVICERS
                             (DOLLARS IN BILLIONS)

                              1995 ORIGINATIONS            SERVICING PORTFOLIO AT DECEMBER 31, 1995
   1  Norwest Mortgage.................  $ 34.2       1  Countrywide Funding..............  $ 134.0
   2  Countrywide Funding..............    31.5       2  General Electric Mortgage........    109.5
   3  Prudential Home Mortgage.........    15.7       3  Norwest Mortgage.................    107.4
   4  Fleet Mortgage...................    14.9       4  Fleet Mortgage...................    105.5
   5  Chase Manhattan Mortgage.........    13.9       5  Prudential Home Mortgage.........     81.8
   6  Chemical Mortgage................    13.3       6  NationsBank......................     81.4
   7  NationsBank......................    11.0       7  Bank of America..................     63.1
   8  Bank of America..................    10.3       8  Home Savings of America..........     60.7
   9  BancBoston Mortgage..............     8.9       9  Chase Manhattan Mortgage.........     59.4
  10  North American Mortgage..........     7.6      10  Chemical Mortgage................     57.2

- ---------------
Source: National Mortgage News.

     Mortgage bankers operate in a highly competitive market. The underwriting guidelines and servicing requirements set by the participants in the secondary markets are standardized. As a result, mortgage banking products (i.e., mortgage loans and the servicing of those loans) have become difficult to differentiate. Therefore, mortgage bankers compete primarily on the basis of price or service, making effective cost management essential.

     Mortgage bankers generally seek to develop cost efficiencies in one of two ways: economies of scale or specialization. Large full service national or regional mortgage bankers have sought economies of scale through an emphasis on wholesale originations, the introduction of automated processing systems and expansion through acquisition. Smaller companies frequently identify and pursue a particular expertise or customer base in an attempt to create a market niche.

RECENT TRENDS

     The introduction of significant technological improvements to the mortgage banking industry began in the mid 1980s. From the use of laptop computers for originations to the electronic scanning of loan documents, technological advances have allowed mortgage bankers to accommodate higher volumes of business. This trend has continued, contributing to the consolidation in mortgage banking. The automation of many functions in mortgage banking, especially those related to servicing, has reduced costs significantly for industry participants.

     Just as declining interest rates contributed to the growth of the mortgage bankers' role in the early 1990s, rising interest rates in 1994 caused a reduction in overall demand for mortgage loans, particularly refinancings. Many mortgage bankers had expanded their operations in response to the increased refinancing activities of 1992 and 1993. The contraction of the refinancing demand in 1994 created substantial excess capacity in the industry, resulting in further industry consolidation.

     Many mortgage bankers that were not low cost, high volume producers or did not operate in a low cost specialized field experienced earnings declines during this period, causing many to exit the business or to be acquired. Surviving cost effective firms purchased servicing portfolios or other companies to expand their servicing economies of scale, while others acquired market niche operations. As evidence of this consolidation, the top 25 mortgage loan servicers increased their market share from 21% in 1990 to 39% in 1995.

                                    BUSINESS

                                    OVERVIEW

     The Issuer was formed on December 11, 1995 to acquire HLI, the mortgage banking subsidiary of Bank of Boston. On March 15, 1996, the Issuer completed the HLI Acquisition. On March 4, 1996, the Issuer entered into an agreement to acquire HHI, the mortgage banking subsidiary of Barnett. On May 31, 1996, the Issuer completed the HHI Acquisition. The Issuer's executive offices are located at 7301 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 281-3000.

     The combined originations and servicing of HLI and HHI for the year ended and at December 31, 1995 would have been $14.7 billion and $75.0 billion, respectively. At its current size, HomeSide would have ranked as the 5th largest mortgage loan originator and as the 7th largest mortgage loan servicer in the United States for 1995 based on data published by National Mortgage News.

     HomeSide expects that the acquisition and integration of HLI and HHI will allow it to realize improved economies of scale in servicing costs, increase its productivity by converting to HHI's proprietary servicing software system and expand and diversify its variable cost origination channels. HomeSide is in the process of consolidating servicing operations and converting to HHI's proprietary servicing software system. Once this conversion is completed, this system is expected to increase HomeSide's servicing capacity to accommodate approximately twice the number of loans in the combined portfolio of HLI and HHI. HomeSide will have exclusive access through a correspondent relationship to BKB retail and Barnett retail and broker origination channels for an initial term of five years, subject to certain limitations. The combined origination and servicing operations of HLI and HHI are expected to enhance HomeSide's national presence and increase its visibility to consumers and mortgage market participants.

     HomeSide's business consists primarily of:

     - Mortgage production: the origination and purchase of residential single family mortgage loans through all major channels including correspondents (including BKB and Barnett), mortgage brokers, co-issue partners, telemarketing, affinity programs and retail branches;

     - Secondary marketing: the sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed or issued by governmental or quasi-governmental agencies or as whole loans to investors; and

     - Servicing: the administration, collection and remittance of monthly mortgage principal and interest payments and the collection and payment of property taxes and insurance premiums and the management of certain loan default activities.

     HomeSide's business strategy is focused on building its origination and servicing business to benefit from the economies of scale inherent in the business through growth in its wholesale and retail origination channels, as well as by selected acquisitions of servicing portfolios and mortgage banking companies. Consistent with this growth strategy, HomeSide typically retains the right to service the loans it originates and purchases servicing rights in bulk from other mortgage lenders or on an individual (loan-by-loan) basis from correspondents or mortgage brokers. Management believes that HomeSide has been one of the nation's most efficient mortgage servicers based on industry surveys of cost per loan and loans serviced per employee. HomeSide plans to continue to pursue economies of scale and productivity improvements in both origination and servicing, relying on, among other things, a high degree of automation, outsourcing of selected labor intensive functions, which enables it to maintain a low fixed cost base, and an emphasis on quality control.

     The table below sets forth the historical production and servicing portfolio volumes of HLI and HHI.

                   COMBINED PRODUCTION AND SERVICING SUMMARY

                                        YEARS ENDED AND AT DECEMBER 31,           THREE MONTHS
                                -----------------------------------------------   ENDED AND AT
                                 1991      1992      1993      1994      1995    MARCH 31, 1996
                                -------   -------   -------   -------   -------  --------------
                                                     (DOLLARS IN MILLIONS)
    PRODUCTION
    HLI.......................  $ 4,437   $ 8,660   $11,371   $ 8,935   $ 8,885     $  4,187
    HHI.......................    1,945     3,507     3,360     3,410     5,767        1,556
                                -------   -------   -------   -------   -------      -------
      Combined production.....  $ 6,382   $12,167   $14,731   $12,345   $14,652     $  5,743
                                =======   =======   =======   =======   =======      =======
    SERVICING PORTFOLIO
    HLI.......................  $20,601   $23,706   $27,999   $37,971   $41,555     $ 44,158
    HHI.......................   10,034    11,524    13,085    18,411    33,411       33,019
                                -------   -------   -------   -------   -------      -------
      Combined servicing
         portfolio............  $30,635   $35,230   $41,084   $56,382   $74,966     $ 77,177
                                =======   =======   =======   =======   =======      =======

- ---------------
(a) If Loan America and BancPLUS loan production had been included for years prior to their acquisitions, then production would have been $4,742 million, $8,480 million, $9,589 million, $6,401 million and $5,767 million for 1991, 1992, 1993, 1994 and 1995, respectively.

     The table below sets forth the servicing statistics for HomeSide pro forma for the HLI Acquisition and HHI Acquisition:

                    HOMESIDE PRO FORMA SERVICING STATISTICS

                                                            AT DECEMBER 31,       AT MARCH 31,
                                                                 1995                 1996
                                                           -----------------     --------------
                                                                  (DOLLARS IN MILLIONS)
    FHA/VA...............................................       $25,903             $ 26,266
    Conventional.........................................        48,429               49,069
                                                                -------              -------
      Total serviced (UPB)(a)............................       $74,332               75,335
    ARM..................................................            23%                  22%
    Fixed................................................            77%                  78%
    Weighted average coupon..............................          8.01%                7.97%
    Weighted average servicing fee (% of UPB)............         0.351%(b)            0.365%
    Weighted average maturity (months)...................           278                  280

- ---------------
(a) Excludes loans purchased not yet on servicing system.

(b) HHI's weighted average servicing fees are adjusted to reflect market rates under contractual arrangements between HomeSide and Barnett.

                                      HLI

     For purposes of this Section "Business -- HLI" the term "HomeSide" means "HLI".

     HomeSide, headquartered in Jacksonville, Florida, is one of the largest full-service mortgage banking companies in the United States, emphasizing wholesale mortgage originations and low cost mortgage servicing. For the year ended December 31, 1995 and the three months ended March 31, 1996, HomeSide originated approximately $8.9 billion and $4.2 billion of mortgage loans, respectively, including co-issue production, and serviced a loan portfolio of $41.6 billion and $44.2 billion, respectively, at the end of such periods. For 1995, HomeSide was ranked as the 9th largest originator of residential mortgage loans (including co-issue volume) and as the 16th largest servicer of residential mortgage loans, according to National Mortgage News, and as the 5th largest wholesale originator of mortgage loans (including co-issue volume) according to Wholesale Access.

PRODUCTION

     HomeSide participates in several origination channels, with a focus on wholesale originations. In 1995, wholesale channels (correspondent, co-issue and broker) represented approximately 90% of HomeSide's total production. No single source within the correspondent or broker channels accounted for more than 2% of total production in 1995. HomeSide's other origination channels include telemarketing, affinity programs and retail branches. HomeSide also purchases servicing rights in bulk from time to time. This multi-channel production base provides access to and flexibility among production channels in a wide variety of market and economic conditions. The table below details production by HLI's origination channels:

                     RESIDENTIAL LOAN PRODUCTION BY CHANNEL

                                            YEARS ENDED DECEMBER 31,
                                -------------------------------------------------    THREE MONTHS ENDED
                                 1991       1992      1993       1994       1995       MARCH 31, 1996
                                -------    ------    -------    -------    ------    ------------------
                                                         (DOLLARS IN MILLIONS)
Wholesale:
  Correspondent...............  $ 2,096    $2,947    $ 4,955    $ 3,364    $3,778          $2,031
  Co-issue(a).................    1,200     2,955      2,860      4,285     3,901           1,597
  Broker......................      231       934      1,431        498       291             191
                                -------    -------   -------    -------    -------        -------
     Total wholesale..........    3,527     6,836      9,246      8,147     7,970           3,819
Retail........................      910     1,824      2,125        788       915             368
                                -------    -------   -------    -------    -------        -------
     Total production.........    4,437     8,660     11,371      8,935     8,885           4,187
Bulk acquisitions(a)..........      760     1,046      2,311      5,538       683              --
                                -------    -------   -------    -------    -------        -------
     Total production and
       acquisitions...........  $ 5,197    $9,706    $13,682    $14,473    $9,568          $4,187
                                =======    =======   =======    =======    =======        =======

- ---------------
(a) Represents the acquisition of servicing rights, not the underlying loans. Amounts represent the UPB of mortgage debt to which the acquired servicing rights relate.

     HomeSide competes nationwide by offering a wide variety of mortgage products designed to respond to consumer needs and tailored to address market competition. HomeSide is primarily an originator of fixed rate 15- and 30-year mortgage loans, which collectively represented 77% of total production in 1995 and 81% of the total production in the first three months of 1996. HomeSide also offers other products, such as adjustable rate mortgages ("ARMs") and balloon and jumbo mortgages.

     HomeSide's national loan production operation has resulted in geographically diverse originations, enabling HomeSide to diversify its risk across many markets in the United States. HomeSide originates loans in 48 states and the District of Columbia and its largest markets by state in 1995 were California (18.4% of UPB of production), Texas (9.4%), Florida (7.1%), Georgia (5.1%) and Massachusetts (4.5%). HomeSide's largest markets by state in the three months ended March 31, 1996 were California (19.5% of UPB of production), Maryland (7.5%), Texas (6.9%), Florida (6.4%), and Georgia (5.1%).

     HomeSide's production strategy is to maintain and improve its reputation as one of the largest, most cost effective originators of mortgage loans nationwide. HomeSide pursues this strategy through an emphasis on wholesale production, the use of contract and delegated underwriters, a high degree of automation in its processing and retail originations and quality control. HomeSide plans to expand production through its low cost correspondent and telemarketing channels and to continue to streamline its production operation. HomeSide plans to continue to pursue bulk acquisitions in the secondary market for mortgage servicing rights on an opportunistic basis.

WHOLESALE PRODUCTION

  Correspondent Production

     Through its correspondent program, HomeSide purchases loans from approximately 500 commercial banks, savings and loan associations, licensed mortgage lenders and other financial intermediaries. The correspondent takes the mortgage application and processes the loan, which is either underwritten through contract underwriters or, in some cases, the correspondent to whom underwriting authority has been delegated. Closing documents are submitted to HomeSide for legal review and funding. The participants in this program are prequalified and monitored on an ongoing basis by HomeSide. If a correspondent subsequently fails to meet HomeSide's requirements, HomeSide typically terminates the relationship. Correspondents are also required to repurchase loans in the event of fraud or misrepresentation in the origination process and for certain other reasons. In 1995, HomeSide's top ten correspondents accounted for approximately 20% of the total loans originated through this channel.

  Co-Issue Production

     Co-issue production, which represents the purchase of servicing rights from a correspondent under contracts to deliver specified volumes on a monthly or quarterly basis, is another main source of HomeSide's production. The co-issue correspondent controls the entire loan process from application to closing. This arrangement particularly suits large originators who have the ability to deliver on an automated basis. Reflecting this delegated underwriting authority, co-issue correspondents are subject to more extensive credit and quality control reviews. Contractually, the co-issue correspondent is obligated to make certain representations and warranties and is required to repurchase loans in the event of fraud or misrepresentation in the origination process or for certain other reasons.

  Broker Production

     Under its broker program, HomeSide funds loans at closing from a network of approximately 450 mortgage brokers nationwide. The broker controls the process of application and loan processing. A preclosing quality control review is performed by HomeSide to verify the borrower's credit. All loans originated through brokers are underwritten by HomeSide's approved contract underwriters. Loans are funded by HomeSide and may be closed in either the broker's name or HomeSide's name. Participants in this program prequalify on the basis of creditworthiness, mortgage lending experience and reputation. Each broker is subject to annual and ongoing reviews by HomeSide. In 1995, HomeSide's top ten brokers accounted for approximately 24% of the total loans originated through this channel.

RETAIL PRODUCTION

     HomeSide's retail production includes the use of telemarketing to solicit loans from several sources, including refinancings of mortgage loans in HomeSide's existing servicing portfolio, leads generated from direct mail campaigns and other advertising, and mortgages related to affinity group and co-branding partnerships. HomeSide established a telemarketing system in May 1995. HomeSide believes that these efforts have been a significant factor in increasing the percentage of loans captured by the retail division from loan prepayments in HomeSide's servicing portfolio. Refinancing retention, which represents the percentage of loans refinanced through HLI's retail channel that were serviced by HLI prior to refinancing, was approximately 1% in June 1995, approximately 6% in January 1996 and approximately 7% in May 1996.

     In April 1996, pursuant to a two-year agreement, HomeSide began offering mortgage loans through the American Airlines AAdvantage Program, which encompasses approximately 14 million households. Under this program, a borrower will receive one frequent flyer mile for every dollar of interest paid on time. HomeSide will offer loans in four out of five geographic regions in the United States, along with two other lenders in each region. Each lender will receive one third of the referrals from the AAdvantage program, or prospective borrowers may contact the lender directly. HomeSide pays American Airlines a fee for each mile earned by a borrower. Under such program, such fees are paid to American Airlines on a monthly basis as the borrower earns miles by making monthly interest payments. The program is in its infancy and fees paid to American Airlines by HomeSide for miles earned have thus far been insignificant. HomeSide plans to establish additional affinity relationships.

     Under the terms of the HLI Acquisition, BKB has retained all of its retail production facilities in the New England area and entered into an exclusive five-year agreement to sell, subject to certain limitations, all loans originated from these branches to HomeSide on a broker or correspondent basis at market rates. In 1996, HomeSide sold or closed most of HomeSide's remaining retail branches.

BULK ACQUISITION

     Bulk acquisition is the large scale purchase of mortgage servicing rights. In connection with such acquisitions, HomeSide does not purchase the underlying mortgage loans which were originated by other originators. HomeSide may purchase servicing rights on an exclusive basis or through a competitive bidding process and plans to continue this practice on an opportunistic basis in order to grow its servicing portfolio and benefit from economies of scale.

UNDERWRITING AND QUALITY CONTROL

  Underwriting

     HomeSide's loans are underwritten in accordance with applicable FNMA, FHLMC, VA, and FHA guidelines, as well as certain private investor requirements. The underwriting process is organized by origination channel and by loan type. HomeSide currently employs underwriters with an average of ten years of underwriting experience.

     HomeSide requires approximately 80% of its correspondent lenders to have their loans underwritten by third party contract underwriters prior to purchase. These contract underwriters are designated by HomeSide and include General Electric Capital Corp., Mortgage Guaranty Insurance Corp., and Private Mortgage Insurance Corp. HomeSide grants delegated underwriting status to the remaining approximately 20% of correspondents which enables the correspondent to submit conventional loans to HomeSide without prior underwriting approval. Generally, HomeSide grants delegated underwriting status to its larger correspondents who meet financial strength, delinquency, underwriting and quality control standards, and which correspondents are monitored regularly. The FHA and VA require that loans be underwritten by the originating lender on an Agency-approved or delegated basis. If issuance of FHA guarantees or VA insurance certificates is denied, the correspondent must repurchase the loan.

     HomeSide implemented an automated underwriting process for its retail production operation in 1994. The automated underwriting technology incorporates credit scoring and appraisal evaluation systems. These systems employ rules-based and statistical technologies to evaluate the borrower, the property and salability of the loan to the secondary market. HomeSide believes that these technologies have contributed to improved productivity and reduced underwriting and processing turnaround time.

  Quality Control

     HomeSide maintains a compliance and quality assurance department that operates independently of the production, underwriting, secondary marketing and loan administration departments. For its production compliance process, HomeSide randomly selects 10% of all closed loans monthly for review. This review includes a credit scoring and reunderwriting of such loans; ordering second appraisals on 10% of the sample; reverifying funds, employment and final applications; and reordering credit reports on all loans selected. In addition, a full underwriting review is conducted on (i) all jumbo loans that go into default during the first thirty-six months from the date of origination and
(ii) all other loans that go into default during the first six months from the date of origination. Document and file reviews are also undertaken to ensure regulatory compliance. In addition, random reviews of the servicing portfolio, covering selected aspects of the loan administration process, are conducted.

     HomeSide monitors the performance of the underwriting department through quality assurance reports, HUD/VA reports and audits, reviews and audits of regulatory agencies, investor reports and mortgage insurance company audits. According to HomeSide's quality control findings, less than 1% of its loans have underwriting issues that affect salability to the secondary market. Flaws in these loans are generally corrected; otherwise, the holder of the MBS is indemnified against future losses resulting from such flaws by HLI or, ultimately, the originating correspondent. Correspondents or co-issue partners are required to repurchase any flawed loans originated by them, and as a result, HomeSide has repurchased and had to retain fewer than three loans annually for the last three years. See "Risk Factors -- Loan Delinquencies, Defaults on Loans and Other Risks."

SECONDARY MARKETING

     HomeSide customarily sells all loans that it originates while retaining the servicing rights to such loans. HomeSide aggregates mortgage loans into pools and sells these pools, as well as individual mortgage loans, to investors principally at prices established under forward sales commitments. HomeSide's FHA and VA loans are generally pooled and sold in the form of GNMA MBS. Conforming conventional mortgage loans are generally pooled and exchanged under the purchase and guarantee programs sponsored by FNMA and FHLMC for FNMA MBS or FHLMC participation certificates, respectively. HomeSide pays certain guarantee fees to the Agencies in connection with these programs and then sells the GNMA, FNMA and FHLMC securities to securities dealers. A limited number of mortgage loans (i.e. non-conforming loans) are sold to private investors. In 1995, approximately 83% of the mortgage loans originated by HomeSide were sold to GNMA (43%), FNMA (31%) or FHLMC (9%). The remaining approximately 17% were sold to private investors. In the three months ended March 31, 1996, approximately 92% of the mortgage loans originated by HomeSide were sold to GNMA (48%), FNMA (35%) or FHLMC (9%). The remaining approximately 8% were sold to private investors.

     The sale of mortgage loans may generate a gain or loss to HomeSide. Gains or losses result primarily from two factors. First, HomeSide may purchase a loan at a price (i.e., interest rate and discount) that may be higher or lower than HomeSide would receive if it immediately sold the loan in the secondary market. These pricing differences occur principally as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses may result from fluctuations in interest rates that create changes in the market value of the loans or commitments to purchase loans, from the time the interest rate commitment is given to the mortgagor until the loan is sold to an investor.

     HomeSide assesses the interest rate risk associated with outstanding commitments that it has extended to fund loans and hedges the interest rate risk of these commitments based upon a number of factors, including the remaining term of the commitment, the interest rate at which the commitment was provided, current interest rates and interest rate volatility. HomeSide constantly monitors these factors and adjusts its hedging on a daily basis as needed. In 1995, HomeSide converted to the Quantitative Risk Management ("QRM") system, a sophisticated hedging, reporting and evaluation system, which has the ability to perform analyses under various interest rate scenarios. HomeSide's interest rate risk is currently hedged using a combination of forward sales of MBS and over the counter ("OTC") options, including both puts and calls, on fixed income securities. HomeSide generally commits to sell to investors for delivery at a future time for a stated price all its closed loans and a percentage of the mortgage loan commitments for which the interest rate has been established. HomeSide aims to price loans competitively, hedge the interest rate risk of loan origination and sell loans on a break-even basis. For each year since 1990, HomeSide has not experienced secondary marketing losses.

     HomeSide's policy is to sell mortgage loans on a non-recourse basis. However, in the case of VA loans used to form GNMA pools, the VA's loan guarantees do not cover the entire principal balance of the loan and HomeSide is responsible for losses which exceed the VA's guaranteed limitations. See "-- Loan Servicing Credit Issues". In connection with HomeSide's loan exchanges and sales, HomeSide makes representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards, and to accuracy of information. In the event of a breach of these representations and warranties, HomeSide typically corrects such flaws, but, if the flaws cannot be corrected, may be required to repurchase such loans. In cases where loans are originated by a correspondent, HomeSide may sell the flawed loan back to the correspondent under a repurchase obligation.

LOAN SERVICING

     HomeSide derives its revenues predominantly from its servicing operations. Since 1991, HomeSide's servicing portfolio has grown as originations and bulk servicing acquisitions have exceeded scheduled principal reductions, prepayments, foreclosures and sales of servicing rights. HomeSide anticipates that the sale of servicing rights will not be a significant component of its business strategy in the future. Since 1994, HomeSide has also maintained a risk management program designed to protect, within certain parameters, the economic value of its servicing portfolio, which is subject to prepayment risk when interest rate declines provide mortgagors with refinancing opportunities.

                         CHANGES IN SERVICING PORTFOLIO

                                                                                       THREE MONTHS
                        1991        1992        1993        1994        1995       ENDED MARCH 31, 1996
                       -------     -------     -------     -------     -------     --------------------
                                        (DOLLARS IN MILLIONS)
January 1st
  balance............  $18,726     $20,601     $23,706     $27,999     $37,971           $ 41,555
  Total additions....    5,375       9,733      13,669      14,970       9,389              4,243
Scheduled
  amortization.......      337         434         501         523         869                241
Prepayments..........    1,303       4,345       8,123       3,372       2,740              1,274
Foreclosures.........      174         157         223         258         334                113
Servicing sales......    1,686       1,692         529         845       1,862                 12
                       -------     -------     -------     -------     -------            -------
  Total reductions...    3,500       6,628       9,376       4,998       5,805              1,640
                       -------     -------     -------     -------     -------            -------
December 31st balance
  or at end of
  period.............  $20,601     $23,706     $27,999     $37,971     $41,555           $ 44,158
                       =======     =======     =======     =======     =======            =======

     Loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate loan payments to investors, accounting for principal and interest payments, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, and other miscellaneous duties related to loan administration. HomeSide collects servicing fees from monthly mortgage payments. These fees generally range from 0.25% to 0.50% of the declining principal balances of the loans per annum. HomeSide's weighted average servicing fee was 0.386% at December 31, 1995. HomeSide also maintains certain subservicing relationships whereby servicing is performed by another servicer under an agreement with HomeSide, which remains contractually responsible for servicing the loans. Subservicing relationships are often entered into as part of a bulk servicing acquisition where the selling institution continues to perform servicing until the loans are transferred to the purchasing institution.

     HomeSide's servicing strategy is to continue to build its mortgage servicing portfolio and benefit from the economies of scale inherent in the business. HomeSide services substantially all of the mortgage loans that it originates. In addition, HomeSide purchases the rights to service mortgage loans originated by other lenders. Over the past five years, HomeSide's servicing portfolio has grown steadily, from $20.6 billion at December 31, 1991 to $41.6 billion at December 31, 1995, a 19% compounded annual growth rate.

     HomeSide's servicing strategy is also to enhance the profitability of its servicing revenue through low cost and efficient processes. This strategy is pursued through highly automated, cost effective processing systems, strategic outsourcing of selected servicing functions and effective control of delinquencies and foreclosures. HomeSide outsources to third party vendors functions related to insurance, taxes and default management, contributing to HomeSide's ability to maintain a highly variable cost structure. HomeSide is recognized in the industry as one of the most efficient servicers of mortgage loans. Industry surveys have ranked HomeSide among the top three mortgage bankers on a variety of factors, including loans serviced per employee and cost per loan. Management believes that its low cost servicing provides it with a competitive advantage in the industry.

SERVICING PORTFOLIO COMPOSITION

     HomeSide originates and purchases servicing rights for mortgage loans nationwide. The broad geographic distribution of HomeSide's servicing portfolio reflects the national scope of HomeSide's originations and bulk servicing acquisitions. The nine largest states accounted for 63.6% and 63.4% of outstanding UPB of the total servicing portfolio of HomeSide at December 31, 1995, and March 31, 1996, respectively, while the largest volume by state is California with a 16.8% and 16.9% share of the total portfolio at December 31, 1995 and March 31, 1996, respectively. HomeSide actively monitors the geographic distribution of its servicing portfolio to maintain a mix that it deems appropriate and makes adjustments as it deems necessary.

     The following tables set forth certain information regarding HLI's servicing portfolio:

                       SERVICING PORTFOLIO COMPOSITION(A)

                                                   AT DECEMBER 31,                       AT
                                   -----------------------------------------------   MARCH 31,
                                    1991      1992      1993      1994      1995        1996
                                   -------   -------   -------   -------   -------   ----------
                                                (DOLLARS IN MILLIONS)
    FHA/VA.......................  $ 9,898   $10,751   $12,524   $15,695   $19,880    $ 20,680
    Conventional.................   10,703    12,955    14,130    20,113    21,041      21,636
                                   -------   -------   -------   -------   -------
      Total serviced (UPB).......  $20,601   $23,706   $26,654   $35,808   $40,921    $ 42,316
                                   =======   =======   =======   =======   =======

- ---------------

(a) Servicing statistics are based on loans serviced by HomeSide, and excludes loans purchased not yet on servicing system.

                        SERVICING PORTFOLIO BY STATE(A)

                                                                             AT MARCH 31, 1996
                                               AT DECEMBER 31, 1995       ------------------------
                                             ------------------------         UPB
                     STATE                                   % OF UPB     -----------     % OF UPB
    ---------------------------------------                  --------     (DOLLARS IN     --------
                                                 UPB                       MILLIONS)
                                             -----------
                                             (DOLLARS IN
                                              MILLIONS)
    California.............................    $ 6,863          16.8%       $ 7,168          16.9%
    Massachusetts..........................      3,784           9.2          3,759           8.9
    Florida................................      3,094           7.6          3,198           7.6
    Maryland...............................      2,748           6.7          2,859           6.8
    Texas..................................      2,605           6.4          2,727           6.4
    Virginia...............................      2,297           5.6          2,350           5.6
    Georgia................................      1,879           4.6          1,961           4.6
    Connecticut............................      1,430           3.5          1,449           3.4
    Washington.............................      1,293           3.2          1,340           3.2
    Other(b)...............................     14,928          36.4         15,505          36.6
                                               -------         -----
    Total..................................    $40,921         100.0%       $42,316         100.0%
                                               =======         =====

- ---------------
(a) Excludes loans purchased not yet on servicing system.

(b) No other state represents more than 3.0% of HomeSide's servicing portfolio.

                        SERVICING PORTFOLIO BY COUPON(A)

                                    AT DECEMBER 31, 1995                          AT MARCH 31, 1996
                           ---------------------------------------     ---------------------------------------
                                                        CUMULATIVE         UPB                      CUMULATIVE
      INTEREST RATE                        % OF UPB      % OF UPB      -----------     % OF UPB      % OF UPB
- -------------------------                  --------     ----------     (DOLLARS IN     --------     ----------
                               UPB                                      MILLIONS)
                           -----------
                           (DOLLARS IN
                            MILLIONS)
Less than 6.0%...........    $   515           1.3%          1.3%        $   636           1.5%          1.5%
6.0% to 6.9%.............      4,636          11.3          12.6           4,633          11.0          12.5
7.0% to 7.9%.............     16,621          40.6          53.2          18,550          43.8          56.3
8.0% to 8.9%.............     11,752          28.7          81.9          11,648          27.5          83.8
9.0% to 9.9%.............      4,923          12.0          93.9           4,532          10.7          94.5
10.0% to 10.9%...........      2,024           5.0          98.9           1,893           4.5          99.0
Over 11.0%...............        450           1.1         100.0             424           1.0         100.0
                             -------         -----                       -------         -----
          Total..........    $40,921         100.0%                      $42,316         100.0%
                             =======         =====                       =======         =====

- ---------------
(a) Statistics based on loans serviced by HomeSide. Excludes loans purchased not yet on servicing system.

LOAN SERVICING CREDIT ISSUES

     HomeSide is affected by loan delinquencies and defaults on loans that it services. Under certain types of servicing contracts, particularly contracts to service loans that have been pooled or securitized, HomeSide must forward all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require a servicer to advance scheduled mortgage and hazard insurance and tax payments even if sufficient escrow funds are not available. HomeSide is generally reimbursed, subject to certain limitations with respect to FHA/VA loans as described below, by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of such reimbursement is typically uncertain. In the interim, HomeSide absorbs the cost of funds advanced during the time the advance is outstanding. Further, HomeSide bears the increased costs of collection activities on delinquent and defaulted loans.

HomeSide also foregoes servicing income from the time such loan becomes delinquent until foreclosure, when, if any proceeds are available, it may recover such amounts.

     HomeSide periodically incurs losses attributable to servicing FHA and VA loans for investors, including actual losses for final disposition of loans that have been foreclosed or assigned to the FHA or VA and accrued interest on such FHA or VA loans for which payment has not been received. For HomeSide, servicing losses on investor-owned loans totaled $2.8 million, $7.2 million, $10.0 million and $5.6 million for the years ended 1993, 1994 and 1995 and the period January 1 to March 15, 1996, respectively, primarily representing losses on VA loans. Because the total principal amount of FHA loans is guaranteed, losses on such loans are generally limited to expenses of collection. HomeSide experiences minimal losses from FHA loans. In respect of VA loans, the VA guarantees the initial losses on a loan. The guaranteed amount generally ranges from 20% to 35% of the original principal balance. Before each foreclosure sale, the VA determines whether to bid by comparing the estimated net sale proceeds to the outstanding principal balance and the servicer's accumulated reimbursable costs and fees. If this amount is a loss and exceeds the guaranteed amount, the VA typically issues a no-bid and pays the servicer the guaranteed amount. Whenever a no-bid is issued, the servicer absorbs the loss, if any, in excess of the sum of the guaranteed principal and amounts recovered at the foreclosure sale. HomeSide's historical delinquency and foreclosure rate experience on VA loans has generally been consistent with that of the industry.

     In the period January 1 to March 15, 1996 and in 1995 and 1994, HomeSide recorded provisions in excess of actual foreclosure losses. HomeSide's management believes that it has an adequate level of reserve based on HomeSide's servicing volume, portfolio composition, credit quality and historical loss rates, as well as estimated future losses.

     Set forth below is a comparison of HomeSide's historical delinquency and foreclosure experience to national industry statistics compiled by the Mortgage Bankers Association:

                       SERVICING PORTFOLIO DELINQUENCIES
                            (PERCENT BY LOAN COUNT)

     AT                                                                               TOTAL       FORECLOSURE
DECEMBER 31,                                    30 DAYS     60 DAYS     90+ DAYS     PAST DUE      INVENTORY
- ------------                                    -------     -------     --------     --------     -----------
  1993         HomeSide ......................    2.91%       0.70%       1.00%        4.61%          1.41%
               Industry Average (adjusted for
               servicing portfolio mix).......    3.77        0.88        1.10         5.75           1.27
  1994         HomeSide.......................    3.13        0.70        0.97         4.80           1.19
               Industry Average (adjusted for
               servicing portfolio mix).......    3.62        0.87        1.01         5.50           1.08
  1995         HomeSide.......................    3.51        0.73        1.04         5.28           1.16
               Industry Average (adjusted for
               servicing portfolio mix).......    3.89        0.84        0.95         5.68           1.11

     AT
 MARCH 31,
- ------------
  1996         HomeSide.......................    2.65        0.56        0.59         3.80           1.00

SERVICING PORTFOLIO HEDGING PROGRAM

     The value of HomeSide's servicing portfolio is subject to volatility in the event of unanticipated changes in prepayments. As interest rates increase, prepayments by mortgagors decrease as fewer owners refinance, increasing expected future cash flows from servicing revenue. Conversely, as interest rates decrease, prepayments by mortgagors increase as homeowners seek to refinance their mortgages, reducing expected future cash flows from servicing revenues on those prepaid mortgages. Since the value of servicing rights is based on the net present value of future cash flows, the value of the portfolio decreases in a declining interest rate environment and increases in a rising rate environment.

     HomeSide's risk management policy is designed to minimize exposure to loss in the value of the servicing portfolio caused by prepayments due to declines in interest rates. The servicing portfolio is valued using market discount rates and market consensus prepayment speeds, among other variables. The value is then analyzed under various interest rate scenarios that help HomeSide estimate the exposure to loss. This potential loss exposure determines the hedge profile, which profile is monitored daily and may be adjusted to reflect significant moves in key variables such as interest rate and yield curve changes and revised prepayment speed assumptions. Results of the risk management program depend on a variety of factors, including the hedge instruments typically used by HomeSide, the relationship between mortgage rates and Treasury securities and certain other factors. See "Risk Factors -- Impact of Changes in Interest Rates; Results of Risk Management Activities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- HomeSide -- Results of Operations -- Risk Management Activities".

     The Financial Accounting Standards Board ("FASB") has been evaluating the accounting for derivative financial instruments and hedging activities. The FASB has not yet reached a consensus on the outcome of its deliberations, although an exposure draft may be issued in 1996. Under current practice, derivative financial instruments may be accounted for as hedges with changes in the value deferred as a component of the asset or liability being hedged, provided the instruments are designated as a hedge and reduce exposure to loss with a high correlation. HomeSide is currently reviewing the potential use of hedge accounting. Management is unable to predict what effect, if any, changes in accounting principles would have on HomeSide's financial statements or HomeSide's potential use of hedge accounting.

                               ACQUISITION OF HHI

     On March 4, 1996, the Issuer entered into an agreement to acquire HHI. On May 31, 1996, the Issuer consummated the HHI Acquisition.

     Prior to the HHI Acquisition, HHI operated as a full service mortgage banking company, engaged in the origination, sale and servicing of mortgage loans secured by residential properties. A significant portion of the loans originated by HHI were underwritten to the standards and requirements of secondary market investors and were sold as pools underlying mortgage backed securities guaranteed by FNMA, FHLMC, GNMA and other institutional investors. The balance was underwritten and retained by Barnett. In 1995 and the three months ended March 31, 1996, HHI reported total production of $5.8 billion and $1.6 billion, respectively and had a servicing portfolio of $33.4 billion at December 31, 1995 and $33.0 billion at March 31, 1996. HHI was ranked as the 19th largest originator and as the 18th largest servicer of residential mortgage loans for 1995, according to National Mortgage News.

     Prior to 1994, HHI originated loans primarily on a retail basis through bank branches in Florida and Georgia. In 1994, HHI grew its origination business and servicing portfolio substantially, primarily through two acquisitions. HHI acquired Loan America, a wholesale mortgage banking company with a $4.0 billion servicing portfolio, in October 1994. Headquartered in Miami, Florida, Loan America originated loans through brokers in twelve states. The acquisition of Loan America represented HHI's first entry into the wholesale origination business.

     In February 1995, HHI acquired BancPLUS, a full service mortgage company with a $13.9 billion servicing portfolio. Headquartered in San Antonio, Texas, BancPLUS was primarily a retail originator with thirty-six branch offices in seventeen states. HHI's acquisition of BancPLUS included the company's proprietary mortgage banking software for retail origination, secondary marketing and servicing. It also included BancPLUS' wholly-owned subsidiary Honolulu Mortgage, a full-service mortgage banking company based in Honolulu, Hawaii with a $1.7 billion servicing portfolio.

     In connection with the HHI Acquisition, the Issuer acquired HHI's and its subsidiaries' $33.0 billion servicing portfolio and servicing platform, its proprietary mortgage servicing software, and Honolulu Mortgage (production and servicing operations). Barnett retained its retail bank branch network, the retail branch network acquired from BancPLUS, the broker network acquired from Loan America, and all of the related facilities. Barnett also retained the facility which housed HHI's Jacksonville servicing unit. In connection with the HHI Acquisition, BPFC was merged into BancPLUS, which in turn was merged, together with LoanAmerica, into HLI. Also concurrently with the HHI Acquisition, all of HHI's servicing portfolio was transferred to HLI, except for HHI's GNMA loans, which HHI retained. In the future, it is expected that HHI will neither originate nor service any loans, except for the GNMA loans retained by it on May 31, 1996. As part of the HHI Acquisition, Barnett agreed to sell, subject to certain limitations, to HomeSide all of its production on market terms pursuant to an exclusive, five-year correspondent contract. See "Certain Relationships and Related Transactions".

PRODUCTION

     Prior to the HHI Acquisition, HHI expanded its production capabilities primarily through recent acquisitions. Originations grew from $1.9 billion in 1991 to $5.8 billion in 1995. In 1995 and the three months ended March 31, 1996, wholesale originations represented approximately 52% and 49%, respectively, of HHI's total production and retail represented the balance.

     Subsequent to the HHI Acquisition, Barnett has agreed to deliver to HLI all of its mortgage loan production under an exclusive, five-year correspondent relationship on market terms, with the exception of the loans held by Barnett. However, Barnett will sell to HLI, on a co-issue basis, the servicing rights related to those loans which it retains. Under the terms of its correspondent agreement, loans originated through the Barnett network will be underwritten on a delegated basis. HLI will perform the secondary marketing functions of pricing and hedging related to the correspondent production.

     Like HLI, HHI has built a multi-channel production network as part of its strategy to become a national mortgage banking business through several channels, including Barnett's retail bank branch franchise; a national wholesale broker group obtained through the Loan America acquisition; a national retail network obtained through the BancPLUS acquisition; traditional correspondent business; and production from the Honolulu Mortgage subsidiary. This multi-channel production base provided HHI with the flexibility to shift its production focus to the most appropriate channel given specific market conditions.

                     RESIDENTIAL LOAN PRODUCTION BY CHANNEL

                                             YEARS ENDED DECEMBER 31,
                                    ------------------------------------------   THREE MONTHS ENDED
                                     1991     1992     1993     1994     1995      MARCH 31, 1996
                                    ------   ------   ------   ------   ------   ------------------
                                                         (DOLLARS IN MILLIONS)
    Barnett banks branch retail.... $1,945   $3,507   $3,360   $2,559   $1,932         $  537
    BancPLUS retail (a)............     --       --       --       --      606            192
    Loan America broker (a)........     --       --       --      401    1,386            378
    Honolulu Mortgage (a)..........     --       --       --       --      244             83
    Correspondent..................     --       --       --      450    1,599            366
                                                                        -------
                                                                             -
                                    -------  -------  -------  -------                -------
         Total production.......... $1,945   $3,507   $3,360   $3,410   $5,767         $1,556
                                    =======  =======  =======  =======  ========      =======

- ---------------
(a) Since date of acquisitions by HHI.

     HHI's loan production operation, historically limited to the Florida and Georgia markets, became national in scope over the last two years. This expansion was achieved primarily through HHI's acquisitions of Loan America and BancPLUS. Historically, the mortgage origination leader in Florida with a market share in excess of 11%, HHI originated loans in 45 states and the District of Columbia. Its largest markets by state in 1995 were Florida (34% of UPB of production), California (8%), Ohio (7%), New York (6%) and Hawaii (6%) and its largest markets by state in the three months ended March 31, 1996 were Florida (33% of UPB of production), California (8%), New York (7%), Hawaii (7%) and Ohio (6%).

  Secondary Marketing

     Prior to the acquisitions of LoanAmerica and BancPLUS, HHI sold approximately 20% of the loans originated by the Barnett banks into the secondary market, predominately to FNMA. The remaining 80% were retained in Barnett's portfolio. Subsequent to its recent acquisitions, HHI began to deliver some loans to FHLMC and issue GNMA securities. In 1995 and the first three months of 1996, approximately 81% and 95%, respectively, of the mortgage loans originated by HHI were eligible for inclusion in the programs of GNMA, FNMA, or FHLMC. Those loans not sold under these programs were sold to approximately seven private investors, including several state housing finance agency programs. The integration of HHI's production profile into HLI is expected to provide greater balance in originations overall and is expected to increase the weighting toward conventional product.

  Loan Servicing

     As with HLI, HHI's strategy has been to build its mortgage servicing portfolio to benefit from economies of scale and productivity improvements. The HHI portfolio increased from $10.0 billion at the end of 1991 to $33.4 billion at the end of 1995, primarily as a result of the Loan America and BancPLUS acquisitions. As a result of the HHI Acquisition, HomeSide expects to benefit from HHI's substantial growth over the past several years and will service over 950,000 loans with UPB of over $75 billion.

                         CHANGES IN SERVICING PORTFOLIO

                                                                                                         PRO FORMA
                                                                                             HHI          HOMESIDE
                                                                                        THREE MONTHS    THREE MONTHS
                                             HHI                          PRO FORMA         ENDED          ENDED
                       -----------------------------------------------     HOMESIDE       MARCH 31,      MARCH 31,
                        1991      1992      1993      1994      1995         1995           1996            1996
                       -------   -------   -------   -------   -------   ------------   -------------   ------------
                                                           (DOLLARS IN MILLIONS)
January 1st
  balance............  $ 9,243   $10,034   $11,524   $13,085   $18,411     $ 56,382        $33,411        $ 74,966
  Total
    additions(a).....    2,039     3,744     5,237     7,469    20,312       29,701          1,526           5,769
Reductions...........    1,248     2,254     3,016     2,143     4,241        8,184          1,911           3,539
Servicing sales......        0         0       660         0     1,071        2,933              7              19
                       -------   -------   -------   -------   -------      -------        -------
  Total reductions...    1,248     2,254     3,676     2,143     5,312       11,117          1,918           3,558
                       -------   -------   -------   -------   -------      -------        -------
December 31st balance
  or end of period
  balance............  $10,034   $11,524   $13,085   $18,411   $33,411     $ 74,966        $33,019        $ 77,177
                       =======   =======   =======   =======   =======      =======        =======

- ---------------
(a) Includes $13.9 billion of servicing from BancPLUS which includes $1.7 billion of servicing from Honolulu Mortgage in 1995 and $4.0 billion of servicing from LoanAmerica acquisition in 1994.

SERVICING PORTFOLIO COMPOSITION

     Historically, HHI had been primarily a servicer of conventional loans, consisting of FNMA and FLHMC product. The acquisition of HHI's servicing portfolio has reduced the percentage of HomeSide's government loans. Based on the combined servicing portfolios of HLI and HHI, the percentage of conventional loans and FHA/VA loans serviced was 65% and 35%, respectively, at December 31, 1995 and 65% and 35%, respectively, at March 31, 1996.

                        SERVICING PORTFOLIO COMPOSITION

                                              HHI(A)
                                  -------------------------------       PRO FORMA                   PRO FORMA
                                                                         HOMESIDE       HHI AT       HOMESIDE
                                          AT DECEMBER 31,                   AT          MARCH           AT
                                  -------------------------------      DECEMBER 31,      31,        MARCH 31,
                                   1993        1994        1995          1995(A)         1996        1996(A)
                                  -------     -------     -------     --------------   --------     ----------
                                                (DOLLARS IN MILLIONS)
FHA/VA..........................  $ 1,032     $ 1,082     $ 6,023        $ 25,903      $ 5,586       $ 26,266
Conventional....................   12,053      17,329      27,388          48,429       27,433         49,069
                                  -------     -------     -------         -------      -------        -------
    Total serviced (UPB)........  $13,085     $18,411     $33,411        $ 74,332      $33,019       $ 75,335
                                  =======     =======     =======         =======      =======        =======
ARM.............................       48%         41%         28%             23%          27 %           22%
Fixed...........................       52%         59%         72%             77%          73 %           78%
Weighted average coupon.........     7.34%       7.44%       8.05%           8.01%        8.04 %         7.97%
Weighted average servicing fee
  (% of UPB)....................    0.259%      0.261%      0.277%          0.351%       0.346 %        0.365%(b)
Weighted average maturity
  (months)......................      257         259         261             278          260            280

- ---------------
(a) Servicing statistics are based on loans serviced. Excludes loans purchased not yet on servicing system.

(b) HHI's weighted average servicing fees are adjusted to reflect market rates under contractual arrangements between HomeSide and Barnett.

     The following table sets forth information regarding the geographic distribution of HLI's, HHI's and HomeSide's pro forma combined servicing portfolio. Because of Barnett's market presence in Florida, that state comprised approximately 21.2% share of HomeSide's total portfolio on a pro forma basis as of March 31, 1996:

                          SERVICING PORTFOLIO BY STATE

                                                                                  PRO FORMA(A)
                                           HLI(A)                HHI                HOMESIDE
                                      ----------------     ----------------     ----------------
                                                 % OF                 % OF                 % OF
                 STATE                  UPB       UPB        UPB       UPB        UPB       UPB
    --------------------------------  -------    -----     -------    -----     -------    -----
                                                           ($ IN MILLIONS)
    Florida.........................  $ 3,198      7.6%    $12,803     38.8%    $16,001     21.2%
    California......................    7,168     16.9       4,689     14.2      11,857     15.7
    Texas...........................    2,727      6.4       1,739      5.3       4,466      5.9
    Massachusetts...................    3,759      8.9         236      0.7       3,995      5.3
    Maryland........................    2,859      6.8         536      1.6       3,395      4.5
    Virginia........................    2,350      5.6         491      1.5       2,841      3.8
    Georgia.........................    1,961      4.6         870      2.6       2,831      3.8
    Hawaii..........................      388      0.9       2,015      6.1       2,403      3.2
    Illinois........................    1,194      2.8       1,060      3.2       2,254      3.0
    Washington......................    1,340      3.2         864      2.6       2,204      2.9
    Other...........................   15,372     36.3       7,716     23.4      23,088     30.7
                                      -------    -----     -------    -----     -------    -----
              Total.................  $42,316    100.0%    $33,019    100.0%    $75,335    100.0%
                                      =======    =====     =======    =====     =======    =====

- ---------------
(a) Excludes loans purchased not yet on servicing system.

     The following table sets forth the coupon stratification of HLI's, HHI's and HomeSide's pro forma combined servicing portfolio at March 31, 1996:

                         SERVICING PORTFOLIO BY COUPON

                                 HLI(A)                          HHI                   PRO FORMA HOMESIDE(A)
                      ----------------------------   ----------------------------   ----------------------------
                                % OF    CUMULATIVE             % OF    CUMULATIVE             % OF    CUMULATIVE
   INTEREST RATE        UPB      UPB     % OF UPB      UPB      UPB     % OF UPB      UPB      UPB     % OF UPB
- --------------------  -------   -----   ----------   -------   -----   ----------   -------   -----   ----------
                                                           ($ IN MILLIONS)
Less than 6.0%......  $   636     1.5%       1.5%    $   195     0.6%       0.6%    $   831     1.1%       1.1%
6.0% to 6.9%........    4,633    11.0       12.5       4,075    12.3       12.9       8,708    11.6       12.7
7.0% to 7.9%........   18,550    43.8       56.3      12,236    37.1       50.0      30,786    40.9       53.6
8.0% to 8.9%........   11,648    27.5       83.8      10,904    33.0       83.0      22,552    29.9       83.5
9.0% to 9.9%........    4,532    10.7       94.5       3,390    10.3       93.3       7,922    10.5       94.0
10.0% to 10.9%......    1,893     4.5       99.0       1,615     4.9       98.2       3,508     4.7       98.7
Over 11.0%..........      424     1.0      100.0         604     1.8      100.0       1,028     1.3      100.0
                      -------   -----                -------   -----                -------   -----
          Total.....  $42,316   100.0%               $33,019   100.0%               $75,335   100.0%
                      =======   =====                =======   =====                =======   =====

- ---------------
(a) Excludes loans purchased not yet on servicing system.

    LOAN SERVICING CREDIT ISSUES

     The table below sets forth a comparison of HHI's historical delinquency and foreclosure experience to national statistics compiled by the Mortgage Bankers Association at December 31, 1995 and March 31, 1996:

                       SERVICING PORTFOLIO DELINQUENCIES
                            (PERCENT BY LOAN COUNT)

                                                                                  TOTAL       FORECLOSURE
                                            30 DAYS     60 DAYS     90+ DAYS     PAST DUE      INVENTORY
                                            -------     -------     --------     --------     -----------
  AT DECEMBER 31, 1995
  HHI.....................................     3.47%       0.66%       0.49%        4.62%          0.55%
  Industry Average (adjusted for servicing
    portfolio mix)........................     3.17        0.65        0.63         4.45           0.80
  AT MARCH 31, 1996
  HHI.....................................     2.95        0.59        0.39         3.93           0.66

     Under the terms of the HHI Acquisition, if HHI originated loans are required to be repurchased out of the pool existing as May 31, 1996 by an investor for the five year period following closing, Barnett is obligated to purchase these loans from HomeSide. See "Certain Relationships and Related Transactions".

SERVICING INTEGRATION

     To facilitate administration and to effect the economies of scale targeted by management, HomeSide's servicing operations are expected to be integrated over the next year. HomeSide has one servicing site located in Jacksonville, Florida, which at December 31, 1995 serviced approximately 510,000 loans with a servicing staff of 408. HHI had three servicing operations, located in Jacksonville, Florida; San Antonio, Texas; and Honolulu, Hawaii. Approximately 11,000 loans are serviced at the Honolulu Mortgage subsidiary. HomeSide expects that the servicing center in Honolulu will remain. HomeSide plans to integrate the existing HomeSide portfolio of approximately 510,000 loans with the former HHI portfolio of approximately 446,000 loans in stages based on the capacity and capabilities of each of the respective servicing sites. Initially, HomeSide intends to transfer its approximately 145,000 existing loans at HHI's Jacksonville facility to San Antonio for servicing while HomeSide's Jacksonville servicing center is converted from the current outsourced system to the new proprietary system. Barnett retained the HHI Jacksonville facility. Both Jacksonville and San Antonio are expected to function as full service operations for the next twelve to fifteen months while the conversion takes place. Once conversion of all its servicing has been completed, HomeSide intends to use the Jacksonville site to service conventional loans and the San Antonio site to service all government loans.

     In addition to the physical consolidation of servicing operations, HomeSide is in the process of converting the entire servicing platform to HHI's proprietary software. This proprietary servicing technology accommodates all areas of loan servicing, including loan setup and maintenance, cashiering, escrow administration, investor accounting, customer service and default management. The platform is mainframe based, with on-line, real-time architecture and is supported by an experienced staff of over 30 technology providers.

     HomeSide expects to achieve significant competitive advantages over time by converting to the proprietary servicing software, which is expected to cost less to operate than HomeSide's current outsourced system and is configured to accommodate growth more efficiently than the current HomeSide system. Once the conversion has been completed, this architecture is expected to support HomeSide's portfolio growth to a size of up to approximately twice its size following the HHI Acquisition. The system is also expected to permit continued development of workflow and other client-server applications, contributing to increased productivity.

     Several other measures are expected to be undertaken in conjunction with the conversion of HomeSide's servicing to the proprietary system in order to operate more efficiently. It is expected that HHI's hazard insurance, tax payments and default functions will be subcontracted to specialized vendors, as they currently are at HomeSide. This outsourcing process has begun and is expected be completed by the fall of 1996, prior to moving additional servicing to the San Antonio site. The consolidation of the two servicing operations in

Jacksonville is expected to result in a reduction in headcount of approximately 100 positions. In addition, the plan to have dedicated centers for conventional and FHA/VA servicing in Jacksonville and San Antonio, respectively, is expected to yield additional economies through specialization.

EMPLOYEES

     As of May 31, 1996, HLI had approximately 1,106 total employees, substantially all of whom were full-time employees. Of these, approximately 805 were employed at HomeSide's Jacksonville, Florida headquarters, and approximately 150 employees were employed in retail and wholesale offices. HomeSide has no unionized employees and considers its relationship with its employees generally to be satisfactory. Upon consummation of the HHI Acquisition, HomeSide had approximately 2,300 total employees, substantially all of whom were full-time employees.

PROPERTIES

     HomeSide's corporate, administrative, and servicing headquarters are located in Jacksonville, Florida, in facilities, which comprise approximately 145,000 square feet of owned space and approximately 135,000 square feet of leased space. The servicing center lease expires on August 31, 1999 unless HomeSide exercises its options to renew, which could extend the lease for an additional six years. HomeSide also leases approximately 53,000 square feet of warehouse space in Jacksonville, Florida for storing certain loan files, loan servicing documents and other corporate records. In addition, HomeSide leases 20,000 square feet of space in Hawaii and owns an additional 190,000 square feet of space in San Antonio, Texas. HomeSide believes that its present facilities are adequate for its operations.

REGULATIONS

     HomeSide's mortgage banking business is subject to the rules and regulations of HUD, FHA, VA, FNMA, FHLMC, GNMA and other regulatory agencies with respect to originating, processing, underwriting, selling, securitizing and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. These rules and regulations, among other things, impose licensing obligations on HomeSide, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and set maximum loan amounts. Moreover, lenders such as HomeSide are required annually to submit audited financial statements to FNMA, FHLMC and GNMA and to comply with each regulatory entity's own financial requirements. HomeSide's business is also subject to examination by FNMA, FHLMC and GNMA and state regulatory agencies at all times to assure compliance with applicable regulations, policies and procedures.

     Mortgage origination activities are subject to the provisions of various Federal and state statutes including, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act, and the regulations promulgated thereunder, which prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Many of the aforementioned regulatory requirements are designed to protect the interests of consumers, while others protect the owners or insurers of mortgage loans. Failure to comply with these requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicers, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions.

     Prior to the HLI Acquisition, HLI was a wholly-owned operating subsidiary of a national bank, and subject to substantially all of the regulations and restrictions applicable to a national bank. Prior to the HHI Acquisition, HHI was a wholly-owned subsidiary of a bank holding company. During the period that BKB or Barnett, or any of their subsidiaries, retains a material ownership interest in HomeSide, HomeSide and its subsidiaries (i) will be under the jurisdiction, supervision, and examining authority of the OCC, and (ii) may only engage in activities that are part of, or incidental to, the business of banking. The OCC has specifically ruled that mortgage banking is a proper incident to the business of banking.

     There are various other state and local laws and regulations affecting HomeSide's operations. HomeSide is licensed in those states that require licensing to originate, purchase and/or service mortgage loans. Conventional mortgage operations may also be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes. See "Risk Factors -- Regulations, Possible Changes and Related Matters".

LITIGATION

     HomeSide is a defendant in a number of legal proceedings arising in the normal course of business. HomeSide, in management's estimation, has recorded adequate reserves in the financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving HomeSide, considers that the aggregate liability or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position of HomeSide.

     In recent years, the mortgage banking industry has been subject to class action lawsuits which allege violations of federal and state laws and regulations, including the propriety of collecting various fees and charges. Class action lawsuits may be filed in the future against the mortgage banking industry.

                                THE ACQUISITIONS

THE HLI ACQUISITION

     On March 15, 1996 HomeSide, Inc. acquired from Bank of Boston all of the outstanding stock of HLI. Certain assets and liabilities of HLI were retained by Bank of Boston, including HLI's mortgage retail production operations in New England.

     The Issuer paid approximately $139.2 million in cash and issued 495,715 shares of Class A Voting Common Stock of HomeSide, Inc. ("Class A Common Stock"), representing approximately 45% of the outstanding Class A Common Stock (having a value of approximately $86.8 million), to Bank of Boston in consideration of all the stock of HLI. Also in connection with the HLI Acquisition, Bank of Boston paid approximately $1.0 million in cash for 5,714 shares of HomeSide's Class C Non-Voting Common Stock ("Class C Common Stock"), representing 100% of the outstanding Class C Common Stock. Additionally, HomeSide agreed that if it acquired directly or indirectly all or any portion of the capital stock or all or any substantial portion of the assets of another person during the six-month period from the closing of the HLI Acquisition, HomeSide would pay to Bank of Boston, on the effective date of such acquisition, cash in an additional amount determined pursuant to a formula set forth in the Stock Purchase Agreement between HomeSide and Bank of Boston dated December 11, 1995, as amended. Accordingly, upon the consummation of the HHI Acquisition, HomeSide paid an additional $5.0 million in cash to Bank of Boston.

     Simultaneously with the closing of the HLI Acquisition, THL purchased 459,643 shares of Class A Common Stock, representing approximately 41% of the outstanding Class A Common Stock, for approximately $80.4 million in cash and MDP purchased 153,214 shares of Class A Common Stock, representing approximately 14% of the outstanding Class A Common Stock, for approximately $26.8 million in cash. HomeSide also reserved shares of its Class A Common Stock for issuance to members of management of HomeSide at a price of $175.00 per share (the same price paid by the other Investors). Management of HomeSide has, since May 15, 1996, purchased a total of 23,117 shares of Class A Stock for an aggregate purchase price of approximately $4.0 million. Simultaneously with the closing of the HLI Acquisition, HomeSide, Inc. also issued 5,714 shares of its Class B Non-Voting Common Stock ("Class B Common Stock"), representing 100% of the outstanding Class B Common Stock, to Smith Barney Inc. in consideration of services rendered to HomeSide in connection with the HLI Acquisition pursuant to an agreement dated March 14, 1996. Immediately following consummation of the HLI Acquisition, Bank of Boston sold its shares of Class C Common Stock to an unaffiliated third party pursuant to an agreement dated March 13, 1996.

     Upon consummation of the HLI Acquisition, HLI terminated its former line of credit with Bank of Boston and entered into a new credit agreement with certain other lenders. In connection with the HHI Acquisition, HLI terminated its credit facility entered into on March 15, 1996 and entered into a new credit agreement. See "Description of Bank Credit Agreement". Also in connection with the HLI Acquisition, HomeSide entered into various contractual arrangements with Bank of Boston and its affiliates regarding the provision of certain operational services between the parties and the purchase by HomeSide from Bank of Boston of certain mortgage production and servicing rights of Bank of Boston. See "Certain Relationships and Related Transactions".

THE HHI ACQUISITION

     On May 31, 1996, HomeSide, Inc. acquired from Barnett all of the outstanding stock of HHI. Certain assets and liabilities of HHI were retained by Barnett, including those assets of HHI and its subsidiaries (other than Honolulu Mortgage) associated with the loan origination or production activities of such entities.

     As consideration for all the stock of HHI, HomeSide, Inc. paid Barnett approximately $228.2 million in cash. In connection with the HHI Acquisition, Siesta, an affiliate of Barnett, BKB, THL and MDP paid to HomeSide, Inc. approximately $118.0 million, $31.2 million, $8.1 million and $2.7 million, respectively, in cash in exchange for shares of Class A Common Stock. As a result, Siesta owns approximately 33% of HomeSide, Inc., and THL and MDP, collectively, and BKB each own approximately 33% of HomeSide, Inc.

     Upon consummation of the HHI Acquisition, HHI and its subsidiaries terminated their former line of credit with Barnett. In connection with the HHI Acquisition, HomeSide has entered into various contractual arrangements with Barnett regarding the provision of certain operational services between the parties and the purchase by HomeSide from Barnett of certain mortgage production and servicing rights of Barnett. See "Certain Relationships and Related Transactions".

     Upon closing of the HHI Acquisition, the Issuer contributed all of the stock of HLI to HHI, whereupon HLI became a wholly-owned subsidiary of HHI. All of HHI's servicing portfolio was transferred to HLI, except for HHI's GNMA loans, which HHI retained. All of HHI's former subsidiaries, except Honolulu Mortgage, were merged with and into HLI. All new business is expected to be carried on by HLI or one of its subsidiaries. The Issuer may in the future dissolve HHI if this would cause administrative convenience without adverse tax or business consequences.

     The following table sets forth the approximate sources and uses of cash and equity related to (i) the HLI Acquisition and (ii) the HHI Acquisition as of the respective dates of acquisition:

                                                                                                HLI
                                                                                            ACQUISITION
                                                              HLI               HHI             AND
                                                          ACQUISITION       ACQUISITION         HHI
                                                        (MARCH 15, 1996)   (MAY 31, 1996)   ACQUISITION
                                                        ----------------   --------------   ------------
                                                                     (DOLLARS IN MILLIONS)
SOURCES:
Issuance of common stock..............................      $  200.0           $160.0         $  360.0
Notes Offering........................................         112.5             87.5            200.0
Borrowings under Bank Credit Agreement................       1,479.1            408.3          1,887.4
Cash acquired.........................................          23.2             11.2             34.4
                                                            --------           ------         --------
     Total Sources....................................      $1,814.8           $667.0         $2,481.8
                                                            ========           ======         ========
USES:
Acquisition of HLI....................................      $  225.9           $   --         $  225.9
Acquisition of HHI....................................            --            228.2            228.2
Net purchase of certain Bank of Boston assets(a)......         292.1               --            292.1
Net purchase of certain Barnett assets................            --             44.7             44.7
Repayment of pre-acquisition facility.................       1,256.0            378.1          1,634.1
Payment of debt issuance, acquisition and Offering
  expenses............................................          38.8             11.0             49.8
Contingent payment to Bank of Boston..................            --              5.0              5.0
Pro forma cash balances...............................           2.0               --              2.0
                                                            --------           ------         --------
     Total Uses.......................................      $1,814.8           $667.0         $2,481.8
                                                            ========           ======         ========

- ---------------
(a) Represents the net effect of purchasing loans held for sale previously attributable to participations of an affiliate of Bank of Boston of $507.3 million and excluding net assets retained by Bank of Boston of $215.2 million.

                                   MANAGEMENT

     The following table sets forth the name, age and position with the Issuer and/or HLI of each person who is an executive officer or director of the Issuer and HLI:

            NAME              AGE                             POSITION
            ----              ---                             --------
Joe K. Pickett..............  50      Chairman of the Board and Chief Executive Officer (HLI
                                      and the Issuer); Director (HLI and the Issuer)
Hugh R. Harris..............  45      President and Chief Operating Officer (HLI and the
                                      Issuer); Director (HLI and the Issuer)
Robert J. Jacobs............  43      Secretary and Vice President (the Issuer); Executive
                                      Vice President, Secretary and General Counsel (HLI);
                                        Director (HLI)
Betty L. Francis............  49      Vice President (the Issuer); Chief Financial Officer and
                                        Executive Vice President (HLI)
Mark. F. Johnson............  41      Vice President (the Issuer); Executive Vice President --
                                        Secondary Marketing and Production (HLI)
William Glasgow, Jr.........  46      Vice President (the Issuer); Executive Vice President
                                      (HLI)
Daniel T. Scheuble..........  37      Vice President (the Issuer); Executive Vice President --
                                        Technology (HLI)
Thomas H. Fish..............  63      Vice President and Assistant Secretary (the Issuer);
                                      Executive Vice President and Assistant Secretary (HLI)
Charles D. Gilmer...........  48      Senior Vice President and Treasurer (HLI)
Ann R. Mackey...............  38      Senior Vice President and Finance Director (HLI)
Thomas M. Hagerty...........  33      Treasurer (the Issuer); Director (the Issuer); Risk
                                      Management Committee (the Issuer)
David V. Harkins............  55      Director (the Issuer)
Justin S. Huscher...........  42      Director (the Issuer); Risk Management Committee (the
                                        Issuer)
Peter J. Manning............  57      Director (the Issuer)
Edward A. O'Neal............  51      Director (the Issuer)
Kathleen M. McGillycuddy....  46      Director (the Issuer); Risk Management Committee (the
                                        Issuer)
Hinton F. Nobles, Jr. ......  51      Director (the Issuer)
Douglas K. Freeman..........  45      Director (the Issuer)
Charles W. Newman...........  46      Director (the Issuer)

     The Board of Directors of the Issuer consists of eleven members, two directors designated by the Fund, one director designated by MDP, three directors designated by each of Siesta and BKB and two directors who are members of management selected by at least five of the other directors in office. Each of the officers and directors shall serve until their successors are elected and qualified or until their earlier resignation or removal. It is expected that officers and directors will be elected annually. See "Certain Relationships and Related Transactions -- Amended and Restated Shareholder Agreement."


     JOE K. PICKETT has served as Chairman of the Board and Chief Executive Officer of HLI since April 1990 and as Chairman of the Board, Chief Executive Officer and a Director of the Issuer since March 14, 1996. From October 1994 through October 1995, Mr. Pickett served concurrently as President of the Mortgage Bankers Association of America. Mr. Pickett also serves as a Director of FNMA.


     HUGH R. HARRIS has served as President and Chief Operating Officer of HLI since January 1993 and as President, Chief Operating Officer and a Director of the Issuer since March 14, 1996. From January 1988 to January 1993, Mr. Harris served as Vice Chairman of HLI in charge of production and secondary marketing.

     ROBERT J. JACOBS has served as Executive Vice President and Secretary of HLI since February 2, 1996. Mr. Jacobs has served as a Director of HLI since March 14, 1996. Mr. Jacobs has also served as Secretary of the Issuer since March 14, 1996 and as Vice President of the Issuer since April 10, 1996. From 1987 to 1996,

Mr. Jacobs served as a Senior Vice President and Chief Legal Officer of Chase Manhattan Mortgage Corporation, and served as General Counsel for Citicorp Savings of Florida from 1984 to 1986. Mr. Jacobs currently serves as President and Legislative Chairman of the Mortgage Bankers Association of Florida.

     BETTY L. FRANCIS has served as Chief Financial Officer and as Executive Vice President of HLI since March 1994 and as Vice President of the Issuer since April 10, 1996. Ms. Francis served from April 1993 to March 1994 as the Senior Finance Officer of the Personal Banking Group, and from April 1990 to April 1993 as the Comptroller of Bank of Boston and BKBC. Ms. Francis is a Trustee of Commonwealth Energy Services, a gas and electric utility in Massachusetts.

     MARK F. JOHNSON has served as Executive Vice President of Secondary Marketing and Production of HLI since April 1, 1992. From 1988 to 1992, Mr. Johnson served as Senior Vice President and Director of Wholesale Lending for HLI. Mr. Johnson also has served as Vice President of the Issuer since April 10, 1996.

     WILLIAM GLASGOW, JR. has served as Executive Vice President of HLI since July 1991. From October 1989 to July 1991, Mr. Glasgow served as Senior Vice President with Citicorp Mortgage Inc. in St. Louis, Missouri. Mr. Glasgow has also served as Vice President of the Issuer since April 10, 1996.

     DANIEL T. SCHEUBLE has served as Executive Vice President for Technology, Loan Processing and Consumer Direct Lending of HLI since 1993. From 1990 to 1992, Mr. Scheuble served as a Senior Technology and Operational Manager at The First National Bank of Boston. Mr. Scheuble has also served as Vice President of the Issuer since April 10, 1996.

     THOMAS H. FISH has served as Executive Vice President of HLI since 1988. Mr. Fish has served as Assistant Secretary of HLI since March 14, 1996. Mr. Fish served as Secretary and General Counsel of HLI from 1988 to March 14, 1996.

     CHARLES D. GILMER has served as Senior Vice President and Treasurer of HLI since October 1993. Mr. Gilmer previously served as the Director of Liability Management for Citicorp from November 1989 to October 1993.

     ANN R. MACKEY has served as Senior Vice President and Finance Director of HLI since July 1993. From September 1992 to July 1993, Ms. Mackey served as a manager in International Risk Management for Bank of Boston. Ms. Mackey previously served as Senior Audit Manager at KPMG Peat Marwick from 1985 to 1992.

     THOMAS M. HAGERTY has served as Treasurer of the Issuer since March 14, 1996. Mr. Hagerty served as President of the Issuer from its organization, December 11, 1995 through March 14, 1996. Mr. Hagerty has served as a Director of HomeSide since December 11, 1995. Mr. Hagerty has been employed by the Thomas
H. Lee Company since 1988, and currently serves as a Managing Director. Mr. Hagerty is also a Vice President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Hagerty also serves as a Director of Select Beverages, Inc., TAC Bancshares, Inc. and TAC GP Corporation.

     DAVID V. HARKINS has served as a Director of the Issuer since December 11, 1995. Mr. Harkins has been employed by the Thomas H. Lee Company since 1986 and currently serves as a Senior Managing Director. Mr. Harkins has been Chairman and Director of National Dentex Corporation, an operator of dental laboratories, since 1983. Mr. Harkins also serves as Senior Vice President and Trustee of Thomas H. Lee Advisors I, and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., and the ML-Lee Acquisition Funds, respectively, President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. and is a Director of Stanley Furniture Company, Inc., First Alert, Inc., and various private corporations.

     JUSTIN S. HUSCHER has served as a Director of the Issuer since December 11, 1995. Mr. Huscher has been principally employed as a Vice President of Madison Dearborn Partners, Inc. since January 1993. From April 1990 until January 1993, Mr. Huscher served as Senior Investment Manager of First Chicago Venture Capital. Mr. Huscher is a member of the operating committees of the general partners of Huntway Partners,

L.P. and Golden Oak Mining Company, L.P., respectively, and a member of the board of directors of Bay State Paper Holding Company and Buckeye Cellulose Corporation.

     PETER J. MANNING has served as a Director of the Issuer since December 11, 1995. Mr. Manning has been employed by Bank of Boston and BKBC as Executive Director, Mergers & Acquisitions since 1993. From 1990 to 1993, Mr. Manning served as Executive Vice President, Chief Financial Officer and Treasurer of BKBC and Chief Financial Officer of Bank of Boston.

     EDWARD A. O'NEAL has served as a Director of the Issuer since December 11, 1995. Mr. O'Neal has been employed by Bank of Boston and BKBC since 1992 as Vice Chairman. Prior to that time, Mr. O'Neal was employed by Chemical Banking Corporation as Senior Executive Vice President, Operating Services and Nationwide Consumer in 1992 and Vice Chairman and Director from 1990 to 1991.

     KATHLEEN M. MCGILLYCUDDY has served as a Director of the Issuer since March 14, 1996. Ms. McGillycuddy has been employed by Bank of Boston since 1992 and currently serves as Group Managing Director, Global Asset Liability Management. Previously, Ms. McGillycuddy was employed by Fleet/Norstar Bank as Executive Vice President, Corporate Liquidity and Funds Management from 1991 to 1992 and by Bank of New England as Executive Vice President, Corporate Liquidity and Capital Markets Manager prior to 1991.

     HINTON F. NOBLES JR. has served as a Director of Issuer since May 31, 1996. Mr. Nobles has been employed by Barnett Banks, Inc. since 1974 and currently serves as Executive Vice President and a member of the Management Executive Committee. He was elected Vice President in 1981, Senior Vice President for Special Services in 1983 and Executive Vice President in 1985. Mr. Nobles was named to his current position in 1989.

     DOUGLAS K. FREEMAN has served as a Director of Issuer since May 31, 1996. Mr. Freeman joined Barnett Banks, Inc. in 1991 and currently serves as Chief Consumer Credit Executive and a member of Barnett's Management Operating Committee. From 1991 to 1995 Mr. Freeman served as Chief Corporate Banking Executive. Previously, Mr. Freeman was employed by Wells Fargo Bank as Executive Vice President of Business Banking and by Citizens & Southern Corporation as Senior Vice President of Product and Sales Management. Mr. Freeman is past chairman of the Consumer Bankers Association. He also chairs the Governor's Capital Partnership Board of Florida and serves on the board of The Small Business Foundation of America, Inc.

     CHARLES W. NEWMAN has served as a Director of Issuer since May 31, 1996. Mr. Newman has been employed by Barnett Banks, Inc. since 1983 and currently serves as Chief Financial Officer and a member of the Management Executive Committee. From 1983 to 1991, Mr. Newman served as Vice President and Deputy Controller, Senior Vice President and Controller, and Executive Vice President of Barnett Banks, Inc. Mr. Newman was elected to his current position in 1992.

EXECUTIVE COMPENSATION

     Following the HLI Acquisition, the annual salaries of HomeSide's Chief Executive Officer and HomeSide's four other most highly compensated executive officers whose total annual salary will exceed $100,000 are as follows: Joe K. Pickett, $312,500; Hugh R. Harris, $300,000; Mark F. Johnson, $200,000; William Glasgow, $200,000 and Charles D. Gilmer, $175,000. Although none of HomeSide's executive officers are party to any employment or non-competition agreements with HomeSide and HomeSide is not, therefore, contractually obligated to continue to pay such salaries, it is expected that the annual salaries of the named executive officers will not be reduced during the executive officers' term of employment with HomeSide.

     Pursuant to severance agreements with HLI, certain executive officers, including each of the named executive officers, will be entitled to severance benefits if he is terminated, or constructively terminated through diminution in job responsibilities or compensation following an acquisition. If such named executive officer offers to remain in the employ of HomeSide for one year following any such acquisition, and is either terminated during that first year or has his job responsibilities or compensation diminished, he is entitled to a severance benefit. The severance benefit will be a lump sum payment in cash equal in the case of each of Messrs. Pickett and Harris to the sum of (i) twice his annual salary in effect at the time of termination, (ii) his annual bonus received for the preceding two years and (iii) a pro rata portion of the bonus he would have received for the year in which termination occurs (paid at the time the amount of such bonus would have been determined). The severance benefit for the other named executive officers will be equal to the sum of (i) such officer's annual salary in effect at the time of termination, (ii) his annual bonus received for the preceding year, and (iii) a pro rata portion of the bonus he would have received for the year in which termination occurs (paid at the time the amount of such bonus would have been determined). The named executive officers will also receive continued coverage under HomeSide's medical benefit plans for one year following such termination, or two years following termination in the case of Messrs. Pickett and Harris.

     The named executive officers participate in the HomeSide 1996 Employee Stock Option Plan under which 34,285 shares of Class A Common Stock are reserved for issuance. Options issued under the plan may be either non-qualified or incentive stock options and the options will be exercisable at such prices as are set by the HomeSide Board of Directors. Under the plan, options will vest in five equal installments in arrears, or 20% per year. Upon consummation of the HHI Acquisition, non-qualified options to purchase 23,821 shares were granted at an exercise price of $175 per share, including options to purchase the following number of shares granted to the named executive officers: Joe K. Pickett, 4,762; Hugh R. Harris, 4,762; Mark F. Johnson, 1,905; William Glasgow, 1,905; and Charles D. Gilmer, 1,905.

     HomeSide has also adopted a 1996 Time Accelerated Restricted Stock Option Plan under which 68,576 shares of Class A Common Stock will initially be reserved for issuance. Options granted under the plan will be non-qualified and will be exercisable at such prices as are set by the Board of Directors. Options granted under the plan will vest nine years from the date of grant, and may be exercised at any time within six months thereafter. Vesting will accelerate upon achievement of certain performance criteria. Upon consummation of the HHI Acquisition, non-qualified options to purchase 47,642 shares were granted at an exercise price of $175 per share, including options to purchase the following number of shares granted to the named executive officers: Joe K. Pickett, 9,524; Hugh R. Harris, 9,524; Mark F. Johnson, 3,810; William Glasgow, 3,810; and Charles D. Gilmer, 3,810.

     See "Certain Relationships and Related Transactions -- Management Ownership" for information regarding shares of Class A Common Stock sold to members of management.

HLI HISTORICAL EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to HomeSide's Chief Executive Officer and HomeSide's four most highly compensated Executive Officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to HLI and its subsidiaries for HLI's fiscal year ended December 31, 1995. None of HomeSide's named executive officers received any compensation from HHI during 1995.

                                           SUMMARY COMPENSATION TABLE


                                                                      LONG-TERM                    PAYOUTS
                                                               COMPENSATION AWARDS(2)    ----------------------------
                                                               -----------------------   LONG-TERM
                                        ANNUAL COMPENSATION    RESTRICTED   SECURITIES   INCENTIVE
      NAME AND PRINCIPAL                --------------------     STOCK      UNDERLYING      PLAN         ALL OTHER
         HLI POSITION            YEAR   SALARY(1)   BONUS(1)     AWARDS      OPTIONS     PAYOUTS(3)   COMPENSATION(4)
- -------------------------------  ----   ---------   --------   ----------   ----------   ----------   ---------------
Joe K. Pickett.................  1995   $287,000    $200,000    $68,700        9,600      $215,156        $11,480
  Chairman & CEO
Hugh R. Harris.................  1995    275,000     225,000     42,938        6,000             0         11,000
  President
Charles D. Gilmer..............  1995    170,769     155,000          0            0             0              0
  Director, Risk Management
Mark F. Johnson................  1995    190,577     125,000     28,625        4,000             0          7,623
  Director,
  Wholesale/Securities
  Marketing
William Glasgow, Jr............  1995    189,230     125,000     28,625        4,000             0          7,569
  Director Loan Administration

- ---------------

(1) The salary and bonus amounts presented were earned in 1995. The payment of certain of such amounts occurred in
    1996. The amounts reflected in the table do not include the following bonuses paid to the named executive officers in 1996 in connection with the closing of the HLI Acquisition: Mr. Pickett, $50,000; Mr. Harris,
    $225,000; Mr. Gilmer, $175,000; Mr. Johnson, $200,000; and Mr. Glasgow, $200,000.


(2) Involves Common Stock of BKBC. As of December 31, 1995, the named executive officers held the following number of restricted shares of BKBC Common Stock having the corresponding year-end market values:

                                               AS OF DECEMBER 31, 1995

                                                                    TOTAL NUMBER OF         AGGREGATE
                                NAME                             RESTRICTED SHARES HELD    MARKET VALUE
     ----------------------------------------------------------  ----------------------    ------------
     Joe K. Pickett............................................           5,600              $259,000
     Hugh R. Harris............................................           4,135               191,244
     Charles D. Gilmer.........................................               0                     0
     Mark F. Johnson...........................................           1,784                82,510
     William Glasgow, Jr.......................................           1,700                78,625

     In connection with the HLI Acquisition, vesting on all of the restricted stock owned by HLI employees, including the restricted stock listed above, was accelerated and all prior forfeiture and transferability restrictions thereon were removed.

(3) Represents the dollar value of vested shares of performance restricted stock calculated by multiplying the closing price of BKBC Common Stock on each vesting date by the number of shares that vested on that date.

(4) Includes matching employer contributions and credits under the Bank of Boston thrift-incentive plan and the
    Bank of Boston deferred compensation plan for the named executive officers.

                             OPTION GRANTS IN 1995

     The following table provides information on option grants with respect to BKBC Common Stock in fiscal 1995 to the named executive officers. Pursuant to applicable regulations of the Securities and Exchange Commission, the following table also sets forth the hypothetical value which might have been realized with respect to such options based on assumed rates of stock appreciation of 5% and 10% compounded annually from date of grant to March 15, 1996, the end of the option terms:

                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                                                                              VALUE AT
                                         INDIVIDUAL GRANTS                                    ASSUMED
                                      -----------------------                               ANNUAL RATES
                                      NUMBER OF                                            OF STOCK PRICE
                                      SECURITIES  % OF TOTAL                              APPRECIATION FOR
                                      UNDERLYING    OPTIONS
                                       OPTIONS    GRANTED TO   EXERCISE                     OPTION TERM
                                       GRANTED     EMPLOYEES     PRICE    EXPIRATION     ------------------
                NAME                    (#)(1)      IN 1995     ($/SH)       DATE          5%         10%
- ------------------------------------- ----------  -----------  ---------  -----------    -------    -------
Joe K. Pickett.......................    9,600        .90       $28.625    3/15/96       $15,631    $31,362
Hugh R. Harris.......................    6,000        .53       $28.625    3/15/96       $ 9,769    $19,601
Charles D. Gilmer....................        0          0             0                       --         --
Mark F. Johnson......................    4,000        .40       $28.625    3/15/96       $ 6,513    $13,067
William Glasgow, Jr..................    4,000        .40       $28.625    3/15/96       $ 6,513    $13,067

- ---------------

(1) All options were exercised prior to March 15, 1996.

                      AGGREGATED OPTION EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

     The following table provides information on option exercises during 1995 with respect to BKBC Common Stock and on the values of the named executive officers' unexercised options at December 31, 1995:

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                              ACQUIRED                 OPTIONS AT YEAR-END(#)         OPTIONS AT YEAR-END
                                 ON        VALUE    ----------------------------  ----------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------- ----------  ---------  ------------  --------------  ------------  --------------
Joe K. Pickett..............        0     $     0      32,100          4,800        $687,575       $ 84,600
Hugh R. Harris..............        0           0      10,200          3,000         202,275         52,875
Charles D. Gilmer...........        0           0           0              0               0              0
Mark F. Johnson.............        0           0       5,200          2,000         108,250         35,250
William Glasgow, Jr.........    4,000      32,750           0          2,000               0         35,250

     In connection with the HLI Acquisition, vesting of all stock options listed in the preceding table was accelerated and all such options listed as being unexercised at year end were exercised with values realized as follows: Mr. Pickett, $753,725; Mr. Harris, $248,550; Mr. Johnson, $139,900; and Mr. Glasgow, $26,000.

                              RETIREMENT BENEFITS

     The following table shows the years of service and the estimated annual retirement benefits that are payable at age 65 from BKBC to each of the named executive officers in the form of a single lifetime annuity with an assumed future annual interest rate of 6.3% through 1996 and 5.5% thereafter on each individual's cash balance account:

                                                                                        ESTIMATED ANNUAL
                                                                PRIOR YEARS OF SERVICE     RETIREMENT
                             NAME                                   AS OF 12/31/95           BENEFIT
- --------------------------------------------------------------- ----------------------  -----------------
Joe K. Pickett.................................................           15                 $73,883
Hugh R. Harris.................................................           12                  50,676
Charles D. Gilmer..............................................            2                   2,386
Mark F. Johnson................................................           13                  48,616
William Glasgow, Jr............................................            4                   6,836

     The estimates shown above reflect Bank of Boston's current cash balance formula (under which credits are made annually to an individual's account at a rate based on the individual's age and years of service), plus any accrued benefits under the prior plan formula. These benefits are provided under a combination of Bank of Boston's tax-qualified retirement plan and certain supplemental plans.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and the paragraphs that follow set forth information with respect to the beneficial ownership of shares of the Issuer's voting securities as of May 31, 1996 by (i) all shareholders of the Issuer who own more than 5% of any class of such voting securities; (ii) each director who is a stockholder; (iii) certain executive officers; and (iv) all directors and executive officers as a group, as determined in accordance with Rule 13(d) under the Securities Exchange Act of 1934.

                                                              NUMBER OF
                                                              SHARES OF
                                                               CLASS A        PERCENTAGE
                   NAME OF BENEFICIAL OWNER                  COMMON STOCK      OF CLASS
    -------------------------------------------------------  ------------     ----------
    The First National Bank of Boston......................     674,200          32.96%
      100 Federal Street
      Boston, MA
    Siesta Holdings, Inc. .................................     674,200          32.96%
      3800 Howard Hughes Parkway
      Suite 1560
      Las Vegas, NV
    THL....................................................     505,650          24.72%
      75 State Street
      Boston, MA
    Madison Dearborn Capital Partners, L.P.................     168,550           8.24%
      Three First National Plaza
      Chicago, IL
    Joe K. Pickett.........................................       4,572              *
    Hugh R. Harris.........................................       4,286              *
    Charles D. Gilmer......................................       2,000              *
    Mark F. Johnson........................................       2,860              *
    William Glasgow, Jr....................................       2,572              *
    Thomas M. Hagerty......................................       1,482(1)           *
    David V. Harkins.......................................       2,333(2)           *
    All Directors and Executive Officers as a Group (19          22,951(3)        1.12%
      persons).............................................

- ---------------

*Less than 1%.

(1) Does not include 504,168 shares owned by THL, as to which Mr. Hagerty disclaims beneficial ownership.

(2) Does not include 503,317 shares owned by THL, as to which Mr. Harkins disclaims beneficial ownership.

(3) Does not include the shares held by THL, Madison Dearborn Capital Partners, L.P., The First National Bank of Boston and Siesta Holdings, Inc., with which certain directors are affiliated.

     Each of the stockholders set forth above is party to a stockholder agreement pursuant to which the parties have agreed to certain matters regarding their ownership of shares of capital stock of the Issuer including, among other things, election of directors, super majority voting requirements and preemptive rights. See "Certain Relationships and Related Transactions -- Amended and Restated Shareholder Agreement."

     The Issuer has issued 23,117 shares of the Class A Common Stock to members of management of HomeSide. HomeSide has also granted options to purchase shares of the Class A Common Stock pursuant to employee stock option plans. See "Management -- Executive Compensation," "The Acquisitions" and "Certain Relationships and Related Transactions."

     In addition to those shares of capital stock set forth in the preceding table, 5,714 shares of Class B Common Stock (non-voting) of the Issuer are beneficially owned by Smith Barney Inc. and 5,714 shares of Class C Common Stock (non-voting) of the Issuer are beneficially owned by Robert Morrissey, each constituting 100% of the respective class. Within 180 days of an initial public offering of common stock of the Issuer, a holder of Class C Common Stock may require the Issuer to purchase any portion of its shares of Class C Common Stock at a price based upon the average bid prices for the preceding 20 days. In addition, upon consummation of a merger or sale of substantially all the assets of the Issuer, a holder of Class C Common Stock may require the Issuer to purchase any portion of its shares of Class C Common Stock at an appraised fair market value price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AMENDED AND RESTATED SHAREHOLDER AGREEMENT

     Each of THL, MDP, Siesta Holdings, Inc. ("Siesta") and Bank of Boston (collectively "Investors") and certain other stockholders named therein has entered into an Amended and Restated Shareholder Agreement with HomeSide dated May 31, 1996 in connection with the HHI Acquisition which provides for, among other things, the following:

     Election of Directors. The Board of Directors will consist of eleven members, two directors designated by the Fund, one director designated by MDP, three directors designated by Siesta, three directors designated by Bank of Boston, and two directors who are members of management, one of whom will be the Chairman and the other who will be the President (unless one person holds both offices, in which case the other member shall be selected jointly by at least five of the other directors in office). At such time as THL and MDP collectively own less than one-third of the shares of Class A Common Stock owned by them on the date of the closing of the HHI Acquisition, they collectively will be entitled to designate only one director. Each of Siesta and the Bank of Boston will also be entitled to designate only one director at such time as it owns less than one-third of the Class A Common Stock owned by it on the closing of the HHI Acquisition.

     Super Majority Consent. A super-majority consent, consisting of a majority of the directors designated by each of the Fund and MDP collectively, Barnett and Bank of Boston will be required for: a merger or consolidation of HomeSide or any of its subsidiaries or a sale of all or substantially all the assets or stock of HomeSide or any of its subsidiaries where consideration received by the stockholders of HomeSide is either (i) less than book value of HomeSide or the relevant subsidiary or (ii) other than cash or securities which the Bank of Boston or Barnett and their affiliates may lawfully hold; entering into transactions with Barnett or its affiliates, the Bank of Boston or its affiliates, THL or MDP or its affiliates; or the removal or election of HomeSide's or HHI's Chairman, President, Chief Financial Officer or head of risk management.

     Risk Management Committee. The Board of Directors is required to establish and maintain a Risk Management Committee to monitor execution of the interest rate policies of HomeSide. Such Committee will at all times include two representatives of each of Siesta and Bank of Boston and two representatives of THL and MDP collectively.

     Other Committees. Pursuant to the Registration Rights Agreement, described below, THL has certain rights to demand the initial public offering of HomeSide equity securities. The Amended and Restated Shareholder Agreement will also provide THL and MDP "take-along" rights described below. During such time as THL and MDP have such rights, the Board of Directors will establish an IPO committee and a sale committee and delegate to them the authority, respectively to cause HomeSide to undertake an initial public offering of HomeSide's capital stock under the Securities Act and to cause HomeSide to undertake a merger or consolidation of HomeSide or a sale of all or substantially all the stock or assets of HomeSide in accordance with such take-along rights. The IPO and sale committees will be comprised of members chosen by THL.

     Preemptive Rights. Under certain circumstances, if HomeSide proposes to issue any capital stock, each stockholder shall first have the opportunity to purchase its pro rata portion of such capital stock, based upon a percentage of the outstanding shares of Class A Common Stock held or deemed to be held by such stockholder, upon the same terms as such securities are to be offered to the proposed recipient.

     Right of First Offer. In the event THL, MDP, Bank of Boston or Siesta intend to transfer any capital stock of HomeSide to an unaffiliated third party, the transferring stockholder must provide notice thereof to HomeSide and the other stockholders party to the Amended and Restated Shareholder Agreement. HomeSide (by action of a majority of the Board of Directors not designated by the transferring stockholder) has the right, within 15 days of such notice, to make an offer to buy the shares to be transferred, which offer may but need not be accepted by the transferring stockholder. If HomeSide does not make such an offer, or if HomeSide's Board of Directors intends to vote in favor of a sale or merger of HomeSide or any of its subsidiaries, then the stockholders of HomeSide shall have the right to offer to buy such stock or assets, which offer may but need not be accepted by the transferring stockholder or Board of Directors, as the case may be.

     Co-Sale Rights. If a stockholder decides to sell shares of capital stock of HomeSide owned by it, then the non-selling stockholders holding shares or deemed to hold shares of the same class being sold shall have the right to sell their pro rata percentage of the total number of shares of the class to be sold to the proposed transferee on the same terms and conditions as the selling stockholder.

     Take-Along Rights. Subject to certain limitations, the stockholders will be required to sell their shares of stock in the event THL and MDP desire to sell their shares to an unaffiliated third party in an arm's-length transaction but only while THL and MDP and their respective affiliates collectively own at least 70% of the shares owned by them on the closing of the HLI Acquisition.

     Prohibited Transfers. Transfers of capital stock to certain direct competitors of Barnett or Bank of Boston will be prohibited without the consent of Siesta or Bank of Boston, as the case may be.

     Non-Competition. Subject to certain exceptions, including with respect to certain acquisitions by any of the Investors, Barnett or certain of their affiliates or an acquisition by another person of BKBC, Barnett or certain of their affiliates, for a ten-year period, the Investors and Barnett will not engage in certain acts in competition with HomeSide. Also, subject to certain exceptions, HomeSide will agree that it will not market through retail branches, for a ten-year period, any products or services which are competitive with products or services then being marketed (i) by Barnett or its affiliates in Florida (other than within a 50-mile radius of Jacksonville at the same level as such products or services are being marketed on the date of the HHI Acquisition Agreement) or (ii) by Bank of Boston or its affiliates in Massachusetts, Connecticut, or Rhode Island.

     Termination. Except for the provisions concerning certain related party transactions, the Amended and Restated Shareholder Agreement shall terminate on the first to occur of (i) consummation of one or more public offerings of equity securities of HomeSide with aggregate offering price to the public of at least $50,000,000 or (ii) the tenth anniversary of the Amended and Restated Shareholder Agreement.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     Subject to certain limitations, pursuant to the Amended and Restated Registration Rights Agreement among HomeSide and the Investors dated May 31, 1996, upon the request of (i) holders of shares of Class A Common Stock aggregating more than 50% of the number of shares of Class A Common Stock then held by THL, (ii) the Bank of Boston, (iii) MDP, or (iv) Siesta (provided that no request may be made for registration of securities with an expected aggregate offering price to the public of less than $20,000,000), HomeSide will use its best efforts to effect the registration of the Class A Common Stock requested by such stockholder to be registered and the Class A Common Stock of all other holders who have requested registration in connection therewith; provided that
(x) HomeSide is not required to effect more than two registrations pursuant to any request made by any of the foregoing parties, and (y) prior to an initial public offering of equity securities of HomeSide pursuant to the Securities Act (so long as THL and MDP hold in the aggregate a greater percentage of Class A Common Stock then outstanding than the Bank of Boston or Siesta), HomeSide need not effect such registration unless the request is made by the holders of shares of Class A Common Stock aggregating more than 50% of the Class A Common Stock held by THL. Under certain circumstances, if HomeSide proposes to register shares of its Class A Common Stock, it will, upon the written request of any stockholder, register such requesting stockholder's Class A Common Stock, subject to pro rata reduction in the event all securities requested to be included in the registration statement cannot, in the opinion of the managing underwriter, be so included.

     In addition, following any transfer of 50% or more of the capital stock collectively owned by THL, MDP and their affiliates on the HLI Acquisition closing, THL's rights to a demand registration prior to an initial public offering will terminate but will inure to the benefit its transferees.

EXCLUSIVE MARKETING AGREEMENTS

     HomeSide has entered into a Marketing Agreement dated March 15, 1996 (the "BKBC Marketing Agreement") with BKBC pursuant to which HomeSide and BKBC may market services to HomeSide customers who are also BKBC customers ("BKBC Customers") and other customers of HomeSide. Under this agreement: (a) HomeSide has the exclusive right, subject to certain limitations, to market to all customers any mortgage loan refinancings,
(b) HomeSide has the non-exclusive right to market first mortgage loans (other than refinancings) to BKBC Customers and the exclusive right to market such loans to other HomeSide customers, (c) HomeSide has the exclusive right to market "other" mortgage loans to customers who are not BKBC Customers, and BKBC has the exclusive right to market such mortgage loans to BKBC Customers, (d) HomeSide has the non-exclusive right, subject to certain limitations, to offer certain "Eligible Products" (mortgage credit insurance, relocation services, title insurance, title search, appraisal services, private mortgage insurance, escrow services, hazard insurance services and certain other products) to BKBC Customers and the exclusive right to offer Eligible Products to other customers, and (e) BKBC has the exclusive right to offer certain banking services to BKBC Customers and the non-exclusive right to offer such services to other customers.

     Under the Agreement BKBC may not engage in a formal program to solicit HomeSide's customers for refinancings.

     The term of the Marketing Agreement is the later of: (a) eight years, or
(b) the third anniversary of the termination of the Operating Agreement (which has a term of five years). See "-- Other BKBC Agreements -- Operating Agreement".

     HomeSide has also entered into a Marketing Agreement dated May 31, 1996 (the "Barnett Marketing Agreement") with Barnett which is substantially similar to the BKBC Marketing Agreement, except that it governs rights with respect to "Barnett Customers" as defined therein rather than with respect to BKBC Customers.

TRANSITIONAL SERVICES AGREEMENTS

     Bank of Boston and its affiliate banks (the "BKB Banks") and HomeSide have entered into a series of Transitional Services Agreements dated March 15, 1996, pursuant to which the BKB Banks agreed to make available to HomeSide, at the BKB Banks' cost, certain corporate services, including travel and relocation, general ledger support, audit, payroll, retirement plans, computer services, disbursement accounting, purchasing, telecommunications/workstation support and human resources. HomeSide also agreed to make available to the BKB Banks, at HomeSide's cost, certain administrative services, including mortgage loan origination support, mortgage loan quality control services, affordable housing loan support and pledged loan support services.

     Barnett and HomeSide have entered into a Transitional Services Agreement dated May 31, 1996, pursuant to which Barnett agreed to make available to HomeSide office space and certain corporate services, including finance services, accounting services, purchasing services, benefits and compensation administration, human resources and staffing services and technology services. HomeSide will reimburse Barnett for its cost of providing these items to HomeSide.

     The terms of the services provided under the Transitional Services Agreements vary. As a general matter, the services will be provided to the receiving party until the receiving party no longer requires the services, but in no event later than December 31, 1996. The term may be extended for 90 days for most services, upon 60 days' prior written notice.

OTHER BKBC AGREEMENTS

  Operating Agreement

     The BKB Banks and HomeSide have entered into an Operating Agreement, dated March 15, 1996 (the "BKBC Operating Agreement"), which sets forth the parties' roles with respect to new loan originations and servicing rights. With certain exceptions, the BKB Banks are required to sell all mortgage loan production to HomeSide during the term of the BKBC Operating Agreement. In particular, among other things, the BKBC Operating Agreement: (a) describes the mortgage loan products to be purchased by HomeSide from BKB Banks, (b) ensures that the BKB Banks will receive the most favorable pricing and service released premiums offered by HomeSide to mortgage brokers or, upon agreement of the parties, correspondents, (c) describes HomeSide's customer service levels, (d) sets forth warehouse and pipeline management rights and obligations, (e) describes the technology support which the parties will provide to one another, (f) describes the mortgage loan production and support functions to be provided by the parties, (g) describes the reports and information to be provided periodically by HomeSide to the BKB Banks, including, but not limited to, risk management, internal performance and management reports, (h) sets forth the penalties to be paid by the BKB Banks for failing to satisfy the buy price expiration dates, (i) describes BKB Banks' mortgage loan repurchase obligations, and (j) restricts HomeSide's ability to sell servicing rights relating to BKB Banks' portfolio mortgage loans.

     The fees to be paid by the BKB Banks to HomeSide for loan servicing are "market" fees consistent with the fees charged by HomeSide to other mortgagees.

     The term of the BKBC Operating Agreement is five years. The termination of the BKBC Operating Agreement will not affect HomeSide's right to service mortgage loans serviced prior to the termination date.

  Brokered Loan Purchase and Sale Agreement

     HomeSide and the BKB Banks have also entered into a Brokered Loan Purchase and Sale Agreement, dated March 15, 1996, which describes the mortgage loans which are eligible for sale to HomeSide by BKB, and related pricing and delivery requirements for such loans. The BKB Banks will receive the most favorable pricing offered by HomeSide to mortgage brokers or, upon agreement of the parties, correspondents. Under certain conditions, the BKB Banks must indemnify HomeSide or repurchase mortgage loans from HomeSide. The agreement provides certain underwriting, appraisal, mortgage insurance and escrow requirements.

     The term of the Brokered Loan Purchase Agreement is five years but will automatically terminate upon the termination of the Operating Agreement.

  PMSR Flow Agreement

     HomeSide and the BKB Banks have entered into a PMSR Flow Agreement dated March 15, 1996, which requires the BKB Banks, subject to certain exceptions, to sell to HomeSide the servicing rights to the BKB Banks' portfolio mortgage loans. The agreement also requires the BKB Banks to provide certain notices to government agencies, flood service providers, insurance carriers and borrowers upon the transfer of servicing rights to HomeSide. The agreement describes the BKB Banks' obligation to prepare and record assignments of mortgage and pay tax, service-related fees and flood service fees. Under certain conditions, the BKB Banks must reimburse the servicing rights purchase price to HomeSide.

     The term of the PMSR Flow Agreement is five years but will automatically terminate upon the termination of the BKBC Operating Agreement.

  Mortgage Loan Servicing Agreement

     HomeSide and the BKB Banks have entered into a Mortgage Loan Servicing Agreement dated March 15, 1996 (the "BKBC Servicing Agreement"), which requires HomeSide, subject to certain exceptions, to service the BKB Banks' portfolio mortgage loans. HomeSide is also required to use reasonable efforts to collect mortgage loan payments, to remit principal and interest to the BKB Banks each month and to perform general ledger reconciliations and other related tasks. HomeSide is also required to perform certain default loan administration and foreclosure activities. HomeSide will provide additional services for the BKB Banks' private banking clients.

     The servicing fees to be paid by the BKB Banks to HomeSide are market-based fees consistent with the fees charged by HomeSide to other mortgagees.

     The term of the BKBC Servicing Agreement is five years. The BKB Banks will not be obligated to deliver portfolio mortgage loan servicing rights to HomeSide upon the termination of the BKBC Operating Agreement. However, the termination of the BKBC Operating Agreement will not affect HomeSide's right to continue servicing the BKB Banks' portfolio loans that are being serviced by HomeSide as of such termination date.

OTHER BARNETT AGREEMENTS

  Operating Agreement

     Barnett and HomeSide have entered into an Operating Agreement, dated May 31, 1996 (the "Barnett Operating Agreement"), which sets forth the parties' roles with respect to new loan originations and servicing rights. With certain exceptions, Barnett and its affiliate banks (the "Barnett Banks") are required to sell all mortgage loan production to HomeSide during the term of the Barnett Operating Agreement. In particular, among other things, the Barnett Operating
Agreement: (a) describes the mortgage loan products to be purchased by HomeSide from Barnett Banks, (b) ensures that the Barnett Banks will receive the most favorable pricing and servicing released premiums offered by HomeSide to mortgage correspondents, (c) describes HomeSide's customer service levels, (d) sets forth warehousing and pipeline management rights and obligations, (e) describes the technology support which the parties will provide to one another,
(f) describes the mortgage loan production and support functions to be provided by the parties, (g) describes the reports and information to be provided periodically by HomeSide to the Barnett Banks, including, but not limited to, risk management, internal performance and management reports, (h) sets forth penalties to be paid by the Barnett Banks for failing to satisfy the buy price expiration dates, (i) describes Barnett Banks' mortgage loan repurchase obligations, and (j) restricts HomeSide's ability to sell servicing rights relating to the Barnett Banks' portfolio mortgage loans. The fees to be paid by the Barnett Banks to HomeSide for loan servicing are market-based fees consistent with the fees charged by HomeSide to other mortgagees.

     The term of the Barnett Operating Agreement is 5 years, subject to earlier termination in certain specified instances. The termination of the Barnett Operating Agreement will not affect HomeSide's rights to service mortgage loans serviced prior to the termination date.

  Correspondent Loan Purchase Agreement

     HomeSide and Barnett Banks have entered into a Correspondent Loan Purchase Agreement, dated May 16, 1996, which describes the mortgage loans which are eligible for sale to HomeSide by the Barnett Banks and related pricing and delivery requirements for such loans. The Barnett Banks will receive the most favorable pricing offered by HomeSide to other correspondents. Under certain conditions, the Barnett Banks must repurchase mortgage loans for HomeSide. The Agreement provides certain underwriting, appraisal, mortgage insurance and escrow requirements.

     The term of the Correspondent Loan Purchase Agreement is 5 years but will automatically terminate upon the termination of the Operating Agreement.

  PMSR Flow Agreement

     HomeSide and the Barnett Banks have entered into a PMSR Flow Agreement dated May 31, 1996, which requires the Barnett Banks, subject to certain exceptions, to sell to HomeSide the servicing rights to the Barnett Banks' portfolio mortgage loans. The Agreement also requires the Barnett Banks to provide certain notices to government agencies, flood service providers, insurance carriers and borrowers upon the transfer of servicing rights to HomeSide. The Agreement describes the Barnett Banks' obligation to prepare and record assignments of mortgage and pay tax, service-related fees and flood service fees. Under certain conditions, the Barnett Banks must reimburse the servicing rights purchase price to HomeSide.

     The term of the PMSR Flow Agreement is 5 years but will automatically terminate upon the termination of the Barnett Operating Agreement.

  Mortgage Loan Servicing Agreement

     HomeSide and the Barnett Banks have entered into a Mortgage Loan Servicing Agreement dated as of May 31, 1996 (the "Barnett Servicing Agreement") which requires HomeSide, subject to certain exceptions, to service the Barnett Banks' portfolio mortgage loans. HomeSide is also required to use reasonable efforts to collect mortgage loan payments, to remit principal and interest to the Barnett Banks each month and to perform general ledger reconciliations and other related tasks. HomeSide is also required to perform certain default loan administration and foreclosure activities. HomeSide will provide additional services for the Barnett Banks' private banking clients.

     The servicing fees to be paid by the Barnett Banks to HomeSide are market-based fees consistent with those charged by HomeSide to other mortgagees.

     The term of the Barnett Servicing Agreement is 5 years. The Barnett Banks will not be obligated to deliver portfolio mortgage loan servicing rights to HomeSide upon the termination of the Barnett Operating Agreement. However, the termination of the Barnett Operating Agreement will not affect HomeSide's right to continue servicing the Barnett Banks' portfolio loans that are being serviced by HomeSide as of such termination date.

     Each of the foregoing agreements described under "Certain Relationships and Related Transactions" was entered into in connection with either the HLI Acquisition or the HHI Acquisition. No additional consideration was paid or received by HomeSide in connection with the execution and delivery thereof.

MANAGEMENT AGREEMENTS

     HomeSide will pay the Thomas H. Lee Company (the "Lee Company"), Madison Dearborn Partners, Inc., Bank of Boston and Barnett Banks, Inc. pursuant to management agreements entered into in connection with the HLI Acquisition and the HHI Acquisition, an annual management fee of $250,000, $83,333, $333,333 and $333,333, respectively. Such management agreements have a term of five years automatically extended for successive one year terms, except either party may terminate the agreement by delivering notice thereof 90 days prior to the end of any such term. The management agreements also terminate upon an initial public offering of common stock of HomeSide.

MANAGEMENT OWNERSHIP

     HomeSide has established option plans for employees of HomeSide pursuant to which HomeSide will grant options to purchase shares of Class A Common Stock of HomeSide equal to approximately 5% of the outstanding Class A Common Stock of HomeSide.

     In addition, certain members of management have purchased in the aggregate 23,117 shares of Class A Common Stock of HomeSide at a price of $175 per share, the same price paid by the other Investors. In the case of certain purchasers, the shares have been acquired with the proceeds of loans from HLI. Such loans are evidenced by recourse notes secured by a pledge of the shares purchased, having a term of approximately 5 years and bearing interest at 8.25% per annum. In the case of the executive officers of HomeSide, the principal amount of such indebtedness outstanding at June 17, 1996 was as follows: Mr. Pickett ($400,000); Mr. Harris ($350,000); Mr. Jacobs ($50,000); Ms. Francis ($100,000);
Mr. Johnson ($250,000); Mr. Glasgow ($225,000); Ms. Mackey ($10,000). The
management purchasers are party to a Management Stockholders' Agreement that contains various restrictions on transfer. Management holders also have piggyback registration rights. There is no right of repurchase by HomeSide upon termination of employment. Upon death of a management shareholder, such management shareholder's estate has a right to require HomeSide to acquire the shares owned by such management shareholder and his or her permitted transferees, subject to certain conditions and restrictions, for the lower of $175 per share and fair market value.

                      DESCRIPTION OF BANK CREDIT AGREEMENT

     Each of HLI and Honolulu Mortgage is a party to a credit agreement (the "Bank Credit Agreement") that includes a warehouse credit facility (the "Warehouse Credit Facility") and a servicing receivables credit facility ("Servicing Credit Facility") (collectively, the "Facilities"). The Bank Credit Agreement provides for availability of up to $2.5 billion which may be used to provide funds for HLI's and Honolulu Mortgage's business of making, originating, acquiring and servicing mortgage loans.

WAREHOUSE CREDIT FACILITY

     The Warehouse Credit Facility provides for availability up to $2.5 billion of borrowings, less amounts borrowed under the Servicing Credit Facility, governed by a borrowing base which includes pools of loans that are subject to binding sale commitments or hedge contracts and certain mortgage-backed securities. The Warehouse Credit Facility terminates on May 31, 1999 (the "Warehouse Termination Date").

SERVICING CREDIT FACILITY

     The Servicing Credit Facility provides for availability of up to $950.0 million of borrowings governed by a borrowing base which includes (i) eligible receivables arising from HLI's or Honolulu Mortgage's, as the case may be, required monthly principal and interest payments for FHLMC, FNMA and GNMA mortgage-backed securities, (ii) eligible claims receivable related to foreclosed loans serviced by BBMC, (iii) eligible receivables in respect of payments of real estate taxes or receivables arising from insurance premiums in respect of serviced loans, (iv) a portion of the value of the servicing portfolio, (v) eligible receivables in respect of advances made by HLI or Honolulu Mortgage, as the case may be, to repurchase certain loans which are to be prepaid, and (vi) advances made by HLI or Honolulu Mortgage, as the case may be, with respect to certain defaulted loans. The Servicing Credit Facility terminates on the Warehouse Termination Date.

SECURITY

     Borrowings under the Bank Credit Agreement are secured by (i) all mortgage loans and mortgage-backed securities submitted for inclusion in the Warehouse Credit Facility borrowing base and all take-out commitments and hedge contracts related thereto, (ii) all servicing rights and hedge contracts and receivables related thereto, and (iii) any other assets included in determining the borrowing bases under the facilities. Borrowings under the facilities are guaranteed by the Issuer. In addition, the Issuer has pledged to the Lenders (as defined in the Bank Credit Agreement) all of the capital stock of HHI, HHI has pledged all the capital stock of HLI and HLI has pledged all the capital stock of its subsidiaries as security under the Bank Credit Agreement. Upon certain events, including the achievement of unsecured long-term senior non-credit-enhanced debt ("Rated Debt") ratings of at least A- by Standard & Poor's Rating Services ("S&P") and at least A3 by Moody's Investor Services, Inc. ("Moody's"), the Facilities become unsecured (except for the stock pledges). The Facilities will again be required to be secured upon the occurrence of certain other events.

OPTIONAL AND MANDATORY PREPAYMENTS

     The entire unpaid principal balance under the Warehouse Credit Facility and the Servicing Credit Facility will be due and payable on the Warehouse Termination Date. HLI or Honolulu Mortgage, as the case may be, may prepay (without premium) all or any part of the loans under the Bank Credit Agreement or reduce the commitment (without penalty) under the Warehouse Credit Facility at any time or from time to time in certain minimum increments following specified notice periods. In addition, mandatory prepayments will be required
(i) in the amounts by which borrowings outstanding exceed the related borrowing base at any time, (ii) with certain proceeds from debt issuances and (iii) with proceeds of certain termination and similar fees under servicing agreements. Amounts repaid under the Facilities may, absent any uncured or unwaived default under the Bank Credit Agreement, be reborrowed during the term of the Warehouse Credit Facility.

INTEREST RATES AND FEES

     Loans under the Bank Credit Agreement will bear interest at rates per annum, based on, at HLI's option, (A) the highest of (i) Chemical Bank's prime rate, (ii) the secondary market rate for certificates of deposit plus 1%, and
(iii) the federal funds rate in effect from time to time plus 0.5%, or (B) a eurodollar rate, in each case based upon the rating of the Rated Debt as announced by S&P, Fitch Investors Service, Inc. ("Fitch") and Moody's as applicable, and in accordance with the following:

                                         APPLICABLE MARGIN     APPLICABLE MARGIN     APPLICABLE MARGIN
                                           FOR WAREHOUSE         FOR SERVICING         FOR SERVICING
               RATING LEVEL                    LOANS             ADVANCE LOANS        PORTFOLIO LOANS
    -----------------------------------  -----------------     -----------------     -----------------
    A- or higher.......................        0.350%                0.350%                0.600%
    BBB+...............................        0.400%                0.400%                0.675%
    BBB or BBB-........................        0.450%                0.450%                0.750%
    BB+ or BB..........................        0.625%                0.625%                1.000%
    BB- or lower.......................        0.625%                0.625%                1.500%

     For purposes of determining the applicable interest rate under the Bank Credit Agreement, the applicable rating is deemed to be two increments higher than the rating announced by both S&P and Fitch (or if different ratings are announced, the lower of the two), such that if the Rated Debt was BB+, the rate for purposes of the Bank Credit Agreement would be BBB. In the event that Moody's issues a comparable debt rating and such rating (after adjusting to increase by two increments) differs from the rating level in effect pursuant to the above grid by (i) two increments or more, the applicable pricing level will be deemed to be one pricing level below (i.e. having a larger margin) the higher of such rating levels or (ii) one increment, the applicable pricing level shall be deemed to be the higher (i.e. having a smaller margin) of such rating levels. Until September 15, 1996, the "BBB or BBB-" rating level will apply to the Rated Debt unless the actual rating level determined as set forth above is a lower rating level. The margins set forth in the middle column above apply only to portions of the Servicing Credit Facility borrowing base constituting advance receivables, while the margins in last column above apply to all other portions of the Servicing Credit Facility borrowing base.

     The annual commitment fee on the Facilities ranges from 0.125% to 0.375% of the commitments thereunder depending upon the rating of the Rated Debt.

RESTRICTIVE COVENANTS

     The Bank Credit Agreement contains certain covenants that impose limitations and requirements on HLI and the Issuer and their subsidiaries, including limitations with respect to payments, dividends or distributions from HLI to the Issuer, except that HLI may, so long as no event of default has occurred and is continuing under the Bank Credit Agreement, (i) declare and pay cash dividends to the Issuer in an amount equal to the actual taxes paid in cash by the Issuer, (ii) declare and pay cash dividends to the Issuer to allow it to redeem capital stock of the Issuer held by directors and employees pursuant to employment arrangements of HLI, in an aggregate annual amount not to exceed $2,000,000, (iii) declare and pay cash dividends to the Issuer to allow it to redeem Class C Common Stock issued in connection with the HLI Acquisition in an amount not to exceed $7,500,000 in the aggregate, (iv) subject to certain conditions, declare and pay cash dividends to the Issuer, in an amount not to exceed $75,000 in the aggregate in each fiscal year of HLI, (v) declare and pay dividends to allow the Issuer to pay fees and expenses incurred in the administration of its ordinary and normal activities and (vi) declare and pay cash dividends to the Issuer in an amount equal to the actual interest payable in cash by the Issuer on the Notes, provided, however, that no such payments or distributions will be permitted when a payment default has occurred and is continuing under the Bank Credit Agreement or during a "blocking period." A "blocking period" occurs under the Bank Credit Agreement beginning upon the delivery by the administrative agent thereunder to HLI and the Trustee under the Indenture of a notice that a default or event of default exists under the Bank Credit Agreement and continues until the earlier to occur of the 180th day following delivery of such notice and the date such default or event of default is cured or waived. Only one blocking period may be commenced within any 365 consecutive day period.

     Other covenants in the Bank Credit Agreement will impose limitations on HLI and its subsidiaries with respect to, among other things: (i) the incurrence of certain additional indebtedness; (ii) the incurrence of liens; (iii) the making of certain investments other than certain permitted investments; (iv) fundamental changes in HLI's business activities or the sale or disposition of a substantial part of HLI's business or the acquisition of substantially all of the assets or stock of any other person other than the dissolution of inactive subsidiaries of HLI or intercompany mergers, sales or consolidation; (v) capital expenditures in excess of $10.0 million in any fiscal year; (vi) transactions with affiliates; (vii) entering into new lines of business; (viii) making optional prepayments or redeeming or purchasing any indebtedness evidenced by the Notes or modifying any such indebtedness; or (ix) amending the material terms of HomeSide's Stockholder Agreement; except that (a) the Special Redemption Notes may be repaid in accordance with the terms of the Holdings Guarantee (as defined in the Bank Credit Agreement), including any make-whole or prepayment premium required by the terms thereof and (b) the Issuer may redeem or repay, in an aggregate amount not to exceed $25,000,000, a portion of the principal amount of the Notes with the proceeds of the issuance by the Issuer of capital stock other than certain specifically enumerated issuances. These covenants are subject to various other customary exceptions under the Bank Credit Agreement.

     HLI is also required to maintain compliance with certain financial covenants, including:

          (a) Maintaining a Minimum Consolidated Tangible Net Worth (as defined in the Bank Credit Agreement) equal to the sum of (i) an amount equal to 80% of Adjusted Consolidated Tangible Net Worth (as defined in the Credit Agreement) as of March 15, 1996 plus (ii) an amount equal to 50% of the excess of (A) the aggregate amount of net proceeds received during the period from March 15, 1996 through such date by the Issuer from the issuance of capital stock other than to Investors over (B) the amount thereof applied to prepay or redeem the Notes plus (iii) an amount equal to 80% of the sum of Consolidated Net Income (as defined in the Credit Agreement) for each fiscal quarter for which Consolidated Net Income is positive during the period from the March 15, 1996 through the last day of the most recently ended fiscal quarter of HLI less (iv) the amount of Restricted Payments (as defined in the Bank Credit Agreement) actually made by HLI and permitted under the Bank Credit Agreement during the period March 15, 1996 through such date (to the extent such Restricted Payments were not deducted in determining such Adjusted Consolidated Tangible Net Worth).

          (b) Not permitting the ratio of Consolidated Total Liabilities (as defined in the Bank Credit Agreement) to Adjusted Consolidated Tangible Net Worth to exceed (i) 7.5:1.0 at any time during the period from March 15, 1996 through and including March 31, 1997 or (ii) 7.0:1.0 at any time thereafter.

          (c) Not permitting the ratio of Consolidated Servicing-Related Debt (as defined in the Bank Credit Agreement) to Adjusted Consolidated Tangible Net worth to exceed (i) 2.0:1.0 at any time during the period from March 15, 1996 through and including September 30, 1997, (ii) 1.75:1.0 at any time during the period from and including October 1, 1997 through and including September 30, 1998 or (iii) 1.5:1.0 thereafter.

          (d) Not permitting (i) for any period beginning on March 15, 1996 and ending on the earlier to occur of the last day of the fiscal year of HLI first ending after March 15, 1996 or the last day of the fiscal quarter of HLI ending on March 31, 1997, or (ii) for any period of four consecutive fiscal quarters of HLI ending thereafter, the ratio of (A) the sum of (1) Consolidated Cash Flow (as defined in the Bank Credit Agreement) for such period plus (2) Consolidated Interest and Dividend Expense (as defined in the Bank Credit Agreement) for such period to (B) Consolidated Interest and Dividend Expense for such period to be less than 2.75:1.0.

EVENTS OF DEFAULT

     The Bank Credit Agreement contains certain standard payment, covenant, and bankruptcy-related events of default, as well as other events of default, including, among other things, (i) the failure of HLI to pay any amount of principal under the Bank Credit Agreement when due or any interest or fees under the Bank Credit Agreement within five days after such amounts are due; (ii) the failure of any party to a loan document (each, a "Loan Party") to comply with any covenant, agreement, condition, provision, or term of any Loan

Document (as defined in the Bank Credit Agreement), provided that, in certain cases, such Loan Party has a 30-day grace period in which to remedy such failure; (iii) the default by the Issuer, HLI or any of its subsidiaries in payment of indebtedness aggregating $15.0 million or more, or the default by the Issuer, HLI or any of its subsidiaries in the observance of any agreement or condition relating to indebtedness aggregating $15.0 million or more which permits or causes the holder thereof to cause such indebtedness to become due prior to its stated maturity; (iv) entry of unpaid judgments against HLI or any subsidiary of HLI of $10.0 million or more other than judgments that have been stayed pending appeal within 60 days of entry; (v) the occurrence of certain events under the Employee Retirement Income Security Act of 1974, as amended ('ERISA"), that would have a material adverse effect on HLI and its subsidiaries; (vi) except upon a Positive Security Event, the failure of any Security Document (as defined in the Bank Credit Agreement) to remain in full force and effect or any lien granted pursuant thereto to remain legal, valid and enforceable; (vii) the failure of any Guarantee (as defined in the Bank Credit Agreement) to remain in full force and effect, (viii) certain bankruptcy and insolvency events; (ix) any execution or attachment whereby a substantial part of HLI's property is taken or attempted to be taken and that is not vacated or stayed within 60 days; and (x) certain changes of control relating to the Issuer and HLI, including where (a) the Issuer ceases to own 100% of the capital stock of HLI and/or the ownership of the Issuer by the Investors on March 15, 1995 falls below certain percentages or (b) a certain number of directors of the Issuer as of March 15, 1995 fail to continue as directors of the Issuer.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Notes (including the Exchange Notes offered hereby) will be issued pursuant to the terms of an indenture dated as of May 14, 1996 (the "Indenture") between Homeside, Inc., as issuer, and The Bank of New York, as trustee (the "Trustee"). The Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Notes will mature on May 15, 2003, will be limited to $200 million aggregate principal amount and will be secured as described below. Each Note will bear interest at the rate set forth on the cover page hereof from May 14, 1996 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on November 15, 1996 and semiannually thereafter on May 15 and November 15 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 1 or November 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. (Sections 311 and 314) The circumstances under which the interest rate may increase from the rate set forth on the front cover hereof are described below.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuer in The City of New York maintained for such purposes (which initially will be the office of the Trustee); provided, however, that, at the option of the Issuer, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. (Sections 305 and 311) The Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 principal amount and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Issuer may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section
305)

SECURITY

     The Notes will be secured by a second priority pledge, subject to a first priority pledge in favor of the lenders under the Bank Credit Agreement, of all of the capital stock of each of the Issuer's current and future Subsidiaries held directly by the Issuer, including all of the capital stock of HLI held by HHI (collectively, the "Pledged Stock"), together with profits and proceeds therefrom and property received with respect to the Pledged Stock in addition thereto, in exchange therefor or in substitution therefor (collectively, the "Collateral").

     So long as no Event of Default has occurred and is continuing, the Issuer or HHI, as the case may be, will be entitled to receive and retain cash dividends and other cash distributions on any of the Pledged Stock and will be entitled to vote the Pledged Stock. The Bank Agent will, among other things, have the right to direct and control any sale or other disposition of the Collateral in foreclosure or other judicial proceedings or private sale, none of which require the consent of holders of the Notes. Upon any such sale or disposition of the Collateral, the lien securing the Notes will be automatically extinguished, with the rights of the holders of the Notes in the event of such sale being limited to the right to receive excess proceeds after payment in full of all costs and expenses of sale or disposition and all indebtedness under the Bank Credit Agreement. Any such excess proceeds will be applied, first to amounts due to the Trustee, second to the payment of all amounts due and unpaid on the Notes and, finally, any surplus to the Issuer or the applicable pledgor or to whomever may be lawfully entitled to receive such surplus. The Notes are not secured by any lien on, or other security interest in, any other properties or assets of the Issuer or any other properties or assets of any Subsidiary. The security interest in the Collateral will not alter the effective subordination of the Notes to the creditors of Subsidiaries whose stock is included in the Collateral.

RANKING

     The Notes will be senior obligations of the Issuer and the Indebtedness evidenced by the Notes will rank pari passu in right of payment with all other existing and future senior indebtedness of the Issuer. At May 31, 1996, the aggregate outstanding principal amount of senior indebtedness of the Issuer was approximately $2,101.5 million, of which $1,901.5 million represented the guarantee by the Issuer of the indebtedness of its subsidiaries under the Bank Credit Agreement.

     The business operations of the Issuer are conducted through its subsidiaries, and the Issuer is therefore ultimately dependent on the cash flow of such subsidiaries to meet its obligations, including its obligations under the Notes. All indebtedness of the Issuer, including the Notes, will be effectively subordinated to all obligations of its subsidiaries, including all obligations under the Bank Credit Agreement. At May 31, 1996, the Issuer's subsidiaries had approximately $1,923.1 million of indebtedness outstanding. See "Risk Factors -- Holding Company Structure; Effective Subordination; Limitation on the Payment of Funds to Issuer by Subsidiaries."

SINKING FUND

     The Notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

     The Notes will be redeemable at the option of the Issuer, as a whole or from time to time in part, at any time on or after May 15, 2001, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

                                                                    REDEMPTION
                                       YEAR                           PRICE
                --------------------------------------------------  ----------
                2001..............................................    105.625%
                2002..............................................    102.813%

(Section 1201)

     In addition, at any time or from time to time prior to May 15, 1999, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes within 60 days of one or more Equity Offerings with the net proceeds of such offering at a redemption price equal to 111.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date); provided that immediately after giving effect to any such redemption at least $75 million of the original aggregate principal amount of the Notes remains outstanding. (Section 1201)

     If less than all the Notes are to be redeemed, the particular Notes or portions thereof to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1204 and 1205)

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Indebtedness. The Issuer will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Issuer and its Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period), and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Issuer or its Subsidiaries (including the operations thereof), as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 2.5 to 1.0 and, on and after the date of consummation of the HHI Acquisition, would have been at least equal to 3.0 to 1.0; provided (a) that with respect to the incurrence of Indebtedness by the Issuer (other than Permitted Indebtedness) that is permitted to be incurred only after giving effect to the proviso in the definition of Consolidated Adjusted Net Income, such Indebtedness will not have any Stated Maturity of principal earlier than the Stated Maturity of principal of the Notes; (b) that no Inactive Subsidiary will be permitted to incur Indebtedness pursuant to this paragraph or otherwise have any Indebtedness outstanding except, in the case of HHI, its guarantee of Indebtedness of the Issuer and the Subsidiaries under the Bank Credit Agreement; and (c) that the Issuer will not be permitted to incur Indebtedness that is senior in right of payment to the Notes. (Section 1008)

     Limitation on Restricted Payments. (a) The Issuer will not, and will not permit any Subsidiary, directly or indirectly, to take any of the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Issuer (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Issuer or any shares of Capital Stock of any Affiliate of the Issuer (other than shares of Capital Stock of any Wholly Owned Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

          (iii) declare or pay any dividend or make any distribution on any shares of Capital Stock of any Subsidiary to any Person (other than with respect to any shares of Capital Stock held by the Issuer or any Wholly Owned Subsidiary) or purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of any Subsidiary held by any Person (other than the Issuer or any Wholly Owned Subsidiary);

          (iv) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Pari Passu Indebtedness or Subordinated Indebtedness;

          (v) make any Investment (other than any Permitted Investment) in any Person; or

          (vi) incur or suffer to exist any guarantee of Indebtedness of any Affiliate of the Issuer (other than guarantees by the Issuer of Indebtedness of any Wholly Owned Subsidiary);

(such payments or other actions described in (but not excluded from) clauses (i) through (vi) are collectively referred to as "Restricted Payments"), unless at the time of, and after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Issuer, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Issuer could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture will not exceed the sum of:

          (A) 40% of the aggregate cumulative Consolidated Adjusted Net Income accrued on a cumulative basis during the period beginning on April 1, 1995 and ending on the last day of the Issuer's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

          (B) the aggregate net cash proceeds received after the date of the Indenture by the Issuer from the issuance or sale (other than to any Subsidiary and other than in connection with the HHI Acquisition) of shares of Qualified Capital Stock of the Issuer (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Issuer, plus

          (C) the aggregate net cash proceeds received after the date of the Indenture by the Issuer from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for shares of Qualified Capital Stock of the Issuer, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Issuer at the time of such conversion or exchange.

     (b) Notwithstanding paragraph (a) above, the Issuer and any Subsidiary may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v), (vi) and (vii)) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date such declaration complied with the provisions of paragraph (a) above and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the foregoing paragraph (a);

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary and other than with respect to the proceeds of the HHI Acquisition) of shares of Qualified Capital Stock of the Issuer;

          (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Issuer;

          (iv) the repurchase, retirement or other acquisition or retirement for value of Common Stock of the Issuer held by any present or future employees of the Issuer or any Subsidiary on the termination of their employment with the Issuer or such Subsidiary, provided that the aggregate amount of such Restricted Payments in any one fiscal year will not exceed $2.0 million;

          (v) the redemption of the Class C non-voting Common Stock of the Issuer, outstanding on the date of the Indenture, in accordance with the terms thereof as in effect on such date, provided that the aggregate amount of such Restricted Payment will not exceed $7.5 million;

          (vi) loans to employees of the Issuer or any Subsidiary in an aggregate amount not to exceed $2.5 million outstanding at any time; and

          (vii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, Subordinated Indebtedness of the Issuer so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any stated premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium actually paid at such time to refinance the Subordinated Indebtedness, plus, in either case, the amount of reasonable expenses of the Issuer incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Subordinated Indebtedness being purchased, redeemed, defeased, acquired or retired and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Subordinated Indebtedness being purchased, redeemed, defeased, acquired or retired.

The actions described in clauses (i), (ii), (iii), (iv) and (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) and that the actions described in clauses (vi) and (vii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a). (Section
1009)

     Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Issuer (a) will not permit any Subsidiary to issue or sell any shares of its Capital Stock (other than to the Issuer or a Wholly Owned Subsidiary) and (b) will not permit any Person (other than the Issuer or a Wholly Owned Subsidiary) to own any shares of Capital Stock of any Subsidiary; provided, however, that this covenant shall not prohibit (i) the issuance and sale of all, but not less than all, of the issued and outstanding shares of Capital Stock of any Subsidiary in compliance with the other provisions of the Indenture or (ii) the issuance of director's qualifying shares in accordance with applicable law. (Section 1012)

     Limitation on Transactions with Affiliates. The Issuer will not, and will not permit any Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any Affiliate of the Issuer or any Subsidiary unless (a) such transaction is solely between the Issuer and a Wholly Owned Subsidiary or (b) (i) such transaction is in writing and on terms that are no less favorable to the Issuer or such Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Affiliates and
(ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $5 million, the Issuer shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by the Board of Directors (including a majority of the Disinterested Directors); provided that any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Issuer or any Subsidiary will receive or render value exceeding $15 million will not be permitted unless, prior to the consummation of any such transaction or series of related transactions, the Issuer has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction is on fair and reasonable terms to the Issuer or such Subsidiary, and no less favorable to the Issuer or such Subsidiary, as the case may be, than those which might be obtained at the time from a Person who is not an Affiliate; provided, further, that this covenant will not restrict (x) the Issuer from paying reasonable and customary regular compensation and fees to directors of the Issuer or any Subsidiary who are not employees of the Issuer or any Subsidiary, (y) any transaction between BKB or Barnett and the Issuer or any Subsidiary, pursuant to an agreement in effect on the date of the Indenture or required to be entered into as part of the HHI Acquisition, as such agreement may be amended, renewed, extended, supplemented or otherwise modified from time to time, provided that such agreement as so amended, renewed, extended, supplemented or otherwise modified is not materially less favorable to the Issuer or such Subsidiary, as the case may be, or to the holders of the

Notes, than such agreement as in effect on the date of the Indenture, and (z) the purchase of any Mortgage-Backed Securities, Mortgage Loans or servicing rights for Mortgage Loans by the Issuer or any of its Subsidiaries in the ordinary course of the Issuer's or such Subsidiary's business. (Section 1013)

     Limitation on Liens. The Issuer will not, and will not, with respect to any Indebtedness or other obligation of the Issuer permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind on or with respect to any of its property or assets including any shares of stock or indebtedness of any Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien. (Section 1011)

     Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Issuer purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 15 days following any Change of Control, the Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Issuer defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The definition of change of control under the Bank Credit Agreement is such that if a Change of Control (as defined in the Indenture) occurs, then an event of default under the Bank Credit Agreement either shall occur as a result thereof or shall have previously occurred, unless waived by the lenders under the Bank Credit Agreement. Indebtedness under the Bank Credit Agreement is senior to the indebtedness under the Notes and the Notes will be effectively subordinated to the obligations of the Issuer's subsidiaries. See "Prospectus Summary -- Terms of the Exchange Notes -- Ranking." There can be no assurance that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit such an offer. The failure of the Issuer to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default."

     One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Issuer's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Issuer to purchase the Notes and the Issuer elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Issuer to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Issuer in a transaction which constitutes a Change of Control. The existence of such right might also have an adverse effect on the market price of the Company's

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securities, to the extent such market exists from time to time, or on the
Company's ability to obtain additional financing in the future.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Issuer to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Issuer's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Issuer (including, in certain circumstances, an acquisition of the Issuer by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "-- Certain Definitions" for the definition of "Change of Control." A transaction involving the Issuer's management or its affiliates, or a transaction involving a recapitalization of the Issuer, would result in a Change of Control if it is the type of transaction specified by such definition.

     The Issuer will comply with the applicable tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

     Limitation on Guarantees of Indebtedness by Subsidiaries. (a) The Issuer will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Issuer unless (i) (A) if such Subsidiary is not a Guarantor, such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Subsidiary and (B) with respect to any guarantee of Subordinated Indebtedness by a Subsidiary, any such guarantee shall be subordinated to such Subsidiary's Guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

     (b) Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Issuer, of all of the Issuer's and each Subsidiary's shares of Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of the Issuer described in the preceding paragraph of their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of the Issuer has been guaranteed by such Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee). (Section 1014)

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any Subsidiary, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Issuer or any other Subsidiary, (c) make loans or advances to the Issuer or any other Subsidiary or (d) transfer any of its properties or assets to the Issuer or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Bank Credit Agreement, provided that the Issuer will not permit any Subsidiary to, (A) amend, modify, terminate or waive the Limitation on Restricted Payments or Limitation on Investments, Loans and Advances covenants of the Bank Credit Agreement or the definitions contained in the Bank Credit Agreement, in each case as in effect on the date of the Indenture, or any similar covenants in any amendments, renewals, extensions, substitutions, replacements, restatements, increases, refinancings, restructurings, supplements or other modifications of the Bank Credit Agreement, to provide for, in each case, greater restrictions than those in effect on the date of the Indenture with respect to the right of any Subsidiary to make distributions to, loans to or other investments in the Issuer or (B) add to the Bank Credit Agreement any covenant directly addressing the matters covered by the

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"Limitation on Restricted Payments" or "Limitation on Investments, Loans and
Advances" covenants thereunder, or any similar covenant in any amendment, renewal, extension, substitution, replacement, restatement, increase, refinancing, restructuring, supplement or other modification of the Bank Credit Agreement, in any manner prohibited by clause (A) of this clause (d)(i), (ii) applicable law, (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Issuer or any Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Issuer or any Subsidiary in existence at the time of such acquisition (but not created in connection with, or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, or (v) any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clause (iv), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1010)

     Maintenance of Risk Management. The Issuer will establish and maintain a risk management program with respect to its portfolio of Mortgage Loans and servicing rights so as to reduce fluctuations in the value of its servicing portfolio due to interest rate movements. (Section 1015)

     Business Activities. (a) The Issuer will not, and will not permit any Subsidiary to, engage in any business other than in the usual and ordinary course of the mortgage banking business and other than which is consistent with the industry standards in the mortgage banking industry.

     (b) Notwithstanding paragraph (a) above, the Issuer will not permit HHI to engage in any business other than the servicing of its mortgage portfolio, as in existence on the date of the Indenture, in the usual and ordinary course of its business and consistent with past practice. (Section 1016)

     Reports. The Issuer will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Issuer has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Issuer would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Issuer will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Issuer files such reports and documents with the Commission or the date on which the Issuer would be required to file such reports and documents if the Issuer were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Issuer's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. (Section 1019)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Issuer will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons, or permit any Subsidiary to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer and its Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto (a) either (i) if the transaction is a consolidation or merger, the Issuer will be the continuing corporation or (ii) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer or such Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Issuer and its Subsidiaries on a consolidated basis (the "Surviving Entity") (A) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) will expressly assume, by a supplemental indenture, in form and substance satisfactory to the Trustee, the Issuer's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Pledge Agreement on the part of the Issuer to be performed or observed; (b) immediately before and

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immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), the Consolidated Net Worth of the Issuer (or of the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) is equal to or greater than 95% of the Consolidated Net Worth of the Issuer immediately prior to such transaction or series of transactions; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant; (e) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the Indenture and the Notes; and (f) if any of the property or assets of the Issuer or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with. (Section 801)

     Notwithstanding the foregoing, the Indenture permitted the mergers and other corporate transactions effected in connection with the HHI Acquisition.

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Issuer or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer in accordance with the immediately preceding paragraphs in which the Issuer is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor had been named as the Issuer therein. When a successor assumes all the obligations of its predecessor under the Indenture, the Notes and the Pledge Agreement, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal, premium, if any, and interest on the Notes. (Section 802)

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of, or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets" or the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes Upon a Change of Control" covenant;

          (iv) default in the performance, or breach, of any covenant, warranty or other agreement of the Issuer, any Guarantor or any Pledgor contained in the Indenture, any Guarantee or any Pledge

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

     Agreement (other than a default in the performance, or breach, of a covenant, warranty or agreement which is specifically dealt with in clauses
     (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Issuer, such Guarantor or such Pledgor by the Trustee or to the Issuer, such Guarantor or such Pledgor and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (v) (a) one or more defaults in the payment of principal, premium, if any, or interest on any Indebtedness of the Issuer aggregating $15 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived, (b) one or more defaults in the payment of any Hedge Termination Obligation of the Issuer or any Subsidiary which is outstanding in amount aggregating $15 million or more when the same becomes due and payable, (c) one or more defaults in the payment of principal on any Indebtedness of a Subsidiary aggregating $15 million or more, when the same becomes due and payable at the final Stated Maturity thereof or (d) Indebtedness or any Hedge Termination Obligation of the Issuer or any Subsidiary aggregating $15 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment or a mandatory prepayment required in order to cause Indebtedness under the Bank Credit Agreement not to exceed available borrowing limits), prior to the stated maturity thereof;

          (vi) any holder of any Indebtedness in excess of $15 million in the aggregate of the Issuer or any Subsidiary that owns directly or indirectly any Capital Stock of HHI or its successors shall notify the Issuer or such Subsidiary of the intended sale or disposition of any assets of the Issuer or any Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such assets of the Issuer or any Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Issuer or such Subsidiary or in accordance with applicable law;

          (vii) one or more judgments or orders shall be rendered against the Issuer or any Subsidiary or any of their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $20 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (viii) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture);

          (ix) any Pledge Agreement ceases to be in full force and effect or any Pledgor denies or disaffirms its obligations under any Pledge Agreement or the obligations under any Pledge Agreement cease to be secured by a perfected security interest in any portion of the Collateral purported to be pledged under any Pledge Agreement with respect thereto (other than in accordance with the terms thereof); or

          (x) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any Significant Subsidiary. (Section 501)

     If an Event of Default (other than as specified in clause (x) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the holders), may, and the Trustee, upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration such principal amount of the Notes shall become immediately due and payable. If an Event of Default specified in clause (x) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding

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

Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, any Guarantee or any Pledge Agreement, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture, any Guarantee or any Pledge Agreement cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 45 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. (Section 601)

     The Issuer is required to furnish to the Trustee annual and quarterly statements as to the performance by the Issuer, any Pledgor and any Guarantor of their respective obligations under the Indenture and as to any default in such performance. The Issuer is also required to notify the Trustee within five Business Days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Issuer may, at its option and at any time, elect to have the obligations of the Issuer and any Guarantor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuer and any such Guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all their other obligations under such Notes and the Indenture insofar as such Notes are concerned except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Issuer's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and any Guarantor released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1101, 1102 and 1103)

     In order to exercise either defeasance or covenant defeasance, (i) the Issuer must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in

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

the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause
(x) of "Events of Default"above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Issuer or any Guarantor is a party or by which it is bound; (iv) in the case of defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel stating that the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or since May 7, 1996, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to any rights of holders of Indebtedness, including, without limitation, any rights arising under the Indenture (other than the rights of the holders of the Notes to be paid out of the proceeds of such trust funds) and that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally; and (vii) the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1104)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;
(b) the Issuer or any Guarantor has paid or caused to be paid all sums payable under the Indenture by the Issuer; and (c) the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer is a party or by which the Issuer is bound. (Section 401)

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

AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture, any Guarantee and any Pledge Agreement may be entered into by the Issuer, each Guarantor, if any, each Pledgor and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof, premium, if any, or the rate of interest thereon or waive a default in the payment of the principal of, premium, if any, or interest on any such Note, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes Upon a Change of Control" covenant, including amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any supplemental indenture or amendment or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture, any Guarantee, or any Pledge Agreement; (iv) modify any of the provisions of the Indenture, any Guarantee, or any Pledge Agreement relating to the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture, any Guarantee or any Pledge Agreement cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Issuer or any Guarantor or any Pledgor of any of their rights or obligations under the Indenture, any Guarantee or any Pledge Agreement; (vi) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes in right of payment to other Indebtedness of the Issuer or which subordinates any Guarantee in right of payment to other Indebtedness of such Guarantor; or (vii) make any change in the provisions of the Indenture or the Notes or any Guarantee or any Pledge Agreement relating to the Collateral that adversely affects the interest of the holders of the Notes. (Sections 902 and 903)

     Notwithstanding the foregoing, without the consent of any holder of the Notes, the Issuer, the Guarantors, if any, the Pledgors and the Trustee may modify or amend the Indenture, any Guarantee or any Pledge Agreement: (a) to evidence the succession of another Person to the Issuer, a Guarantor, a Pledgor or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Issuer or such obligor or Guarantor or such Pledgor or in the Indenture and in the Notes and in any Guarantee and in any Pledge Agreement as permitted under "Consolidation, Merger and Sale of Assets"; (b) to add to the covenants of the Issuer, any Guarantor, any Pledgor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor or any Pledgor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes, in any Guarantee or in any Pledge Agreement; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes, any Guarantee or any Pledge Agreement which may be defective or inconsistent with any other provision in the Indenture, the Notes, any Pledge Agreement or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes, any Pledge Agreement or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor or Pledgor under the Indenture; (f) to evidence and provide for the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Issuer's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

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

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1020)

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes, any Guarantee and any Pledge Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Affiliate" means, with respect to any specified Person (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Bank Credit Agreement" means the Credit Agreement dated as of March 15, 1996 among HLI, the lenders parties thereto, Nationsbank of Texas, N.A., as Syndication Agent, Bankers Trust Company, as Documentation Agent, The First National Bank of Boston, as Collateral Agent, and Chemical Bank, as administrative agent for said lenders, as such agreement may be amended, renewed, extended, substituted, replaced, restated, increased, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, replacements, restatements, increases, refinancings, restructurings, supplements or other modifications of the foregoing).

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

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

     "Capital Stock" means, with respect to any person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity, including any Preferred Stock, and any rights (other than debt securities convertible into such equity), warrants or options exchangeable for or convertible into such equity, whether now outstanding or issued after the date of the Indenture.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with such principles.

     "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000; (c) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody's, (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody's, or (e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

     "Change of Control" means the occurrence of any of the following events:
(a) the Issuer ceases to directly or indirectly own 100% of the Capital Stock (other than directors' qualifying shares) of HLI; (b) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Issuer; (c) the Issuer consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Issuer is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Issuer) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the entity surviving such transaction) in an amount that could be paid by the Issuer as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant (and such amount shall be treated as a Restricted Payment subject to the provisions of the Indenture as described under the "Limitation on Restricted Payments" covenant) and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total outstanding Voting Stock of the surviving or transferee corporation; (d) Continuing Directors shall at any time cease to constitute a majority of the Board of Directors of the Issuer; or (e) the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Issuer and all Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding,

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

without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (sales of servicing rights being deemed to be in the ordinary course of business), (c) the portion of net income (or loss) of any Person (other than the Issuer or a Subsidiary) in which the Issuer or any Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Subsidiary in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with the Issuer or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) cash paid during such period (to the extent deducted in determining Consolidated Adjusted Net Income during such period), which cash was paid for the purchase of Hedge Contracts related to Servicing Rights (i) during the period beginning five business days prior to and ending five business days after the date of the closing of the HLI Acquisition and (ii) so long as the closing date of the HHI Acquisition occurs on or before August 15, 1996, through the end of the one month period after such closing date in an aggregate amount not to exceed $25 million under this clause (ii) and (f) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders; provided, that, for the purpose of determining whether an incurrence of Indebtedness (1) by the Issuer will be permitted pursuant to the "Limitation on Indebtedness" covenant, the entire net income of each Subsidiary that is subject to a restriction under the Bank Credit Agreement and/or any other instrument or agreement governing any Indebtedness of such Subsidiary of the type set forth in clause (f) above will be included in determining Consolidated Adjusted Net Income so long as the Bank Credit Agreement and such other agreement or instrument governing such Indebtedness permits such Subsidiary to declare and pay cash dividends or make similar distributions sufficient to pay interest on the Indebtedness being incurred and any other Indebtedness of the Issuer in existence as of the date of determination and (2) by a Subsidiary (the "Borrowing Subsidiary") will be permitted pursuant to the "Limitation on Indebtedness" covenant, the entire net income of the Borrowing Subsidiary will be included in determining Consolidated Adjusted Net Income and the entire net income of each other Subsidiary that is subject to a restriction under the Bank Credit Agreement and/or any other instrument or agreement governing any Indebtedness of such Subsidiary of the type set forth in clause (f) above will be included in determining Consolidated Adjusted Net Income so long as the Bank Credit Agreement and such other agreement or instrument governing such Indebtedness permits such other Subsidiary to declare and pay cash dividends or make similar distributions sufficient to pay interest on the Indebtedness being incurred and any other Indebtedness of the Borrowing Subsidiary in existence as of the date of determination.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of, without duplication, (i) Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Adjusted Net Income, minus
(ii) the aggregate amount of after tax unrealized gains (less all fees and expenses relating thereto) attributable to Hedge Contracts related to Servicing Rights included in computing Consolidated Adjusted Net Income, in each case, for such period to (b) the sum of (i) Consolidated Interest Expense and (ii) cash dividends due (whether or not declared) on Preferred Stock by the Issuer and any Subsidiary (to any Person other than the Issuer and any Subsidiary), in each case for such period. Gains or losses on Hedge Contracts related to Servicing Rights are unrealized until the Hedge Contracts expire or the position is closed.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Issuer and all Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of the Issuer and its Subsidiaries for such period, including, without limitation, (A) amortization of debt discount, (B) the amortization of the net cost of Interest Rate Agreements (including discounts), (C) the interest portion of any deferred payment obligation and (D) amortization of debt issuance costs (excluding from this clause (i) interest expense of the Issuer and its Subsidiaries for such period on any

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

Mortgage Warehouse Debt, including, without limitation and with respect to such Mortgage Warehouse Debt, (x) amortization of debt discount and (y) amortization of debt issuance costs), plus (ii) the interest component of Capitalized Lease Obligations of the Issuer and its Subsidiaries during such period, plus (iii) any decrease in interest expense resulting from compensating balances held by any lenders to the Issuer or its Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Issuer, a fixed or floating rate of interest, shall be computed by applying at the option of the Issuer, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributed to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Net Worth" means, at any date, the stockholders' equity of the Issuer less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Issuer and any Subsidiary, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash items (including unrealized losses attributable to Hedge Contracts relating to Servicing Rights) of the Issuer and any Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

     "Continuing Directors" shall mean, collectively, (i) all members of the board of directors of the Company on the date of Indenture and (ii) all members of the board of directors of the Company who assume office after the date of Indenture and whose nomination for election by the Company's shareholders was approved by a majority of the Continuing Directors or was otherwise approved under the terms of the Stockholder Agreement, dated as of December 11, 1995, as amended by Amendment No. 1, dated as of March 4, 1996, among the principal stockholders of the Company.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Equity Offering" means an underwritten primary public offering by the Issuer of its Common Stock pursuant to an effective registration under the Securities Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantee" means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Subsidiary in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

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

     "Guarantor" means any Subsidiary that incurs a Guarantee.

     "Hedge Contract" means in respect of any Mortgage Loan, Mortgaged-Backed Securities or servicing rights for Mortgage Loans, a contract to buy or sell an instrument on the futures market, cash forward market, private investor whole loan market or options market, or an option or financial future purchased over the counter for future delivery of such instrument, in respect of interest rate risks associated with such Mortgage Loans, Mortgage-Backed Securities and servicing rights for Mortgage Loans.

     "Hedge Termination Obligation" means any termination amount or other amount payable by the Issuer or any of its Subsidiaries upon the early termination, by reason of the occurrence of a default or other termination event thereunder of any interest rate protection agreement, interest rate option, interest rate cap or other interest rate hedge arrangement providing to the Issuer or any of its Subsidiaries protection against changes in interest rates.

     "Inactive Subsidiary" means (a) HHI and (b) any other Subsidiary that has
(i) no active operations or (ii) substantially no assets (other than Investments in Capital Stock of other Subsidiaries).

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements, (f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (i) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses (a) through (h) above; provided that this definition of Indebtedness shall not include obligations under any Hedge Contract. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreements in the form of a swap or similar agreement designed to protect against or manage exposure to fluctuations in interest rates relating to any floating rate Indebtedness of the Issuer or its Subsidiaries.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, owned on the date of the Indenture or thereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, notice of redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Mortgage" means a mortgage or deed of trust on real property which has been improved by a completed single family (i.e., one to four family units) dwelling unit (i.e., a detached house, townhouse or condominium).

     "Mortgage-Backed Security" means any security (including a participation certificate) owned by a Subsidiary issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association or any successor to any of the foregoing, that represents an interest in a pool of Mortgage Loans.

     "Mortgage Loan" means a Mortgage Note and the related Mortgage.

     "Mortgage Note" means a promissory note which has a term not exceeding 30 years evidencing a loan or advance which is secured by a Mortgage.

     "Mortgage Warehouse Debt" means Indebtedness of any Person under any warehouse line of credit, mortgage loan repurchase agreement or similar facility or under any commercial paper program that (a) is incurred for the purpose of funding the origination or purchase of Mortgage Loans or Mortgage Notes that are intended to be sold to investors and (b) in the case of any warehouse line of credit or similar facility is, or, in the case of any commercial paper program, the letters of credit or revolving credit facility providing credit enhancement or liquidity backup for such commercial paper program are, secured by Mortgage Loans, Mortgage Notes, Mortgage-Backed Securities or any combination thereof owned by such Person.

     "Pari Passu Indebtedness" means any Indebtedness of the Issuer that is pari passu in right of payment with the Notes.

     "Permitted Holders" means, as of the date of determination, The Bank of Boston Corporation, Thomas H. Lee Company, Madison Dearborn Partners, Inc. and the Affiliates of such Persons.

     "Permitted Indebtedness" means one or more of the following:

          (a) Servicing Secured Indebtedness, provided that the aggregate amount of such Indebtedness outstanding pursuant to this clause (a), when added to the aggregate amount of Indebtedness issued pursuant to clause (k) of this definition of Permitted Indebtedness, may not exceed, prior to the consummation of the HHI Acquisition, $700 million and thereafter $950 million; provided, further, that all Servicing Secured Indebtedness outstanding under the Bank Credit Agreement as of the date of the Indenture and as of the date of the consummation of the HHI Acquisition (and, in each case, any refinancings of such outstanding Indebtedness) will be deemed to have been incurred pursuant to this clause (a);

          (b) Indebtedness of the Issuer pursuant to the Notes;

          (c) Indebtedness of the Issuer or any Subsidiary outstanding on the date of the Indenture (other than Indebtedness outstanding under the Bank Credit Agreement and refinancings thereof) and listed on a schedule thereto;

          (d) Indebtedness of the Issuer owing to any Wholly Owned Subsidiary; provided that any Indebtedness of the Issuer owing to any such Subsidiary is made pursuant to an intercompany note and is

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

     subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, upon acceleration or otherwise) to the payment and performance of the Issuer's obligations under the Notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Issuer or another Wholly Owned Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Issuer not permitted by this clause (d);

          (e) Indebtedness of a Wholly Owned Subsidiary owing to the Issuer or to another Wholly Owned Subsidiary of the Issuer; provided that any such Indebtedness is made pursuant to an unsubordinated intercompany note; provided, further, that (i) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Issuer or another Wholly Owned Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Wholly Owned Subsidiary not permitted by this clause (e) and (ii) any transaction pursuant to which any Wholly Owned Subsidiary, which is owed Indebtedness by any other Subsidiary, ceases to be a Wholly Owned Subsidiary shall be deemed to be an incurrence of such Indebtedness not permitted by this clause (e);

          (f) guarantees of any Subsidiary of Indebtedness of the Issuer entered into in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Subsidiaries" covenant;

          (g) the guarantee of the Issuer with respect to the Indebtedness of any Subsidiary under the Bank Credit Agreement;

          (h) the guarantees of the Issuer's Subsidiaries with respect to the Indebtedness under the Bank Credit Agreement;

          (i) secured Indebtedness of Subsidiaries, incurred in the ordinary course of business, not to exceed $100 million in aggregate principal amount outstanding at any time;

          (j) unsecured Indebtedness of Subsidiaries, incurred in the ordinary course of business, not to exceed $20 million in aggregate principal amount outstanding at any time;

          (k) Indebtedness of any Subsidiary related to the maintenance of balances with the lender of such Indebtedness arising under a line of credit (i) which has a term not in excess of one year, (ii) which is secured by Cash Equivalents having an aggregate value not materially in excess of the outstanding amount under such line of credit and (iii) with respect to which the net interest expense thereon (after giving effect to compensating balances) is not in excess of the interest income earned on the collateral securing such line of credit; provided that the aggregate amount of Indebtedness outstanding pursuant to this clause (k), when added to the aggregate amount of Servicing Secured Indebtedness outstanding pursuant to clause (a) of this definition of Permitted Indebtedness, may not exceed, prior to the consummation of the HHI Acquisition, $700 million and thereafter $950 million;

          (l) intra-day overdrafts of any Subsidiary on dealer clearance accounts arising in connection with trade settlements for Mortgage-Backed Securities;

          (m) letters of credit issued by the Issuer or any Subsidiary for the benefit of the Governmental National Mortgage Association and any successor thereto in connection with final pool certifications;

          (n) repurchase agreements (including "gestation" repo transactions) entered into in the ordinary course of a Subsidiaries' mortgage banking business and relating to Mortgage Loans and Mortgage-Backed Securities;

          (o) the endorsement of negotiable instruments by the Issuer or any Subsidiary for deposit or collection or similar transactions in the ordinary course of business;

          (p) Mortgage Warehouse Debt of the Issuer or any Subsidiary;

          (q) Indebtedness under Interest Rate Agreements, provided that such agreements relate to Indebtedness permitted pursuant to the "Limitation on Indebtedness" covenant; and

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

          (r) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness described in clauses (b) and (c) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of incurred in connection with such refinancing, (ii) such new Indebtedness has an Average Life longer than the remaining Average Life of the Indebtedness so renewed, extended, substituted, refinanced or replaced and a final Stated Maturity later than the final Stated Maturity of the Indebtedness so renewed, extended, substituted, refinanced or replaced; and (iii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, provided that Indebtedness of the Issuer may not be refinanced by Indebtedness of any Subsidiary of the Issuer pursuant to this clause (r);

provided, however, that any Indebtedness of a Subsidiary permitted pursuant to this definition of Permitted Indebtedness shall not be permitted with respect to a Subsidiary that is an Inactive Subsidiary.

          "Permitted Investments" means any of the following:

          (a) Investments in Cash Equivalents, provided that at no time shall any obligor (other than the United States Government) be the obligor under more than 10%, if such obligor has a long term Indebtedness rating of A- or better but less than AA by S&P (or, if unavailable, the equivalent rating of Moody's), or 25%, if such obligor has a long term Indebtedness rating of AA or better by S&P (or, if unavailable, the equivalent rating of Moody's), of the Issuer's Cash Equivalents at such time;

          (b) Investments in the Issuer or any Wholly Owned Subsidiary engaged in the mortgage banking business;

          (c) intercompany Indebtedness to the extent permitted under clauses
     (d) and (e) of the definition of "Permitted Indebtedness";

          (d) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent that they would constitute Investments in Affiliates;

          (e) Investments in stock, obligations or securities received in settlement of debts owing to the Issuer or a Subsidiary as a result of foreclosure, perfection or enforcement of any Lien, in each case in the ordinary course of business;

          (f) travel, moving and other advances made to officers, employees and consultants in the ordinary course of business;

          (g) Investments by the Issuer or any Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Subsidiary; and

          (h) Investments in Mortgage Loans, Mortgage-Backed Securities, mortgage servicing rights and Hedge Contracts, in each case made in the ordinary course of business.

     "Permitted Liens" means the following types of Liens as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been consummated:

          (a) The pledge of the Capital Stock of any Subsidiary as security for Indebtedness permitted pursuant to the "Limitation on Indebtedness" covenant;

          (b) Liens (other than Liens securing Indebtedness under the Bank Credit Agreement) existing as of the date of the Indenture;

          (c) Liens on any property or assets of a Subsidiary granted in favor of the Issuer;

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

          (d) Liens securing the Notes;

          (e) Liens arising by reason of (i) security for payment of workmen's compensation or insurance consistent with past practice, (ii) good faith deposits in connection with tenders, contracts (other than contracts for the payment of money) or leases entered into in the ordinary course of business or (iii) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

          (f) any interest or title of a lessor under any Capitalized Lease Obligation so long as such Indebtedness is permitted under the "Limitations on Indebtedness" covenant;

          (g) Liens of mechanics, materialmen, laborers, employees or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business securing obligations that are not overdue by a period of more than 30 days;

          (h) Liens arising by reason of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Issuer and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;

          (i) Liens arising by reason of surveys, exceptions, defects of title, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines or other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries taken as a whole;

          (j) Liens arising out of judgments or orders that have been adequately bonded or with respect to which a stay of execution has been obtained pending an appeal or proceeding for review; and

          (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Issuer or any Subsidiary; provided that such Lien does not extend to any property or assets of the Issuer or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (l) Liens securing Interest Rate Agreements permitted to be incurred pursuant to clause (q) of the definition of "Permitted Indebtedness";

          (m) Liens arising from purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of the business of the Issuer; provided that (i) the related Indebtedness shall not be secured by any property or assets of the Issuer or any Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

          (n) any Lien securing any Mortgage Warehouse Debt of the Issuer or any Subsidiary secured primarily by Mortgage Loans held for sale;

          (o) any Lien arising under a binding agreement pursuant to which the Issuer or any Subsidiary is obligated to sell identifiable Mortgage Loans, which Lien encumbers such Mortgage Loans and secures the Issuer's or a Subsidiary's obligation to sell and deliver such Mortgage Loans under such agreement; provided, in each such case the Mortgage Loans are sold or released from such Liens under such binding agreement within 90 days of the entering into of such binding agreement; and

          (p) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a), (b) and (k); provided that (i) the amount of security is not thereby increased, (ii) the aggregate amount of Indebtedness or other obligations secured by the Lien after such extension, renewal or replacement does not exceed the aggregate amount of Indebtedness or other obligations secured by the existing Lien prior to such extension, renewal or replacement plus an amount equal to the lesser of (A) the stated premium required to be paid with such an extension, renewal or replacement pursuant to the terms of the Indebtedness or (B) the amount of any premium actually paid by the Issuer or the Subsidiary, as the case may be, to accomplish such extension, renewal or replacement and (iii) the

     Indebtedness secured by such Lien is permitted under the provisions of the "Limitation on Indebtedness" covenant.

     "Person" means any individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or other entity, or government or any agency or political subdivision thereof.

     "Pledge Agreement" means the Pledge Agreement, dated as of the date of the Indenture, by the Issuer in favor of the Trustee and any future Pledge Agreement entered into by the Issuer or any Subsidiary in favor of the Trustee, pursuant to the Indenture, in each case, in the form attached to the Indenture.

     "Pledgor" means the Issuer and any Subsidiary that is a "Pledgor" under a Pledge Agreement.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "S&P" means Standard and Poor's Ratings Group, a division of McGraw- Hill, Inc., and its successors.

     "Servicing Rights" means, at any date of determination, the mortgage loan servicing rights and related receivables owned by the Issuer and its Subsidiaries.

     "Servicing Secured Indebtedness" means Indebtedness of the Issuer and Subsidiaries under the Bank Credit Agreement and/or other agreement or facility, other than Mortgage Warehouse Debt, that is secured by, among other things, a first priority security interest in Servicing Rights, and is advanced based only on the value of such Servicing Rights.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Issuer that is expressly subordinated in right of payment to the Notes.

     "Subsidiary" of the Issuer means a corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock, (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by the Issuer, by the Issuer and one or more of its other Subsidiaries or by one or more of the Issuer's other Subsidiaries.

     "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force on the date as of which this Indenture was executed, except as provided with respect to the conformity of supplemental indentures with TIA.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, trustees or other voting members of the governing body of any Person (irrespective of whether or

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

not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means any Subsidiary of the Issuer of which 100% of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Subsidiary of the Issuer.

BOOK-ENTRY DELIVERY AND FORM

     The certificates representing the Notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of a global Note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.

     Initial Notes originally purchased by or transferred to (i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act ("QIBS")), (ii) except as described below, persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) any other Persons who are not QIBs (collectively, "Non-Global Purchasers") will be issued in registered form without coupons (the "Certificated Notes"). Upon the transfer to a QIB of Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will be exchanged for an interest in the Global Certificate or in the Notes in the custody of the Trustee representing the principal amount of notes being transferred.

     Notes originally purchased by persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act will be represented upon issuance by a temporary global Note certificate (the "Temporary Certificate") which will not be exchangeable for Certificated Notes until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(3) or Regulation S under the Securities Act. The Temporary Certificate will be registered in the name of, and held by, a temporary certificate holder until the expiration of such 40-day period, at which time the Temporary Certificate will be delivered to the Trustee in exchange for Certificated Notes registered in the names requested by such temporary certificate holder. In addition, until the expiration of such 40-day period, transfers of interest in the Temporary Certificate can only be effect through such temporary certificate holder in accordance with the requirements set forth in "Notice to Investors."

                        DESCRIPTION OF THE INITIAL NOTES

     The terms of the Initial Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Initial Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer). See "Registration Rights Agreement."

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form. The Exchange Notes initially will each be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     The Global Note. Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of Exchange Notes, of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through records maintained by DTC or its nominee (with

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

respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note. DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on, the Global Note, will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated note for any reason, including to sell Exchange Notes to persons in states which require physical delivery of such Exchange Notes, or to pledge such Exchange Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange the Global Note for certificated notes, which it will distribute to its participants.

     DTC has advised the Issuer as follows: DTC is a limited purpose trust Issuer organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Notes will be issued in exchange for the Global Note.

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

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Issuer entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Issuer agreed, for the benefit of the holders of the Initial Notes, at the Issuer's cost, to use its best efforts (i) to file the Exchange Offer Registration Statement within 45 days after the date of the original issue of the Initial Notes with the Commission with respect to the Exchange Offer for the Exchange Notes, which will have terms identical in all material respects to the Initial Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) and (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 90 days after the date of the original issue of the Notes. Promptly after the Exchange Offer Registration Statement has been declared effective, the Issuer will offer the Exchange Notes in exchange for surrender of the Initial Notes. The Issuer will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Initial Notes. For each Initial Note validly tendered to the Issuer pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Initial Note will receive an Exchange Note having a principal amount equal to that of the tendered Initial Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Initial Note in exchange therefor or, if no interest has been paid on such Initial Note, from the date of its original issue.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no action letters to third parties, and subject to the immediately following sentence, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Issuer or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no action letters, (ii) will not be able to tender Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Initial Notes (other than certain specified holders) who wishes to exchange Initial Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Issuer, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuer is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuer to effect the Exchange Offer or if for any other reason the Exchange Offer Registration Statement is not declared effective within 90 days after the original issuance of the Notes, the Exchange Offer is not consummated within 120 days after the original issue of the Notes, any holder of the Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer or upon the request of any Initial Purchaser under certain circumstances, the Issuer will at its cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 120th day after the original issue of the Notes (or promptly in the event of a request by any Initial Purchaser) and (c) use its best efforts to keep effective the Shelf Registration Statement for a period of three years after its effective date (or for a period of one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers or, for such shorter period, when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto). The Issuer will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th day after the date of original issue of the Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 90th day after the date of original issue of the Notes or (iii) the Exchange Offer is not consummated on or prior to the 120th day after the date of original issue of the Notes or a Shelf Registration Statement is not declared effective on or prior to the 120th day after the date of original issue of the Notes, the interest rate borne by the Notes shall be increased by one-half of one percent per annum following such 45-day period in the case of (i) above, such 90-day period in the case of clause
(ii) above or such 120-day period in the case of (iii) above, which rate will be increased by an additional one-half of one percent per annum for each 90-day period that any such additional interest continues to accrue; provided that the aggregate increase in such interest rate will in no event exceed one percent per annum. Upon (x) the filing of the Exchange Offer Registration Statement after the 45 day period described in clause (i) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 90-day period described in clause (ii) above or (z) the day before the date of the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 120-day period described in clause (iii) above, the interest rate borne by the Notes from the date of such filing, effectiveness or the day before the date of the consummation, as the case may be, will be reduced by the full amount of such increase from the original interest rate set forth on the cover of this Offering Memorandum; provided, however, that, if after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased and thereafter reduced pursuant to the foregoing provisions.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Issuer.

                           INCOME TAX CONSIDERATIONS

     Holders of the Notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

     HomeSide has been advised by its counsel, Hutchins, Wheeler & Dittmar, A Professional Corporation, that in its opinion the following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of Initial Notes for Exchange Notes and the ownership and disposition of Exchange Notes under currently applicable law. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Further, the federal income tax treatment of a holder of the Initial Notes and the Exchange Notes may vary depending on the holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) may be subject to special rules not discussed below. The description assumes that holders of the Initial Notes and the Exchange Notes will hold the Initial Notes and the Exchange Notes as "capital assets" (generally, property held for investment purposes) within the meaning of
Section 1221 of the Code.

THE EXCHANGE


     An exchange of Initial Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. As a result, no federal income tax consequences will result to holders exchanging Initial Notes for Exchange Notes.


THE EXCHANGE NOTES

     Interest Payments on the Exchange Notes. The Initial Notes were not issued with original issue discount. The stated interest on the Initial Notes and Exchange Notes should be considered to be "qualified stated interest" and, therefore, will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary income for federal income tax purposes in accordance with a holder's tax method of accounting.

     Tax Basis. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an Initial Note will equal the cost of the Initial Note to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the Exchange Notes and by amortized bond premium. A holder's adjusted tax basis in an Exchange Note purchased by such holder will be equal to the price paid for such an Exchange Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to an Exchange Note and by amortized bond premium. See "Market Discount and Bond Premium" below.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Exchange Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of such sale, exchange or retirement.

     Market Discount and Bond Premium. Holders should be aware that the market discount provisions of the Code may affect the Exchange Notes. These rules generally provide that a holder who purchases Exchange Notes for an amount which is less than their principal amount will be considered to have purchased the Exchange Notes at a "market discount" equal to the amount of such difference. Such holder will be required to treat any gain realized upon the disposition of the Exchange Note as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such

Exchange Note, unless an election is made to include such market discount in income on a current basis. A holder of an Exchange Note who acquires the Exchange Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the Exchange Note until the holder disposes of such Exchange Note in a taxable transaction.

     If a holder's tax basis in an Exchange Note immediately after acquisition exceeds the stated redemption price at maturity of such Exchange Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to Section 171 of the Code.

     Purchasers of the Exchange Notes should consult their own tax advisors as to the application to such purchasers of the market discount and bond premium rules.

     HOLDERS OF THE INITIAL NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE INITIAL NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be issued by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until             1996, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuer will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such brokerdealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any brokerdealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Issuer by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

                                    EXPERTS

     The balance sheet of HomeSide, Inc. as of March 14, 1996, included in this Prospectus and elsewhere in the registration statement, has been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated balance sheets of BancBoston Mortgage Corporation, as of December 31, 1995 and 1994 and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus and elsewhere in the registration statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated balance sheets of Barnett Mortgage Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995, included in this registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated statements of financial condition of BancPLUS Financial Corporation and subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, included in this Prospectus and elsewhere in the registration statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report included herein. In that report, that firm states that with respect to a certain subsidiary, Honolulu Mortgage Company, Inc., its opinion is based on the report of other independent auditors, namely Ernst & Young LLP. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
HOMESIDE, INC.
  Consolidated Balance Sheet at May 31, 1996.......................................     F-2
  Consolidated Statement of Income and Retained Earnings for the Period March 16,
     1996 through May 31, 1996.....................................................     F-3
  Consolidated Statement of Cash Flows for the Period March 16, 1996 through May
     31, 1996......................................................................     F-4
  Notes to Consolidated Financial Statements.......................................     F-5
HOMESIDE, INC.
  Report of Independent Certified Public Accountants...............................    F-15
  Balance Sheet at March 14, 1996..................................................    F-16
  Notes to Balance Sheet...........................................................    F-17
BANCBOSTON MORTGAGE CORPORATION (ACQUIRED BY HOMESIDE, INC. ON MARCH 15, 1996 AND
  NOW KNOWN AS HOMESIDE LENDING, INC.)
  Consolidated Balance Sheets at December 31, 1995 and March 15, 1996..............    F-19
  Consolidated Statements of Income and Retained Earnings (Deficit) for the Quarter
     Ended March 31, 1995 and the Period January 1, 1996 through March 15, 1996....    F-20
  Consolidated Statements of Cash Flows for the Quarter Ended March 31, 1995 and
     the Period January 1, 1996 through March 15, 1996.............................    F-21
  Notes to Consolidated Financial Statements.......................................    F-22
BARNETT MORTGAGE COMPANY (ACQUIRED BY HOMESIDE, INC. ON MAY 31, 1996 AND NOW KNOWN
  AS HOMESIDE HOLDINGS, INC.)
  Consolidated Statements of Operations for the Period April 1, 1996 to May 30,
     1996,
     the Period January 1, 1996 to May 30, 1996 and the Three and Six Months Ended
     June 30, 1995.................................................................    F-24
  Consolidated Statements of Cash Flows for the Period January 1, 1996 to May 30,
     1996 and the Six Months Ended June 30, 1995...................................    F-25
  Notes to Consolidated Financial Statements.......................................    F-26
BANCBOSTON MORTGAGE CORPORATION (ACQUIRED BY HOMESIDE, INC. ON MARCH 15, 1996 AND
  NOW KNOWN AS HOMESIDE LENDING, INC.)
  Report of Independent Accountants................................................    F-27
  Consolidated Balance Sheets at December 31, 1994 and 1995........................    F-28
  Consolidated Statements of Operations and Retained Earnings for the Years Ended
     December 31, 1993, 1994 and 1995..............................................    F-29
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1993, 1994 and 1995..............................................    F-30
  Notes to Consolidated Financial Statements.......................................    F-32
BARNETT MORTGAGE COMPANY (ACQUIRED BY HOMESIDE, INC. ON MAY 31, 1996 AND NOW KNOWN
  AS HOMESIDE HOLDINGS, INC.)
  Report of Independent Certified Public Accountants...............................    F-47
  Consolidated Balance Sheets at December 31, 1994 and 1995........................    F-48
  Consolidated Statements of Operations for the Years Ended
     December 31, 1993, 1994 and 1995..............................................    F-49
  Consolidated Statements of Stockholder's Equity for the Years Ended
     December 31, 1993, 1994 and 1995..............................................    F-50
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1993, 1994 and 1995..............................................    F-51
  Notes to Consolidated Financial Statements.......................................    F-52
BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY (ACQUIRED BY BARNETT MORTGAGE COMPANY
  ON FEBRUARY 28, 1995)
  Independent Auditors' Report.....................................................    F-64
  Consolidated Statements of Financial Condition at December 31, 1993 and 1994.....    F-65
  Consolidated Statements of Operations for the Years Ended December 31, 1993 and
     1994..........................................................................    F-66
  Consolidated Statements of Stockholders' Equity for the Years Ended
     December 31, 1993 and 1994....................................................    F-67
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993 and
     1994..........................................................................    F-68
  Notes to Consolidated Financial Statements.......................................    F-69

                                 HOMESIDE, INC.

                                  CONSOLIDATED BALANCE SHEET
                           (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                        (UNAUDITED)


                                                                                  MAY 31, 1996
                                                                                  ------------
ASSETS
Cash and cash equivalents.......................................................   $  258,414
Mortgage loans held for sale....................................................      974,484
Mortgage servicing rights, net..................................................    1,235,708
Accounts receivable.............................................................      105,843
Premises and equipment, net.....................................................       29,195
Other assets....................................................................       63,127
                                                                                   ----------
Total assets....................................................................   $2,666,771
                                                                                   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable to banks...........................................................   $1,901,479
Accounts payable and accrued liabilities........................................      102,151
Deferred income taxes...........................................................       76,613
Long term debt..................................................................      221,574
                                                                                   ----------
Total liabilities...............................................................    2,301,769
                                                                                   ----------
Common stock:
  Class A voting, $.01 par value, 2,500,000 shares authorized and 2,045,717
     shares issued and outstanding..............................................           20
  Class B non-voting, $.01 par value, 5,714 shares authorized, issued and
     outstanding................................................................        --
  Class C non-voting, $1.00 par value, 5,714 shares authorized, issued and
     outstanding................................................................            6
Additional paid in capital......................................................      359,974
Retained earnings...............................................................        6,554
                                                                                   ----------
                                                                                      366,554
Less: Notes received in payment for capital stock...............................       (1,600)
                                                                                   ----------
Total stockholders' equity......................................................      364,954
                                                                                   ----------
Total liabilities and stockholders' equity......................................   $2,666,771
                                                                                   ==========

                                 HOMESIDE, INC.

                 CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                                (DOLLARS IN THOUSANDS)
                                      (UNAUDITED)


                                                                             FOR THE PERIOD FROM
                                                                               MARCH 16, 1996
                                                                                     TO
                                                                                MAY 31, 1996
                                                                             -------------------
REVENUES:
Mortgage servicing fees....................................................       $ 41,485
Amortization of mortgage servicing rights..................................        (16,442)
                                                                                  --------
     Net servicing revenue.................................................         25,043
Interest income............................................................         12,719
Interest expense...........................................................        (14,962)
                                                                                  --------
     Net interest revenue..................................................         (2,243)
Net mortgage origination revenue...........................................         10,810
Other income...............................................................            107
                                                                                  --------
     TOTAL REVENUE.........................................................         33,717
EXPENSES:
Salaries and employee benefits.............................................         11,480
Occupancy and equipment....................................................          1,846
Servicing losses on investor-owned loans...................................          3,938
Other expenses.............................................................          5,345
                                                                                  --------
                                                                                    22,609
INCOME BEFORE INCOME TAXES.................................................         11,108
Income tax expense.........................................................          4,554
                                                                                  --------
NET INCOME.................................................................          6,554
RETAINED EARNINGS AT BEGINNING OF PERIOD...................................           --
                                                                                  --------
RETAINED EARNINGS AT END OF PERIOD.........................................       $  6,554
                                                                                  ========

                                 HOMESIDE, INC.

                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (DOLLARS IN THOUSANDS)
                                      (UNAUDITED)


                                                                             FOR THE PERIOD FROM
                                                                               MARCH 16, 1996
                                                                                     TO
                                                                                MAY 31, 1996
                                                                             -------------------
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net income.................................................................      $     6,554
Amortization...............................................................           16,985
Depreciation...............................................................              688
Servicing losses on investor-owned loans...................................            3,938
Capitalized excess servicing rights........................................           (2,714)
Mortgage loans originated and purchased for sale...........................       (2,316,207)
Proceeds and principal repayments of mortgage loans held for sale..........        2,227,398
Change in accounts receivable..............................................           (1,468)
Change in other assets and accounts payable and accrued liabilities........          (63,495)
                                                                                 -----------
Net cash used in operating activities......................................         (128,321)
                                                                                 -----------

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of premises and equipment.........................................           (1,838)
Purchase and origination of mortgage servicing rights......................          (81,034)
Purchase of risk management contracts......................................          (40,987)
Acquisition of BBMC, net of cash acquired..................................         (133,195)
Acquisition of BMC, net of cash acquired...................................         (106,102)
                                                                                 -----------
Net cash used in investing activities......................................         (363,156)
                                                                                 -----------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Net borrowings from banks..................................................          417,146
Issuance of bridge financing...............................................           90,000
Repayment of bridge financing..............................................          (90,000)
Issuance of notes..........................................................          200,000
Payment of debt issue costs................................................          (19,799)
Repayment of long term debt................................................             (121)
Proceeds from issuance of common stock.....................................          152,665
                                                                                 -----------
Net cash provided by financing activities..................................          749,891
                                                                                 -----------
NET INCREASE IN CASH.......................................................          258,414
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........................           --
                                                                                 -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................................      $   258,414
                                                                                 ===========

                                 HOMESIDE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of HomeSide, Inc. ("HomeSide" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from March 16, 1996 (date operations began) to May 31, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended February 28, 1997.

     The accompanying interim financial statements of HomeSide have been prepared for the period March 16, 1996 to May 31, 1996 to coincide with the commencement of operations of HomeSide as discussed in "ORGANIZATION" below and the end of the Company's first fiscal quarter based on a February 28 year end. The financial statements presented include the results of operations of the Company's wholly-owned operating subsidiary, HomeSide Lending, Inc. for the period ended May 31, 1996 and the assets and liabilities of HomeSide Lending, Inc., including assets and liabilities acquired from Barnett Mortgage Company ("BMC"), as of May 31, 1996.

2.  ORGANIZATION

     On December 11, 1995, HomeSide was formed by an investor group, consisting of Thomas H. Lee Company and its affiliates and Madison Dearborn Partners (collectively, the "Investors"), and signed a definitive stock purchase agreement with The First National Bank of Boston ("Bank of Boston") for the purpose of acquiring certain assets and liabilities of the mortgage banking business ("BBMC") owned by Bank of Boston. The transaction closed on March 15, 1996 and HomeSide began operations on March 16, 1996 through its operating subsidiary, HomeSide Lending, Inc.

     On May 31, 1996, Barnett Banks, Inc. ("Barnett") sold certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems to HomeSide. Barnett received cash and a Barnett affiliate purchased an ownership interest in HomeSide. For more information on these acquisitions see Note 4.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RISK MANAGEMENT OF MORTGAGE LOAN ORIGINATIONS

     HomeSide has a risk management program in place to offset the risk that a change in interest rates will result in a decrease in the value of HomeSide's mortgage loan inventory and commitments to originate loans. To manage its interest rate risk exposure, HomeSide enters into forward sales agreements and purchases option contracts. These agreements and contracts are not considered trading instruments and are primarily entered into for purposes of managing interest rate risk relative to commitments to originate mortgage loans against market value declines resulting from fluctuations in interest rates.

     The cost of option contracts to manage HomeSide's fixed and variable rate loan origination commitments are capitalized and amortized as an adjustment of gain or loss on the sale of the loan over the life of the underlying option contract. Unamortized premiums are included in other assets in the accompanying

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

consolidated balance sheet. HomeSide is not exposed to loss beyond its initial outlay to acquire the option contract.

RISK MANAGEMENT OF MORTGAGE SERVICING RIGHTS

     Mortgage servicing rights are a significant asset of HomeSide and possess economic value as they permit the owner to receive a portion of the interest coupon from the mortgagor for performing specified servicing activities. Since the underlying mortgage loan note permits the borrower to prepay the loan, the value of the related servicing rights tends to diminish in periods of declining interest rates and increase in value in periods of rising rates. This tendency of the mortgage servicing rights portfolio to change in value with changes in interest rates subjects HomeSide to substantial interest rate risk, which directly affects the volatility of reported earnings as capitalized mortgage servicing rights are carried at the lower of amortized cost or fair value. It is the policy of HomeSide to mitigate this risk through its risk management program.

     Qualifying risk management instruments with a demonstrated ability to mitigate this risk are used in this program. The risk management instruments used by HomeSide have characteristics such that they tend to increase in value as interest rates decline. Conversely, these risk management instruments tend to decline in value as interest rates rise. Accordingly, changes in value of these contracts will tend to move inversely with changes in value of HomeSide's mortgage servicing rights.


     To date, option contracts on U.S. Treasury bond futures have been purchased to manage interest rate risk on HomeSide's mortgage servicing rights. These option contracts are designated as hedges on the purchase date and such designation must be at a level at least as specific as the level at which mortgage servicing rights are evaluated for impairment. The option contracts are marked-to-market with changes in market value deferred and recognized as an adjustment to the cost of the related mortgage servicing right asset being hedged. As a result, any changes in market value that are deferred are amortized and evaluated for impairment in the same manner as the related mortgage servicing rights. Correlation between changes in value of the option and changes in the value of HomeSide's mortgage servicing rights is assessed on a quarterly basis to ensure that high correlation is maintained over the term of the hedging program.



     As of May 31, 1996, the cost basis of the option premium included in other assets was $27,719,000, the market value of the contracts. Further, losses on the market value of risk management contracts of $31,325,000 were deferred as a component of mortgage servicing rights. At any point in time, HomeSide's maximum loss exposure on its option contracts is limited to the amount paid for such contracts.


MORTGAGE LOANS

     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is based on the contract prices at which the mortgage loans will be sold or, if the loans are not committed for sale, the current market price.

     Loans are placed on nonaccrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. When loans are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual status when principal and interest become current and they are estimated to be fully collectible.

MORTGAGE SERVICING RIGHTS

     Mortgage servicing rights are initially recorded at fair value as of their date of acquisition or origination. Purchased mortgage servicing rights ("PMSR") represent the value of rights to service mortgage loans

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

originated by others. Originated mortgage servicing rights ("OMSR") represent the value of mortgage servicing rights associated with mortgage loans originated by HomeSide. OMSR are capitalized in accordance with Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). Mortgage servicing rights are amortized as a reduction of servicing fee income over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced.

     SFAS 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, HomeSide's mortgage servicing rights are stratified based on interest rate and type of loan (conventional/government). Impairment, if any, is recognized through a valuation allowance for each impaired stratum and included in the amortization of mortgage servicing rights. No impairment of mortgage servicing rights was recorded during the period ended May 31, 1996.

     Mortgage servicing rights also includes excess mortgage servicing receivables ("EMSR"), which represent the present value of servicing fee income in excess of a normal servicing fee. When loans are sold, the estimated excess servicing is recognized as income and amortized over the estimated servicing period in proportion to the estimated future aggregate net cash flows from the loans serviced. Remaining asset balances are evaluated for impairment based on current estimates of future discounted cash flows. Such write-downs are included in amortization of mortgage servicing rights.


     The following table presents a breakdown of the components of mortgage servicing rights at May 31, 1996:


                                                                           (IN THOUSANDS)
    Mortgage servicing rights and excess servicing receivables..........     $1,220,193
    Deferred losses on hedge contracts..................................         31,325
                                                                             ----------
                                                                              1,251,518
    Less: Accumulated amortization......................................        (16,442)
                                                                             ----------
                                                                             $1,235,076
                                                                             ==========


ACCOUNTS RECEIVABLE

     Accounts receivable includes advances, consisting primarily of payments for property taxes and insurance premiums, as well as principal and interest remitted to investors before they are collected from mortgagors, made in connection with loan servicing activities. Accounts receivable are also comprised of loans purchased from mortgage-backed securities serviced by HomeSide for others and mortgage claims filed primarily with the FHA and the VA.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

DEFERRED CHARGES

     Deferred charges of $19,464,000 represent costs incurred to obtain a $2.5 billion line of credit from an independent syndicate of banks and costs incurred in the issuance of $200,000,000 of medium term notes. The deferred charges are being amortized to interest expense over the terms of the related line of credit (3 years) and medium term notes (7 years) and are included as a component of other assets.

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

MORTGAGE SERVICING FEES

     Mortgage servicing fees represent fees earned for servicing mortgage loans owned by investors. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recognized as income on an accrual basis.

SERVICING LOSSES ON INVESTOR-OWNED LOANS

     HomeSide records losses attributable to servicing FHA and VA loans for investors. These amounts include actual losses for final disposition of loans, accrued interest for which payment has been denied, and estimates for potential losses based on HomeSide's experience as a servicer of government loans.

     A reserve for estimated servicing losses on investor-owned loans is available for potential losses related to the mortgage servicing portfolio and is included in the balance of accounts payable and accrued liabilities.

INTEREST EXPENSE

     Interest expense is reduced by credits received on its borrowings with depositary institutions for custodial balances placed with such institutions.

NET MORTGAGE ORIGINATION REVENUE

     Net mortgage origination revenue includes gains and losses from sales of mortgage loans, the present value of gains from EMSR and income associated with OMSR.

INCOME TAXES

     HomeSide accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the Statement, current tax liabilities or assets are recognized through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year.

     Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. Net deferred tax liabilities or assets are recognized through charges or credits to the deferred tax provision. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

     The effect of enacted changes in tax law, including changes in tax rates, on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

4.  ACQUISITIONS

ACQUISITION OF BANCBOSTON MORTGAGE CORPORATION

     On March 15, 1996, HomeSide acquired from Bank of Boston all of the outstanding stock of BBMC, which was subsequently renamed HomeSide Lending, Inc. Certain assets and liabilities of BBMC were retained by Bank of Boston, including BBMC's mortgage retail production operations in New England.

     HomeSide paid $139,150,000 in cash and issued $86,750,000 in stock to Bank of Boston in consideration for certain assets, net of assumed liabilities, and stock of BBMC. The stock issued to Bank of Boston was assigned a value of $175.00 per share, the same per share amount paid by the Investors. On May 31, 1996, HomeSide paid an additional $5,000,000 to Bank of Boston in connection with the closing of the BMC acquisition. The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of HomeSide Lending, Inc. are included from the date of purchase. The assets and liabilities of BBMC were recorded by HomeSide at their fair values at March 15, 1996, which totaled

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$1,524,314,000 and $1,221,020,000, respectively. The total purchase price paid for BBMC, including transaction costs and interest, was $247,206,000. The excess of fair value of net assets acquired over cost was $56,088,000 and was allocated entirely to mortgage servicing rights. The excess is being amortized over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced, in the same manner as mortgage servicing rights.

ACQUISITION OF BARNETT MORTGAGE COMPANY

     On May 31, 1996, HomeSide acquired from Barnett Banks, Inc. ("Barnett"), pursuant to a stock purchase agreement, certain assets and liabilities of the mortgage banking business ("BMC") owned by Barnett, which was subsequently renamed HomeSide Holdings, Inc. HomeSide Holdings, Inc. then became the parent company of HomeSide Lending, Inc. and transferred all of the assets and liabilities of HomeSide Holdings, Inc., with the exception of HomeSide Holdings, Inc.'s GNMA servicing rights, to HomeSide Lending, Inc. Certain assets and liabilities of BMC were retained by Barnett, including those assets of BMC and its subsidiaries (other than Honolulu Mortgage Company, Inc.) associated with the loan origination or production activities of such entities.

     HomeSide paid $228,234,000 in cash to Barnett in consideration for certain assets, net of assumed liabilities, and the stock of BMC. In connection with the HHI Acquisition, an affiliate of Barnett purchased 674,200 shares of HomeSide Class A Common Stock for an aggregate purchase price of $117,985,000, or $175.00 per share, the same per share amount paid by the Investors and Bank of Boston. The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of HomeSide do not include BMC for the period ended May 31, 1996. However, since the BMC acquisition closed on May 31, 1996, the acquired assets and liabilities of BMC are reflected in HomeSide's May 31, 1996 balance sheet. The assets and liabilities of BMC were recorded by HomeSide at their fair values at May 31, 1996, which totaled $777,576,000 and $520,673,000, respectively. The total purchase price paid for BMC, including transaction costs and interest, was $235,290,000. The excess of fair value of net assets acquired over cost was $21,613,000 and was allocated entirely to mortgage servicing rights. Mortgage servicing rights are amortized as a reduction of servicing fee income over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced.

     The assets acquired and liabilities assumed in each of the transactions noted above have been recorded at their estimated fair value as of the date of the acquisition. Changes in those estimates may affect the amounts recorded and the resulting allocation of purchase price.


     Unaudited pro forma statements of operations for the year ended December
31, 1995 and the period from March 16, 1996 through May 31, 1996, assuming HLI and HHI had been acquired as of January 1, 1995, and assuming HHI had been acquired as of March 15, 1996 are as follows (in millions):


                                                                YEAR ENDED         PERIOD ENDED
                                                             DECEMBER 31, 1995     MAY 31, 1996
                                                             -----------------     ------------
    Net servicing revenue..................................       $ 182.4             $ 35.9
    Net warehouse interest expense.........................          (5.5)              (0.6)
    Net mortgage origination revenue.......................          14.1               11.8
    Other income...........................................           0.7                0.1
                                                                  -------             ------
              Total revenues...............................         191.7               47.2
    Expenses...............................................        (144.1)             (35.6)
    Income before income taxes.............................          47.6               11.6
                                                                  -------             ------
    Income tax expense.....................................         (19.5)              (4.7)
              Net income...................................       $  28.1             $  6.9
                                                                  =======             ======

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The purchase accounting adjustments in the above pro forma statements of operations are reflected based on the actual purchase price and the amount of assets actually acquired. In addition, gains on sales of mortgage servicing rights are not included in net servicing revenue in these pro forma results. No adjustments have been made for restructuring costs that might have been incurred during the periods presented or for cost efficiencies that might have been realized. Accordingly, these pro forma results are not indicative of future results.

5.  NOTE PAYABLE TO BANKS

     HomeSide borrows funds on a revolving basis from a syndicate of banks under a $2.5 billion line of credit collateralized by substantially all of HomeSide Lending, Inc.'s assets. The line of credit is used to provide funds for HomeSide Lending, Inc.'s business of making, originating, acquiring and servicing mortgage loans. The line of credit includes both a warehouse credit facility and servicing secured credit facility, of which the servicing secured facility is capped at $950 million. The line of credit terminates on May 31, 1999. The line of credit agreement contains covenants that impose limitations and restrictions on HomeSide, including the maintenance of certain net worth and ratio requirements. The amount of the unused line of credit was $598,521,000 as of May 31, 1996.

     Drawings under the line of credit bear interest at rates per annum, based on, at HomeSide's option (A) the highest of (i) the lead bank's prime rate, (ii) the secondary market rate of certificates of deposit plus 100 basis points, and
(iii) the federal funds rate in effect from time to time plus 0.5%, or (B) a eurodollar rate. As of May 31, 1996, the interest rate was 5.99%.

6.  LONG TERM DEBT

     On May 14, 1996, HomeSide issued $200,000,000 of notes maturing on May 15, 2003 and paying interest semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1996. The notes are redeemable at the option of HomeSide, in whole or in part, at any time on or after May 15, 2001, at certain pre-set redemption prices. The indenture contains covenants that impose limitations and restrictions on HomeSide, including the maintenance of certain net worth and ratio requirements.

     The notes were initially issued as part of a private placement offering. HomeSide has filed a Form S-4 with the SEC to register notes, with terms identical to the private placement notes, under the Securities Act of 1933. The private placement notes can be exchanged for the notes registered under the Securities Act of 1933, when such registration becomes effective.

     BBMC's main office building is pledged as collateral. Principal payments due on long-term debt are as follows:

                                                                   (In thousands)
                                                                   --------------
               1997..............................................     $   162
               1998..............................................         234
               1999..............................................         258
               2000..............................................         283
               2001..............................................         312
               Thereafter........................................      12,481
                                                                      -------
               Total Due.........................................     $13,730
                                                                      =======

7.  STOCKHOLDERS' EQUITY

     On March 15, 1996, in connection with the BBMC acquisition discussed in
Note 4, Thomas H. Lee Company and its affiliates and Madison Dearborn Capital Partners, L.P. (collectively the "Investors") contributed cash of $107,250,000 for 612,857 shares of HomeSide's Class A Voting Common Stock ("Class

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

A shares"). Also on March 15, 1996, HomeSide issued 495,715 Class A shares and cash to Bank of Boston in exchange for BBMC. The Class A shares issued to Bank of Boston were assigned a value of $86,750,000.

     Simultaneously with the closing of the BBMC acquisition, HomeSide also issued 5,714 shares of its Class B Non-Voting Common Stock ("Class B shares") to Smith Barney, Inc. in consideration of services rendered to HomeSide in connection with the BBMC acquisition. Bank of Boston also paid $1,000,000 in cash for 5,714 shares of HomeSide's Class C Non-Voting Common Stock ("Class C shares"). Bank of Boston then sold the Class C shares to an unaffiliated third party.

     On May 31, 1996, in connection with the BMC acquisition discussed in Note 4, Bank of Boston, the Investors and, during May, 1996, certain directors and executive managers of HomeSide contributed a total of approximately $46,015,000 in cash for 262,945 shares of HomeSide's Class A shares. Approximately, $1,600,000 of the amount contributed by certain directors and management was financed by HomeSide Lending, Inc. and, accordingly, is reported as a reduction of stockholders' equity of HomeSide. Also on May 31, 1996, HomeSide paid cash to Barnett in exchange for BMC. Also, an affiliate of Barnett acquired 674,200 Class A shares for $117,985,000 in cash.

     The following is a breakdown of HomeSide's Class A common stock ownership as of May 31, 1996, including the effect of the BMC acquisition:

                                                             CASH CONTRIBUTED     SHARES ISSUED
                                                             ----------------     -------------
     Bank of Boston........................................    $117,985,000           674,200
     Barnett...............................................     117,985,000           674,200
     Investors.............................................     117,985,000           674,200
     Directors and management..............................       4,045,000            23,117
                                                               ------------         ---------
                                                               $358,000,000         2,045,717
                                                               ------------         ---------

8.  STOCK OPTIONS

     HomeSide has established the HomeSide 1996 Employee Stock Option Plan under which 34,285 Class A shares are reserved for issuance. Options issued under the plan may be either non-qualified or incentive stock options and the options will be exercisable at such prices as are set by HomeSide's board of directors. Under the plan, options will vest in five equal installments in arrears. On May 31, 1996, options to purchase 23,891 shares were granted at an exercise price of $175 per share.

     HomeSide has also adopted a 1996 Time Accelerated Restricted Stock Option Plan under which 68,576 Class A shares are reserved for issuance. Options granted under this plan will be non-qualified and will be exercisable at such prices as are set by the board of directors. Options granted under the plan will vest nine years from the date of grant. Vesting will accelerate upon the achievement of certain performance criteria. On May 31, 1996, options to purchase 47,642 shares were granted at an exercise price of $175 per share.

     There was no compensation expense associated with the above option grants since the exercise price was equal to the estimated fair value of the Class A shares at the date of grant.

9.  SUPPLEMENTAL CASH FLOW INFORMATION

     During May 1996, HomeSide extended loans totaling $1,600,000 to certain members of management in consideration for 9,144 shares of Class A shares.

     In connection with the acquisitions of BBMC and BMC, HomeSide recorded non-cash assets and assumed liabilities, including fair value adjustments, of approximately $2,203,664,000 and $1,741,693,000, respectively. As part of the purchase price of BBMC and BMC, HomeSide issued 495,714 Class A shares with a value of $86,750,000 and 674,200 Class A shares with a value of $117,985,000 to Bank of Boston and Barnett, respectively. In addition, HomeSide issued 5,714 shares of Class B shares in exchange for certain

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

services performed in connection with the acquisition of BBMC. The Class B shares were valued at $175 per share, or $1,000,000.

     HomeSide paid $12,002,000 and $1,000 of interest and income taxes, respectively, during the period ended May 31, 1996.

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

     Financial instruments include such items as mortgage loans held for sale, mortgage loans held for investment, interest rate contracts, notes payable, and other instruments.

     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future suspected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value. The Company's fair values should not be compared to those of other companies.

     Under the Statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented to not represent the underlying value of the Company. For certain assets and liabilities, the information required under the Statement is supplemented with additional information relevant to an understanding of the fair value.

     The methods and assumptions need to estimate the fair values of each class of financial instruments are as follows:

  Cash and Cash Equivalents

     The carrying amount reported in the balance sheet approximates fair value.

  Mortgage loans held for sale

     Fair values are based on the estimated value at which the loans could be sold in the secondary market. These loans are priced to be sold with servicing rights retained, as is the Company's normal business practice.

  Accounts receivable

     Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off.

  Risk management contracts

     Fair values are estimated based on actual market quotes or option models.

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Note payable to banks

     The carrying amount of the note payable to banks reported in the balance sheet approximates its fair value.

  Long-term debt

     Fair value of long-term debt is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved.

  Commitments to originate mortgage loans

     Fair value is estimated using quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics.

  Forward contracts to sell mortgages

     Forward contracts to sell mortgages, which represent legally binding agreements to sell loans to permanent investors at a specified price or yield, are valued using market prices for securities backed by similar loans and are reflected in the fair values of the mortgages held for sale, to the extent that these commitments relate to mortgage loans already originated, or of the related commitments to extend credit.

  Options on mortgage-backed securities

     The fair values of options are estimated based on actual market quotes. In some instances, quoted prices for the underlying loans or option models are used.


     The estimated fair values of the Company's financial instruments as of May
31, 1996 are as follows:

                                                                           CARRYING        FAIR
                                                                            AMOUNT        VALUE
                                                                           --------      --------
                                                                               (IN THOUSANDS)
ASSETS
Cash and cash equivalents..............................................  $  258,414     $  258,414
Mortgage loans held for sale...........................................     974,484        974,484
Accounts receivable....................................................     105,843        105,843
Risk management contracts(2)...........................................      27,719         27,719
Other assets...........................................................      35,408         35,408
LIABILITIES
Note payable to banks..................................................   1,901,479      1,901,479
Long-term debt.........................................................     221,574        221,574
OFF-BALANCE SHEET(1)
Commitments to originate mortgage loans................................                     (3,829)
Mandatory forward contracts to sell mortgages(2).......................                      5,271
Options on mortgage-backed securities(2)...............................                        475

- ---------------
(1) Parentheses denote a liability

(2) See Note 1 for additional disclosures on notional amounts

     Fair value estimates are made as of a specific point in time, based on relevant market data and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holding of a particular financial instrument. Because no active market exists for some portion of the Company's financial instruments, fair value estimates are based on

                                 HOMESIDE, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

judgments regarding future expected loss experience, current economic conditions, current interest rates and repayment trends, risk characteristics of various financial instruments, and other factors.

     These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates, Further, the fair value estimates were calculated as of May 31, 1996. Changes in market interest rates and prepayment assumption could significantly change the fair value.

11.  RISK MANAGEMENT OF FINANCIAL INSTRUMENTS

     As discussed in Note 3 Homeside purchases options contracts on U.S.
Treasury bond futures to manage the interest rate risk related to the value of HomeSide's mortgage servicing rights. A summary of HomeSide's investments in purchased option instruments of May 31, 1996 follows:


          Notional amount of U.S. Treasury bond future options.....    $ 2.7 billion
          Fair value of outstanding options........................    $27.7 million


     Cash requirements for HomeSide's option contracts are limited to the initial premium paid. The amount of contracts purchased depends on certain factors, such as interest rates and growth in the mortgage servicing portfolio. HomeSide is subject to market risk to the extent that interest rates fluctuate; however, the purpose of the option contracts is to hedge the value of its mortgage servicing rights portfolio, which tends to react inversely with changes in the value of HomeSide's option contracts. HomeSide's credit risk on its option contracts is limited since the option contracts are traded on a national exchange, which guarantees performance by the counterparty.

12.  CONTINGENCIES

     HomeSide, along with its subsidiaries, is a defendant in a number of legal proceedings arising in the normal course of business. HomeSide, in management's estimation, has recorded adequate reserves in the financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving HomeSide, considers that the aggregate liabilities or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position, operations or liquidity of HomeSide.

     For five years following the consummation of the acquisition of Barnett Mortgage Company (May 31, 1996), Barnett Banks, Inc. is obligated to repurchase or reimburse HomeSide for any credit losses related to $101.0 million of loans serviced with recourse, which is 0.1% of HomeSide's total mortgage servicing portfolio.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and
the Board of Directors of
HomeSide, Inc.:

We have audited the accompanying balance sheet of HOMESIDE, INC. (a Delaware corporation) as of March 14, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of HomeSide, Inc. as of March 14, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Jacksonville, Florida
April 10, 1996, except for Note 3,
as to which the date is May 31, 1996

                                 HOMESIDE, INC.

                                 BALANCE SHEET

                                 MARCH 14, 1996
                                    (NOTE 1)

                                           ASSETS
Total assets.................................................................   $           0
                                                                                 ============
                                    STOCKHOLDERS' EQUITY
COMMON STOCK:
     Class A voting, $.01 par value, 1,500,000 shares authorized and
      1,131,429 shares subscribed............................................   $      11,314
     Class B non-voting, $.01 par value, 5,714 shares authorized and
      subscribed.............................................................              57
     Class C non-voting, $1.00 par value, 5,714 shares authorized and
      subscribed.............................................................           5,714
                                                                                -------------
                                                                                       17,085
ADDITIONAL PAID-IN CAPITAL...................................................     199,982,915
SUBSCRIPTION RECEIVABLE......................................................    (200,000,000)
                                                                                -------------
     Total stockholders' equity..............................................   $           0
                                                                                 ============

       The accompanying notes are an integral part of this balance sheet.

                                 HOMESIDE, INC.

                             NOTES TO BALANCE SHEET

                                 MARCH 14, 1996

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     On December 11, 1995, HomeSide, Inc. ("HomeSide") was formed for the purpose of acquiring BancBoston Mortgage Corporation ("BBMC"), the mortgage banking subsidiary of The First National Bank of Boston ("BKB"), which is a wholly-owned subsidiary of Bank of Boston Corporation ("Bank of Boston"). In December 1995, Bank of Boston signed an agreement with HomeAmerica Capital Inc. (currently known as HomeSide, Inc.) to sell BBMC. HomeSide expects to adopt a fiscal year ended February 28 and accordingly will report quarterly results for the quarters ended May 31, August 31, November 30 and February 28.

     HomeSide will initially be capitalized by the issuance of 1,131,429 shares of Class A voting common stock, 5,714 shares of Class B non-voting common stock, and 5,714 shares of Class C non-voting common stock. Each of these shares will be purchased for approximately $175 per share.

     On March 15, 1996, HomeSide completed the acquisition of all of the outstanding stock of BBMC, which was subsequently renamed HomeSide Lending, Inc. Certain assets and liabilities of BBMC were retained by Bank of Boston, including BBMC's mortgage retail production operations in New England.

     HomeSide paid $139,150,000 in cash and issued $86,750,000 in stock to Bank of Boston in consideration for certain assets, net of assumed liabilities, and the stock of BBMC. On May 31, 1996, HomeSide paid an additional $5.0 million to Bank of Boston in connection with the closing of the acquisition of Barnett Mortgage Company ("BMC"). The transaction was accounted for under the purchase method of accounting. The assets and liabilities of BBMC were recorded by HomeSide at their fair market values at March 15, 1996, which totaled $1.5 billion and $1.2 billion, respectively. The total purchase price paid for BBMC, including transaction costs and interest, was $247.2 million.

     On March 4, 1996, HomeSide entered into an agreement to acquire BMC, the mortgage banking subsidiary of Barnett Banks, Inc. ("Barnett").

     HomeSide's business consists primarily of:

     - Mortgage production: the origination and purchase of residential single family mortgage loans through all major channels including correspondents (including BKB and after the BMC acquisition, Barnett), mortgage brokers, co-issue partners, telemarketing, affinity programs and retail branches;

     - Secondary marketing: the sale of residential single family mortgage loans as pools underlying mortgage-backed securities guaranteed by governmental or quasi-governmental agencies or as whole loans to investors; and

     - Servicing: the administration, collection, and remittance of monthly mortgage principal and interest payments, the collection and payment of property taxes and insurance premiums and the management of certain loan default activities.

     The "Risk Factors" section in the accompanying offering memorandum should be read in connection with these financial statements.

2.  CONTINGENCIES

     BBMC is a defendant in a number of legal proceedings arising in the normal course of business. BBMC, in management's estimation, had recorded adequate reserves in its financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving BBMC, considers that the aggregate liabilities or loss, if any, resulting form the final outcome of these proceedings will not have a material effect on the financial position or results of operations of BBMC.

3.  SUBSEQUENT EVENTS

     On May 15, 1996, HomeSide issued $200 million of 11.25% senior secured second priority notes ("Notes"). The Notes mature May 15, 2003 and pay interest semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. The Notes are redeemable at the option of HomeSide, in whole or in part, at any time on or after May 15, 2001, at certain pre-set redemption prices. Upon issuance, $90.0 million of the proceeds were used to repay bridge financing incurred in the acquisition of BBMC, $87.5 million was placed into escrow pending completion of the BMC acquisition, $6.5 million was used to pay underwriting expenses and the remaining $16.0 million was retained by HomeSide. The $87.5 million was released from escrow, and forwarded to HomeSide, on May 31, 1996 upon completion of the BMC acquisition as discussed below.

     On May 31, 1996, HomeSide completed the acquisition of all of the outstanding common stock of BMC, which was subsequently renamed HomeSide Holdings, Inc. ("HHI"). HHI then became the parent company of HLI and it transferred all of the assets and liabilities of HHI, with the exception of HHI's GNMA servicing rights, to HLI. Certain assets and liabilities of BMC were retained by Barnett, including those assets of BMC and its subsidiaries (other than Honolulu Mortgage Company ("Honolulu Mortgage")) associated with the loan origination or production activities of such entities.

     HomeSide paid approximately $228.2 million in cash to Barnett in consideration for certain assets, net of assumed liabilities, and the stock of BMC. The transaction was accounted for under the purchase method of accounting. The assets and liabilities of BMC were recorded by HomeSide at their fair market values at May 31, 1996, which totaled $777.6 million and $520.7 million, respectively. The total purchase price paid for BMC, including transaction costs, was approximately $235.3 million. In addition to the cash Barnett received, Siesta Holdings, Inc. ("Siesta"), an affiliate of Barnett, purchased an ownership interest in HomeSide. As of May 31, 1996, (i) Bank of Boston, (ii) Thomas H. Lee Equity Fund III, L.P. and certain affiliates of Thomas H. Lee Company and Madison Dearborn Capital Partners, L.P., collectively, and (iii) Siesta each owned one-third of HomeSide.

     In connection with the BMC acquisition, HLI and its wholly owned subsidiary, Honolulu Mortgage entered into a $2.5 billion senior secured revolving credit facility maturing on May 31, 1999 with third party financial institutions that replaced a line of credit entered into by HLI on March 15, 1996 in connection with the BBMC acquisition, which replaced BBMC's former line of credit with Bank of Boston, and BMC's former line of credit with Barnett. HLI's and Honolulu Mortgage's new facility provides for availability up to $2.5 billion, with the servicing commitment portion capped at $950 million. The new credit facility provides financing for HLI's and Honolulu Mortgage's ongoing operations, including the origination and servicing of residential mortgage loans, other working capital and general corporate purposes. The facility is secured primarily by all of HLI's and Honolulu Mortgage's assets.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31, 1995   MARCH 15, 1996
                                                                  -----------------   --------------
                                                                        (DOLLARS IN THOUSANDS)

                                                                                   (UNAUDITED)
Cash and cash equivalents.....................................       $      830     $   23,216
Mortgage loans:
     Held for sale............................................          388,436        641,465
     Held for investment......................................           33,183         65,068
Accounts receivable...........................................           82,473         45,183
Accounts receivable from Bank of Boston and affiliates........              343             --
Pool loan purchases...........................................           65,272         56,261
Mortgage claims receivable, net...............................           45,422         17,563
Mortgage servicing rights receivable, net.....................          533,891        522,469
Excess mortgage servicing rights receivable, net..............           17,447         20,393
Accrued and deferred income taxes.............................           40,724         77,257
Real estate acquired..........................................            2,627          2,797
Premises and equipment, net...................................           25,386         25,071
Other assets..................................................           18,269         16,159
                                                                      ---------     ----------
Total assets..................................................       $1,254,303     $1,512,902
                                                                      =========     ==========
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Note payable to Bank of Boston................................       $  966,000     $1,256,000
Accounts payable and accrued liabilities......................           51,683        130,382
Accrued income taxes payable..................................           36,213        --
Long term debt................................................           13,816         13,790
                                                                      ---------     ----------
Total liabilities.............................................        1,067,712      1,400,172
                                                                      ---------     ----------
Common stock, $1 par value per share; 10,000 shares
  authorized;
  100 shares issued and outstanding...........................               --             --
Additional paid in capital....................................          156,666        156,666
Retained earnings (accumulated deficit).......................           29,925        (43,936)
                                                                      ---------     ----------
Total stockholder's equity....................................          186,591        112,730
                                                                      ---------     ----------
Total liabilities and stockholder's equity....................       $1,254,303     $1,512,902
                                                                      ========     ==========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

       CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS (DEFICIT)

                                                                                     FOR THE PERIOD
                                                                  FOR THE QUARTER   JANUARY 1, 1996
                                                                       ENDED            THROUGH
                                                                  MARCH 31, 1995     MARCH 15, 1996
                                                                  ---------------   ----------------
                                                                        (DOLLARS IN THOUSANDS)
                                                                             (UNAUDITED)
Revenues:
Mortgage servicing fees.....................................         $  43,657         $   38,977
Gain (loss) on hedge contracts..............................             3,612           (128,795)
Amortization of mortgage servicing rights...................           (23,103)            (7,245)
                                                                    ----------          ---------
     Net servicing revenue..................................            24,166            (97,063)
Interest income.............................................             4,122              8,423
Interest expense............................................            (6,079)           (10,089)
                                                                    ----------          ---------
     Net interest revenue...................................            (1,957)            (1,666)
Net mortgage origination revenue............................            (1,083)             7,638
Gain on sale of servicing rights............................             4,285                 --
Other income................................................                13                253
                                                                    ----------          ---------
     Total revenue..........................................            25,424            (90,838)
Expenses:
Salaries and employee benefits..............................            11,696             10,287
Occupancy and equipment.....................................             2,358              2,041
Servicing losses on investor-owned loans....................               733              5,560
Real estate acquired........................................               218                291
Other expenses..............................................             4,713              7,377
                                                                    ----------          ---------
                                                                        19,718             25,556
Income (loss) before income taxes...........................             5,706           (116,394)
Income tax expense (benefit)................................             2,277            (42,533)
                                                                    ----------          ---------
Net income (loss)...........................................             3,429            (73,861)
Retained (deficit) earnings at beginning of period..........           (28,901)            29,925
                                                                    ----------          ---------
Accumulated deficit at end of period........................         $ (25,472)        $  (43,936)
                                                                    ==========          =========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       FOR THE       FOR THE PERIOD
                                                                       QUARTER       JANUARY 1, 1996
                                                                        ENDED            THROUGH
                                                                    MARCH 31, 1995   MARCH 15, 1996
                                                                    --------------   ---------------
                                                                         (DOLLARS IN THOUSANDS)

                                                                              (UNAUDITED)
Cash flows provided by (used in) operating activities:
     Net income (loss)..........................................      $    3,429       $   (73,861)
     Amortization...............................................          23,185             7,327
     Depreciation...............................................             769               719
     Servicing losses on investor-owned loans...................             733             5,560
     Write down of real estate owned............................             109             1,067
     Gain (loss) on risk management contracts...................          (3,612)          128,795
     Loss on sale of mortgage servicing rights..................          (4,285)         --
     Capitalized excess mortgage servicing receivable...........             355            (3,967)
     Mortgage loans originated and purchased for sale...........        (426,918)       (2,027,741)
     Proceeds and principal repayments of mortgage loans held
       for sale.................................................         627,155         1,774,712
     Change in accounts receivable..............................             394            37,633
     Change in accrued and deferred income taxes................          (3,371)          (72,746)
     Change in pool loan purchases..............................          (2,269)            9,011
     Change in mortgage claims receivable.......................             477            25,863
     Change in other assets and accounts payable and accrued
       liabilities..............................................         (18,578)           75,167
                                                                       ---------       -----------
Net cash provided by (used in) operating activities.............         197,573          (112,461)
                                                                       ---------       -----------
Cash flows used in investing activities:
     Net origination of loans held for investment...............         (71,908)          (31,885)
     Purchase of premises and equipment.........................            (668)             (404)
     Purchase and origination of mortgage servicing rights......          (6,934)          (60,171)
     Proceeds from (purchase of) risk management contracts......           3,262           (63,426)
     Proceeds from sale of mortgage servicing rights............           4,285          --
     Proceeds from sale of real estate owned....................             559               759
                                                                       ---------       -----------
Net cash used in investing activities...........................         (71,404)         (155,127)
                                                                       ---------       -----------
Cash flows (used in) provided by financing activities:
     Net (repayments to) borrowings from Bank of Boston.........        (130,522)          290,000
     Repayment of long term debt................................             (46)              (26)
                                                                       ---------       -----------
     Net cash (used in) provided by financing activities........        (130,568)          289,974
                                                                       ---------       -----------
Net (decrease) increase in cash.................................          (4,399)           22,386
     Cash at beginning of period................................           5,653               830
                                                                       ---------       -----------
Cash at end of period...........................................      $    1,254       $    23,216
                                                                       =========        ==========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
     Interest...................................................      $    9,165       $     9,211
                                                                       =========        ==========
     Income taxes...............................................      $    5,648       $    30,213
                                                                       =========        ==========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of BancBoston Mortgage Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 1995. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period January 1, 1996 to March 15, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

     The accompanying interim financial statements of the Company have been prepared for the period January 1, 1996 to March 15, 1996, the date the Company was sold, as discussed in "ORGANIZATION" below. Results of operations for periods subsequent to March 15, 1996 will be included in future financial statements of HomeSide, Inc. Results of operations for the three months ended March 31, 1995 have been presented for comparative purposes.

2.  ORGANIZATION

     Prior to March 15, 1996, the Company was a wholly-owned subsidiary of the First National Bank of Boston (Bank of Boston), which is a wholly-owned subsidiary of Bank of Boston Corporation. Upon the close of business on March 15, 1996, Bank of Boston Corporation sold the Company to certain affiliates of Thomas H. Lee Company and Madison Dearborn Capital Partner, L.P. (Investors), creating an independent mortgage company, which was named HomeSide, Inc. Under terms of the transaction, Bank of Boston received cash and an equity interest in the new company. The investors retained a majority interest in the new company.

     On May 31, 1996, Barnett Banks, Inc. (Barnett) sold Barnett Mortgage Company (now HomeSide Holdings, Inc.), which owned certain of Barnett's mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems, to HomeSide, Inc. Barnett received cash and an affiliate of Barnett acquired an ownership interest in HomeSide, Inc. for cash.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company's accounting policies are discussed in Note 2 of the audited consolidated financial statements of the Company for the year ended December 31, 1995. The accounting policies of the Company for the periods presented in the accompanying interim financial statements conform to the policies presented in the audited consolidated financial statements for the year ended December 31, 1995, except for the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122).

     On January 1, 1996, the Company adopted SFAS 122 which, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of the Company's originated mortgage servicing rights (OMSR) is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Previously, OMSR were included with the cost of the related loans and considered in determining the gain or loss on sale when the loans were sold. Through March 15, 1996, the Company capitalized $2,067,000 of OMSR, which had the effect of increasing net mortgage origination revenue by $2,067,000 for the period January 1, 1996 to March 15, 1996 since a portion of the basis of loans originated for sale was allocated to OMSR.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     SFAS 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, the Company's mortgage servicing rights are stratified based on interest rate and type of loan (conventional/government). Impairment, if any, is recognized through a valuation allowance for each impaired stratum. The Company did not record any impairment charges related to its mortgage servicing right portfolio for the period January 1, 1996 to March 15, 1996. Since SFAS 122 prohibits retroactive application, historical accounting results have not been restated and, accordingly, the accounting results for the quarter ended March 31, 1995 are not directly comparable with the period January 1, 1996 to March 15, 1996.

4.  RISK MANAGEMENT ACTIVITIES

     As discussed in the Company's audited financial statements for the year ended December 31, 1995, the Company has a risk management policy designed to protect the economic value of its mortgage servicing portfolio from declines in value due to increases in estimated prepayment speeds, which are primarily influenced by declines in interest rates. During the first quarter of 1996, long-term interest rates increased, reversing the declining trend which prevailed during 1995. As a result, from January 1, 1996 to March 15, 1996, the Company recognized a loss on risk management contracts of $128,795,000, which included a reversal of $86,500,000 in unrealized gains recognized during 1995.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE PERIOD APRIL 1, 1996 TO MAY 30, 1996, THE PERIOD JANUARY 1, 1996 TO MAY 30, 1996 AND
                  THE THREE AND SIX MONTHS ENDED JUNE 30, 1995

                                                     FOR THE PERIOD                   FOR THE PERIOD
                                      FOR THE THREE  APRIL 1, 1996     FOR THE SIX      JANUARY 1,
                                      MONTHS ENDED     TO MAY 30,      MONTHS ENDED    1996 TO MAY
                                      JUNE 30, 1995       1996        JUNE 30, 1995      30, 1996
                                      -------------  --------------   --------------  --------------
                                                               (UNAUDITED)
Mortgage Origination Revenue:
     Mortgage origination fees....... $  3,469,496    $  1,646,405     $  6,004,619    $  7,288,487
     Gain on sales of loans, net.....      994,681      (3,382,960)       1,513,615         482,097
                                      -------------  --------------   --------------  --------------
          Total mortgage origination
            revenue..................    4,464,177      (1,736,555)       7,518,234       7,770,584
                                      -------------  --------------   --------------  --------------
Interest Income (Expense):
     Interest income.................    4,420,002       5,637,821        7,002,527      14,216,288
     Interest expense, substantially
       all to affiliates.............   (6,766,123 )    (3,479,782)      (9,684,960)     (9,574,047)
                                      -------------  --------------   --------------  --------------
          Net interest income
            (expense)................   (2,346,121 )     2,158,039       (2,682,433)      4,642,241
                                      -------------  --------------   --------------  --------------
Mortgage Servicing Revenue:
     Mortgage servicing income.......   22,438,636      15,706,692       35,723,498      38,833,222
     Mortgage servicing income from
       affiliates....................    6,407,273       5,464,308       12,502,709      13,626,195
     Amortization of capitalized
       mortgage servicing rights.....  (12,123,793 )    (8,455,734)     (20,474,792)    (25,467,112)
                                      -------------  --------------   --------------  --------------
    Net mortgage servicing revenue...   16,722,116      12,715,266       27,751,415      26,992,305
                                      -------------  --------------   --------------  --------------
Other Income.........................    6,203,385       1,678,385        7,054,383       1,739,967
                                      -------------  --------------   --------------  --------------
     Total revenues..................   25,043,557      14,815,135       39,641,599      41,145,097
                                      -------------  --------------   --------------  --------------
Expenses:
     Salaries and benefits...........   14,300,768      10,401,903       23,433,243      25,172,581
     General and administrative......   12,119,341       6,816,094       20,402,735      20,748,278
     Occupancy and equipment.........    2,424,081       1,568,623        3,941,229       3,719,982
     Amortization of goodwill........    1,673,052         928,449        2,225,827       2,323,547
                                      -------------  --------------   --------------  --------------
          Total expenses.............   30,517,242      19,715,069       50,003,034      51,964,388
                                      -------------  --------------   --------------  --------------
Loss Before Income Taxes.............   (5,473,685 )    (4,899,934)     (10,361,435)    (10,819,291)
Income Tax Benefit...................   (2,117,689 )      (914,901)      (2,876,941)     (2,476,272)
                                      -------------  --------------   --------------  --------------
Net Loss............................. $ (3,355,996 )  $ (3,985,033)    $ (7,484,494)   $ (8,343,019)
                                      =============   ============    ==============   ============

   The accompanying notes are an integral part of these financial statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE PERIOD JANUARY 1, 1996 TO MAY 30, 1996 AND
                       THE SIX MONTHS ENDED JUNE 30, 1996

                                                               FOR THE SIX       FOR THE PERIOD
                                                              MONTHS ENDED       JANUARY 1, 1996
                                                              JUNE 30, 1995      TO MAY 30, 1996
                                                             ---------------     ---------------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................  $    (7,484,494)    $    (8,343,019)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Amortization of purchased mortgage servicing rights...       19,334,513          24,141,074
     Amortization of excess servicing fees.................        1,140,279           1,326,038
     Amortization of goodwill..............................        2,225,827           2,323,547
     Depreciation and amortization of property and
       equipment...........................................        1,379,438           1,389,879
     Capitalization of excess servicing fees...............         (131,847)         (6,436,908)
     Gain on sale of mortgage servicing rights.............       (4,849,738)                 --
     Proceeds from sale of mortgage servicing rights.......        8,393,052                  --
     Origination of loans held for sale....................   (1,068,052,000)     (1,204,553,000)
     Sales of mortgage loans held for sale.................      992,831,897       1,422,203,868
     Changes in assets and liabilities:
          Accounts receivable, net.........................        1,770,362          32,354,311
          Other assets.....................................          787,082         (22,768,003)
          Accounts payable and accrued liabilities.........       (4,477,798)        (17,277,852)
          Other, net.......................................          106,024                  --
                                                             ---------------     ---------------
               Total adjustments...........................      (49,542,909)        232,702,954
                                                             ---------------     ---------------
               Net cash (used in) provided by operating
                 activities................................      (57,027,403)        224,359,935
                                                             ---------------     ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchased and originated mortgage servicing rights.......       (3,149,621)        (17,869,158)
  Net increase in loans held for investment................       (8,709,611)        (14,137,015)
  Net increase in real estate owned........................         (484,074)           (837,758)
  Purchase of property and equipment, net of retirements...         (437,833)           (647,946)
  Net assets acquired by Barnett...........................               --          10,784,220
  Business acquisitions, net of cash acquired..............     (158,747,064)                 --
                                                             ---------------     ---------------
          Net cash used in investing activities............     (171,528,203)        (22,707,657)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in notes payable.................       70,819,419        (233,671,822)
  Capital contributions....................................      167,331,263          28,233,505
                                                             ---------------     ---------------
          Net cash provided by (used in) financing
activities.................................................      238,150,682        (205,438,317)
                                                             ---------------     ---------------
NET INCREASE (DECREASE) IN CASH............................        9,595,076          (3,786,039)
CASH AT BEGINNING OF PERIOD................................        3,900,572          14,987,783
                                                              ==============      ==============
CASH AT END OF PERIOD......................................  $    13,495,648     $    11,201,744
                                                              ==============      ==============

   The accompanying notes are an integral part of these financial statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MAY 30, 1996 AND JUNE 30, 1995

1.  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Barnett Mortgage Company ("BMC") and its wholly owned subsidiaries, BancPLUS Financial Corporation ("BancPLUS") and Loan America Financial Corporation ("LAFC"). Wholly owned subsidiaries of BancPLUS include BancPLUS Mortgage Corp. and Honolulu Mortgage Company, Inc. ("HMC"). As discussed in Note 2, BancPLUS and LAFC were acquired in 1995 and 1994, respectively. These acquisitions were accounted for as purchases; therefore, BancPLUS and LAFC are included in the consolidated financial statements from their respective dates of acquisition. BMC is a wholly owned subsidiary of Barnett Banks, Inc. (the "Parent"). All significant intercompany accounts and transactions have been eliminated in consolidation.

2.  ORGANIZATION

     On February 28, 1995, BMC completed the acquisition of BancPLUS for approximately $167 million in cash. BancPLUS and its wholly owned subsidiaries are full service mortgage bankers based in San Antonio, Texas and Honolulu, Hawaii, who had total assets of $244 million and a servicing portfolio of $13.9 billion at the date of acquisition. The purchase price in excess of net assets acquired was $113 million.

     On October 1, 1994, BMC completed the acquisition of LAFC for $60 million. LAFC was a Miami based wholesale mortgage banking company which had assets of $180 million and a servicing portfolio of approximately $4 billion at the date of acquisition. The purchase price in excess of net assets acquired was $29 million.


     On May 31, 1996, the parent sold BMC to HomeSide, Inc. Barnett received cash and an affiliate of Barnett received an ownership interest in HomeSide, Inc. for cash. As of May 31, 1996, BMC ceased to exist as a separate company and operations for periods subsequent to that date will be included in the results of operations of HomeSide, Inc. Accordingly, a May 31, 1996, balance sheet is not presented for BMC and statement of operations data does not include periods subsequent to May 30, 1996.


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BMC's accounting policies are discussed in Note 1 of the audited consolidated financial statements for the year ended December 31, 1995. The accounting policies of BMC for the periods presented in the accompanying interim financial statements conform to the policies presented in the audited consolidated financial statements for the year ended December 31, 1995, except for the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122").

     On January 1, 1996, BMC adopted SFAS 122 which, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The adoption of SFAS 122 resulted in capitalized originated mortgage servicing rights ("OMSR") of $5,892,000 and $13,353,000 for the periods April 1, 1996 to May 30, 1996 and
January 1, 1996 to May 30, 1996, respectively.

     SFAS 122 requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For purposes of determining impairment, BMC's mortgage servicing rights are stratified based on interest rate, fixed rate versus adjustable rate, and type of loan (conventional versus government). Impairment, if any, is recognized through a valuation allowance for each stratum. BMC did not recognize any impairment charges related to its mortgage servicing rights portfolio for the periods April 1, 1996 to May 30, 1996 and January 1, 1996 to May 30, 1996.

     Since SFAS 122 prohibits retroactive application, historical accounting results have not been restated and, accordingly, the accounting results for the periods April 1, 1996 to May 30, 1996 and January 1, 1996 to May 30, 1996 are not directly comparable with the three and six months ended June 30, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
BancBoston Mortgage Corporation

     We have audited the accompanying consolidated balance sheets of BancBoston Mortgage Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BancBoston Mortgage Corporation as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 10, BancBoston Mortgage Corporation adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and changed its method of accounting for purchased mortgage servicing rights, effective January 1, 1993. BancBoston Mortgage Corporation also changed its method of accounting for mortgage servicing fee income, effective January 1, 1994.

COOPERS & LYBRAND L.L.P.

Jacksonville, Florida

January 18, 1996, except
  for the second paragraph
  of Note 1 and the fifth
  paragraph of Note 2, as to
  which the date is March 4, 1996

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                                           CONSOLIDATED BALANCE SHEETS

                                                                           AT DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
                                                                           (IN THOUSANDS)
                                          ASSETS

Cash................................................................  $    5,653     $      830
Mortgage loans
  Held for sale.....................................................     271,215        388,436
  Held for investment...............................................      28,589         33,183
Purchased mortgage servicing rights, net............................     415,815        533,891
Excess mortgage servicing receivable, net...........................      15,333         17,447
Accounts receivable.................................................      66,390         82,473
Accounts receivable from Bank of Boston and affiliates..............         373            343
Pool loan purchases.................................................      77,477         65,272
Mortgage claims receivable, net.....................................      48,835         45,422
Deferred tax asset..................................................      31,012         40,724
Real estate acquired................................................         924          2,627
Premises and equipment, net.........................................      25,279         25,386
Other assets........................................................      19,992         18,269
                                                                      ----------     ----------
          Total Assets..............................................  $1,006,887     $1,254,303
                                                                      ==========     ==========
                              LIABILITIES & STOCKHOLDER'S EQUITY

Note payable to Bank of Boston......................................  $  779,021     $  966,000
Accounts payable and accrued liabilities............................      81,269         51,683
Accrued income taxes................................................       4,825         36,213
Long-term debt......................................................      14,007         13,816
                                                                      ----------     ----------
          Total Liabilities.........................................     879,122      1,067,712
                                                                      ----------     ----------
Commitments and Contingencies (Notes 1, 9, 11, 13 and 15)
Stockholder's Equity:
  Common stock, $1 par value per share: 10,000 shares authorized;
     100 shares issued and outstanding
  Additional paid-in capital........................................     156,666        156,666
  Retained earnings (Accumulated deficit)...........................     (28,901)        29,925
                                                                      ----------     ----------
     Total Stockholder's Equity.....................................     127,765        186,591
                                                                      ----------     ----------
          Total Liabilities & Stockholder's Equity..................  $1,006,887     $1,254,303
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1993          1994         1995
                                                           ---------     --------     ---------
                                                                      (IN THOUSANDS)
Revenues:
  Mortgage servicing fees................................  $ 111,822     $140,491     $ 173,038
  Gain (loss) on risk management contracts...............      6,688       (6,702)      108,702
  Amortization of mortgage servicing rights..............   (112,492)     (66,801)     (108,013)
                                                           ---------     --------     ---------
     Net servicing revenue...............................      6,018       66,988       173,727
                                                           ---------     --------     ---------
  Interest income........................................     50,156       31,585        24,324
  Interest expense.......................................    (44,199)     (33,952)      (27,128)
                                                           ---------     --------     ---------
     Net interest revenue................................      5,957       (2,367)       (2,804)
                                                           ---------     --------     ---------
  Net mortgage origination revenue.......................      6,173        4,983         3,417
  Gain on sales of servicing rights......................        651       10,862        10,230
  Other income...........................................         50          147           511
                                                           ---------     --------     ---------
          Total Revenue..................................     18,849       80,613       185,081
                                                           ---------     --------     ---------

Expenses:
  Salaries and employee benefits.........................     33,096       40,370        45,381
  Occupancy and equipment................................      7,966        9,012        10,009
  Servicing losses on investor-owned loans...............      2,770        7,177         9,981
  Real estate acquired...................................      1,600          253         1,054
  Other expenses.........................................     22,058       19,326        21,896
                                                           ---------     --------     ---------
          Total Expenses.................................     67,490       76,138        88,321
                                                           ---------     --------     ---------
Income (loss) before income taxes and cumulative
  effects of changes in accounting principles............    (48,641)       4,475        96,760
Income tax expense (benefit) before cumulative
  effects of changes in accounting principles:
  Current................................................     (1,425)       4,773        47,646
  Deferred...............................................    (15,859)      (2,248)       (9,712)
                                                           ---------     --------     ---------
          Total Income Tax Expense (Benefit).............    (17,284)       2,525        37,934
                                                           ---------     --------     ---------
Income (loss) before cumulative effects of changes
  in accounting principles...............................    (31,357)       1,950        58,826
Cumulative effect on prior years of:
Change in purchased mortgage servicing rights (PMSR)
  valuation method, net of tax...........................    (59,921)          --            --
Change in accounting for income taxes....................      6,093           --            --
Change in accounting for mortgage servicing fee income,
  net of tax.............................................         --        3,455            --
                                                           ---------     --------     ---------
     Net Income (Loss)...................................    (85,185)       5,405        58,826
Retained Earnings (Accumulated Deficit), January 1.......     50,879      (34,306)      (28,901)
                                                           ---------     --------     ---------
Retained Earnings (Accumulated Deficit), December 31.....  $ (34,306)    $(28,901)    $  29,925
                                                           =========     ========     =========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
                                                                    (IN THOUSANDS)
Cash flows (used in) provided by operating
  activities:
  Net income (loss).................................  $   (85,185)    $     5,405     $    58,826
  Adjustments to reconcile net income (loss) to cash
     (used in) provided by operations:
     Cumulative effects of change in:
       PMSR valuation, net of tax...................       59,921              --              --
       Accounting for income taxes..................       (6,093)             --              --
       Accounting for mortgage servicing fees, net
          of tax....................................           --          (3,455)             --
     Amortization...................................      117,177          67,207         108,404
     Depreciation...................................        2,243           2,621           3,133
     Servicing losses on investor-owned loans.......        2,770           7,177           9,981
     Deferred tax benefit...........................      (15,859)         (2,248)         (9,712)
     Gain on sale of mortgage servicing rights......         (651)        (10,862)        (10,230)
     (Gain) loss on risk management contracts.......       (6,688)          6,702        (108,702)
     Write down of real estate acquired.............        1,113           1,066           1,699
     Capitalized excess mortgage servicing
       receivable...................................      (13,557)         (3,653)         (7,513)
     Mortgage loans originated and purchased for
       sale.........................................   (8,525,347)     (4,673,100)     (4,816,964)
     Proceeds and principal repayments of mortgage
       loans held for sale..........................    8,395,528       5,005,969       4,694,909
     Change in accounts receivable..................      (13,827)         (7,482)        (16,053)
     Change in pool loan purchases..................       (1,345)          9,002          12,205
     Change in mortgage claims receivable...........      (13,681)          4,574          (5,383)
     Change in accrued income taxes.................       (3,584)         (1,231)         31,388
     Change in other assets and accounts payable and
       accrued liabilities..........................       (3,154)        (13,051)        (11,899)
                                                      -----------     -----------     -----------
     Net cash (used in) provided by operating
       activities...................................     (110,219)        394,641         (65,911)
                                                      -----------     -----------     -----------

Cash flows used in investing activities:
  Principal payments on mortgage loans
     held for investment............................        7,038          11,216          12,966
  Purchase of premises and equipment................       (4,170)         (5,355)         (3,141)
  Acquisition of Bell Mortgage......................           --              --            (891)
  Purchase of mortgage servicing rights.............     (124,693)       (164,047)       (193,013)
  Proceeds from risk management contracts, net......        6,688          (9,641)         27,120
  Proceeds from real estate acquired................        5,010           2,773           2,610
  Proceeds from sales of mortgage servicing
     rights.........................................          651          10,862          28,649
                                                      -----------     -----------     -----------
     Net cash used in investing activities..........     (109,476)       (154,192)       (125,700)
                                                      -----------     -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                               CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
                                                                    (IN THOUSANDS)
Cash flows provided by (used in) financing
  activities:
  Borrowings from Bank of Boston....................    7,674,500       3,988,224       3,669,085
  Repayments to Bank of Boston......................   (7,455,481)     (4,228,214)     (3,482,106)
  Repayment of long-term debt.......................         (159)           (173)           (191)
                                                      -----------     -----------     -----------
     Net cash provided by (used in) financing
       activities...................................      218,860        (240,163)        186,788
                                                      -----------     -----------     -----------
Net (decrease) increase in cash.....................         (835)            286          (4,823)
  Cash at January 1.................................        6,202           5,367           5,653
                                                      -----------     -----------     -----------
  Cash at December 31...............................  $     5,367     $     5,653     $       830
                                                      ===========     ===========     ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest.......................................  $    44,809     $    32,819     $    27,498
                                                      ===========     ===========     ===========
     Income taxes...................................  $     2,158     $     7,864     $    16,258
                                                      ===========     ===========     ===========
Supplemental schedule of non-cash investing
  activities:
  BBMC purchased bulk mortgage servicing rights
     during the years 1993, 1994 and 1995. In
     conjunction with purchases, liabilities were
     assumed as follows:
  Accounts payable..................................  $    14,586     $    60,188     $    23,022
                                                      ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     BancBoston Mortgage Corporation (BBMC) is a wholly-owned subsidiary of The First National Bank of Boston (Bank of Boston), which is a wholly-owned subsidiary of Bank of Boston Corporation. In December 1995, Bank of Boston Corporation signed an agreement with Thomas H. Lee Company and Madison Dearborn Partners (Investors) to sell BBMC, creating an independent mortgage company. Under the terms of the agreement, Bank of Boston will receive cash and an equity interest in the new company. The Investors will acquire a majority interest in the new company. The transaction is expected to close in the first half of 1996.

     On March 4, 1996, Barnett Banks, Inc. (Barnett) entered into an agreement to sell certain of its mortgage banking operations, primarily its servicing portfolio and proprietary mortgage banking software systems to the new company. Barnett will receive cash and an ownership interest in the new company. The transaction is expected to close in the second quarter of 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The consolidated financial statements include BBMC and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. Certain reclassifications have been made to the 1993 and 1994 financial statements to conform to the 1995 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interest rate products

     BBMC enters into financial agreements and purchases financial instruments as part of its interest rate risk management strategy. These agreements are not considered trading instruments and are primarily entered into for purposes of managing the prepayment risk associated with mortgage servicing rights and interest rate risk relative to commitments to originate mortgage loans against market value declines resulting from fluctuations in interest rates. These instruments and agreements are designated as a part of BBMC's risk management strategy and are linked to the related assets being managed.

     BBMC acquires financial instruments, including derivative contracts (risk management contracts), to partially protect the value of mortgage servicing rights from the effects of prepayment activity caused by interest rate declines. These financial instruments increase or decrease in value in an inverse relationship to changes in market interest rates. Accordingly, as interest rates decline, these financial instruments will increase in value, and as interest rates increase, these financial instruments will decline in value. The value of these financial instruments will fluctuate daily with interest rate changes, and these fluctuations may be significant. However, the decline in the value of these financial instruments is limited to the value recorded in the balance sheet. These financial instruments primarily include options on U.S. treasury futures, forward contracts, and interest rate floors.

     As of March 4, 1996, due to rising interest rates, the risk management contracts had declined in value by the carrying amount recorded on the balance sheet at December 31, 1995 (see Note 14).

     The cost of option contracts to manage BBMC's fixed and variable rate loan origination commitments are capitalized and amortized as an adjustment of gain or loss over the life of the underlying option contract.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Unamortized premiums are included in other assets on the balance sheet. At December 31, 1995, BBMC had call options to purchase mortgage-backed securities with a total face amount of $315.0 million. The unamortized premiums associated with these options was $1.1. million at December 31, 1995. There were no put options outstanding as of the balance sheet date.

     Short-term option contracts that are used to manage interest rate risk on BBMC's mortgage servicing rights are marked-to-market with gains or losses recognized in current income. The current market value of these option contracts are included in the balance of capitalized mortgage servicing rights. At December 31, 1995, the current market value of these option contracts included in mortgage servicing rights was $84.9 million. Unrealized gains (losses) at December 31, 1995 and 1994 included in the consolidated statements of operations were $86.5 million and ($2.9) million for 1995 and 1994, respectively. All gains and losses recognized in 1993 were realized.

  Mortgage loans

     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is based on the contract prices at which the mortgage loans will be sold or, if the loans are not committed for sale, the current market price. Loan origination fees and certain direct costs are deferred until the related mortgage loans are sold.

     Mortgage loans held for investment are stated at the lower of cost or fair value at the time the permanent investment decisions are made. Discounts, if any, are amortized over the anticipated life of the investment.

     Loans are placed on nonaccrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. When loans are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual status when principal and interest become current and they are estimated to be fully collectible.

  Purchased and originated mortgage servicing rights

     Purchased mortgage servicing rights (PMSR) represent the cost of purchasing the right to service mortgage loans originated by others. PMSR are amortized as a reduction of servicing fee income over the estimated servicing period in proportion to the estimated future net cash flows from the loans serviced. Remaining PMSR asset balances are evaluated for impairment by determining their estimated recoverable amount through applying the discount rate in effect at the time the servicing was purchased to the estimated future aggregate net cash flows from the underlying mortgages. The carrying value is written down for any impairment; such write-downs are included in the amortization of mortgage servicing rights. Prior to 1993, this valuation was performed on an undiscounted basis.

     In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights. This Statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of originated mortgage servicing rights (OMSR) is determined by allocating the total costs of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Presently, OMSR are included with the cost of the related loans and considered in determining the gain or loss on sale when the loans are sold. Also, the new Statement requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For the purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this Statement

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are stratified based on one or more of the predominate risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

     The Statement applies prospectively to fiscal years beginning after December 15, 1995. BBMC plans to adopt the Statement beginning January 1, 1996. The actual effect of implementing this new Statement on BBMC's financial position and results of operations will depend on factors including the amount and mix of originated and purchased production, the level of interest rates, and market estimates of future prepayment rates.

     Accordingly, BBMC cannot determine at this time the ultimate impact on its future earnings of applying the new methodologies of recording all mortgage servicing rights as assets, of calculating impairment, and of applying the other provisions of the Statement.

  Excess mortgage servicing receivable

     Excess mortgage servicing receivable (EMSR) represents the present value of servicing fee income in excess of a normal servicing fee. When loans are sold, the estimated excess servicing is recognized as income and amortized over the estimated servicing period in proportion to the estimated future aggregate net cash flows from the loans serviced. Remaining asset balances are evaluated for impairment based on current estimates of future discounted cash flows. Such write-downs are included in amortization of mortgage servicing rights.

  Accounts receivable

     Accounts receivable includes advances made in connection with loan servicing activities. These advances consist primarily of payments for property taxes and insurance premiums, as well as, principal and interest remitted to investors before they are collected from mortgagors.

  Pool loan purchases

     Pool loan purchases are carried at cost and consist of FHA-insured, VA-guaranteed, and conventional loans purchased from mortgage-backed securities serviced by BBMC for others. At the purchase date, these loans were delinquent or in the process of foreclosure or repayment. Losses associated with pool loan purchases are largely reimbursed by the insurer.

  Mortgage claims receivable

     Mortgage claims receivable includes claims filed primarily with the FHA and the VA. These receivables are carried at cost, less an allowance for estimated amounts that are not collectible from the mortgage insuring agencies.

  Real estate acquired

     Real estate acquired includes properties on which BBMC has foreclosed and taken title. It is initially reported at the lower of the carrying value of the loan or the fair value of the real estate obtained, less estimated selling costs. The excess, if any, of the loan balance over the fair value of the property at the time of transfer to real estate acquired is charged to the reserve for estimated servicing losses on investor-owned loans. Subsequent declines in the value of the property and costs related to holding the property are charged against income.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Premises and equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated life of the improvement or the term of the lease.

  Other assets

     Other assets consist primarily of a prepaid pension asset of $10.1 million, allocated from the Bank of Boston, and the excess of cost over fair value of net assets acquired. The excess of cost over fair value of net assets acquired is amortized using a straight-line basis over periods varying from seven to twenty-five years.

  Mortgage servicing fees

     Mortgage servicing fees represent fees earned for servicing mortgage loans owned by investors. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recognized as income on an accrual basis. Prior to 1994, these fees were recorded as income when the payments were received.

  Servicing losses on investor-owned loans

     BBMC records losses attributable to servicing FHA and VA loans for investors. These amounts include actual losses for final disposition of loans, accrued interest for which payment has been denied, and estimates for potential losses based on BBMC's experience as a servicer of government loans.

     A reserve for estimated servicing losses on investor-owned loans is available for potential losses related to the mortgage servicing portfolio and is included in the balance of accounts payable and accrued liabilities.

  Net mortgage origination revenue

     Net mortgage origination revenue includes gains and losses from sales of mortgage loans, deferred origination fees and expenses, and the present value of gains from the EMSR.

  Income taxes

     BBMC files its federal tax return through inclusion in Bank of Boston Corporation's consolidated return. Accordingly, Bank of Boston's federal tax provision is allocated to all member subsidiaries as if each member were a separate taxpayer. However, the timing of utilization of certain of BBMC's tax attributes may differ from a stand-alone tax-paying basis.

     BBMC accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which was prospectively adopted effective January 1, 1993.
Note 10 includes additional information with respect to the adoption of this Statement. Under the Statement, current tax liabilities or assets are recognized through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year.

     Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. Net deferred tax liabilities or assets are recognized through charges or credits to the deferred tax provision. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The effect of enacted changes in tax law, including changes in tax rates, on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Accounting changes

     Effective January 1, 1993, BBMC elected to change its method of valuing its mortgage servicing rights from an undiscounted basis to a discounted basis to conform its financial reporting to the regulatory accounting rules adopted by the bank regulators in 1993.

     The cumulative effect to January 1, 1993 of adopting this change in accounting principle was an increase in net loss of approximately $59.9 million, which is net of $30.9 million of income tax benefit. Effective January 1, 1994, BBMC changed its method of accounting for mortgage servicing fees from the cash basis to the accrual basis. The cumulative effect to January 1, 1994 of this accounting change was an increase in net income of approximately $3.5 million, which is net of income taxes of $1.9 million.

     BBMC's income (loss) before income taxes and cumulative effects of changes in accounting principles and net income (loss) for 1993 and 1994, as if the changes for the valuing of mortgage servicing rights and the change in accounting for mortgage servicing fees had been retroactively applied, would have been as follows:

                                                                         1993        1994
                                                                       --------     ------
                                                                         (IN THOUSANDS)
    Income (loss) before income taxes and cumulative effects of
      changes in accounting principles...............................  $(48,013)    $4,475
                                                                       --------     ------
    Net income (loss)................................................  $(24,850)    $1,950
                                                                       ========     ======

3.  PURCHASED MORTGAGE SERVICING RIGHTS AND EXCESS MORTGAGE SERVICING RECEIVABLE

     PMSR consist of the following:

                                                                   1994            1995
                                                                 ---------       ---------
                                                                      (IN THOUSANDS)
    PMSR.......................................................  $ 732,775       $ 954,931
    Accumulated amortization...................................   (316,960)       (421,040)
                                                                 ---------       ---------
    Balance at December 31.....................................  $ 415,815       $ 533,891
                                                                 =========       =========

     EMSR consists of the following:

                                                                     1994           1995
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    EMSR.........................................................  $ 60,419       $ 66,465
    Accumulated amortization.....................................   (45,086)       (49,018)
                                                                   --------       --------
    Balance at December 31.......................................  $ 15,333       $ 17,447
                                                                   ========       ========

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  RESERVE FOR ESTIMATED SERVICING LOSSES ON INVESTOR-OWNED LOANS

     An analysis of the reserve for estimated servicing losses on investor-owned loans is as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Balance at January 1..................................  $(5,000)    $(4,700)    $(6,650)
    Servicing losses on investor-owned loans..............   (2,770)     (7,177)     (9,981)
    Charge-offs...........................................    3,462       5,304       7,473
    Recoveries............................................     (392)        (77)       (242)
                                                            -------     -------     -------
    Balance at December 31................................  $(4,700)    $(6,650)    $(9,400)
                                                            =======     =======     =======

5.  MORTGAGE SERVICING PORTFOLIO

     BBMC's residential mortgage servicing portfolio totaled $37.9 billion and $41.5 billion at December 31, 1994 and 1995, respectively, and included mortgage-backed securities of $24.0 billion and $28.5 billion in 1994 and 1995, respectively. In addition, BBMC's commercial loan servicing portfolio totaled $1.0 billion and $0.9 billion in 1994 and 1995, respectively. Related fiduciary funds are segregated in trust accounts, principally deposited with Bank of Boston, and are not included in the accompanying consolidated financial statements.

     BBMC has in force an errors and omissions policy in the amount of $20 million. Fidelity coverage up to a limit of $75 million, subject to a $1 million deductible, is provided under a Bank of Boston master program.

6.  PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                     1994           1995
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    Land.........................................................  $  4,086       $  4,086
    Building.....................................................    14,251         14,477
    Furniture and equipment......................................    24,300         26,870
    Leasehold improvements.......................................       752            824
                                                                   --------       --------
                                                                     43,389         46,257
    Accumulated depreciation and amortization....................   (18,110)       (20,871)
                                                                   --------       --------
    Balance at December 31.......................................  $ 25,279       $ 25,386
                                                                   ========       ========

7.  NOTE PAYABLE TO BANK OF BOSTON

     BBMC borrows funds on a demand basis from Bank of Boston under a $1.25 billion line of credit, collateralized by substantially all of BBMC's assets. At December 31, 1994 and 1995, the interest rate was 8.5% and 6.8%, respectively, less the benefit received from balances held at Bank of Boston. Interest expense, net of this benefit, was $25.0 million, $24.6 million, and $20.5 million in 1993, 1994, and 1995, respectively.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  LONG-TERM DEBT

     Long-term debt consists of a 30-year mortgage note, payable monthly with interest at 9 1/2%, maturing in 2017. BBMC's main office building is pledged as collateral. Principal payments due on long-term debt are as follows:

                                                                 (IN THOUSANDS)
                1996...........................................     $   210
                1997...........................................         231
                1998...........................................         233
                1999...........................................         279
                2000...........................................         307
                Thereafter.....................................      12,556
                                                                    -------
                          Total Due............................     $13,816
                                                                    =======

9.  EMPLOYEE BENEFITS

     BBMC participates with Bank of Boston and its affiliates in a non-contributory defined benefit pension plan (Plan) covering substantially all full-time employees. Bank of Boston funds the Plan in compliance with the requirements of the Employee Retirement Income Security Act.

     The Plan is an account balance defined benefit plan in which each employee has an account to which amounts are allocated based on level of pay and years of service and which grows at a specific rate of interest. Benefits accrued prior to 1989 are based on years of service, highest average compensation, and social security benefits. Expense (income) associated with this Plan was ($0.9) million, ($1.1) million and $0.5 million in 1993, 1994 and 1995, respectively.

     BBMC also maintains non-qualified deferred compensation and retirement plans for certain officers. All benefits provided under these plans are unfunded and any payments to plan participants are made by BBMC. As of December 31, 1994 and 1995, approximately $0.8 million and $0.7 million, respectively, were included in accrued expenses and other liabilities for these plans. For the years ended December 31, 1993, 1994, and 1995, expense related to these plans was $0.1 million, $0.2 million and $0.2 million, respectively.

     BBMC also participates with Bank of Boston and its affiliates in a thrift incentive plan. Under this plan, employer contributions are generally based on the amount of eligible employee contributions. The amounts charged to operating expense under this plan were $0.5 million, $0.8 million, and $0.2 million in 1993, 1994, and 1995, respectively.

     BBMC participates with Bank of Boston and its affiliates by providing certain health and life insurance benefits for retired employees. Eligible employees currently receive credits up to $10 thousand based on years of service, which are used to purchase post-retirement health care coverage. Life insurance coverage is dependent on years of service at retirement. Amounts charged to employee benefits expense for these benefits were $0.6 million in 1993, $0.6 million in 1994, and $0.5 million in 1995.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of post-retirement benefits expense for the three years ended December 31 were as follows:

                                                                    1993     1994     1995
                                                                    ----     ----     ----
                                                                        (IN THOUSANDS)
    Service cost (benefits earned during the period)..............  $ 44     $ 63     $ 53
    Interest cost on projected benefit obligation.................   280      282      264
    Amortization:
      Unrecognized net asset......................................   250      250      250
      Unamortized gain............................................   (20)     (11)     (53)
                                                                    ----     ----     ----
    Net post-retirement benefit cost..............................  $554     $584     $514
                                                                    ====     ====     ====

     BBMC's unfunded accumulated post-retirement benefit obligation for the two years ended December 31 was as follows:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accumulated post-retirement benefit obligation for retirees......  $ 3,711     $ 3,515
    Unrecognized net gain............................................    1,385       1,541
    Unrecognized net obligation......................................   (4,500)     (4,250)
                                                                       -------     -------
    Post-retirement benefit liability................................  $   596     $   806
                                                                       =======     =======

     Assumptions used in actuarial computations were:

                                                1993              1994              1995
                                            -------------     -------------     -------------
    Rate of increase in future
      compensation
      levels..............................           4.50%             4.50%             4.50%
    Weighted average discount rate........           7.50%             8.25%             7.25%
    Medical inflation rate................  12% declining     11% declining      8% declining
                                            to 5% in 2001     to 5% in 2001     to 5% in 1999

     An increase of 1% in the assumed health care cost trend rate would result in an increase of 4.8%, 5.9%, and 5.8% in the accumulated post-retirement benefit obligation and 4.1%, 4.9%, and 4.9% in annual post-retirement benefit expense in 1993, 1994, and 1995, respectively.

10.  INCOME TAXES

     The components of the net deferred tax asset at December 31 are as follows:

                                                                         1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    PMSR.............................................................  $27,223     $34,008
    EMSR.............................................................    9,303       8,957
    Reserve for estimated servicing losses on investor-owned loans...    2,529       3,657
    Other............................................................   (2,385)     (1,301)
    Valuation reserve................................................   (5,658)     (4,597)
                                                                       -------     -------
    Net deferred tax assets, net of reserve..........................  $31,012     $40,724
                                                                       =======     =======

     The deferred tax assets, net of the valuation reserve, can be realized from the reversal of existing deferred tax liabilities and by carryback to previous years with taxable income. The valuation reserve has been primarily established against state deferred tax assets where carryback is not permitted.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision for (benefit from) income taxes for the years ending December 31 are as follows:

                                                             1993        1994        1995
                                                           --------     -------     -------
                                                                    (IN THOUSANDS)
    Current tax provision (benefit)......................  $ (1,425)    $ 4,773     $47,646
    Deferred tax
      Benefit on income..................................   (15,859)     (2,587)     (8,651)
      Change in valuation reserve........................        --         339      (1,061)
                                                           --------     -------     -------
    Net deferred tax benefit.............................   (15,859)     (2,248)     (9,712)
    Income tax provision (benefit) before cumulative
      effect of changes in accounting principles.........   (17,284)      2,525      37,934
    Change in accounting for:
      PMSR...............................................   (30,868)         --          --
      Income taxes.......................................    (6,093)         --          --
      Mortgage servicing fee.............................        --       1,860          --
                                                           --------     -------     -------
    Total income tax provision (benefit).................  $(54,245)    $ 4,385     $37,394
                                                           ========     =======     =======

     Effective January 1, 1993, BBMC adopted prospectively SFAS No. 109, which principally affects accounting for deferred taxes. The cumulative effect to January 1, 1993 of adopting this new Standard was a decrease in net loss of $6.1 million.

     The following table reconciles the expected federal tax provision (benefit) on income (loss) before cumulative effect of changes in accounting principles, based on the federal statutory tax rate of 35% in 1993, 1994, and 1995, to the actual tax provision (benefit) before cumulative effect of changes in accounting principles:

                                                                  1993        1994       1995
                                                                --------     ------     -------
                                                                        (IN THOUSANDS)
Expected tax provision (benefit) applicable to income (loss)
  before cumulative effect of changes in accounting
  principles..................................................  $(17,024)    $1,567     $33,866
Effect of:
  State income taxes, net of federal tax benefits.............        --        381       3,774
  Federal tax rate change to 35% on deferred tax assets.......      (408)        --          --
  Other.......................................................       148        577         294
                                                                --------     ------     -------
Actual tax provision (benefit) before cumulative effect of
  changes in accounting principles............................  $(17,284)    $2,525     $37,934
                                                                ========     ======     =======

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  LEASE COMMITMENTS

     BBMC leases office facilities and equipment under noncancelable leases that include renewal options and escalation clauses which extend into 1999. Rental expense for leases of office facilities and equipment was $3.6 million in both
1993 and 1994 and $3.9 million in 1995. BBMC's minimum future lease commitments are as follows:

                                                                     (IN THOUSANDS)
            1996...................................................      $1,996
            1997...................................................         622
            1998...................................................         280
            1999...................................................          52
            Thereafter.............................................          --
                                                                         ------
                      Total........................................      $2,950
                                                                         ======

12.  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     BBMC purchases financial instruments and enters into financial agreements with off-balance sheet risk in the normal course of business through the origination and selling of mortgage loans and the management of the risk of fluctuations in interest rates. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Interest rate risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease or become more costly to settle. Financial instruments primarily used by BBMC include commitments to extend credit, mandatory and optional forward commitments, commitments to purchase mortgage servicing rights, and other instruments to minimize the interest rate risk of capitalized servicing assets, primarily options on treasury bond futures.

  Options and forward contracts

     BBMC purchases options and forward contracts to protect the value of mortgage servicing assets from exposure to increases in prepayment activity and to reduce the impact of interest rate fluctuations on its lending commitments. The notional amount of the options and forward contracts is the amount upon which interest and other payments under the contract are based and is generally not exchanged. Therefore, the notional amounts should not be taken as the measure of credit risk or a reflection of future cash requirements. The risk associated with options and forwards is the exposure to current and expected market movements in the interest rates and the ability of the counterparties to meet the terms of the contracts. The cash requirements associated with these options and forward contracts, aside from the initial purchase price, are minimal. These contracts generally require future performance on the part of the counterparty upon exercise of the option or execution of the forward contract by BBMC.

     BBMC is exposed to credit loss in the event of nonperformance by the counterparties to the various instruments. BBMC controls credit and market risk associated with interest rate products by establishing and monitoring limits as to the types and degree of risks that may be undertaken. BBMC's exposure to credit risk in the event of default by the counterparties for the options is $123.3 million which was due at December 31, 1995.

     BBMC's exposure to credit risk in the event of default by the counterparty for mandatory forward commitments to sell mortgage loans is the difference between the contract price and the current market price, offset by any available margins retained by BBMC or an independent clearing agent. The amount of credit risk as of December 31, 1995, if all counterparties failed completely and if the margins, if any, retained by BBMC

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

or an independent clearing were to become unavailable, was approximately $24.1 million for mandatory forward commitments of mortgage-backed securities.

     The following is a summary of BBMC's notional amounts and fair values of interest rate products as of December 31, 1994 and 1995.

                                                            1994                      1995
                                                   ----------------------   ------------------------
                                                                ESTIMATED                  ESTIMATED
                                                   NOTIONAL       FAIR       NOTIONAL        FAIR
                                                    AMOUNT      VALUE(1)      AMOUNT       VALUE(1)
                                                   --------     ---------   ----------     ---------
                                                                    (IN THOUSANDS)
Purchased commitments to sell mortgage loans:
  Mandatory forward contracts....................  $286,430       $4,413    $1,169,559     $ (9,798)
  Options on mortgage-backed securities..........    87,000          172       315,000           --
Risk management contracts:
  Purchased......................................   371,000        2,157     3,107,500      118,753
  Sold...........................................        --           --       295,000      (33,833)

- ---------------
(1) Fair value represents the amount at which a given instrument could be exchanged in an arms length transaction with a third party as of the balance sheet date.

(2) See Note 14 for additional disclosures on fair value of financial instruments.

  Commitments to originate mortgage loans

     BBMC regularly enters into commitments to originate mortgage loans at a future date subject to compliance with stated conditions. Commitments to originate mortgage loans have off-balance sheet risk to the extent BBMC does not have matching commitments to sell loans, which exposes BBMC to lower of cost or market valuation adjustments in a rising interest rate environment. Additionally, the extension of a commitment, which is subject to BBMC's credit review and approval policies, gives rise to credit exposure when certain borrowing conditions are met and the loan is made. Until such time, it represents only potential exposure. The obligation to lend may be voided if the customer's financial condition deteriorates or if the customer fails to meet certain conditions. Commitments to originate mortgage loans do not necessarily reflect future cash requirements since some of the commitments are expected to expire without being drawn upon. Commitments to originate mortgage loans totaled $194.5 million at December 31, 1994 and $885.6 million at December 31, 1995.

  Mortgage loans sold with recourse

     BBMC sells mortgage loans with recourse to various investors and retains the servicing rights on these loans. The total outstanding balance of loans sold with recourse does not necessarily represent future cash outflows. The total outstanding principal balance of loans sold with recourse was $9.0 million at December 31, 1994 and $6.8 million at December 31, 1995.

  Servicing commitments to investors

     BBMC is required to submit to certain investors, primarily GNMA, guaranteed principal and interest payments from the underlying mortgage loans regardless of actual collections.

  Purchase mortgage servicing rights commitments

     BBMC routinely enters into commitments to purchase mortgage servicing rights associated with mortgages originated by third parties, subject to compliance with stated conditions. These commitments to

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purchase mortgage servicing rights, expiring during 1996, correspond to mortgage loans having an aggregate loan principal balance of approximately $2.7 billion at December 31, 1995.

  Geographical concentration of credit risk

     BBMC is engaged in business nationwide and has no material concentration of credit risk in any geographic region.

13.  OTHER RELATED PARTY TRANSACTIONS

     BBMC services mortgage loans for Bank of Boston and its affiliates. The balances of those portfolios totaled $3.3 billion and $2.0 billion at December 31, 1994 and 1995, respectively. Related servicing fees are included in mortgage servicing fees and were $5.4 million, $8.4 million and $7.6 million in 1993, 1994, and 1995, respectively.

     BBMC reimburses Bank of Boston and its affiliates for certain occupancy and supplies costs. Total costs reimbursed were $.0.7 million in 1993, 1994, and 1995.

     BBMC services real estate acquired by the Bank of Boston and its affiliates. Related expenses are reimbursed and were $0.3 million in 1993, $2.1 million in 1994, and $1.7 million in 1995.

     An affiliate of Bank of Boston purchases a 99.25% participation in mortgages in the process of being sold to permanent investors. The principal balances sold under this agreement aggregated approximately $3.6 billion and $6.5 billion in 1994 and 1995, respectively.

     BBMC purchased mortgage servicing rights from Bank of Boston during 1995 and capitalized $4.8 million in mortgage servicing rights associated with this transaction.

     BBMC sold mortgage loans to Bank of Boston and its affiliates in its normal course of business. These sales totaled $1.3 billion, $0.4 billion, and $0.5 billion in 1993, 1994, and 1995, respectively. Included in mortgage loans held for sale at December 31 are loans which will be sold to Bank of Boston and its affiliates totaling $94.5 million and $18.1 million for 1994 and 1995, respectively.

     Miscellaneous administrative services are provided by related companies. These services did not have a material impact on the consolidated financial statements.

14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

     Financial instruments include such items as mortgage loans held for sale, mortgage loans held for investment, interest rate contracts, notes payable, and other instruments.

     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

in methodologies and assumptions used to estimate fair value, BBMC's fair values should not be compared to those of other companies.

     Under the Statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of BBMC. For certain assets and liabilities, the information required under the Statement is supplemented with additional information relevant to an understanding of the fair value.

     The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

  Cash

     The carrying amount reported in the balance sheet approximates fair value.

  Mortgages held for sale

     Fair values are based on the estimated value at which the loans could be sold in the secondary market. These loans are priced to be sold with servicing rights retained, as is BBMC's normal business practice.

  Mortgages held for investment

     Fair value is estimated using market quotes for securities backed by similar loans or by discounting contractual cash flows, adjusted for credit risk and prepayment estimates. These loans are priced with servicing rights retained. Discount rates are obtained from secondary market sources.

  Accounts receivable, pool loan purchases, and mortgage claims receivable, net

     Carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off.

  Excess mortgage servicing receivable

     Fair value is based on the present value of expected future net cash flows and the current estimated servicing life.

  Risk management contracts

     Fair values are estimated based on actual market quotes or option models.

  Note payable to Bank of Boston

     The carrying amount of the note payable to Bank of Boston reported in the balance sheet approximates its fair value.

  Long-term debt

     Fair value of long-term debt is estimated by discounting estimated future cash flows using a rate commensurate with the risks involved.

  Commitments to originate mortgage loans

     Fair value is estimated using quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics.

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Forward contracts to sell mortgages

     Forward contracts to sell mortgages, which represent legally binding agreements to sell loans to permanent investors at a specified price or yield, are valued using market prices for securities backed by similar loans and are reflected in the fair values of the mortgages held for sale, to the extent that these commitments relate to mortgage loans already originated, or of the related commitments to extend credit.

  Options on mortgage-backed securities

     The fair values of options are estimated based on actual market quotes. In some instances, quoted prices for the underlying loans or option models are used.

     The estimated fair values of BBMC's financial instruments are as follows:

                                                      1994                      1995
                                              ---------------------     ---------------------
                                              CARRYING       FAIR       CARRYING       FAIR
                                               AMOUNT       VALUE        AMOUNT       VALUE
                                              --------     --------     --------     --------
                                                              (IN THOUSANDS)
    ASSETS
    Cash....................................  $  5,653     $  5,653     $    830     $    830
    Mortgages held for sale.................   271,215      272,535      388,436      395,984
    Mortgages held for investment...........    28,589       26,988       33,183       35,003
    Accounts receivable.....................    66,763       66,763       82,816       82,816
    Pool loan purchases.....................    77,477       77,477       65,272       65,272
    Mortgage claims receivable..............    48,835       48,835       45,422       45,422
    Excess mortgage servicing receivable....    15,333       20,700       17,447       19,117
    Risk management contracts, classified
      as PMSR, and other assets(2)..........     3,727        2,157       84,520       84,920
    LIABILITIES
    Note payable to Bank of Boston..........   779,021      779,021      966,000      966,000
    Long-term debt..........................    14,007       13,853       13,816       16,211
    OFF-BALANCE SHEET(1)
    Commitments to originate mortgage
      loans.................................                 (1,455)                    1,094
    Mandatory forward contracts to sell
      mortgages(2)..........................                  4,413                    (9,798)
    Options on mortgage-backed
      securities(2).........................                    172                        --
    Risk management contracts...............                 (6,998)                       --

- ---------------

(1) Parentheses denote a liability
(2) See Note 12 for additional disclosures on notional amounts

     Fair value estimates are made as of a specific point in time, based on relevant market data and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale BBMC's entire holding of a particular financial instrument. Because no active market exists for some portion of BBMC's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and repayment trends, risk characteristics of various financial instruments, and other factors.

     These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Further, the fair value estimates were calculated as of

                        BANCBOSTON MORTGAGE CORPORATION
(Acquired by HomeSide, Inc. on March 15, 1996 and now known as HomeSide Lending,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1994 and 1995. Changes in market interest rates and prepayment assumption could significantly change the fair value.

15.  CONTINGENCIES

     BBMC is a defendant in a number of legal proceedings arising in the normal course of business. BBMC, in management's estimation, has recorded adequate reserves in the financial statements for pending litigation. Management, after reviewing all actions and proceedings pending against or involving BBMC, considers that the aggregate liability or loss, if any, resulting from the final outcome of these proceedings will not have a material effect on the financial position or results of operations of BBMC.

     During 1994, BBMC settled a class action lawsuit pertaining to escrow practices. BBMC agreed to change its escrow calculations to the aggregate method and, as a result, refunded approximately $45.0 million in excess escrow balance to mortgagors. In addition, BBMC paid interest on these excess funds in the amount of approximately $1.3 million. The change in escrow calculations did not have a material impact on the consolidated financial statements.

16.  ACQUISITION OF BELL MORTGAGE

     On June 1, 1995, BBMC purchased the assets and liabilities of Bell Mortgage Company (Bell Mortgage), a privately-held mortgage origination company located in Minneapolis, Minnesota, for $0.9 million in cash. The acquisition of Bell Mortgage was accounted for as a purchase. Accordingly, the purchase price was allocated to net assets acquired based upon their estimated fair market value. As of a result of the acquisition, goodwill of $0.4 million was recorded and is being amortized over a 7-year period using the straight-line method.

     Also, under the terms of the agreement, the shareholders of Bell Mortgage will receive additional contingent cash payments based on Bell Mortgage reaching specific performance goals over the next 3 years. These additional cash payments will be recorded as additions to goodwill and will be amortized over the remainder of the original 7-year period using the straight-line method.

     Results of operations after the acquisition date are included in the 1995 consolidated financial statements. Proforma financial results would not have been materially different as a result of this acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Barnett Mortgage Company:

     We have audited the accompanying consolidated balance sheets of BARNETT MORTGAGE COMPANY (a Florida corporation and a wholly owned subsidiary of Barnett Banks, Inc.) and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnett Mortgage Company and subsidiaries as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Jacksonville, Florida
March 8, 1996

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                                           CONSOLIDATED BALANCE SHEETS
                                            DECEMBER 31, 1994 AND 1995

                                                                      1994             1995
                                                                  ------------     ------------
                                ASSETS
CASH............................................................  $  3,900,572     $ 14,987,783
MORTGAGE LOANS:
  Held for sale, net............................................   183,913,568      465,879,840
  Held for investment, net......................................    14,699,097       19,225,181
CAPITALIZED MORTGAGE SERVICING RIGHTS:
  Purchased mortgage servicing rights, net......................    85,574,002      240,059,235
  Excess mortgage servicing rights, net.........................     6,887,431       10,729,518
ACCOUNTS RECEIVABLE, Net:
  Mortgage claims receivable....................................    14,667,507       40,810,317
  Amounts due from affiliates...................................       170,894        3,296,638
  Other receivables.............................................     3,704,721       20,784,599
PROPERTY AND EQUIPMENT, net.....................................    18,565,631       25,263,834
REAL ESTATE OWNED, net..........................................       731,091          600,061
GOODWILL, net...................................................    25,690,047      138,674,988
OTHER ASSETS....................................................       967,476       14,318,185
                                                                  ------------     ------------
                                                                  $359,472,037     $994,630,179
                                                                  ============     ============
               LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Notes payable.................................................  $248,214,485     $653,055,514
  Drafts payable................................................     9,208,104       11,573,446
  Accounts payable and accrued liabilities......................     9,791,502       63,789,362
  Deferred tax liability........................................     7,355,676       34,383,877
                                                                  ------------     ------------
          Total liabilities.....................................   274,569,767      762,802,199
                                                                  ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value; 10,000 shares authorized,
     issued, and outstanding....................................     1,000,000        1,000,000
  Additional paid-in capital....................................    81,141,958      248,453,974
  Retained earnings (accumulated deficit).......................     2,760,312      (17,625,994)
                                                                  ------------     ------------
          Total stockholder's equity............................    84,902,270      231,827,980
                                                                  ------------     ------------
                                                                  $359,472,037     $994,630,179
                                                                  ============     ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                               FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                       1993             1994             1995
                                                   ------------     ------------     ------------
MORTGAGE ORIGINATION REVENUE:
  Mortgage origination fees......................  $    357,900     $  3,276,304     $ 17,103,976
  Gain (loss) on sales of loans, net.............     5,687,882          691,969      (13,920,382)
                                                   ------------     ------------     ------------
          Total mortgage origination revenue.....     6,045,782        3,968,273        3,183,594
                                                   ------------     ------------     ------------
INTEREST INCOME (EXPENSE):
  Interest income................................       855,053        3,459,860       27,264,470
  Interest expense, substantially all to
     affiliates..................................    (1,415,372)      (4,911,433)     (20,427,661)
                                                   ------------     ------------     ------------
          Net interest income (expense)..........      (560,319)      (1,451,573)       6,836,809
                                                   ------------     ------------     ------------
MORTGAGE SERVICING REVENUE:
  Mortgage servicing income......................    20,559,829       27,130,545       83,502,311
  Mortgage servicing income from affiliates......    18,325,974       20,016,790       25,057,174
  Amortization of capitalized mortgage servicing
     rights......................................   (11,547,048)     (17,783,184)     (48,282,193)
  Gain on sales of servicing.....................             0                0        9,096,134
                                                   ------------     ------------     ------------
          Net mortgage servicing revenue.........    27,338,755       29,364,151       69,373,426
                                                   ------------     ------------     ------------
OTHER INCOME.....................................     6,296,519        4,491,999        2,592,125
                                                   ------------     ------------     ------------
          Total revenues.........................    39,120,737       36,372,850       81,985,954
                                                   ------------     ------------     ------------
EXPENSES:
  Salaries and benefits..........................    13,913,978       17,473,917       53,070,150
  General and administrative.....................    12,432,134       14,923,734       41,849,355
  Affiliate profit sharing.......................    10,773,786        3,533,551        6,242,191
  Occupancy and equipment........................     1,809,949        2,702,169        5,959,537
  Amortization of goodwill.......................             0          259,275        4,839,536
                                                   ------------     ------------     ------------
          Total expenses.........................    38,929,847       38,892,646      111,960,769
                                                   ------------     ------------     ------------
INCOME (LOSS) BEFORE INCOME TAXES................       190,890       (2,519,796)     (29,974,815)
INCOME TAX PROVISION (BENEFIT)...................        87,040         (461,411)      (9,588,509)
                                                   ------------     ------------     ------------
NET INCOME (LOSS)................................  $    103,850     $ (2,058,385)    $(20,386,306)
                                                   ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                         BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                    Inc.)

                        CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                      FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                        RETAINED
                                                      ADDITIONAL        EARNINGS
                                        COMMON         PAID-IN        (ACCUMULATED
                                        STOCK          CAPITAL          DEFICIT)          TOTAL
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1992..........  $1,000,000     $ 16,910,146     $  4,714,847     $ 22,624,993
  Capital contributions.............           0        3,527,674                0        3,527,674
  Net income........................           0                0          103,850          103,850
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1993..........   1,000,000       20,437,820        4,818,697       26,256,517
  Capital contributions.............           0       60,704,138                0       60,704,138
  Net loss..........................           0                0       (2,058,385)      (2,058,385)
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1994..........   1,000,000       81,141,958        2,760,312       84,902,270
  Capital contributions.............           0      167,312,016                0      167,312,016
  Net loss..........................           0                0      (20,386,306)     (20,386,306)
                                      ----------     ------------     ------------     ------------
BALANCE, December 31, 1995..........  $1,000,000     $248,453,974     $(17,625,994)    $231,827,980
                                      ==========     ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                        BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                  Inc.)


                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                          (NOTE 7)
                                                       1993           1994             1995
                                                   ------------   -------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $    103,850   $  (2,058,385)  $   (20,386,306)
                                                   ------------   -------------   ---------------
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Amortization of purchased mortgage servicing
       rights....................................     9,321,064      15,288,479        45,816,361
     Amortization of excess servicing fees.......     2,225,984       2,494,705         2,465,832
     Amortization of goodwill....................             0         259,275         4,839,536
     Depreciation and amortization of property
       and equipment.............................     1,430,339       1,776,267         3,191,009
     Capitalization of excess servicing fees.....    (3,657,824)     (1,258,180)       (7,081,112)
     Origination of loans held for sale..........             0    (508,150,116)   (3,318,208,729)
     Sales of mortgage loans held for sale.......             0     456,864,511     3,106,918,971
     Proceeds from sales of mortgage servicing
       rights....................................             0               0        10,437,502
     Gain on sales of servicing rights...........             0               0        (9,096,134)
     Deferred income tax provision (benefit).....      (309,391)         91,933        (1,250,725)
     Changes in assets and liabilities:
       Accounts receivable, net..................    (3,931,488)      2,067,746        (8,164,924)
       Other assets..............................      (292,732)      1,254,075       (11,285,808)
       Accounts payable and accrued
          liabilities............................   (11,438,834)     (7,700,318)        9,488,879
       Other, net................................       209,676          45,104         6,807,216
                                                   ------------   -------------   ---------------
          Total adjustments......................    (6,443,206)    (36,966,519)     (165,122,126)
                                                   ------------   -------------   ---------------
          Net cash used in operating
            activities...........................    (6,339,356)    (39,024,904)     (185,508,432)
                                                   ------------   -------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchased mortgage servicing rights............   (31,569,835)    (22,487,973)      (21,563,279)
  Net increase in loans held for investment......      (457,402)     (1,593,575)       (3,152,365)
  Net increase (decrease) in real estate owned...          (421)       (166,405)        1,751,036
  Purchases of property and equipment, net of
     retirements.................................    (4,232,868)       (220,543)         (556,054)
  Business acquisitions, net of cash acquired....             0     (58,824,244)     (158,747,064)
                                                   ------------   -------------   ---------------
          Net cash used in investing
            activities...........................   (36,260,526)    (83,292,740)     (182,267,726)
                                                   ------------   -------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in notes payable..................    43,004,351      64,990,122       211,666,829
  Capital contributions..........................             0      59,765,851       167,196,540
                                                   ------------   -------------   ---------------
          Net cash provided by financing
            activities...........................    43,004,351     124,755,973       378,863,369
                                                   ------------   -------------   ---------------
NET INCREASE IN CASH.............................       404,469       2,438,329        11,087,211
CASH AT BEGINNING OF YEAR........................     1,057,774       1,462,243         3,900,572
                                                   ------------   -------------   ---------------
CASH AT END OF YEAR..............................  $  1,462,243   $   3,900,572   $    14,987,783
                                                   ============   =============   ===============

 The accompanying notes are an integral part of these consolidated statements.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1.  SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

     Barnett Mortgage Company and its wholly owned subsidiaries (the "Company") originate, purchase, and service residential mortgage loans. The Company operates nationally with offices in 25 states.

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and prevailing practices within the mortgage banking industry.

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Barnett Mortgage Company ("BMC") and its wholly owned subsidiaries, BancPLUS Financial Corporation ("BancPLUS") and Loan America Financial Corporation ("LAC"). Wholly-owned subsidiaries of BancPLUS include BancPLUS Mortgage Corp. and Honolulu Mortgage Company ("HMC"). As discussed in Note 2, BancPLUS and LAC were acquired in 1994 and 1995, respectively. These acquisitions were accounted for as purchases; therefore, BancPLUS and LAC are included in the consolidated financial statements from their respective dates of acquisition. BMC is a wholly owned subsidiary of Barnett Banks, Inc. (the "Parent"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain previously reported amounts have been reclassified to conform to current presentation.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosed amount of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Mortgage Loans

     Mortgage loans held for sale are carried at the lower of aggregate cost or market. Cost is defined as the unpaid principal balance of the mortgage loans, adjusted for discounts and premiums, including deferred costs and fees. Differences between the net carrying amount of mortgage loans held for sale and the amount received from the sale, net of the recognition of any commitment fees paid, are recognized as gains or losses from the sale of mortgage loans. At December 31, 1994 and 1995, mortgage loans held for sale were carried at cost, which was less than their market values. Mortgage loans held for sale originated by the Parent's banking subsidiaries (the "Affiliate Banks") are not included in the Company's mortgage loans held for sale. These loans are funded and owned by the Affiliate Banks. The Company will purchase such loans from the Affiliate Banks and sell them to the secondary market simultaneously. Gains and losses from the sales of loans are recorded in the accompanying statements of operations. At December 31, 1995, the Affiliate Banks owned approximately $135,323,000 in mortgage loans held for sale.

     Mortgage loans held for investment are stated at the lower of cost or fair market value at the time the permanent investment decisions are made and primarily consist of (i) mortgage loans originated on behalf of employees of the Parent and the Affiliate Banks who are relocating, (ii) seasoned loans obtained in acquisitions by the Affiliate Banks which management has chosen to retain rather than sell, and (iii) loans in the final stages of foreclosure which were repurchased by the Company.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest income on mortgage loans is recorded on the accrual basis. Loans are placed on nonaccrual status and accrued interest is reversed when the collectibility of interest and principal is uncertain, generally after the loans become 120 days past due.

  Capitalized Mortgage Servicing Rights

     Capitalized mortgage servicing rights include purchased mortgage servicing rights ("PMSRs") and excess servicing fees. The Company capitalizes the cost of purchased mortgage servicing rights ("bulk"), servicing rights acquired through the purchase of mortgage loans originated by others ("flow") and servicing rights acquired in connection with acquisitions ("acquired") (Note 2). These amounts are capitalized and amortized in proportion to and over the life of the net servicing income, primarily using a discounted cash flow method for flow and acquired purchases and to a maximum of seven years using the sum-of-the-years-digits method for bulk purchases. PMSRs, net, represent PMSRs of $116,326,941 and $308,722,024 at December 31, 1994 and 1995, respectively, net of accumulated amortization of $30,752,939 and $68,662,789, respectively.

     Excess servicing fees are stated net of accumulated amortization and represent the present value of servicing yields in excess of industry standards. These amounts are capitalized and amortized over the estimated life of the underlying loans, primarily to a maximum of eight years using the sum-of-the-years-digits method, to provide for the recognition of a normal servicing fee in each year. Excess servicing fees, net, represent excess servicing fees at December 31, 1994 and 1995 of $14,876,068 and $20,640,470,
respectively, net of accumulated amortization of $7,988,637 and $9,910,952, respectively.

     The Company evaluates the effect of prepayments on the net realizable value of purchased mortgage servicing rights and excess servicing fees on a disaggregated undiscounted basis. If needed, the Company records additional amortization or write-downs based on this evaluation.

  Accounts Receivable

     Mortgage claims receivable includes loan servicing advances made in connection with loan servicing activities and claims receivable. Loan servicing advances consist primarily of payments for property taxes and insurance premiums, as well as principal and interest remitted to investors before they are collected from mortgagors. Claims receivable includes claims filed on foreclosed mortgages, primarily with the FHA and the VA.

     Reserves for estimated losses on loan servicing advances are based on management's continuing evaluation of potential losses. The allowance for losses included in accounts receivable was $320,654 and $1,542,989 at December 31, 1994 and 1995, respectively.

  Property and Equipment

     Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of 12 to 50 years for buildings and improvements and 3 to 20 years for furniture and equipment. Leasehold improvements are amortized over their estimated useful lives or the terms of the related leases, whichever is shorter.

  Real Estate Owned

     Real estate owned represents real estate acquired by foreclosure and is carried at the lower of cost or appraised value minus estimated costs to sell. Any additional declines are charged to other expense and are recorded in a valuation reserve on an asset-by-asset basis. Net costs of maintaining and operating foreclosed properties are charged to expense as incurred.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Commitment Fees

     Deferred commitment fees, which are included in other assets, primarily consist of fees paid to permanent investors to ensure the ultimate sale of loans and put option fees paid for the option of selling mortgage-backed securities. Fees paid to permanent investors are recognized as an adjustment to the sales price when loans are sold. Any gain or loss resulting from either the exercise or expiration of put option fees is included in gain (loss) on sales of loans.

  Goodwill

     Net assets acquired in purchase transactions (Note 2) are recorded at fair value at the date of acquisition. Goodwill, representing the excess of the purchase price over the fair value of the net assets purchased, is being amortized on a straight-line basis over 25 years. The Company reviews its goodwill periodically for events or changes in circumstances that may indicate that the carrying amounts of the assets are not recoverable on an undiscounted cash flow basis.

  Reserve for Losses

     A reserve for losses is maintained for estimated foreclosure losses. The required level of reserves is determined on an undiscounted basis by analysis of such factors such as the prevailing stages of delinquencies, anticipated reinstatement rates from the various stages of delinquency, and loss experience on similar loans serviced. This reserve represents that portion of the estimated foreclosure losses for which the Company does not have an outstanding receivable as of the date of the financial statements, but for which an expected loss is estimated based on loan delinquencies and other characteristics of the loans serviced. This reserve is included in accounts payable and accrued liabilities in the accompanying financial statements.

  Mortgage Origination Fees

     Mortgage origination fees consist primarily of (i) fees received from borrowers on loans originated for sale, (ii) fees received from certain correspondents, and (iii) fees received from an affiliate (Note 5). Mortgage origination fees are deferred and recognized as income when the related loans are sold.

  Mortgage Servicing Revenue

     Mortgage servicing fees consist primarily of servicing fees and late charges received for servicing loans owned by investors and affiliates. Servicing fees are calculated on the basis of the outstanding principal balance of loans serviced and are recorded as income when received. Loan servicing costs are charged to expense as incurred.

     Late charges are recognized when assessed and are recorded in mortgage claims receivable net of an allowance for estimated waived or otherwise uncollectible amounts. Accrued late fees, net of allowance, totaled $1,998,380 and $1,554,393 at December 31, 1994 and 1995, respectively. In addition, amounts greater than 120 days past due are written off.

  Statement of Financial Accounting Standards No. 122

     In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights". This statement, among other provisions, requires that the value of mortgage servicing rights associated with mortgage loans originated by an entity be capitalized as assets. The value of originated mortgage servicing rights ("OMSRs") is determined by allocating the total cost of the mortgage loans between the loans and the mortgage servicing rights based on their relative fair values. Presently, OMSRs are included with the cost of the related loans and

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

considered in determining the gain or loss on sale when the loans are sold. Also, the statement requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of these rights. For the purposes of determining impairment, mortgage servicing rights that are capitalized after the adoption of this statement are stratified based on one or more of the predominate risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum.

     The statement applies prospectively to fiscal years beginning after December 15, 1995. The Company plans to adopt the statement beginning January 1, 1996. The actual effect of implementing this statement on the Company's financial position and results of operations will depend on factors determined at the end of a reporting period, including the amount and mix of originated and purchased production, the level of interest rates, and market estimates of future prepayment rates. Accordingly, the Company cannot determine at this time the ultimate impact on its future earnings of applying the new methodologies of recording all mortgage servicing rights as assets, of calculating impairment, and of applying the other provisions of the statement; however, the adoption of the statement will accelerate the timing of income recognition from origination activities.

  Consolidated Statements of Cash Flows

     The Company defines cash as cash in banks.

2.  ACQUISITIONS

     On February 28, 1995, the Company completed the acquisition of BancPLUS for approximately $167 million in cash. BancPLUS and its wholly owned subsidiaries, BancPLUS Mortgage Corp. and HMC, are full-service mortgage bankers based in San Antonio, Texas, and Honolulu, Hawaii, who had total assets of $244 million and a servicing portfolio of $13.9 billion at the date of acquisition. The purchase price in excess of net assets acquired was $113 million.

     On October 1, 1994, the Company completed the acquisition of LAC for $60 million. LAC was a Miami-based wholesale mortgage banking company which had assets of $180 million and a servicing portfolio of approximately $4 billion at the date of acquisition. The purchase price in excess of net assets acquired, as adjusted for changes in estimates in 1995, was $29 million.


     These acquisitions are included in the consolidated financial statements from their respective dates of acquisition. Unaudited pro forma statements of operations for 1994 and 1995, assuming BancPLUS and LAC had been acquired as of
January 1, 1994, are as follows (in thousands):
                                                                      1994          1995
                                                                    ---------     ---------
    Mortgage origination revenue..................................  $  26,149     $   4,631
    Interest income (expense), net................................       (148)        6,137
    Mortgage servicing revenue....................................     87,437        74,646
    Other income..................................................      5,830         2,744
                                                                    ---------     ---------
              Total revenues......................................    119,268        88,158
    Expenses......................................................   (136,439)     (115,997)
                                                                    ---------     ---------
    Loss before income taxes and affiliate profit sharing.........    (17,171)      (27,839)
    Affiliate profit sharing......................................     (3,534)       (6,242)
    Income tax benefit............................................      4,741        10,780
                                                                    ---------     ---------
              Net loss............................................  $ (15,964)    $ (23,301)
                                                                    =========     =========

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The above pro forma statements of operations assume that the Parent contributed capital equal to the purchase price as of January 1, 1994. The purchase accounting adjustments are reflected based on the actual purchase price and the amount of assets actually acquired. In addition, gains on sales of mortgage servicing rights are included in mortgage servicing revenue in these pro forma results. No adjustments have been made for restructuring costs that might have been incurred during the periods presented or for cost efficiencies that might have been realized. Accordingly, these pro forma results are not indicative of future results.

3.  PROPERTY AND EQUIPMENT


     Property and equipment at December 31, 1994 and 1995 consisted of the following:

                                                                1994            1995
                                                             -----------     -----------
        Building and improvements.........................   $14,720,814     $23,494,585
        Furniture and equipment...........................    11,584,787      12,881,277
                                                             -----------     -----------
                                                              26,305,601      36,375,862
        Less accumulated depreciation.....................     7,739,970      11,112,028
                                                             -----------     -----------
                                                             $18,565,631     $25,263,834
                                                             ===========     ===========

4.  INCOME TAXES

     The Company's results of operations are included in the Parent's consolidated income tax return. The Company's income tax provision and related asset or liability are computed based on income tax rates as if the Company filed a separate income tax return. Pursuant to a tax-sharing agreement with the Parent, the Company is reimbursed for the tax effect of current operating losses utilized in the consolidated return.


     The components of the provision (benefit) for income taxes for the years ended December 31, 1993, 1994, and 1995 are as follows:

                                                   1993          1994           1995
                                                 ---------     ---------     -----------
        Current:
          Federal..............................  $ 377,258     $(514,431)    $(7,504,840)
          State................................     19,173       (38,913)       (832,944)
                                                 ---------     ---------     -----------
                                                   396,431      (553,344)     (8,337,784)
                                                 ---------     ---------     -----------
        Deferred:
          Federal..............................   (296,983)       87,016      (1,080,141)
          State................................    (12,408)        4,917        (170,584)
                                                 ---------     ---------     -----------
                                                  (309,391)       91,933      (1,250,725)
                                                 ---------     ---------     -----------
        Provision (benefit) for income taxes...  $  87,040     $(461,411)    $(9,588,509)
                                                 =========     =========     ===========

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The differences between federal income tax computed at the statutory rate of 35 percent and the actual tax provision are shown below:

                                                     1993          1994             1995
                                                   --------     -----------     ------------
    Income (loss) before taxes...................  $190,890     $(2,519,796)    $(29,974,815)
                                                   ========     ===========     ============
    Tax provision (benefit) at the statutory
      rate.......................................  $ 66,812     $  (881,929)    $(10,491,185)
    Increase (decrease) in taxes:
      State income tax, net of federal benefit...     4,590         (22,098)        (539,470)
      Goodwill...................................         0          90,746        1,693,838
      Other......................................    15,638         351,870         (251,692)
                                                   --------     -----------     ------------
              Total income tax provision
                (benefit)........................  $ 87,040     $  (461,411)    $ (9,588,509)
                                                   ========     ===========     ============
    Effective tax rate...........................        46%            (18)%            (32)%
                                                   ========     ===========     ============


     Deferred income taxes reflect the impact of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities due to differences in the timing of recognition of revenues and expenses and differences related to acquisitions. The tax effects of temporary differences which create deferred tax assets and liabilities at December 31, 1994 and 1995 are detailed below:

                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax assets:
      Reserves................................................  $         0     $ 5,109,268
      Net operating loss carryforwards........................    4,044,430       3,146,010
      Late charges............................................      629,351         954,969
      Property and equipment..................................      651,825         321,215
      Other...................................................      930,060       1,571,175
                                                                -----------     -----------
              Gross deferred tax assets.......................    6,255,666      11,102,637
              Valuation allowance.............................            0      (3,146,010)
                                                                -----------     -----------
              Deferred tax asset..............................    6,255,666       7,956,627
                                                                -----------     -----------
    Deferred tax liabilities:
      Capitalized servicing rights............................   13,310,651      41,520,994
      Other...................................................      300,691         819,510
                                                                -----------     -----------
              Deferred tax liability..........................   13,611,342      42,340,504
                                                                -----------     -----------
    Net deferred tax liability................................  $ 7,355,676     $34,383,877
                                                                ===========     ===========

     The Company's $34,383,877 net deferred tax liability includes a valuation allowance of $3,146,010, representing LAC's preaffiliation federal and state net operating loss carryforwards for which realization is uncertain.

5.  RELATED-PARTY TRANSACTIONS

     The Company services loans (Note 8) for the Affiliate Banks. Total loan servicing income relating to loans owned by the Affiliate Banks was approximately $18,326,000, $20,017,000, and $25,057,000 in 1993, 1994, and 1995,
respectively.

     Through March 1995, the Company received earnings credits from the Parent or its subsidiaries in exchange for maintaining fiduciary deposit accounts. Revenue recognized as a result of this arrangement was

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$2,456,000, $2,365,000, and $523,000 in 1993, 1994, and 1995, respectively, and has been included in other income. Subsequent to March 1995, the Company received earnings credits in the form of reduced interest expense.

     Notes payable at December 31, 1995, includes advances from lines of credit with the Parent and the Affiliate Banks which bear interest at a rate of LIBOR plus 1%, reduced in proportion to compensating balances maintained with Affiliate Banks.

     Amounts payable to the Parent and Affiliate Banks which are included in accounts payable and accrued liabilities at December 31, 1994 and 1995 were $2,170,000 and $7,680,000, respectively.

     The Company performs certain centralized processing functions for certain Affiliate Banks. Included in other income was approximately $2,559,000, $2,171,000, and $1,972,000 in fees for these services for the years ended December 31, 1993, 1994, and 1995, respectively.


     The Company recorded certain expenses related to transactions with the Parent and the Affiliate Banks as follows:

                                                      1993            1994            1995
                                                   -----------     -----------     -----------
    Management fees.............................   $   465,729     $   721,141     $ 2,914,794
    Affiliate revenue sharing...................    10,773,786       3,533,551       6,242,191
    Rent expense................................     1,267,130       1,292,498       1,316,448
    Interest expense............................     1,415,372       3,281,503      17,588,548
    Information processing support..............       328,556       1,953,244       3,505,484
    Internal audit fees.........................        91,933         358,800         421,392
                                                   -----------     -----------     -----------
                                                   $14,342,506     $11,140,737     $31,988,857
                                                   ===========     ===========     ===========

     The Company pays its Parent a management fee for traditional corporate support functions, such as accounting operations, financial reporting and analysis, human resources, marketing, and strategic planning. Affiliate revenue sharing is a distribution to the Affiliate Banks and is based on each affiliate's annual loan production.

     The Parent funds certain additions to building and improvements through capital contributions. The Parent made noncash capital contributions of $3,527,674, $938,287, and $115,476 to the Company for the net cost of building facilities in 1993, 1994, and 1995, respectively. In addition, the Parent has made additional capital contributions to fund acquisitions. During 1994 and 1995, the Parent contributed $59,800,000 and $167,100,000, respectively to the Company to fund the acquisitions of LAC and BancPLUS, respectively.

     LAC and BancPLUS Mortgage Corp. sell a certain amount of their loan production to an Affiliate Bank. Total loans sold to the Affiliate Bank, at cost, during 1994 and 1995 were $204 million and $324 million, respectively. Additionally, BMC charges the Affiliate Bank a fee, which totaled $509,000 and $809,000 during 1994 and 1995, respectively, for arranging these transactions and providing certain support services.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


6.  NOTES PAYABLE

     At December 31, 1994, LAC had available mortgage warehouse credit facilities which permitted the Company to borrow a maximum amount of $275 million, collateralized by the mortgage loans held for sale by LAC. The following table summarizes information regarding these facilities as of December
31, 1994:

        Balance at end of year.......................................   $ 174,015,589
        Weighted average interest rate at end of year................            7.23%
        Maximum amount outstanding...................................   $ 174,015,589
        Average amount outstanding...................................     150,825,062
        Contractual interest rate at end of year.....................    1.25% to 8.5%
        Weighted average interest rate during the year...............            5.58%

     These facilities expired on May 27, 1995. The Company replaced these facilities with a borrowing arrangement from the Parent and the Affiliate Banks (Note 5). Also, during 1995, the Company entered into a credit facility for $200 million, of which $0 was outstanding at December 31, 1995.

7.  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company transferred $890,203, $235,000, and $1,669,000 from mortgage loans to real estate acquired by foreclosure in 1993, 1994, and 1995, respectively. These transactions have been excluded from the accompanying consolidated statements of cash flows.

     For the years ended December 31, 1993, 1994, and 1995, income taxes of $255,605, $396,431 and $2,852,641, respectively, were paid to the Parent. Interest paid during the same years was $1,259,372, $4,578,611 and $18,529,118, respectively.

8.  LOAN SERVICING

     The Company was servicing 243,116 and 445,665 loans at December 31, 1994 and 1995, respectively. The remaining principal balances on serviced loans totaled approximately $18.4 billion and $33.4 billion at December 31, 1994 and 1995, respectively. At December 31, 1995, the geographic distribution of loans serviced was 38% in Florida, 14% in California, and 48% in other states. Loans serviced for others are not included in the accompanying consolidated balance sheets. The accompanying balance sheets also do not include funds held in fiduciary deposit accounts, as these funds are not assets of the Company. These amounts averaged $262,000,000 and $407,000,000 during 1994 and 1995, respectively.

     In connection with its loan servicing activities, the Company makes certain payments of property taxes and insurance premiums in advance of collecting them from specific mortgagors and makes certain payments of attorneys' fees and other costs related to loans in foreclosure. Also, in connection with servicing mortgage-backed securities guaranteed by Government National Mortgage Association ("GNMA") or Federal National Mortgage Association ("FNMA"), the Company advances certain principal and interest payments to security holders prior to their collection from specific mortgagors. These advances are presented as receivables in the accompanying consolidated balance sheets.

     Conforming conventional loans serviced by the Company are securitized through FNMA or Federal Home Loan Mortgage Corporation ("FHLMC") programs on a nonrecourse basis, whereby foreclosure losses are generally the responsibility of FNMA and FHLMC and not the Company. Similarly, the government loans serviced by the Company are securitized through GNMA programs, whereby the Company is insured against loss by the FHA or partially guaranteed against loss by the VA.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is exposed to potential losses on loans partially guaranteed by the VA in the event the VA elects to pay its guarantee amount instead of repurchasing the loans. The Company incurred losses of $809,000, in 1995, but did not incur any significant losses in 1993 or 1994 related to these loans. The Company has also fulfilled certain pool commitments with loans that were sold with recourse. Total principal outstanding of loans sold with recourse was $64,415,000 and $144,490,000 at December 31, 1994 and 1995, respectively.
Management believes that its reserves for losses are adequate for any contingencies that may arise from these loans.

9.  COMMITMENTS AND CONTINGENCIES

     The Company's fidelity bond requirements are satisfied through a policy with underwriters at Lloyd's of London ("Lloyd's"). Maximum coverage is $75,000,000 per occurrence, with a self-insurance program covering losses under the deductible of $5,000,000 for the Parent as a whole. The Company is only liable for losses up to its $250,000 deductible. At December 31, 1995, the Company had errors and omissions insurance coverage through a policy with Lloyd's in the amount of $35,000,000. Premiums on both policies have been paid through August 1996.

     The Company leases office space and equipment under various operating leases expiring through 1998. Substantially all lease agreements for office space contain renewal options and provide for increases in rental payments based on the lessor's operating costs or the consumer price index.


     The following is a schedule of future minimum rental payments, exclusive of any contingent operating charges under certain leasing arrangements that have initial or remaining noncancelable lease terms in excess of one year at December
31, 1995:

            Year ending December 31:
              1996...................................................  $2,274,796
              1997...................................................   1,200,805
              1998...................................................     681,885
              1999...................................................     395,047
                                                                       ----------
                      Total..........................................  $4,552,533
                                                                       ==========

     The Company is a party to certain pending legal proceedings arising from matters incidental to its business. In the opinion of management and counsel, the aggregate unreserved liability or loss, if any, of legal proceedings will not have a significant effect on the consolidated financial condition, results of operations or liquidity of the Company.

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of December 31, 1995 is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts:

                                                                         1994
                                                            -------------------------------
                                                              CARRYING          ESTIMATED
                                                               AMOUNT           FAIR VALUE
                                                            ------------       ------------
    Assets:
      Cash................................................  $  3,900,572       $  3,900,572
      Accounts receivable, net............................    18,543,122         18,543,122
      Mortgage loans held for sale, net...................   183,913,568        185,101,884
      Mortgage loans held for investment, net.............    14,699,097         14,365,427
    Liabilities:
      Notes payable.......................................   248,214,485        248,214,485
      Accounts payable and accrued liabilities............     9,791,502          9,791,502
    Off-balance sheet financial instruments:
      Commitments to extend credit and sell loans.........             0            605,854

                                                                         1995
                                                            -------------------------------
                                                              CARRYING          ESTIMATED
                                                               AMOUNT           FAIR VALUE
                                                            ------------       ------------
    Assets:
      Cash................................................  $ 14,987,783       $ 14,987,783
      Accounts receivable, net............................    64,891,554         64,891,554
      Mortgage loans held for sale, net...................   465,879,840        471,241,851
      Mortgage loans held for investment, net.............    19,225,181         19,225,181
    Liabilities:
      Notes payable.......................................   653,055,514        653,055,514
      Accounts payable and accrued liabilities............    63,789,362         63,789,362
    Off-balance sheet financial instruments:
      Commitments to extend credit and sell loans.........             0         (4,084,450)

     The fair value estimates as of December 31, 1994 and 1995 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by the Company in estimating fair value amounts:

     Cash, Accounts Receivable, Notes Payable, and Accounts Payable and Accrued Liabilities

     The carrying amount approximates fair value.

     Mortgage Loans Held for Sale

     Fair value is estimated using the quoted market prices for securities backed by similar types of loans and dealer commitments to purchase loans on a servicing retained basis.

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Mortgage Loans Held for Investment

     Fair value is estimated using quoted market prices for sales of whole loans with similar characteristics, such as repricing dates, product type, and size. In 1995, management's estimates of fair value of these loans does not materially differ from cost.

     Off-Balance Sheet Financial Instruments

     Fair value represents the gain or loss on the Company's unclosed commitments to originate or purchase loans and the Company's commitments to sell loans. Both types of commitments take into consideration the remaining terms of the agreements and the present creditworthiness of the counterparties.

11.  DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL
     INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     During December, 1995, the Company purchased options to buy $500 million of U.S. Treasury securities in order to reduce its exposure to the impact of falling interest rates on the value of its capitalized mortgage servicing assets. The cost of the options of $6,600,000, net of accumulated amortization of $41,000, is included in other assets. These options were terminated in January 1996 and the realized gain was reflected as a reduction of PMSRs.

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These instruments include short-term commitments (interest rate and points) to extend credit, mortgage-backed securities mandatory forward commitments, put options to sell mortgage-backed securities, and loans sold with recourse. These instruments involve, to varying degrees, elements of credit and interest rate risk.

     The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit, mortgage-backed securities mandatory forward commitments, put options to sell mortgage-backed securities, and loans sold with recourse is represented by the contractual or notional amounts of these instruments. As these off-balance sheet financial instruments have essentially the same credit risk involved in extending loans, the Company generally uses the same credit and collateral policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.


     At December 31, 1994 and 1995, financial instruments having potential credit risk in excess of those reported in the consolidated balance sheets are as follows:

    CONTRACTUAL OR NOTIONAL AMOUNTS                                 1994           1995
    -------------------------------                             ------------   ------------
    Commitments to extend credit..............................  $133,000,000   $418,000,000
    Commitments to sell mortgage loans and mortgage-backed
      securities..............................................   288,000,000    863,000,000
    Loans sold with recourse..................................    64,415,000    144,490,000

12.  CONCENTRATION OF CREDIT RISK

     The Company has identified certain credit risk concentrations in relation to its on- and off-balance sheet financial instruments. A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or is affected similarly by economic conditions.

     A significant portion of the Company's financial instruments is transacted with other financial institutions, various government agencies, and individual investors. The Company does not have a credit risk

                            BARNETT MORTGAGE COMPANY
(Acquired by HomeSide, Inc. on May 31, 1996 and now known as HomeSide Holdings,
                                     Inc.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

concentration with any one financial institution, agency, or individual. However, of the loans held by the Company and sold with recourse, a majority are secured by residential real estate in Florida.

13.  RETIREMENT PLAN


     The Company participates in the Parent's retirement, management and incentive compensation, and health and welfare plans. The Company's share of pension and 401(k) plans' costs and expenses allocated annually by the Parent are as follows:

                                                                     PENSION       401(K)
                                                                      PLANS         PLAN
                                                                     --------     --------
    Year ended December 31:
      1993.........................................................  $ 96,192     $240,367
      1994.........................................................   143,148      245,739
      1995.........................................................   268,938      837,956

     The Company remits amounts expensed to the Parent for retirement plans and for health and welfare plans. Amounts for the management and incentive compensation plans are remitted directly to employees or to plans maintained on their behalf.

     Information from the Parent's retirement plans' administrator is not available to permit the Company to determine its share of the vested and nonvested retirement plan benefit obligations and plan assets. The weighted average discount rate and rate of increase in future compensation levels used in determining the actual present value of the projected benefit obligations were 8.90% and 4.50%, respectively, in 1994 and 7.30% and 4.00% in 1995. The expected long-term rate of return on assets was 9.00% and 9.50% in 1994 and 1995, respectively.

     The Parent has estimated the accumulated postretirement benefit obligation on a consolidated basis only and allocates costs to each subsidiary. No specific estimate has been made for each subsidiary.

14.  SUBSEQUENT EVENT

     On March 4, 1996, the Parent entered into a transaction in which the stock of Barnett Mortgage Company would be acquired by a newly formed entity in exchange for one-third ownership of the new entity and cash. Under the terms of the transaction, the Parent would retain its mortgage production units, continue to originate mortgages and retain certain other assets.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
BancPLUS Financial Corporation:

     We have audited the accompanying consolidated statements of financial condition of BancPLUS Financial Corporation and subsidiary as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Honolulu Mortgage Company, Inc., a wholly-owned subsidiary of BancPLUS Mortgage Corp., which statements reflect total assets constituting 16% and 20% and total revenues constituting 17% and 14% of the related 1993 and 1994 consolidated totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Honolulu Mortgage Company, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancPLUS Financial Corporation and subsidiary as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in note 2(j) to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                                         KPMG PEAT MARWICK LLP

San Antonio, Texas
March 17, 1995

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)


                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               DECEMBER 31, 1993 AND 1994
                    (IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE DATA)

                                                                           1993         1994
                                                                         --------     --------
                                ASSETS
Cash and cash equivalents..............................................  $  4,096     $  7,901
Mortgage loans held for sale, at lower of cost or market (note 6)......   417,695      120,871
Accounts receivable and accrued interest, net of allowance for
  uncollectible amounts of $3,031 in 1993 and $2,621 in 1994...........    33,941       29,836
Mortgage loan administration contracts, net of accumulated amortization
  of $91,079 in 1993 and $116,167 in 1994 (note 3).....................   118,265      117,716
Real estate acquired through foreclosure...............................       599        1,694
Properties and equipment, net (note 4).................................    10,595       10,435
Prepaid expenses and other assets......................................     8,100        5,640
                                                                         --------     --------
          Total assets.................................................  $593,291     $294,093
                                                                         ========     ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable (note 5)...............................................   508,342      237,586
  Accounts payable and accrued expenses................................    54,073       23,490
  Reserves for losses..................................................    13,300       11,400
                                                                         --------     --------
          Total liabilities............................................   575,715      272,476
                                                                         --------     --------
Commitments and contingencies (notes 3, 5, 6, 8, 10 and 11)
Stockholders' equity (note 5):
  Common stock, par value $.01 per share -- 200,000 shares authorized;
     100,000 shares issued and outstanding.............................         1            1
  Preferred stock, par value $.01 per share ($10,000 liquidation preference) -- 100,000,000 shares authorized; 1,284,783 and
     1,460,125 shares issued and outstanding in 1993 and 1994,
     respectively......................................................        13           15
  Additional paid-in capital...........................................    20,174       20,173
  Retained earnings (accumulated deficit)..............................    (2,612)       1,428
                                                                         --------     --------
          Total stockholders' equity...................................    17,576       21,617
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $593,291     $294,093
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

                        CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEARS ENDED DECEMBER 31, 1993 AND 1994
                              (IN THOUSANDS OF DOLLARS)

                                                                              1993      1994
                                                                            --------   -------
INCOME
  Loan administration.....................................................  $ 69,471   $ 62,253
  Loan origination........................................................    42,053     16,184
  Gain on sale of mortgage loan administration contracts..................    11,334     24,348
  Interest income, net of interest expense of $23,732 in 1993 and $15,959
     in 1994..............................................................    (1,004)    (2,019)
  Other...................................................................     1,199      1,190
                                                                            --------   --------
          Total income....................................................   123,053    101,956
                                                                            --------   --------
EXPENSES
  Personnel...............................................................    48,977     42,798
  Occupancy and equipment.................................................     5,803      6,924
  Provision for foreclosure costs.........................................     4,528      3,050
  Amortization of mortgage loan administration contracts..................    58,808     25,175
  Other general and administrative........................................    17,198     15,797
                                                                            --------   --------
          Total expenses..................................................   135,314     93,744
                                                                            --------   --------
          Income (loss) before income taxes, extraordinary item, and
          cumulative effect of a change in accounting principle...........   (12,261)     8,212
Income taxes (note 9).....................................................    (4,228)     3,107
                                                                            --------   --------
          Income (loss) before extraordinary item and cumulative effect of
          a change in accounting principle................................    (8,033)     5,105
Extraordinary loss resulting from extinguishment of debt, net of income
  tax benefit of $548 (note 5)............................................        --     (1,064)
Cumulative effect on prior years of a change in accounting for income
  taxes...................................................................      (264)        --
                                                                            --------   --------
          Net income (loss)...............................................  $ (8,297)  $  4,041
                                                                            ========   ========

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)


                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  YEARS ENDED DECEMBER 31, 1993 AND 1994
                                        (IN THOUSANDS OF DOLLARS)

                                                                               RETAINED
                                                              ADDITIONAL       EARNINGS          TOTAL
                                     COMMON     PREFERRED      PAID-IN       (ACCUMULATED     STOCKHOLDERS'
                                     STOCK        STOCK        CAPITAL         DEFICIT)          EQUITY
                                     ------     ---------     ----------     ------------     ------------
Balance at December 31, 1992.......    $1          $12          $20,175         $ 5,685          $25,873
  Net loss.........................    --           --               --          (8,297)          (8,297)
  Preferred stock
     dividends-in-kind.............    --            1               (1)             --               --
                                       --          ---          -------         -------          -------
Balance at December 31, 1993.......     1           13           20,174          (2,612)          17,576
  Net income.......................    --           --               --           4,041            4,041
  Preferred stock
     dividends-in-kind.............    --            2               (1)             (1)              --
                                       --          ---          -------         -------          -------
Balance at December 31, 1994.......    $1          $15          $20,173         $ 1,428          $21,617
                                       ==          ===          =======         =======          =======

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31, 1993 AND 1994
                                   (IN THOUSANDS OF DOLLARS)

                                                                     1993              1994
                                                                  -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).............................................  $    (8,297)      $     4,041
                                                                  -----------       -----------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...............................................        1,559             1,958
     Amortization...............................................       58,832            25,199
     Provision for foreclosure costs............................        4,528             3,050
     Capitalized excess servicing fees..........................       (1,161)             (330)
     Non-cash interest expense..................................        1,168             1,497
     Gain on sales of servicing.................................      (11,334)          (24,348)
     Proceeds from sales of servicing...........................        8,924            32,065
     Extraordinary loss resulting from extinguishment of debt...           --             1,064
     Cumulative effect of a change in accounting principle......          264                --
     Deferred tax benefit.......................................       (4,583)             (270)
     Changes in operating assets and liabilities:
       Increase in accounts receivable and other assets.........       (9,040)           (4,713)
       Loans originated or acquired for sale....................   (3,240,339)       (1,703,896)
       Proceeds from sales of loans.............................    3,127,539         1,991,424
       Net increase (decrease) in warehouse debt................      110,735          (269,085)
       Increase (decrease) in accounts payable and accrued
          expenses..............................................        9,823            (9,647)
                                                                  -----------       -----------
          Total adjustments to net income (loss)................       56,915            43,968
                                                                  -----------       -----------
          Net cash provided by operating activities.............       48,618            48,009
                                                                  -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of mortgage loan administration contracts...........      (33,455)          (38,198)
  Real estate acquired through foreclosure......................       (1,421)           (1,648)
  Proceeds from sales of foreclosed real estate.................          816             1,259
  Purchases of properties and equipment.........................       (4,117)           (1,796)
                                                                  -----------       -----------
          Net cash used in investing activities.................      (38,177)          (40,383)
                                                                  -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable...................................      725,150           400,936
  Principal payments on notes payable...........................     (739,084)         (402,630)
  Loan fees paid................................................           --            (2,127)
                                                                  -----------       -----------
          Net cash used in financing activities.................      (13,934)           (3,821)
                                                                  -----------       -----------
          Net increase (decrease) in cash and cash
            equivalents.........................................       (3,493)            3,805
CASH AND CASH EQUIVALENTS
  Beginning of year.............................................        7,589             4,096
                                                                  -----------       -----------
  End of year...................................................  $     4,096       $     7,901
                                                                  ===========       ===========

          See accompanying notes to consolidated financial statements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

(1)  REPORTING ENTITY

     BancPLUS Financial Corporation (the Company) was incorporated in 1991 for the purpose of acquiring all of the capital stock of BancPLUS Mortgage Corp. (BancPLUS Mortgage), and its only substantive operations to date have involved such activities. The purchase of the stock of BancPLUS Mortgage was effective as of September 1, 1991.

     The accompanying consolidated financial statements include the operations of the Company and BancPLUS Mortgage. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Mortgage Loans Held for Sale

     Mortgage loans held for sale are stated at the lower of cost or market value as determined in the aggregate. The cost basis of mortgage loans includes loan principal outstanding, adjusted for discounts or premiums. Loan fees and direct costs associated with the origination of mortgage loans, which are deferred and recognized when the loans are sold, are reflected as deferred revenue in the financial statements. Commitment fees paid to permanent investors are recognized as expense when the related loans are sold or when it becomes evident that the commitment will not be used. The market value of mortgage loans covered by investor commitments is based on commitment prices. The market value of uncommitted mortgage loans is determined by current investor yield requirements. Differences between the carrying amounts of mortgage loans and sales proceeds are recognized at the time of sale.

     When mortgage loans are sold with servicing rights retained and the actual servicing fees to be received differ from normal servicing fees for similar loans, an additional gain or loss is recognized. This gain or loss represents the present value of the difference between the actual and the normal servicing fees over the remaining lives of the loans, adjusted for anticipated prepayments. The excess servicing fees receivable resulting from the recognition of these gains are included in mortgage loan administration contracts.

     Loans are placed on nonaccrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. When loans are placed on nonaccrual status, the related interest receivable is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual status when principal and interest become current and they are estimated to be fully collectible.

  (b) Allowance for Uncollectible Receivables

     An allowance is maintained for estimated uncollectible advances made primarily in connection with BancPLUS Mortgage's responsibilities as servicer for loans in Government National Mortgage Association (GNMA) pools. The allowance represents that portion of the advances made as of the date of the financial statements that are not expected to be reimbursed. The allowance is increased by provisions charged to earnings and reduced by receivable charge-offs, net of recoveries.

  (c) Mortgage Loan Administration Contracts

     Mortgage loan administration contracts are recorded at cost, which does not exceed the present value of future net servicing income, net of amortization. Mortgage loan administration contracts are amortized in the

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

current period on an accelerated method that approximates the proportion that current net servicing income bears to anticipated total net servicing income from the related loans. In connection with the periodic evaluation of the amortization of mortgage loan administration contracts, the Company compares the recorded investment in mortgage loan administration contracts to the value of the expected future net servicing income determined on a disaggregated, undiscounted basis. Differences representing an excess of recorded investment over expected future net servicing income are charged to earnings through an additional current period charge to amortization.

     Included in mortgage loan administration contracts at December 31, 1994 was $2,428,000 of excess servicing fees receivable. This amount represents the present value of future servicing fees in excess of the normal fee. These receivables are amortized in the current period on an accelerated method that approximates the proportion that the current servicing fees bear to anticipated total servicing fees to be received from the related loans. The receivable balance is revalued periodically using current prepayment estimates and original discount rates and, if so indicated, is written down to the present value of the estimated remaining future excess service fee revenue through an additional charge to amortization. If the receivable balance is less than the present value of the estimated remaining future excess service fee revenue due to favorable prepayment experience, amortization is adjusted prospectively.

  (d) Reserve for Losses

     A reserve for losses is maintained for estimated foreclosure losses associated primarily with BancPLUS Mortgage's responsibilities as servicer for loans in GNMA pools. The required level of reserves is determined on an undiscounted basis by analysis of such factors as the prevailing level of loan delinquencies, anticipated reinstatement rates from the various stages of delinquency, and loss experience on similar loans serviced. This reserve represents that portion of the estimated foreclosure losses for which BancPLUS Mortgage does not have an outstanding receivable as of the date of the financial statements, but for which an expected loss is estimable based on loan delinquencies and other characteristics of the loans serviced. The reserve is increased by provisions charged to earnings and by purchase price adjustments on certain acquisitions of mortgage loan administration contracts. The reserve is reduced by charge-offs, net of recoveries.

  (e) Real Estate Acquired Through Foreclosure

     Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value on their acquisition dates and at the lower of such initial amount or current fair value thereafter.

  (f) Properties and Equipment

     Properties and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives.

     Maintenance, repairs, and minor renewals are charged to expense. Betterments and major renewals are capitalized. Upon retirement or disposition, both the asset cost and the related accumulated depreciation are written off and gains or losses are included in operations.

  (g) Loan Administration

     Loan administration fees represent a participation in interest collections on loans serviced for investors, normally based on a stipulated percentage of the outstanding monthly principal balance of the loans. Loan administration fees are recognized as income when received. Loan administration costs are charged to expense as incurred.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Loan Origination

     Fees and direct loan costs associated with the origination of single-family residential loans held for sale are recognized when the related loans are sold. Direct loan costs have not been reclassified against loan origination income.

  (i) Cash Equivalents

     Cash equivalents include all highly liquid investments with a maturity of three months or less at the date of acquisition.

  (j) Federal Income Taxes

     BancPLUS Financial Corporation files a consolidated federal income tax return which includes the operations of BancPLUS Mortgage.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and has reported the cumulative effect of this change in accounting for income taxes in the consolidated statement of operations for the year ended December 31, 1993. Statement 109 required a change from the deferred method of accounting for income taxes required under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method specified in Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(3)  SERVICING INFORMATION

     BancPLUS Mortgage acts as a correspondent for investors in securing and servicing loans. BancPLUS Mortgage was servicing approximately 197,000 loans with an aggregate unpaid principal balance of approximately $14,013,000,000 at December 31, 1994. Amounts capitalized in connection with acquiring the right to service mortgage loans were approximately $35,970,000 and $25,980,000 for the years ended December 31, 1993 and 1994, respectively.

     As of December 31, 1994, 24% of the servicing portfolio balance was secured by properties in California, 13% in Texas, and 13% in Hawaii. There were no other state concentrations in excess of 10% and there were loans in all 50 states. The portfolio included approximately 26% Federal Housing Administration
(FHA) loans in Government National Mortgage Association (GNMA) pools and 11% Department of Veterans Affairs (VA) loans in GNMA pools. Federal National Mortgage Association (FNMA) loans comprised approximately 37% of the portfolio and Federal Home Loan Mortgage Corporation (FHLMC) loans comprised approximately 19% of the portfolio. The remaining 7% of the portfolio was spread among various other investors.

     BancPLUS Mortgage is generally required to advance, from corporate funds, escrow and foreclosure costs for loans which it services. A portion of these advances is not recoverable for the loans in GNMA pools. Upon foreclosure, an FHA or VA property is typically conveyed to the Department of Housing and Urban Development (HUD) or VA. However, VA has the authority to deny conveyance of the foreclosed property and to reimburse BancPLUS Mortgage based on a percentage of the loan's outstanding principal balance. BancPLUS Mortgage assumes responsibility for the disposition of properties on which VA has denied conveyance.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Included in the servicing portfolio at December 31, 1994 were approximately $79,656,000 of loans serviced for FNMA or private investors and $1,166,000 of uninsured conventional loans for which there is recourse to BancPLUS Mortgage in the event of foreclosure.

     Anticipated losses associated with these activities are provided for in the consolidated financial statements. Actual losses have been within management's expectations.

     Custodial funds for the payment of insurance and taxes and unremitted principal and interest are segregated in separate bank accounts excluded from BancPLUS Mortgage's assets and liabilities. Such custodial funds approximated $212,754,000 at December 31, 1994.

     The Company carries blanket fidelity bond coverage in the aggregate amount of $15,700,000 and errors and omissions coverage in the aggregate amount of $16,000,000 at December 31, 1994.

(4)  PROPERTIES AND EQUIPMENT


     The following is a detail of properties and equipment at December 31, 1993 and 1994 (in thousands):

                                                            ESTIMATED
                                                           USEFUL LIFE
                                                            IN YEARS        1993        1994
                                                           -----------     -------     -------
    Building and improvements............................     5 - 30       $ 6,660     $ 7,186
    Data processing equipment............................     3 -  7         3,439       4,109
    Furniture, fixtures, and equipment...................     5 -  7         3,573       4,042
                                                                           -------     -------
                                                                            13,672      15,337
    Less accumulated depreciation........................                   (3,077)     (4,902)
                                                                           -------     -------
              Properties and equipment, net..............                  $10,595     $10,435
                                                                           =======     =======

(5)  NOTES PAYABLE


     Notes payable consisted of the following at December 31, 1993 and 1994 (in thousands):

                                                                       1993         1994
                                                                     --------     --------
    Committed operating lines of credit:
      Mortgage loans credit facility...............................  $258,645     $ 88,239
      Receivables credit facility..................................    12,183        3,800
      Working capital credit facility..............................     2,600           --
      Pool advance credit facility.................................        --          198
                                                                     --------     --------
         Total committed operating lines of credit.................   273,428       92,237
    Uncommitted operating lines of credit:
      Mortgage loans and mortgage backed securities credit
         facility..................................................   123,444       24,764
      Term debt....................................................    62,500       76,368
      Subordinated notes...........................................    40,857       40,880
      Mortgage on corporate headquarters...........................     3,613        3,337
      Notes payable to related party...............................     4,500           --
                                                                     --------     --------
              Total notes payable..................................  $508,342     $237,586
                                                                     ========     ========

     The committed operating lines permitted BancPLUS Mortgage to borrow an aggregate maximum amount of $282,000,000 at December 31, 1994. These agreements expire during 1995. The uncommitted operating lines permitted BancPLUS Mortgage to borrow an additional aggregate maximum amount of

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$275,000,000 at December 31, 1994. These agreements also expire during 1995. Borrowings under these agreements bear interest at rates ranging from the federal funds rate plus 1% to a range of prime minus .75% to prime plus 1.25%, reduced in proportion to compensating balances maintained at the banks. Commitment fees paid relating to committed operating lines of credit outstanding at December 31, 1994 totaled $901,000 and ranged from .31% to .57%. These amounts are amortized over the term of the commitments and are included as a component of interest expense. Non-usage fees for the committed operating lines range from .125% to .25%.

     These operating lines of credit are secured by mortgage loans and mortgage backed securities and all rights relating to or to be reimbursed for principal and interest advances and foreclosure advances. All of these operating lines of credit are cross-collateralized and cross-defaulted.

     The agreements provide for various financial covenants, the most restrictive of which place limitations on debt, other investments, transactions with affiliates, and the payment of dividends. The agreements also require the maintenance of certain financial ratios, including minimums for net worth, portfolio size, and funds from operations. As of December 31, 1994, BancPLUS Mortgage was in compliance with all requirements of the creditor banks.

     BancPLUS Mortgage had notes payable outstanding to a group of banks which provided $76,368,000 of acquisition term financing at December 31, 1994. The notes mature in 2000 and bear interest at prime plus 1.25%, reduced in proportion to the amount of compensating balances maintained at the banks. Quarterly installments of principal in the amount of $3,632,000 plus interest are due through the year 1999. A final principal payment of $3,728,000 plus interest is due February 7, 2000. The notes are secured by the servicing portfolios of both BancPLUS Mortgage and Honolulu Mortgage Company, Inc., a wholly-owned subsidiary of BancPLUS Mortgage (subject to the restrictions required by GNMA, FNMA, and FHLMC), and all of the issued and outstanding shares of capital stock of certain BancPLUS Mortgage subsidiaries. These notes contain financial covenants similar to those contained in the operating lines of credit agreements. BancPLUS Mortgage met all of the requirements of the creditor banks at December 31, 1994.

     As of December 31, 1993 and 1994, BancPLUS Financial Corporation had $41,000,000 of 11.5% subordinated notes outstanding. The notes become due February 26, 2001 with annual redemptions of one-third of the original principal to begin February 26, 1999. In connection with the issuance of those notes, the note holders also acquired warrants to purchase 9,170 Stock Units (see note 10).

     BancPLUS Mortgage has executed as co-maker with its subsidiary, Fiesta Investments, Inc., a mortgage in the face amount of $4,150,000 to provide financing for the purchase and improvement of its corporate headquarters. As of December 31, 1994, $3,337,000 was outstanding on the note, which bears interest at prime plus 1% (prime plus 2% beginning in 1995). The note requires monthly principal installments of approximately $23,000 and matures on December 31, 1996.

     Substantially all of the BancPLUS Mortgage debt is guaranteed by BancPLUS Financial Corporation.

     Aggregate cash payments for interest were $22,779,000 and $14,733,000 during the years ended December 31, 1993 and 1994, respectively.

     During the first quarter of 1994, BancPLUS Mortgage refinanced all of its operating lines of credit and term debt through a group of banks. As a result of this refinancing, the Company recognized an extraordinary loss of $1,064,000 resulting from the write-off of certain unamortized commitment fees relating to the refinanced debt.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6)  COMMITMENTS AND CONTINGENCIES

     BancPLUS Mortgage had commitments at set prices and rates, which generally were less than a year in duration, to make and purchase loans of approximately $61,259,000 and to sell loans of approximately $107,344,000 at December 31, 1994. BancPLUS Mortgage also had commitments to make and purchase loans of approximately $55,200,000 at December 31, 1994 for which prices and rates had not been set. Market risk exists on the commitments to make and purchase loans for which prices and rates are set as a result of potential future fluctuations in mortgage interest rates. To mitigate this risk, BancPLUS Mortgage has entered into sales agreements which, viewed independent of the related commitments to make or purchase loans, are subject to offsetting market risk should there be fluctuations in mortgage interest rates. All loans in the warehouse are covered by these forward sales agreements. BancPLUS Mortgage conducts forward sales on a percentage of the loans in process and, to a lesser extent, may use options to hedge all or a portion of any remaining loans in process. Gains or losses on options are deferred and recognized at the time the related mortgage loans are sold or upon expiration of the option term. At December 31, 1994, such options had a carrying value of $197,000 and a fair value of $134,000.

     All loans are collateralized by the underlying real estate. The gross amount of the commitments to make and purchase loans represents BancPLUS Mortgage's maximum exposure to credit risk. To mitigate credit risk, BancPLUS Mortgage securitizes and sells conventional loans on a non-recourse basis, and securitizes and sells government loans through programs under which VA partially guarantees or FHA insures BancPLUS Mortgage against credit risk.

     BancPLUS Mortgage has been named as a defendant in various lawsuits arising in the normal course of business. Management intends to vigorously defend the lawsuits and is of the opinion that their resolution will not have a material adverse effect on the accompanying financial statements.


     BancPLUS Mortgage has obligations under various operating leases. Lease expense was $3,670,000 and $4,628,000 for the years ended December 31, 1993 and 1994, respectively. Additionally, BancPLUS Mortgage leases a portion of its corporate headquarters facility to outside tenants. The future minimum rent payments and receipts as of December 31, 1994 relating to these leasing activities were as follows (in thousands):

                                                                     LEASE       LEASE
                                                                    PAYMENTS     INCOME
                                                                    --------     ------
        1995......................................................   $2,272       $601
        1996......................................................    1,713        449
        1997......................................................      978        247
        1998......................................................      532         95
        1999 and thereafter.......................................      399         13

(7)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates along with the methods and assumptions used in developing such estimates are set forth below for the Company's financial instruments.

     Cash, Receivables and Payables -- The carrying amount approximates fair value because these instruments are of short duration and do not present significant credit concerns.

     Mortgage Loans Held for Sale -- The fair value of mortgage loans held for sale and covered by investor commitments is based on commitment prices. The fair value of uncommitted mortgage loans is determined using current investor yield requirements.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Excess Servicing Fees Receivable -- The fair value of excess servicing fees receivable is determined by discounting the expected future cash flows using current prepayment estimates.

     Notes Payable -- The carrying amount approximates fair value due to the variable interest rates associated with this debt. The fair value of the subordinated notes is determined in accordance with the redemption requirements of the notes.


     The estimated fair values of the Company's financial instruments are summarized as follows (in thousands):

                                                                      AT DECEMBER 31, 1994
                                                                     -----------------------
                                                                     CARRYING     ESTIMATED
                                                                      AMOUNT      FAIR VALUE
                                                                     --------     ----------
    FINANCIAL ASSETS:
      Cash and cash equivalents....................................  $  7,901       $  7,901
      Mortgage loans held for sale.................................   120,871        120,895
      Receivables, net of allowance................................    29,836         29,836
      Excess servicing fees receivable.............................     2,428          4,230
                                                                     --------       --------
              Total financial assets...............................  $161,036       $162,862
                                                                     ========       ========
    FINANCIAL LIABILITIES:
      Notes payable................................................   237,586        237,706
      Payables.....................................................    23,490         23,490
                                                                     --------       --------
              Total financial liabilities..........................  $261,076       $261,196
                                                                     ========       ========
    UNRECOGNIZED FINANCIAL INSTRUMENTS:
      Fixed commitments to make and purchase loans.................    61,259         61,294
      Floating commitments to make and purchase loans..............    51,359         51,359
                                                                     --------       --------
              Total commitments to make and purchase loans.........  $112,618       $112,653
                                                                     ========       ========
      Commitments to sell loans, into which specific loans have not
         been allocated............................................  $ 14,830       $ 14,877
                                                                     ========       ========

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no ready market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial instruments include mortgage loan administration contracts, net of excess servicing fees receivable and properties and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  EMPLOYEE BENEFIT PLANS

     BancPLUS Mortgage sponsors a savings and investment plan in which employees may contribute a portion of their compensation. BancPLUS Mortgage matches a portion of employee contributions, subject to the plan's defined vesting schedule.

     Honolulu Mortgage Company, Inc. sponsors a retirement plan which covers substantially all of its employees. This retirement plan includes an employee savings option with partial matching by Honolulu Mortgage Company, Inc. Annual contributions are discretionary as defined in the plan agreement and such contributions are funded on a current basis.

     Total expense relating to these plans was $468,000 and $680,000 for the years ended December 31, 1993 and 1994, respectively.

(9)  INCOME TAXES


     The components of income taxes for the years ended December 31, 1993 and 1994 were as follows (in thousands):

                                                                     1993        1994
                                                                    -------     ------
        Current expense...........................................  $   355     $3,377
        Deferred benefit..........................................   (4,583)      (270)
                                                                     ------     ------
             Total................................................  $(4,228)    $3,107
                                                                     ======     ======


     The expected income taxes for the years ended December 31, 1993 and 1994 differ from the recorded amounts as follows (in thousands):

                                                                       1993          1994
                                                                     --------       ------
    Income (loss) before income taxes, extraordinary item, and
      cumulative effect of a change in accounting principle........  $(12,261)      $8,212
                                                                     ========       ======
    Income tax at 34% statutory rate...............................    (4,169)       2,792
    Increase (decrease) in tax resulting from:
      State and local income taxes.................................        28          248
      Other, net...................................................       (87)          67
                                                                     --------       ------
              Income tax expense (benefit).........................  $ (4,228)      $3,107
                                                                     ========       ======

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below (in thousands):

                                                                        1993         1994
                                                                       ------       ------
    Deferred tax assets:
      Accruals not currently deductible for income tax purposes......  $  673       $1,005
      Valuation allowances...........................................   5,475        4,771
      Excess of tax over book basis for organization costs...........     896          700
      Properties and equipment, principally due to differences in
         depreciation................................................     130           88
      Deferred installment sale income...............................      --          304
      Other..........................................................     103          150
                                                                       ------       ------
              Total deferred tax assets..............................   7,277        7,018
                                                                       ------       ------
    Deferred tax liabilities:
      Excess of book over tax basis for mortgage loan administration
         contracts...................................................   5,972        5,136
      Accounts receivable, principally due to allowance for
         uncollectible accounts......................................     412          533
      Other..........................................................      --          186
                                                                       ------       ------
              Total deferred tax liabilities.........................   6,384        5,855
                                                                       ------       ------
              Net deferred tax asset.................................  $  893       $1,163
                                                                       ======       ======

     Management believes that realization of the deferred tax assets is more likely than not based on the expectation that such benefits will be utilized in future consolidated tax returns.

     At December 31, 1993, the net deferred tax asset of $893,000 was comprised of $1,377,000 of deferred income tax benefit (included in prepaid expenses and other assets) and $484,000 of deferred state income taxes payable (included in accounts payable and accrued expenses). Prepaid expenses and other assets also included $983,000 of current income taxes recoverable at December 31, 1993. At December 31, 1994, the net deferred tax asset of $1,163,000 was comprised of $1,473,000 of deferred income tax benefit (included in prepaid expenses and other assets) and $310,000 of deferred state income taxes payable (included in accounts payable and accrued expenses). Accounts payable and accrued expenses also included $1,411,000 of current income taxes payable at December 31, 1994.

     Aggregate cash payments for income taxes were $1,907,000 and $1,470,000 during the years ended December 31, 1993 and 1994, respectively.

(10)  STOCKHOLDERS' EQUITY AND RELATED PARTY TRANSACTIONS

     Under a Management Shareholders Agreement between the Company and its shareholders, certain restrictions exist with respect to the transfer of shares between shareholders which provide that the Company has a right of first refusal on any transfer of shares to third parties. The terms of this Management Shareholders Agreement include provisions whereby the Company may be required to acquire the outstanding shares of specified "management shareholders" at "fair value" in the event of termination of employment of such individuals in certain cases. The agreement provides that any requirement of the Company to purchase shares of terminated management shareholders expires on the day the common stock of the Company is listed or admitted to trading on a national securities exchange or quoted by NASDAQ.

     The Company's preferred stock outstanding has a stated $1.30 per share annual dividend which is payable quarterly and is cumulative. The Company declared preferred stock dividends-in-kind, recorded at par value, of 159,300 and 181,041 shares during 1993 and 1994, respectively of which 41,755 and 47,454 were issued

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY
          (Acquired by Barnett Mortgage Company on February 28, 1995)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

January 1, 1994 and 1995, respectively. The preferred shares have a liquidation preference of $10 per share (exclusive of accrued dividends) and are redeemable at the Company's option on or after October 31, 1996 for $10 per share.

     In connection with the issuance of the 11.5% subordinated notes, the note holders acquired warrants to purchase 9,170 Stock Units at a price of $202.71 per Unit. The warrants expire February 26, 2001. Each Stock Unit entitles the holder to acquire 1 share of common stock and 10.271 shares of preferred stock as of the warrant issuance date, adjusted proportionately for subsequent issuances of stock. The value of the warrants of $186,000 was allocated to additional paid in capital at the date of issuance.

     Effective October 18, 1991, the Company granted options to the Chairman and Chief Executive Officer of BancPLUS Mortgage to purchase up to 5,263 shares of common stock at $95 per share and 52,632 shares of preferred stock at $9.50 per share. The options are exercisable immediately and expire in ten years. Any exercise must be made to acquire a proportionate number of common and preferred shares. As of December 31, 1994, none of the options had been exercised.

     From time to time, the Company's mortgage banking subsidiaries may make mortgage loans to its officers and employees in the normal course of business. The terms of such mortgage loans will be substantially similar to those provided to the public, but may, in certain circumstances, be more favorable to such officers or employees. It is the Company's policy to waive the origination fee on officer and employee residential mortgage loans. Such mortgage loans are sold to investors in the secondary market in the ordinary course of business.

     Substantially all of the Company's net assets are attributable to BancPLUS Mortgage's net assets, which are restricted. (See Note 5).

(11) BANCPLUS GROUP PERFORMANCE SHARE PLAN

     Effective April 28, 1993, the Company adopted the BancPLUS Group Performance Share Plan, pursuant to which designated employees of BancPLUS Mortgage may be awarded "Performance Shares" entitling them to cash bonus payments in the event of (1) distributions to common shareholders (after outstanding preferred stock has been effectively redeemed and specified distributions have been made to existing common shareholders), (2) termination of employment in certain cases or (3) a change of control of the Company. These Performance Shares vest ratably over a five-year period subsequent to the date of grant unless the Company determines a different vesting schedule at the time of grant. As of December 31, 1994, none of the events which trigger a cash bonus have occurred.

     A maximum of 3,627 Performance Shares are currently authorized under the BancPLUS Group Performance Share Plan. As of December 31, 1994, a total of 3,500 Performance Shares have been issued under the Plan.

(12) SUBSEQUENT EVENTS

     On February 28, 1995, all of the outstanding stock of BancPLUS Financial Corporation was acquired by Barnett Mortgage Company. Barnett Mortgage Company is a wholly-owned subsidiary of Barnett Banks, Inc., a registered bank holding company headquartered in Jacksonville, Florida. The acquisition will be accounted for as a purchase.

     On February 28, 1995, the Company also repaid all its subordinated notes outstanding and redeemed all of its outstanding preferred stock, stock warrants, stock options, and Performance Shares. Additionally, BancPLUS Mortgage repaid the mortgage on its corporate headquarters.

- ------------------------------------------------------
- ------------------------------------------------------
  NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOMESIDE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF HOMESIDE SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   15
The Exchange Offer....................   23
Capitalization........................   29
Unaudited Pro Forma Consolidated
  Financial Information...............   30
Selected Consolidated Financial
  Information.........................   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations -- HomeSide...........   42
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations -- HLI................   48
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations -- HHI................   61
Industry Overview.....................   72
Business..............................   76
  Overview............................   76
  HLI.................................   78
  Acquisition of HHI..................   87
The Acquisitions......................   94
Management............................   96
Security Ownership of Certain
  Beneficial Owners and Management....  103
Certain Relationships and Related
  Transactions........................  105
Description of Bank Credit
  Agreement...........................  111
Description of the Exchange Notes.....  115
Description of the Initial Notes......  138
Book Entry; Delivery and Form.........  138
Exchange Offer; Registration Rights...  140
Income Tax Considerations.............  142
Plan of Distribution..................  144
Legal Matters.........................  144
Experts...............................  144
Index to Financial Statements.........  F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                  $200,000,000

                                      LOGO

OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 11 1/4% SERIES B SENIOR SECURED
    SECOND PRIORITY NOTES DUE 2003 FOR EACH OF $1,000 IN PRINCIPAL AMOUNT OF
       OUTSTANDING 11 1/4% SENIOR SECURED SECOND PRIORITY NOTES DUE 2003

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------
                                        , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the shareholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Article 10 of the By-laws of the Issuer provides as follows:

                                   ARTICLE 10

                                INDEMNIFICATION

     Section 10.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 10.2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 10.3 Expenses. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.1 and 10.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 10.4 Authorization.  Any indemnification under Sections 10.1 and
10.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 10.1 and 10.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     Section 10.5 Advance Payment of Expenses. Expenses incurred by an officer or Director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such officer or Director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article 10. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 10.6 Non-Exclusiveness.  The indemnification provided by this
Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 10.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 10.

     Section 10.8 Constituent Corporations. The Corporation shall have power to indemnify any person who is or was a director, officer, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 10.9 Additional Indemnification. In addition to the foregoing provisions of this Article 10, the Corporation shall have the power, to the full extent provided by law, to indemnify any person for any act or omission of such person against all loss, cost, damage and expense (including attorney's fees) if such person is determined (in the manner prescribed in Section 10.4 hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.

     Article X of the Certificate of Incorporation of the Issuer provides in relevant part as follows:

     No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. Unless otherwise indicated, all Exhibits have been previously filed.

   3.1         Certificate of Incorporation of HomeSide, Inc.
   3.2         By-Laws of HomeSide, Inc.
   4.1         Indenture dated as of May 14, 1996 between HomeSide, Inc. and The Bank of New
               York, as Trustee.
   5.1         Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation regarding legality of the securities being registered.
   8           Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation regarding tax matters.
  10.1         Stock Purchase Agreement dated December 11, 1995 between HomeAmerica Capital,
               Inc. (currently known as HomeSide, Inc.) and The First National Bank of Boston
               (the "BBMC Purchase Agreement").
  10.2         Amendment No. 1, dated as of March 15, 1996, to the BBMC Purchase Agreement.
  10.3         Marketing Agreement dated as of March 15, 1996 between HomeSide, Inc. and The
               First National Bank of Boston.
  10.4         Repurchase of Mortgage Loan Servicing Rights Letter Agreement between The
               First National Bank of Boston and BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
  10.5         Operating Agreement effective as of March 15, 1996 between The First National
               Bank of Boston and BancBoston Mortgage Corporation (currently known as
               HomeSide Lending, Inc.)

  10.6         Brokered Loan Purchase and Sale Agreement dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
               and each of The First National Bank of Boston, Bank of Boston Connecticut,
               Rhode Island Hospital Trust National Bank and Bank of Boston Florida, N.A.

  10.7         Master Take-Out Commitment dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and each of
               The First National Bank of Boston, Bank of Boston Connecticut, Rhode Island
               Hospital Trust National Bank and Bank of Boston Florida, N.A.

  10.8         Neighborhood Assistance Corporation of America Mortgage Loan Take-Out
               Commitment dated as of March 15, 1996 between BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.) and The First National Bank of
               Boston.

  10.9+        PMSR Flow Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and each of The First
               National Bank of Boston, Bank of Boston Connecticut, Rhode Island Hospital
               Trust National Bank and Bank of Boston Florida, N.A.

  10.10+       Mortgage Loan Servicing Agreement dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
               and each of The First National Bank of Boston, Bank of Boston Connecticut,
               Rhode Island Hospital Trust National Bank and Bank of Boston Florida, N.A.

  10.11        Stock Purchase Agreement dated as of March 4, 1996 between GrantAmerica, Inc.
               (currently known as HomeSide, Inc.) and Barnett Banks, Inc. (the "BMC Purchase
               Agreement").

  10.12        Amendment No. 1, dated as of May 31, 1996, to the BMC Purchase Agreement.

  10.13        Tax Indemnity Letter Agreement dated as of March 4, 1996 between Barnett
               Mortgage Company (currently known as HomeSide Holdings, Inc.) and Barnett
               Banks, Inc.

  10.14        Amended and Restated Shareholder Agreement dated as of May 31, 1996 among
               HomeSide, Inc. and the shareholders thereof.

  10.15        Amended and Restated Registration Rights Agreement dated as of May 31, 1996 between HomeSide, Inc. and certain shareholders thereof.

  10.16        Marketing Agreement dated as of May 31, 1996 between HomeSide, Inc. and
               Barnett Banks, Inc.

  10.17        Transitional Services Agreement dated as of May 31, 1996 between Barnett
               Banks, Inc., Barnett Mortgage Company (currently known as HomeSide Holdings,
               Inc.) and HomeSide, Inc.

  10.18        Operating Agreement dated as of May 31, 1996 between HomeSide Lending, Inc.
               and Barnett Banks, Inc.

  10.19+       Mortgage Loan Servicing Agreement dated as of April   , 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.

  10.20+       PMSR Flow Agreement dated as of May 31, 1996 between HomeSide Lending, Inc.
               and Barnett Banks, Inc.

  10.21        Correspondent Agreement dated May 16, 1996 between HomeSide Lending, Inc. and
               Barnett Banks, Inc.

  10.22        Delegated Underwriting Agreement dated as of May 15, 1996 between HomeSide
               Lending, Inc. and HomeSide Holdings, Inc.

  10.23        Credit Agreement dated as of May 31, 1996 among HomeSide Lending, Inc.,
               Honolulu Mortgage Company, Inc., the Lenders parties thereto, the Balance
               Lenders thereto, NationsBank of Texas, N.A., as Syndication Agent, Bankers
               Trust Company, as Documentation Agent, The First National Bank of Boston, as
               Collateral Agent, and Chemical Bank, as Administrative Agent (the "Credit
               Agreement").

  10.24        Holdings Pledge Agreement dated as of May 31, 1996 between HomeSide, Inc. and
               Chemical Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement.
  10.25        HomeSide Pledge Agreement dated as of May 31, 1996 between HomeSide Lending,
               Inc. and Chemical Bank, as Administrative Agent for the Lenders parties to the
               Credit Agreement.
  10.26        BMC Pledge Agreement dated as of May 31, 1996 between HomeSide Holdings, Inc.
               and Chemical Bank, as Administrative Agent for the Lenders parties to the
               Credit Agreement.
  10.27        Registration Rights Agreement dated as of May 14, 1996 among HomeSide, Inc.
               and Merrill Lynch & Co., Merrill Lynch Pierce Fenner and Smith Incorporated,
               Smith Barney Inc. and Friedman, Billings, Ramsey & Co., Inc.
  10.28        Holdings Guaranty dated as of May 31, 1996 by HomeSide, Inc. in favor of
               Chemical Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement.
  10.29        HomeSide Guaranty dated as of May 31, 1996 by HomeSide Lending, Inc. in favor of Chemical Bank, as Administrative Agent for the Lenders parties to the
               Credit Agreement.
  10.30        Subsidiaries Guaranty dated as of May 31, 1996 by each of SWD Properties,
               Inc., Stockton Plaza, Inc., HomeSide Mortgage Securities, Inc. and Honolulu
               Mortgage Company, Inc. in favor of Chemical Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.
  10.31        BMC Guaranty dated as of May 31, 1996 by HomeSide Holdings, Inc. in favor of
               Chemical Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement.
  10.32        Security and Collateral Agency Agreement dated as of May 31, 1996 between
               HomeSide Lending, Inc. and Chemical Bank, as Administrative Agent for the
               Lenders parties to the Credit Agreement.
  10.33        Security and Collateral Agency Agreement dated as of May 31, 1996 between
               Honolulu Mortgage Company, Inc. and Chemical Bank, as Administrative Agent for
               the Lenders parties to the Credit Agreement.
  10.34        Security and Collateral Agency Agreement dated as of May 31, 1996 between
               HomeSide Holdings, Inc. and Chemical Bank, as Administrative Agent for the
               Lenders parties to the Credit Agreement.
  10.35        Intercreditor Agreement dated as of May 31, 1996 between HomeSide, Inc.,
               HomeSide Holdings, The Bank of New York, as Trustee, and Chemical Bank, as
               Administrative Agent under the Credit Agreement.
  10.36        HomeSide, Inc. Time Accelerated Restricted Stock Option Plan.
  10.37        HomeSide, Inc. Non-Qualified Stock Option Plan.
  10.38        Class B Non-Voting Common Stock Issuance Agreement dated as of March 14, 1996 between HomeSide, Inc. and Smith Barney Inc.
  10.39        Transitional Services Agreement dated as of March 15, 1996 between The First
               National Bank of Boston and BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
  10.40        Transitional Services Agreement dated as of March 15, 1996 between The First
               National Bank of Boston and BancBoston Mortgage Corporation (currently known as HomeSide Lending, Inc.)
  10.41        Management Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and The First National
               Bank of Boston.
  10.42        Management Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and Thomas H. Lee
               Company.

  10.43        Management Agreement dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and Madison Dearborn
               Partners, Inc.

  10.44        Management Stockholder Agreement dated as of May 15, 1996 between HomeSide,
               Inc., The First National Bank of Boston, Thomas H. Lee Equity Fund III, L.P.
               and certain affiliates thereof, Madison Dearborn Capital Partners, L.P. and certain employees of HomeSide, Inc. and its subsidiaries.

  10.45        Management Agreement dated as of May 31, 1996 between HomeSide Lending, Inc.
               and Barnett Banks, Inc.

  10.46        Form of HomeSide Severance Agreement

  12.1*        Computation of the Ratio of Earnings to Fixed Charges for BancBoston Mortgage
               Corporation

  12.2*        Computation of the Ratio of Earnings to Fixed Charges for HomeSide

  12.3*        Computation of the Ratio of Earnings to Fixed Charges for Barnett Mortgage
               Company

  21.1         List of subsidiaries of HomeSide, Inc.

  23.1*        Consent of Arthur Andersen LLP

  23.2*        Consent of Coopers & Lybrand L.L.P.

  23.3*        Consent of KPMG Peat Marwick LLP

  23.4         Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibits 5.1 and 8)

  24.1         Powers of Attorney (contained on the signature page to the Registration
               Statement previously filed on June 25, 1996).

  25.1         Statement on Form T-1 of the eligibility of the Trustee

  27.1         Financial Data Schedule

  99.1         Letter of Transmittal

  99.2         Notice of Guaranteed Delivery

  99.3         Form of Exchange Agent Agreement between HomeSide, Inc. and The Bank of New
               York

- ---------------

 + Portions of this Exhibit have been omitted pursuant to an application for an order declaring confidential treatment filed with the Securities and Exchange Commission.


 * This Exhibit filed with Amendment No. 4 to this Registration Statement.


     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts and Reserves For the three years ended December 31, 1995 For Barnett Mortgage Company (at page S-1).

     Schedule II -- Valuation and Qualifying Accounts and Reserves For the year ended December 31, 1994 For BancPLUS Financial Corporation and Subsidiary (at page S-2).

     Schedules other than those listed above have been omitted since the information is not applicable, not required or is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSONVILLE, STATE OF FLORIDA, ON THE 23RD DAY OF SEPTEMBER, 1996.


                                          HOMESIDE, INC.

                                          By:    /s/  JOE K. PICKETT
                                            ------------------------------------
                                                      Joe K. Pickett
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment
No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                TITLE                        DATE
               ---------                                -----                        ----

        /s/  JOE K. PICKETT                Chairman of the Board, Chief       September 23, 1996
- ----------------------------------------     Executive Officer and Director
             Joe K. Pickett                  (Principal Executive Officer)

        /s/  HUGH R. HARRIS                President, Chief Operating         September 23, 1996
- ----------------------------------------     Officer and Director
             Hugh R. Harris

       /s/  BETTY L. FRANCIS               Vice President (Principal          September 23, 1996
- ----------------------------------------     Financial and Accounting
            Betty L. Francis                 Officer)

                   *                       Treasurer and Director             September 23, 1996
- ----------------------------------------
           Thomas M. Hagerty

                   *                       Director                           September 23, 1996
- ----------------------------------------
            David V. Harkins

                   *                       Director                           September 23, 1996
- ----------------------------------------
           Justin S. Huscher

                   *                       Director                           September 23, 1996
- ----------------------------------------
            Peter J. Manning

                   *                       Director                           September 23, 1996
- ----------------------------------------
            Edward A. O'Neal

                   *                       Director                           September 23, 1996
- ----------------------------------------
        Kathleen M. McGillycuddy

                   *                       Director                           September 23, 1996
- ----------------------------------------
             Hinton Nobles

                   *                       Director                           September 23, 1996
- ----------------------------------------
            Douglas Freeman


* By: /s/  JOE K. PICKETT
     -----------------------------------
          Attorney-in-fact

                            BARNETT MORTGAGE COMPANY

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                             ADDITIONS
                                                -----------------------------------
                                    BALANCE AT  ACQUIRED   CHARGED TO   CHARGES TO                BALANCE AT
                                    BEGINNING     FROM      COSTS AND      OTHER                     END
            DESCRIPTION             OF PERIOD   BANCPLUS    EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
- ----------------------------------- ----------  ---------  -----------  -----------  -----------  ----------
YEAR ENDED DECEMBER 31, 1995
Reserve for losses                    $   --     $11,300     $             $  --       $    --     $ 11,300
YEAR ENDED DECEMBER 31, 1994
Reserve for losses                        --                      --          --            --           --
YEAR ENDED DECEMBER 31, 1993
Reserve for losses                    $   --                 $    --       $  --       $    --     $     --

                 BANCPLUS FINANCIAL CORPORATION AND SUBSIDIARY

          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                    ADDITIONS
                                              ----------------------
                                  BALANCE AT  CHARGED TO  CHARGED TO                      BALANCE AT
                                  BEGINNING   COSTS AND     OTHER                            END
          DESCRIPTION             OF PERIOD    EXPENSES    ACCOUNTS       DEDUCTIONS      OF PERIOD
- -------------------------------   ----------  ----------  ----------      ----------      ----------
Year ended December 31, 1994
Reserve for losses                 $ 13,300     $--         $--            $ (1,900)(a)    $ 11,400
Year ended December 31, 1993
Reserve for losses                   14,700      --          --              (1,400)(a)      13,300

- ---------------

(a) Represents losses incurred on dispositions of foreclosure claims and VA buydowns.


                                    EXHIBIT INDEX
                                                                                        PAGE
                                                                                        ----
   3.1         Certificate of Incorporation of HomeSide, Inc........................

   3.2         By-Laws of HomeSide, Inc.............................................

   4.1         Indenture dated as of May 14, 1996 between HomeSide, Inc. and The
               Bank of New York, as Trustee.........................................

   5.1         Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
               regarding legality of the securities being registered................

   8           Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
               regarding tax matters................................................

  10.1         Stock Purchase Agreement dated December 11, 1995 between HomeAmerica
               Capital, Inc. (currently known as HomeSide, Inc.) and The First
               National Bank of Boston (the "BBMC Purchase Agreement")..............

  10.2         Amendment No. 1, dated as of March 15, 1996, to the BBMC Purchase
               Agreement............................................................

  10.3         Marketing Agreement dated as of March 15, 1996 between HomeSide, Inc.
               and The First National Bank of Boston................................

  10.4         Repurchase of Mortgage Loan Servicing Rights Letter Agreement between
               The First National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.5         Operating Agreement effective as of March 15, 1996 between The First
               National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.6         Brokered Loan Purchase and Sale Agreement dated as of March 15, 1996 between BancBoston Mortgage Corporation (currently known as HomeSide
               Lending, Inc.) and each of The First National Bank of Boston, Bank of
               Boston Connecticut, Rhode Island Hospital Trust National Bank and
               Bank of Boston Florida, N.A..........................................

  10.7         Master Take-Out Commitment dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending,
               Inc.) and each of The First National Bank of Boston, Bank of Boston
               Connecticut, Rhode Island Hospital Trust National Bank and Bank of
               Boston Florida, N.A..................................................

  10.8         Neighborhood Assistance Corporation of America Mortgage Loan Take-Out
               Commitment dated as of March 15, 1996 between BancBoston Mortgage
               Corporation (currently known as HomeSide Lending, Inc.) and The First
               National Bank of Boston..............................................

  10.9+        PMSR Flow Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and each of The First National Bank of Boston, Bank of Boston
               Connecticut, Rhode Island Hospital Trust National Bank and Bank of
               Boston Florida, N.A..................................................

  10.10+       Mortgage Loan Servicing Agreement dated as of March 15, 1996 between
               BancBoston Mortgage Corporation (currently known as HomeSide Lending,
               Inc.) and each of The First National Bank of Boston, Bank of Boston
               Connecticut, Rhode Island Hospital Trust National Bank and Bank of
               Boston Florida, N.A..................................................

  10.11        Stock Purchase Agreement dated as of March 4, 1996 between
               GrantAmerica, Inc. (currently known as HomeSide, Inc.) and Barnett
               Banks, Inc. (the "BMC Purchase Agreement")...........................

  10.12        Amendment No. 1, dated as of May 31, 1996, to the BMC Purchase
               Agreement............................................................

  10.13        Tax Indemnity Letter Agreement dated as of March 4, 1996 between
               Barnett Mortgage Company (currently known as HomeSide Holdings, Inc.)
               and Barnett Banks, Inc...............................................

  10.14        Amended and Restated Shareholder Agreement dated as of May 31, 1996 among HomeSide, Inc. and the shareholders thereof....................

                                                                                        PAGE
                                                                                        -----
  10.15        Amended and Restated Registration Rights Agreement dated as of May
               31, 1996 between HomeSide, Inc. and certain shareholders thereof.....
  10.16        Marketing Agreement dated as of May 31, 1996 between HomeSide, Inc.
               and Barnett Banks, Inc...............................................
  10.17        Transitional Services Agreement dated as of May 31, 1996 between
               Barnett Banks, Inc., Barnett Mortgage Company (currently known as
               HomeSide Holdings, Inc.) and HomeSide, Inc...........................
  10.18        Operating Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.................................
  10.19+       Mortgage Loan Servicing Agreement dated as of April   , 1996 between
               HomeSide Lending, Inc. and Barnett Banks, Inc........................
  10.20+       PMSR Flow Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.................................
  10.21        Correspondent Agreement dated May 16, 1996 between HomeSide Lending,
               Inc. and Barnett Banks, Inc..........................................
  10.22        Delegated Underwriting Agreement dated as of May 15, 1996 between
               HomeSide Lending, Inc. and HomeSide Holdings, Inc....................
  10.23        Credit Agreement dated as of May 31, 1996 among HomeSide Lending,
               Inc., Honolulu Mortgage Company, Inc., the Lenders parties thereto, the Balance Lenders thereto, NationsBank of Texas, N.A., as
               Syndication Agent, Bankers Trust Company, as Documentation Agent, The
               First National Bank of Boston, as Collateral Agent, and Chemical
               Bank, as Administrative Agent (the "Credit Agreement")...............
  10.24        Holdings Pledge Agreement dated as of May 31, 1996 between HomeSide,
               Inc. and Chemical Bank, as Administrative Agent for the Lenders
               parties to the Credit Agreement......................................
  10.25        HomeSide Pledge Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Chemical Bank, as Administrative Agent for the
               Lenders parties to the Credit Agreement..............................
  10.26        BMC Pledge Agreement dated as of May 31, 1996 between HomeSide
               Holdings, Inc. and Chemical Bank, as Administrative Agent for the
               Lenders parties to the Credit Agreement..............................
  10.27        Registration Rights Agreement dated as of May 14, 1996 among
               HomeSide, Inc. and Merrill Lynch & Co., Merrill Lynch Pierce Fenner
               and Smith Incorporated, Smith Barney Inc. and Friedman, Billings,
               Ramsey & Co., Inc....................................................
  10.28        Holdings Guaranty dated as of May 31, 1996 by HomeSide, Inc. in favor of Chemical Bank, as Administrative Agent for the Lenders parties to the Credit Agreement.................................................
  10.29        HomeSide Guaranty dated as of May 31, 1996 by HomeSide Lending, Inc.
               in favor of Chemical Bank, as Administrative Agent for the Lenders
               parties to the Credit Agreement......................................
  10.30        Subsidiaries Guaranty dated as of May 31, 1996 by each of SWD
               Properties, Inc., Stockton Plaza, Inc., HomeSide Mortgage Securities,
               Inc. and Honolulu Mortgage Company, Inc. in favor of Chemical Bank, as Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................
  10.31        BMC Guaranty dated as of May 31, 1996 by HomeSide Holdings, Inc. in favor of Chemical Bank, as Administrative Agent for the Lenders
               parties to the Credit Agreement......................................
  10.32        Security and Collateral Agency Agreement dated as of May 31, 1996 between HomeSide Lending, Inc. and Chemical Bank, as Administrative
               Agent for the Lenders parties to the Credit Agreement................
  10.33        Security and Collateral Agency Agreement dated as of May 31, 1996 between Honolulu Mortgage Company, Inc. and Chemical Bank, as
               Administrative Agent for the Lenders parties to the Credit
               Agreement............................................................
  10.34        Security and Collateral Agency Agreement dated as of May 31, 1996 between HomeSide Holdings, Inc. and Chemical Bank, as Administrative
               Agent for the Lenders parties to the Credit Agreement................

                                                                                        PAGE
                                                                                        ----
  10.35        Intercreditor Agreement dated as of May 31, 1996 between HomeSide,
               Inc., HomeSide Holdings, The Bank of New York, as Trustee, and
               Chemical Bank, as Administrative Agent under the Credit Agreement....

  10.36        HomeSide, Inc. Time Accelerated Restricted Stock Option Plan.........

  10.37        HomeSide, Inc. Non-Qualified Stock Option Plan.......................

  10.38        Class B Non-Voting Common Stock Issuance Agreement dated as of March
               14, 1996 between HomeSide, Inc. and Smith Barney Inc.................

  10.39        Transitional Services Agreement dated as of March 15, 1996 between
               The First National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.40        Transitional Services Agreement dated as of March 15, 1996 between
               The First National Bank of Boston and BancBoston Mortgage Corporation
               (currently known as HomeSide Lending, Inc.)..........................

  10.41        Management Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and
               The First National Bank of Boston....................................

  10.42        Management Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and
               Thomas H. Lee Company................................................

  10.43        Management Agreement dated as of March 15, 1996 between BancBoston
               Mortgage Corporation (currently known as HomeSide Lending, Inc.) and
               Madison Dearborn Partners, Inc.......................................

  10.44        Management Stockholder Agreement dated as of May 15, 1996 between
               HomeSide, Inc., The First National Bank of Boston, Thomas H. Lee
               Equity Fund III, L.P. and certain affiliates thereof, Madison
               Dearborn Capital Partners, L.P. and certain employees of HomeSide,
               Inc. and its subsidiaries............................................

  10.45        Management Agreement dated as of May 31, 1996 between HomeSide
               Lending, Inc. and Barnett Banks, Inc.................................

  10.46        Form of HomeSide Severance Agreement.................................

  12.1*        Computation of the Ratio of Earnings to Fixed Charges for BancBoston
               Mortgage Corporation.................................................

  12.2*        Computation of the Ratio of Earnings to Fixed Charges for HomeSide...

  12.3*        Computation of the Ratio of Earnings to Fixed Charges for Barnett
               Mortgage Company.....................................................

  21.1         List of subsidiaries of HomeSide, Inc................................

  23.1*        Consent of Arthur Andersen LLP.......................................

  23.2*        Consent of Coopers & Lybrand L.L.P...................................

  23.3*        Consent of KPMG Peat Marwick LLP.....................................

  23.4         Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
               (included in Exhibits 5.1 and 8).....................................

  24.1         Powers of Attorney (contained on the signature page to the
               Registration Statement previously filed on June 25, 1996)............

  25.1         Statement on Form T-1 of the eligibility of the Trustee..............

  27.1         Financial Data Schedule..............................................

  99.1         Letter of Transmittal................................................

  99.2         Notice of Guaranteed Delivery........................................

  99.3         Form of Exchange Agent Agreement between HomeSide, Inc. and The Bank of New York..........................................................

- ---------------

 + Portions of this Exhibit have been omitted pursuant to an application for an order declaring confidential treatment filed with the Securities and Exchange Commission.


 * This Exhibit filed with Amendment No. 4 to this Registration Statement.
